      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 26, 1999

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               AZTAR CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                          7990                         86-0636534
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL            (IRS EMPLOYER
INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)       IDENTIFICATION NUMBER)

                            2390 EAST CAMELBACK ROAD
                                   SUITE 400
                             PHOENIX, ARIZONA 85016
                                 (602) 381-4100
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                           ROBERT M. HADDOCK                               WITH COPIES TO:
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL            BRIAN G. CARTWRIGHT, ESQ.
                                OFFICER                                    LATHAM & WATKINS
                        2390 EAST CAMELBACK ROAD                        633 WEST FIFTH STREET,
                               SUITE 400                                      SUITE 4000
                         PHOENIX, ARIZONA 85016                     LOS ANGELES, CALIFORNIA 90071
                             (602) 381-4100                                 (213) 485-1234
                (NAME, ADDRESS, INCLUDING ZIP CODE, AND
                               TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR
                                SERVICE)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this registration statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration number for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier, effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
   TITLE OF EACH CLASS
   OF SECURITIES TO BE         AMOUNT TO BE       PROPOSED OFFERING     PROPOSED AGGREGATE        AMOUNT OF
       REGISTERED               REGISTERED        PRICE PER NOTE(1)     OFFERING PRICE(1)      REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------
8 7/8% Senior
  Subordinated Notes due
  2007...................      $235,000,000              100%              $235,000,000            $65,330
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION. DATED MAY 26, 1999.
PROSPECTUS
                               AZTAR CORPORATION
                               OFFER TO EXCHANGE
                   8 7/8% SENIOR SUBORDINATED NOTES DUE 2007
                          FOR ANY AND ALL OUTSTANDING
                   8 7/8% SENIOR SUBORDINATED NOTES DUE 2007

     We are offering to exchange all of our outstanding unregistered 8 7/8% Senior Subordinated Notes due 2007 for our registered 8 7/8% Senior Subordinated Notes due 2007. The unregistered notes and the registered notes are sometimes collectively referred to as the notes. The unregistered notes were issued on May 3, 1999, and as of the date of this prospectus, an aggregate principal amount of $235.0 million is outstanding. The terms of the registered notes are substantially identical to the outstanding unregistered notes, except that the registered notes are registered under the Securities Act of 1933, as amended, and will not contain any legends restricting their transfer.

   PLEASE CONSIDER THE FOLLOWING:

- You should carefully review the risk factors beginning on page 16 of this prospectus.

- Our offer to exchange unregistered notes for registered notes will be open
  until 5:00 p.m., New York City time, on             , 1999, unless we extend
  the offer.

- You should carefully review the procedures for tendering the unregistered notes beginning on page 29 of this prospectus. If you do not follow these procedures, we may not exchange your unregistered notes for registered notes.

- If you fail to tender your unregistered notes, you will continue to hold unregistered notes and your ability to transfer them could be adversely affected.

- No public market currently exists for the unregistered notes. We do not intend to list the registered notes on any securities exchange and, therefore, no active public market is anticipated.

- You may withdraw tenders of unregistered notes at any time before the exchange offer expires.

- We will not receive any proceeds from this exchange offer.

INFORMATION ABOUT THE NOTES:

- We will pay interest on the notes on May 15 and November 15 of each year. The first payment will be made on November 15, 1999.

- We may redeem the notes at any time at the redemption prices beginning on page 90 of this prospectus. If we experience specific kinds of changes in control, we must offer to repurchase the notes.

- The notes are senior subordinated debt. They rank behind all of our current and future indebtedness except for our 13 3/4% Senior Subordinated Notes due 2004, trade payables and indebtedness that expressly provides otherwise. The notes effectively rank junior to all liabilities of our subsidiaries, including trade and construction payables.

- As of April 1, 1999, on a pro forma basis after giving effect to our redemption on April 7, 1999 of $75 million of our 11% Senior Subordinated Notes due 2002, the May 3, 1999 offering of the unregistered notes, and the application of the net proceeds from the May offering to redeem the remaining $125 million of our 11% Notes and repay a portion of the outstanding borrowings under our revolving bank credit facility, we would have had outstanding $71 million of senior indebtedness that ranked prior to the registered notes, $180 million of senior subordinated indebtedness that ranked equally with the registered notes and our subsidiaries would have had outstanding $66 million of other liabilities.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OF THE NOTES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     NONE OF THE NEVADA GAMING COMMISSION, THE NEVADA STATE GAMING CONTROL BOARD, THE NEW JERSEY CASINO CONTROL COMMISSION, THE NEW JERSEY DIVISION OF GAMING ENFORCEMENT, THE INDIANA GAMING COMMISSION, THE MISSOURI GAMING COMMISSION NOR ANY OTHER REGULATORY AGENCY OF ANY OTHER STATE HAS PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS OR THE INVESTMENT MERITS OF THE SECURITIES OFFERED HEREBY. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                           -------------------------

                    THE DATE OF THIS PROSPECTUS IS   , 1999.

                               TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION.........................   ii
INCORPORATION OF DOCUMENTS BY REFERENCE.....................  iii
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS.............   iv
PROSPECTUS SUMMARY..........................................    1
RISK FACTORS................................................   16
THE EXCHANGE OFFER..........................................   27
USE OF PROCEEDS.............................................   35
CAPITALIZATION..............................................   36
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................   37
BUSINESS....................................................   51
REGULATION AND LICENSING....................................   65
MANAGEMENT..................................................   83
PRINCIPAL STOCKHOLDERS......................................   85
DESCRIPTION OF SPECIFIC INDEBTEDNESS........................   86
DESCRIPTION OF REGISTERED NOTES.............................   90
PLAN OF DISTRIBUTION........................................  127
MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS...........  128
LEGAL MATTERS...............................................  128
EXPERTS.....................................................  128
INDEX TO FINANCIAL STATEMENTS...............................  F-1

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the registered notes to be issued in exchange for the unregistered notes. This prospectus is part of that registration statement. As allowed by the Commission's rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

     Aztar is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance with the Exchange Act, files reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information filed by Aztar with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the:

     - public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and

     - Regional Offices of the Commission:

        Midwest Regional Office, Citicorp Center, Suite 1400, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661-2511

        Northeast Regional Office, Suite 1300, 13th Floor, 7 World Trade Center, New York, New York 10048.

     Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a Web site (http://www.sec.gov) that makes available reports, proxy statements and other information regarding Aztar.

     Shares of Aztar's Common Stock, par value $0.01 per share, are quoted on the New York Stock Exchange under the symbol "AZR", and copies of the materials described above may be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     In addition, pursuant to the indenture for the notes, we have agreed:

     - to file with the trustee for the notes copies of the annual reports and of the information, documents and other reports that we are required to file with the Commission within five days after they are required to be filed with the Commission,

     - upon request of any holder, to mail those annual reports, information, documents and other reports to that holder, and

     - if we are not subject to the reporting requirements of the Exchange Act, to nonetheless file with the Commission and the trustee on a timely basis, and upon request of any holder, promptly mail to that holder, the annual reports, information, documents and other reports that we would be required to file if we were subject to the reporting requirements of the Exchange Act.

     You may obtain a copy of the registration rights agreement and the indenture for the notes, which are summarized in this prospectus, without charge, by request directed to Aztar Corporation, 2390 East Camelback Road, Suite 400, Phoenix, Arizona 85016, Attention: Corporate Communications Office, telephone (602) 381-4111.

     WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS ABOUT THE MATTERS WE DISCUSS IN THIS PROSPECTUS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR IN DOCUMENTS INCORPORATED BY REFERENCE. IF YOU ARE GIVEN ANY INFORMATION OR REPRESENTATIONS ABOUT THESE MATTERS THAT IS NOT DISCUSSED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, YOU MUST NOT RELY ON THAT INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES ANYWHERE OR TO ANYONE WHERE OR TO WHOM WE ARE NOT PERMITTED TO OFFER OR SELL SECURITIES UNDER APPLICABLE LAW. OUR AFFAIRS MAY HAVE CHANGED SINCE THE DATE OF THIS PROSPECTUS. WE CANNOT ASSURE YOU THAT THE INFORMATION IN THIS PROSPECTUS OR IN THE DOCUMENTS WE INCORPORATE BY REFERENCE IN THIS PROSPECTUS IS CORRECT AFTER THIS DATE.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     We are incorporating by reference the following documents, all of which we have filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, into and as a part of this prospectus:

          (i) our annual report on Form 10-K for the fiscal year ended December 31, 1998;

          (ii) the portions of our 1998 definitive Proxy Statement for our Annual Meeting of Stockholders dated March 29, 1999 that have been incorporated by reference into the 1998 Form 10-K;

          (iii) our Quarterly Report on Form 10-Q for the quarter ended April 1, 1999; and

          (iv) our Current Reports on Form 8-K dated April 19, 1999 and April 27, 1999.

     Each document that we file pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this exchange offer will be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of that document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     We will provide without charge to each person to whom a copy of this prospectus is delivered, on the request of any such person, a copy of any or all of the foregoing documents incorporated in this prospectus by reference, other than exhibits to those documents (unless those exhibits are specifically incorporated by reference in those documents). Written or telephone requests for these copies should be directed to 2390 East Camelback Road, Suite 400, Phoenix, Arizona 85016, telephone (602) 381-4100.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about us and our subsidiaries, including, among other things, factors discussed under the heading "Risk Factors," in our filings with the Securities and Exchange Commission and the following:

     - the effect of economic, credit and capital market conditions;

     - the impact of competition from other gaming operations;

     - changes in laws or regulations and third party relations;

     - approvals and decisions of courts, regulators and governmental bodies;

     - our construction and development activities;

     - changes in customer demand; and

     - our anticipated growth strategies.

     We caution prospective investors in the registered notes offered by this prospectus that although we believe that the assumptions on which the forward-looking statements contained in this prospectus are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be materially incorrect. In light of these and other uncertainties, you should not regard the inclusion of a forward-looking statement in this prospectus as a representation by us that our plans and objectives will be achieved and you should not place undue reliance on these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                               PROSPECTUS SUMMARY

     The following summary may not contain all the information that may be important to you. You should read this entire prospectus, including the financial data and related notes, before making an investment decision. The terms "Aztar," "we," "our," and "us," as used in this prospectus, refer to Aztar Corporation and its subsidiaries as a combined entity, except where it is clear that these terms mean only Aztar Corporation. All references in this prospectus to a fiscal year refer to the 52 or 53 weeks ended on the Thursday nearest to December 31. You should carefully consider the information set forth under "Risk Factors." In addition, some statements include forward-looking information which involves risks and uncertainties. See "Disclosure Regarding Forward-Looking Statements" on page iv.

AZTAR.

     Aztar is a publicly traded gaming company that owns and operates three land-based and two riverboat casinos in five distinct domestic gaming markets. Four of these are core operating properties -- the Tropicana Casino and Resort in Atlantic City, the Ramada Express in Laughlin, Nevada and our two riverboat properties in Evansville, Indiana and Caruthersville, Missouri. The fifth property, the Tropicana Resort and Casino in Las Vegas, is being operated pending eventual redevelopment.

     Here is an overview of our properties as of April 1, 1999:

                                                         GAMING        APPROXIMATE
                                                    ----------------     CASINO
                                      NUMBER OF       SLOT     TABLE     SQUARE      APPROXIMATE
    PROPERTY NAME AND LOCATION       ROOMS/SUITES   MACHINES   GAMES     FOOTAGE       PARKING
    --------------------------       ------------   --------   -----   -----------   -----------
NEW JERSEY
  Tropicana Casino and Resort......     1,624        3,705      172      124,000        3,300
NEVADA
  Tropicana Resort and Casino(1)...     1,873        1,641       41       61,000        2,300
 Ramada Express Hotel and Casino...     1,500        1,580       33       55,000        2,400
INDIANA
  Casino Aztar Evansville..........       250        1,291       73       37,250        1,700
MISSOURI
  Casino Aztar Caruthersville......        --          461       22       10,400        1,000
                                        -----        -----      ---      -------       ------
TOTALS.............................     5,247        8,678      341      287,650       10,700
                                        =====        =====      ===      =======       ======

-------------------------
(1) We lease the Tropicana Las Vegas from a partnership in which we own a 50% partnership interest and have an option to purchase the remaining 50% partnership interest.

BUSINESS STRATEGY.

     - IMPROVING CASH FLOW. During 1998, our five properties produced EBITDAR of $154.5 million, an increase of 10.1% from 1997. The 1998 results represent the third consecutive year of double-digit growth in EBITDAR, and a 53% increase from the $101.2 million generated in 1995. We accomplished this cash flow improvement through a combination of revenue growth and tight cost controls. We drive revenue growth through targeted marketing expenditures that have a clear and measurable purpose. We also incentivize our property managers to achieve higher labor productivity and other savings that can improve operating margins. Management is committed to continuing this EBITDAR growth trend.

                                  [BAR GRAPH]

                  YEAR                                 EBITDAR(1)
                  ----                                 ----------
                  1996................................  $ 127.0
                  1997................................  $ 140.3
                  1998................................  $ 154.5

      -------------------------------
(1) EBITDAR means operating income before depreciation and amortization, rent and preopening costs. EBITDAR should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of Aztar's operating performance, or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity. EBITDAR information has been included to facilitate comprehension of financial covenants in the indenture for the notes which are based, in part, on EBITDAR. Our calculation of EBITDAR may not be comparable to similarly titled measures reported by other companies.

     - STRENGTHENING BALANCE SHEET. One of our primary goals has been to deleverage our balance sheet and significantly reduce our cost of borrowing. In 1998, we reduced our outstanding long-term debt (including current portion) by $29 million and increased our cash position by $13 million from a year earlier, yielding a $42 million reduction in net long-term debt minus cash.

                                  [BAR GRAPH]

                  YEAR                                 LONG-TERM DEBT
                  ----                                 --------------
                  1996................................     $ 540.0
                  1997................................     $ 519.1
                  1998................................     $ 490.1

     Our plan is to replace our higher-coupon public debt that will be callable later this year with borrowings under our existing lower-cost bank credit facility. The result will be to both significantly reduce interest expense and provide flexibility to reduce further outstanding debt.

     - DISCIPLINED CAPITAL DECISIONS. Throughout our history, we have used a disciplined return-on-invested-capital analysis in making decisions about capital allocation. We continually evaluate whether capital should be allocated to our core operating assets, to development and acquisition activities, or to strengthen our balance sheet. Our standard has been to undertake only capital projects that produce returns on invested capital substantially in excess of our weighted average cost of capital. We will continue to pursue capital opportunities that meet our strict criteria for economic returns. In the event that we do not identify acquisition or development opportunities that meet our criteria, we intend to continue to reduce our outstanding indebtedness.

     - ATTRACTIVE DEVELOPMENT OPPORTUNITIES. We regularly identify and evaluate opportunities for further development of our existing properties, potential acquisitions, and participation in emerging gaming markets. Although we think that these opportunities are currently limited, our strategy is to add strategic assets to our portfolio if we believe that they will produce returns that meet our strict criteria. Future development opportunities include expansion of the Tropicana Atlantic City and redevelopment of the Tropicana Las Vegas. The Tropicana Las Vegas sits on a 34-acre site at the southeast corner of Tropicana Avenue and the Las Vegas Strip and is widely considered to be one of the best development opportunities in Las Vegas. While we expect that redevelopment of Tropicana Las Vegas could present an attractive opportunity when market conditions improve, we have no current plans in place for redevelopment.

OPERATING STRATEGY.

     We strive to provide our customers with an entertaining adult casino experience. We emphasize creating environments that are both friendly and fun and that have a high perceived value to our customers. Our goal is to create loyal repeat customers. Key components of our operating strategy include:

     - EFFECTIVE MARKETING. Our marketing efforts are directed primarily at customers from the local and nearby drive-in markets. We target the middle to upper end player with particular emphasis on the higher margin premium slot customer. We actively track customer casino activity and engage in direct mail and telemarketing to encourage our more valuable customers to frequent our properties. These database marketing systems play an important role in our targeting efforts.

     - OPERATING DISCIPLINE AND TIGHT COST CONTROLS. We emphasize in our operations the importance of serving our customers, maintaining our properties and providing a quality guest experience. We are, however, continually mindful of the operating discipline required to do all of this on a cost-effective basis. We work towards the optimal balance: providing a great time for our customers while maintaining an attractive operating margin.

     - PROPERTY SPECIFIC STRATEGIES. We believe that each of our properties operates in a unique market environment. We tailor the operating strategy of each property to capitalize on these distinctive market dynamics.

TROPICANA ATLANTIC CITY.

     Tropicana Casino and Resort is located on approximately 10 acres of land with 220 yards of ocean frontage along the boardwalk in Atlantic City. The primary target market for Tropicana Atlantic City is the area consisting of New Jersey, New York, and Pennsylvania. Based on the most recent census data, there are approximately 25 million persons within a 120-mile radius of Atlantic City and 58 million persons within a 300-mile radius. The Atlantic City gaming market has historically demonstrated continued growth despite the emergence of new gaming venues across the country. The 12 hotel casinos in Atlantic City generated approximately $4.0 billion in gaming revenues in 1998. There are several infrastructure developments that have recently been completed or which are underway that may attract additional people to Atlantic City. These developments include new housing and retail development, an upgrade and expansion of the Atlantic City International Airport and a new convention center with the largest exhibition space between New York and Washington D.C.

     We expanded and renovated the Tropicana Atlantic City during 1995 and the first half of 1996. The expansion included a 604-room hotel tower with a concierge floor consisting of six large penthouse suites. We also constructed a new hotel lobby, refurbished all of the existing hotel rooms and developed a new entrance designed to improve traffic circulation throughout the casino. In addition, we made extensive improvements to the casino. During 1997, we added new casino facilities including the Change Your Life Casino which has been designed to attract retail slot and video game players and the Crystal Room which has been geared to appeal to the premium slot player. We also recently constructed a new parking lot.

     Our operating strategy is to focus on frequent visitors to Atlantic City. We utilize our Atlantic City Tropicana database as the cornerstone of our marketing efforts. Over 400,000 customers in our database were active in 1998, providing approximately 1.8 million gaming patron days, an average of 4.5 gaming days per player. These players generated in excess of $150 of revenue per gaming day and accounted for approximately 73% of the Tropicana Atlantic City's casino revenue in 1998. In addition, during weekends and peak demand periods, the property has been reserving rooms for non-database cash paying patrons, insuring availability of rooms for patrons who are new visitors to Atlantic City.

TROPICANA LAS VEGAS.

     Tropicana Resort and Casino is located on an approximately 34-acre site on the "Strip" in Las Vegas, Nevada. Together with the MGM Grand, Excalibur, Luxor, Monte Carlo and New York-New York mega-resorts, the Tropicana Las Vegas is located at the intersection known as the "New Four Corners" at Las Vegas Boulevard and Tropicana Avenue. The Las Vegas gaming market consisted of approximately 110,000 hotel rooms at the end of 1998. Gaming revenue in Las Vegas grew to $5.0 billion in 1998.

     Aztar leases the Tropicana Las Vegas, through our wholly-owned subsidiary, from an unconsolidated partnership in which we have a noncontrolling 50% interest. On February 2, 1998, we acquired an option to purchase the 50% partnership interest that we do not own. The option agreement gives us an unconditional right, but not the obligation, to purchase the partnership interest for $120 million. This option agreement was amended on February 1, 1999 to extend the option until February 1, 2002.

     The operating strategy at Tropicana Las Vegas is to exploit its unique location in the "New Four Corners" area on the Las Vegas Strip where there are over 18,000 hotel rooms in addition to ours. Our focus is on the mid-level gaming business generated by these hotel rooms. We also continue to market to drive-in customers from Southern California and to the convention and tour-and-travel segments. Our goal is to maximize the operating cash flow of the property while limiting capital expenditures.

     While the Tropicana Las Vegas property provided less than 6% of our EBITDAR in 1998, leaving us with limited current exposure in the Las Vegas market, it offers an attractive long-term development opportunity. Ultimately, our goal is to take advantage of the Tropicana Las Vegas' premier location at the "New Four Corners" and its proximity to

McCarran International Airport. We currently have no plan in place to redevelop the Tropicana Las Vegas as current market conditions do not warrant a redevelopment. The amount and timing of any future expenditure, and the extent of any impact on existing operations, will depend on the nature of the redevelopment that we ultimately undertake.

RAMADA EXPRESS.

     Ramada Express Hotel and Casino is located on approximately 28 acres in Laughlin, Nevada. Laughlin is situated on the Colorado River at Nevada's southern tip. The Ramada Express features a Victorian-era railroad theme, which includes a train that carries guests between the parking areas and the casino hotel.

     The Laughlin gaming market consists of approximately 11,000 rooms and its gaming revenue for 1998 was $0.5 billion. The largest component of the Laughlin market is comprised of customers over age 50. Accordingly, Ramada Express is focused on providing an atmosphere that attracts these older customers and, in particular, those who are retired or semi-retired. These customers make up the fastest growing segment of gaming customers in Laughlin. We create events and programs specifically geared to this older customer segment.

CASINO AZTAR EVANSVILLE.

     Casino Aztar Evansville was the first gaming facility to open in Indiana. It operates on the Ohio River in the heart of metropolitan Evansville and has developed strong brand recognition in Southwest Indiana. The closest casino property is approximately 100 miles and over a two-hour drive away. Based on the most recent census data, approximately 400,000 persons reside within a 30-mile radius of the property, approximately 850,000 persons live within a 60-mile radius, and almost four million persons live within a 120-mile radius, which includes the metropolitan Louisville, Kentucky area.

     Casino Aztar Evansville is marketed to capture the patronage of the locals market. Since the opening of our Evansville property in 1995, the property has developed a strong base of loyal repeat customers and a reputation for good food and lively entertainment. The property's convenient location and parking structure provide customers with easy access to the hotel and casino, a factor that we believe is particularly important in attracting and retaining our customers.

CASINO AZTAR CARUTHERSVILLE.

     Casino Aztar Caruthersville operates on a 37-acre site on the Mississippi River in Caruthersville, Missouri. The property is located in the "boot heel" of Missouri in close proximity to I-55, the major north-south interstate running along the Mississippi River. It serves the southeast Missouri market including the neighboring states of Illinois, Kentucky, Tennessee and Arkansas. Based on the most recent census data, there are approximately 634,000 persons within a 60-mile radius of the property and three million persons within a 120-mile radius, which includes metropolitan Memphis. We have positioned the property as the local's community entertainment center, providing numerous targeted attractions in addition to the casino.

RECENT DEVELOPMENTS.

     On April 7, 1999, we redeemed $75 million principal amount of our 11% Senior Subordinated Notes due 2002. The redemption was funded with our revolving bank credit facility and was the first part of our plan to restructure our debt to reduce interest expense and increase financial flexibility. On June 2, 1999 we redeemed the remaining $125 million of our 11% Notes with a portion of the proceeds from the May offering of the unregistered notes.

     Effective April 30, 1999, Aztar and the lenders under the revolving bank credit facility agreed to expand the maximum amount available under that facility from $250 million to $300 million.

     On May 18, 1999 Aztar announced that its board of directors has authorized management to make discretionary repurchases of up to 3.5 million shares of its common stock, or about eight percent of the shares of the common stock outstanding. These repurchases, if any, may be made from time to time in the open market or privately negotiated transactions, depending upon market prices and other business factors. All Aztar stock repurchases are subject to covenants in Aztar's senior subordinated note indentures and bank credit facility, the most restrictive of which currently limits stock repurchases to $30 million.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

Securities to be Exchanged......    On May 3, 1999, we issued $235.0 million in
                                    aggregate principal amount of unregistered notes in a transaction exempt from the registration requirements of the Securities
                                    Act of 1933. The terms of the registered notes and the unregistered notes are substantially identical in all material respects, except that the registered notes will be freely transferable by the holders of the registered notes except as otherwise provided in this prospectus. See
                                    "Description of Registered Notes."

The Exchange Offer..............    $1,000 principal amount of registered notes
                                    will be exchanged for each $1,000 principal amount of unregistered notes. As of the date of this prospectus, unregistered notes representing $235.0 million in aggregate principal amount are outstanding.

                                    Based on interpretations by the Commission's staff set forth in no-action letters issued to third parties unrelated to us, we believe that registered notes issued pursuant to the exchange offer in exchange for unregistered notes may be offered for resale, resold or otherwise transferred by holders of the registered notes without compliance with the registration and prospectus delivery provisions of the Securities Act, unless you:

                                         - are our "affiliate" within the
                                           meaning of Rule 405 promulgated under
                                           the Securities Act;

                                         - are a broker-dealer who purchased
                                           unregistered notes directly from us
                                           for resale pursuant to Rule 144A or
                                           any other available exemption under
                                           the Securities Act;

                                         - are acquiring the registered notes in
                                           the exchange offer other than in the
                                           ordinary course of your business; or

                                         - have an arrangement or understanding
                                           with any person to engage in the
                                           distribution of the registered notes.

                                    However, the Commission has not considered the exchange offer in the context of a no-action letter and we cannot be sure that the staff of the Commission would make a similar determination with respect to the exchange offer as in these other circumstances. Furthermore, each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of the registered notes and has no arrangement or understanding to participate in a distribution of registered notes. Each broker-dealer that receives registered notes for its own account pursuant to the exchange offer must acknowledge that it will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of the registered notes. Broker-dealers who acquired unregistered notes directly from us and not as a result of market-making activities or other trading activities may not rely on the staff's interpretations discussed above or participate in the exchange offer and must comply with the prospectus delivery requirements of the Securities Act in order to resell the unregistered notes.

Exchange and Registration Rights
  Agreement.....................    We sold the unregistered notes on May 3,
                                    1999 in a private placement in reliance on
                                    Section 4(2) of the Securities Act. The
                                    unregistered notes were immediately resold by the broker-dealers that participated in the offering of those notes as initial purchasers in reliance on Rule 144A and Regulation S under the Securities Act. In connection with the sale, we entered into an exchange and registration rights agreement with the initial purchasers of the unregistered notes requiring us to make the exchange offer. The exchange and registration rights agreement also requires us to use our best efforts:

                                         - to cause the registration statement
                                           with respect to the exchange offer to
                                           become effective under the Securities
                                           Act by October 30, 1999 and

                                         - complete the exchange offer by
                                           December 14, 1999.

                                    See "The Exchange Offer -- Purpose and
                                    Effect." If we do not do so, we will pay special additional interest on the unregistered notes at an initial per week rate of 0.005%.

Expiration Date.................    The exchange offer will expire at 5:00 p.m.,
                                    New York City time,              , 1999, or
                                    a later date and time if we extend it.

Withdrawal......................    The tender of the unregistered notes
                                    pursuant to the exchange offer may be
                                    withdrawn at any time prior to 5:00 p.m., New York City time, on
                                                              , 1999, or any
                                    later date and time to which we extend the offer. Any unregistered notes not accepted for exchange for any reason will be returned without expense to the tendering holder of the unregistered notes as soon as practicable after the expiration or termination of the exchange offer.

Interest on the Registered Notes
and the Unregistered Notes......    Interest on the registered notes will accrue
                                    from the date of the original issuance of the unregistered notes or from the date of the last payment of interest on the unregistered notes, whichever is later. No additional interest will be paid on unregistered notes tendered and accepted for exchange.

Conditions to the Exchange
Offer...........................    The exchange offer is subject to customary
conditions, some of which may be waived by us. See "The Exchange
                                    Offer -- Conditions to the Exchange Offer."

Procedures for Tendering
  Unregistered Notes............    If you wish to accept the exchange offer,
                                    you must complete, sign and date the letter of transmittal, or a copy of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal, and mail or otherwise deliver the letter of transmittal, or the copy, together with the unregistered notes and all other required documentation, to the exchange agent at the address set forth in this prospectus. If you are a person holding the unregistered notes through the Depository Trust Company and wish to accept the exchange offer, you must do so pursuant to the DTC's Automated Tender
                                    Offer Program, by which you will agree to be bound by the letter of transmittal. By executing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

                                         - the registered notes acquired
                                           pursuant to the exchange offer are
                                           being obtained in the ordinary course
                                           of business of the person receiving
                                           the registered notes, whether or not
                                           that person is the registered holder
                                           of the unregistered notes;

                                         - the holder is not engaging in and
                                           does not intend to engage in a
                                           distribution of the registered notes;

                                         - the holder does not have an
                                           arrangement or understanding with any
                                           person to participate in a
                                           distribution of the registered notes;
                                           and

                                         - the holder is not our "affiliate," as
                                           defined under Rule 405 under the
                                           Securities Act.

                                    Pursuant to the exchange and registration rights agreement if:

                                         - we are not permitted to consummate
                                           the exchange offer because the
                                           exchange offer is not permitted by
                                           applicable law or Commission policy;
                                           or

                                         - specified holders of unregistered
                                           notes notify us within 20 days after
                                           consummation of the exchange offer:

                                              - that they are prohibited by law
                                                or Commission policy from
                                                participating in the exchange
                                                offer;

                                              - that they may not resell the
                                                registered notes acquired by
                                                them in the exchange offer to
                                                the public without delivering a
                                                prospectus and that this
                                                prospectus is not appropriate or
                                                available for these resales; or

                                              - that they are broker-dealers and
                                                own unregistered notes acquired
                                                directly from us or one of our
                                                affiliates,

                                    we may be required to file a "shelf"
                                    registration statement for a continuous
                                    offering pursuant to Rule 415 under the
                                    Securities Act in respect of the
                                    unregistered notes.

                                    We will accept for exchange any and all
                                    unregistered notes which are properly
                                    tendered (and are not withdrawn) in the
                                    exchange offer prior to 5:00 p.m., New York
                                    City time, on              , 1999. The
                                    registered notes issued pursuant to the
                                    exchange offer will be delivered promptly following the expiration date. See "The Exchange Offer -- Terms of the Exchange Offer."

Exchange Agent..................    U.S. Bank National Association is serving as
                                    exchange agent in connection with the
                                    exchange offer.

Federal Income
  Tax Considerations............    The exchange of unregistered notes for
                                    registered notes pursuant to the exchange offer should not constitute a sale or an exchange for federal income tax purposes.
                                    See "Material United States Federal Tax
                                    Considerations."

Effect of Not Tendering.........    Unregistered notes that are not tendered or
                                    that are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the existing restrictions on transfer. Except as noted above, we will have no further obligation to provide for the registration under the Securities Act of these unregistered notes.

                  SUMMARY OF THE TERMS OF THE REGISTERED NOTES

     The form and terms of the registered notes are the same as the form and terms of the unregistered notes, except that the registered notes will be registered under the Securities Act and will not contain any legends restricting their transfer. The registered notes will evidence the same debt as the unregistered notes and both the unregistered notes and the registered notes, collectively, the "notes", are governed by the same indenture. The following summary of terms applies equally to the registered notes and the unregistered notes.

Issuer..........................    Aztar Corporation
                                    2390 East Camelback Road, Suite 400
                                    Phoenix, Arizona 85016
                                    (602) 381-4100

Total amount of registered notes
  offered.......................    $235 million principal amount of 8 7/8%
                                    Senior Subordinated Notes due 2007.

Maturity........................    May 15, 2007.

Interest........................    Annual fixed rate 8 7/8%.

                                    Payment frequency -- every six months on May
                                    15 and November 15. First
                                    payment -- November 15, 1999.

Ranking.........................    The registered notes are senior subordinated
                                    debt.

                                    They rank behind all of our current and
                                    future indebtedness except for the 13 3/4%
                                    Notes, trade payables and indebtedness that expressly provides otherwise. The registered notes will effectively rank junior to all liabilities of our subsidiaries, including trade and construction payables.

                                    As of April 1, 1999, on a pro forma basis after giving effect to our redemption on April 7, 1999 of $75 million of our 11% Notes, the May 3, 1999 offering of the unregistered notes, and the application of the net proceeds from the May offering to redeem the remaining $125 million of our 11% Notes and repay a portion of the outstanding borrowings under our revolving bank credit facility:

                                         - we would have had outstanding $71
                                           million of senior indebtedness that
                                           ranked prior to the registered notes;

                                         - we would have had outstanding $180
                                           million of senior subordinated
                                           indebtedness that ranked equally with
                                           the registered notes; and

                                         - our subsidiaries would have had
                                           outstanding $66 million of other
                                           liabilities.

Optional Redemption.............    At any time on or after May 15, 2003, we may
                                    redeem some or all of the registered notes at any time at the redemption prices listed in the section "Description of Registered
                                    Notes" under the heading "Optional
                                    Redemption".

                                    In addition, prior to May 15, 2003, we may redeem some or all of the registered notes at a price equal to 100% of the principal amount plus the premium described in the next sentence plus accrued and unpaid interest, if any, to the redemption date. The redemption premium will be equal to the greater of (1) 1% of the principal amount and (2) the excess of (A) the sum of the present values of (i) 104.438% of the principal amount and (ii) all required interest payments through May 15, 2003, excluding accrued but unpaid interest, computed in each case using a discount rate equal to the treasury rate at the time of redemption plus 50 basis points over (B) the principal amount.

Mandatory Offer to Repurchase...    If we experience specific kinds of changes
                                    of control, we must offer to repurchase the registered notes at the prices listed in the section "Description of Registered Notes" under the heading "Repurchase Upon a Change of Control".

Basic Covenants of Indenture....    We will issue the registered notes under an
                                    indenture with U.S. Bank National
                                    Association. The indenture will, among other things, restrict our ability to:

                                         - borrow money;

                                         - pay dividends on stock or purchase
                                           stock;

                                         - make investments in affiliates;

                                         - use assets as security in other
                                           transactions; and

                                         - merge with or into other companies.

                                    These covenants are subject to important exceptions. For more details, see the section "Description of Registered Notes" under the heading "Covenants".

Use of Proceeds.................    We will not receive any cash proceeds from
                                    the issuance of the registered notes.

Risk Factors....................    See "Risk Factors" for a discussion of some
                                    factors you should carefully consider,
                                    including factors affecting forward-looking statements.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     The following table sets forth summary consolidated financial and operating data of Aztar and its subsidiaries. The summary financial operating and balance sheet data as of and for each of the five fiscal years in the period ended December 31, 1998 were derived from the audited consolidated financial statements of Aztar and its subsidiaries. The summary financial, operating and balance sheet data for the fiscal quarters ended April 2, 1998 and April 1, 1999 are derived from the unaudited interim consolidated financial statements of Aztar and its subsidiaries. Aztar believes that these interim financial results reflect all adjustments, these adjustments being normal recurring accruals, which are necessary, in the opinion of management, for the fair presentation of the results of the interim periods. The interim period, however, may not be indicative of the results for the full year. Information for the 12 months ended April 1, 1999 represents the information for the year ended 1998 minus the quarter ended April 2, 1998 plus the quarter ended April 1, 1999. Results of this period may not be indicative of results for the full year. All references to Aztar's fiscal year refer to the 52 or 53 weeks ended on the Thursday nearest to December 31. For additional information, see the consolidated financial statements of Aztar and its subsidiaries appearing elsewhere in this prospectus. The summary financial data should also be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                   YEAR ENDED
                                          ------------------------------------------------------------
                                            1994        1995         1996         1997         1998
                                          --------   ----------   ----------   ----------   ----------

                                           (IN THOUSANDS, EXCEPT FOR RATIOS AND OTHER OPERATING DATA)
OPERATING DATA:
Revenues................................  $541,440   $  572,869   $  777,472   $  782,357   $  806,136
Operating income........................    69,407       42,701       58,943       67,392       81,646
Net interest income (expense)...........   (46,572)     (47,801)     (56,210)     (60,517)     (57,434)
Equity in unconsolidated partnership's
  loss..................................    (4,169)      (5,081)      (4,793)      (4,618)      (4,336)
Income taxes............................    (1,862)       5,187       22,699        2,185       (8,368)
Income (loss) before extraordinary
  items.................................    16,804       (4,994)      20,639        4,442       11,508
Extraordinary items(1)..................    (2,708)          --           --           --       (1,346)
Net income (loss).......................    14,096       (4,994)      20,639        4,442       10,162
Ratio of earnings to fixed charges(2)...      1.29x          --           --         1.05x        1.31x
Fixed charges in excess of earnings.....        --       14,511        5,589           --           --
BALANCE SHEET DATA(3)(:)
Cash and cash equivalents...............  $ 43,861   $   26,527   $   44,131   $   46,129   $   58,600
  Total assets..........................   915,359    1,013,238    1,119,582    1,091,496    1,077,702
Long-term debt..........................   430,212      496,439      527,006      491,932      487,543
Series B ESOP convertible preferred
  stock.................................     4,711        5,459        6,022        6,593        7,147
Shareholders' equity....................   361,368      359,659      439,274      444,038      454,101
OTHER FINANCIAL DATA:
EBITDAR(4)..............................  $116,330   $  101,227   $  126,980   $  140,279   $  154,512
Net cash provided by (used in) operating
  activities............................    61,633       59,175       48,139       49,489       86,401
Net cash provided by (used in) investing
  activities............................   (68,409)    (143,117)    (124,472)     (23,327)     (30,640)
Net cash provided by (used in) financing
  activities............................    11,086       66,608       93,937      (24,164)     (43,290)
Purchases of property and equipment.....    54,442      135,863      120,426       25,117       25,088
OTHER OPERATING DATA(3):
Number of hotel rooms...................     4,426        4,428        5,249        5,249        5,246
Number of slot machines.................     6,033        8,081        8,400        8,896        8,746
Number of table games...................       193          290          365          377          348

                                            TWELVE
                                            MONTHS            QUARTER ENDED
                                             ENDED      -------------------------
                                           APRIL 1,      APRIL 2,      APRIL 1,
                                             1999          1998          1999
                                          -----------   -----------   -----------
                                          (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
                                          (IN THOUSANDS, EXCEPT FOR RATIOS AND OTHER OPERATING DATA)
OPERATING DATA:
Revenues................................  $  799,855    $  196,825    $  190,544
Operating income........................      84,450        16,866        19,670
Net interest income (expense)...........     (56,582)      (14,720)      (13,868)
Equity in unconsolidated partnership's
  loss..................................      (4,219)       (1,125)       (1,008)
Income taxes............................      (9,907)         (403)       (1,942)
Income (loss) before extraordinary
  items.................................      13,742           618         2,852
Extraordinary items(1)..................      (1,346)           --            --
Net income (loss).......................      12,396           618         2,852
Ratio of earnings to fixed charges(2)...        1.37x         1.07x         1.32x
Fixed charges in excess of earnings.....          --            --            --
BALANCE SHEET DATA(3)(:)
Cash and cash equivalents...............  $   40,606    $   31,532    $   40,606
  Total assets..........................   1,052,811     1,063,440     1,052,811
Long-term debt..........................     478,831       484,447       478,831
Series B ESOP convertible preferred
  stock.................................       7,252         6,733         7,252
Shareholders' equity....................     456,799       444,535       456,799
OTHER FINANCIAL DATA:
EBITDAR(4)..............................  $  156,073    $   35,349    $   36,910
Net cash provided by (used in) operating
  activities............................      79,505         6,717          (179)
Net cash provided by (used in) investing
  activities............................     (32,590)       (6,230)       (8,180)
Net cash provided by (used in) financing
  activities............................     (37,841)      (15,084)       (9,635)
Purchases of property and equipment.....      27,038         3,862         5,812
OTHER OPERATING DATA(3):
Number of hotel rooms...................       5,247         5,177         5,247
Number of slot machines.................       8,678         8,853         8,678
Number of table games...................         341           380           341

-------------------------
(1) During 1998, Aztar expensed the remaining unamortized deferred financing costs associated with debt that was extinguished and recorded an extraordinary loss of $1,346,000, which was net of an income tax benefit of $725,000. During 1994, Aztar expensed the remaining unamortized deferred financing costs and unamortized discount associated with debt that was extinguished and recorded an extraordinary loss of $2,708,000, which was net of an income tax benefit of $1,776,000.

(2) For purposes of determining the ratio of earnings to fixed charges, the term "earnings" represents income (loss) from continuing operations before income taxes and extraordinary items, plus fixed charges excluding capitalized interest. The term "fixed charges" represents interest expense (including amortization of debt issuance expense), capitalized interest and the portion of operating lease rental expense considered to be representative of an interest factor.

(3) Balance Sheet Data and Other Operating Data represent end of period data.

(4) EBITDAR means operating income before depreciation and amortization, rent and preopening costs. EBITDAR should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of Aztar's operating performance, or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity. EBITDAR information has been included to facilitate comprehension of financial covenants in the indenture for the notes which are based, in part, on EBITDAR. Our calculation of EBITDAR may not be comparable to similarly titled measures reported by other companies.

                                  RISK FACTORS

     You should carefully consider the following factors in addition to the other information set forth in this prospectus before exchanging your unregistered notes. Many of the risk factors set forth below are equally applicable to the unregistered notes.

FAILURE TO EXCHANGE UNREGISTERED NOTES -- YOUR FAILURE TO TENDER YOUR UNREGISTERED NOTES IN THE EXCHANGE OFFER COULD LIMIT THE TRADING MARKET AND TRADING VALUE OF YOUR UNREGISTERED NOTES.

     We will only issue registered notes in exchange for unregistered notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the unregistered notes and you should carefully follow the instructions on how to tender your unregistered notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the unregistered notes. If you do not tender your unregistered notes or if we do not accept your unregistered notes because you did not tender your unregistered notes properly, then, after we consummate the exchange offer, you may continue to hold unregistered notes that are subject to the existing transfer restrictions. In addition, if you tender your unregistered notes for the purpose of participating in a distribution of the registered notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the registered notes. If you are a broker-dealer that receives registered notes for your own account in exchange for unregistered notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those registered notes.

     The trading market for unregistered notes that are not exchanged in the exchange offer could be adversely affected due to the limited amount, or "float," of the unregistered notes that are expected to remain outstanding following the exchange offer. Generally, a lower "float" of a security could result in less demand to purchase that security and could, therefore, result in lower prices for that security. For the same reason, to the extent that a large amount of unregistered notes are not exchanged in the exchange offer, the trading market for the unregistered notes could be adversely affected. See "Plan of Distribution" and "The Exchange Offer."

SUBSTANTIAL LEVERAGE -- OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THESE REGISTERED NOTES.

     We have now and, after the exchange offer, will continue to have a significant amount of debt. The following chart shows important credit statistics and is presented on a pro forma basis after giving effect to our April 7, 1999 redemption of $75 million of our 11% Notes, the May 3, 1999 offering of the unregistered notes and the application of the net proceeds from the May offering to redeem the remaining $125 million of our 11% Notes and repay a portion of the outstanding borrowings under our revolving bank credit facility:

                                                 PRO FORMA AS OF
                                                  APRIL 1, 1999
                                   --------------------------------------------
                                   (IN MILLIONS, EXCEPT RATIO DATA, UNAUDITED)
Total debt.......................                     $490.7
Stockholders' equity.............                     $452.7
Debt to equity ratio.............                     1.08 x

                                                    PRO FORMA
                                              FOR THE QUARTER ENDED
                                                  APRIL 1, 1999
                                   --------------------------------------------
Ratio of earnings to fixed
  charges........................                     1.33 x

     In addition to our consolidated indebtedness, as of April 1, 1999, there was approximately $59.4 million of off-balance sheet bank financing outstanding at Tropicana Enterprises, the partnership that owns the land and improvements constituting Tropicana Las Vegas. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and capital resources." Hotel Ramada of Nevada, Aztar's wholly-owned subsidiary, leases Tropicana Las Vegas from Tropicana Enterprises under a lease that expires in 2011. Tropicana Enterprises is an unconsolidated partnership in which Aztar has a 50% interest. Hotel Ramada of Nevada's lease payments under the Tropicana Las Vegas lease finance the payments required under Tropicana Enterprises' bank term loan. Some property of Hotel Ramada of Nevada, including furniture, fixtures and equipment, is pledged as collateral for Tropicana Enterprises' bank term loan. Aztar has guaranteed the performance of Hotel Ramada of Nevada's obligations under the lease, including the payment of rent.

     Our substantial indebtedness could have important consequences to you. For example, it could:

     - make it more difficult for us to satisfy our obligations with respect to these registered notes;

     - increase our vulnerability to general adverse economic and industry conditions;

     - limit our ability to fund future working capital, capital expenditures, development costs and other general corporate requirements;

     - require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, development efforts and other general corporate purposes;

     - limit our flexibility in planning for, or reacting to, changes in our business and the gaming industry;

     - place us at a competitive disadvantage compared with our competitors that have less debt; and

     - limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.

     See "Description of Registered Notes -- Repurchase Upon a Change of Control" and "Description of Specific Indebtedness -- Bank credit facility."

     We are required to maintain specified ratios and meet specified financial condition tests under our existing debt agreements. If we do not comply with these ratios and financial condition tests or any of the other restrictions in our debt agreements, an event of default could occur. An event of default could have a material adverse effect on our business if it is not cured or waived. Also, if we default under our bank credit facility, the lenders could accelerate the debt that we owe to them. If we are unable to pay those amounts, the lenders under our bank credit facility could proceed against the collateral granted to them to secure the debt outstanding. We cannot guarantee that in this event we would have, or be able to obtain, sufficient funds to make these accelerated payments, including payments on the registered notes.

ADDITIONAL BORROWINGS AVAILABLE -- DESPITE CURRENT INDEBTEDNESS LEVELS, WE AND OUR SUBSIDIARIES MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT. THIS COULD FURTHER EXACERBATE THE RISKS DESCRIBED ABOVE.

     We and our subsidiaries may be able to incur substantial additional debt in the future. The terms of the indenture do not fully prohibit us or our subsidiaries from doing so. In addition, if we designate some of our restricted subsidiaries as unrestricted subsidiaries, those unrestricted subsidiaries would be permitted to borrow beyond the limitations specified in the indenture and engage in other activities in which restricted subsidiaries may not engage. As of April 1, 1999, on a pro forma basis after giving effect to our redemption on April 7, 1999 of $75 million of our 11% Senior Subordinated Notes due 2002, the May 3, 1999 offering of the unregistered notes, the application of the net proceeds from the May offering to redeem the remaining $125 million of our 11% Notes and repay a portion of the outstanding borrowings under our revolving bank credit facility, and the April 30, 1999 expansion of our revolving bank credit facility to $300 million, our revolving bank credit facility would permit additional borrowings of up to $281 million and all of those borrowings would be senior to the registered notes. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify.

     See "Capitalization," "Summary Consolidated Financial Information," "Description of Registered Notes -- Repurchase Upon a Change of Control" and "Description of Specific Indebtedness -- Bank credit facility."

ABILITY TO SERVICE DEBT -- TO SERVICE OUR INDEBTEDNESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     Our ability to make payments on and to refinance our indebtedness, including these registered notes, and to fund planned capital expenditures and development efforts will depend on our ability to generate cash in the future. This, to some extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based on our current level of operations and anticipated cost savings and operating improvements, we believe our cash flow from operations, available cash and available borrowings under our bank credit facility will be adequate to meet our future liquidity needs for at least the next few years.

     We cannot assure you, however, that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our bank credit facility in an amount sufficient to enable us to pay our indebtedness, including these registered notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including these notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our credit facility and these registered notes, on commercially reasonable terms or at all. If we are unable to generate sufficient cash flow and are unable to refinance or extend outstanding borrowings, we may have to:

     - reduce or delay planned expansion and capital expenditures;

     - sell assets;

     - restructure debt; or

     - obtain additional equity or debt financing.

     We cannot assure you that we could effect any of these financing strategies on satisfactory terms, if at all. In addition, some state laws restrict the ability of companies engaged in the gaming business to undertake some financing transactions. These restrictions may prevent us from obtaining necessary capital.

SUBORDINATION -- YOUR RIGHT TO RECEIVE PAYMENTS ON THESE NOTES IS JUNIOR TO SOME OF OUR EXISTING INDEBTEDNESS AND POSSIBLY ALL OF OUR FUTURE BORROWINGS.

     These registered notes rank behind all of our existing indebtedness and all of our future borrowings other than our 13 3/4% Notes, trade payables, and any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, these registered notes. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of our senior debt will be entitled to be paid in full in cash before any payment may be made with respect to these registered notes. Further, our bank credit facility is secured by substantially all of our assets and those of our material subsidiaries.

     In addition, all payments on these notes will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of non-payment defaults on senior debt.

     In the event of our bankruptcy, liquidation or reorganization or similar proceeding, holders of these registered notes will participate with the holders of any outstanding 13 3/4% Notes, trade creditors and all other holders of our subordinated indebtedness in the assets remaining after we have paid all of our senior debt. However, because the indenture for these registered notes requires that amounts otherwise payable to holders of these notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of these registered notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we may not have sufficient funds to pay all of our creditors and holders of registered notes may receive less, ratably, than the holders of senior debt.

     The registered notes will effectively rank junior to all liabilities of our subsidiaries, including trade and construction payables. As of April 1, 1999, on a pro forma basis after giving effect to our redemption on April 7, 1999 of $75 million of our 11% Notes, the

May 3, 1999 offering of the unregistered notes, and the application of the net proceeds from the May offering to redeem the remaining $125 million of our 11% Notes and repay a portion of the outstanding borrowings under our revolving bank credit facility, we would have had outstanding $71 million of senior indebtedness that ranked prior to the registered notes, $180 million of senior subordinated indebtedness that ranked equally with the registered notes and our subsidiaries would have had outstanding $66 million of other liabilities. In addition, giving effect to the April 30, 1999 expansion of our revolving credit facility to $300 million, approximately $281 million would have been available for borrowing as additional senior debt under our bank credit facility. We will be permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the indenture.

SUBORDINATION TO SUBSIDIARY DEBT -- YOUR RIGHT TO RECEIVE PAYMENTS ON THESE REGISTERED NOTES COULD BE ADVERSELY AFFECTED IF ANY OF OUR SUBSIDIARIES DECLARES BANKRUPTCY, LIQUIDATES, OR REORGANIZES.

     Aztar is organized as a holding company. We conduct all of our operations through our subsidiaries and depend on the earnings and cash flows of our subsidiaries to meet our debt and dividend obligations, including our obligations with respect to these registered notes. Our subsidiaries have other liabilities, including contingent liabilities, which could be substantial. Our subsidiaries' assets constitute all of our operating assets. Because our subsidiaries do not guaranty the payment of principal and interest on the registered notes, holders of the registered notes will have no direct claim on our subsidiaries' assets. Therefore, all existing and future obligations of our subsidiaries, including debt, taxes, trade and construction payables, must be paid in full before any amounts would become available for distribution to the noteholders.

     In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As of April 1, 1999, on a pro forma basis, these registered notes would have been effectively junior to $137 million of indebtedness and other liabilities (including trade payables) of our subsidiaries and approximately $281 million would have been available to our subsidiaries for future borrowing under our bank credit facility, giving effect to the April 30, 1999 expansion of our revolving credit facility to $300 million.

FINANCING CHANGE OF CONTROL OFFER -- WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE UPON SPECIFIC KINDS OF CHANGE OF CONTROL EVENTS.

     Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding registered notes. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of registered notes or that restrictions in our bank credit facility will not allow this repurchase. In addition, some important corporate events, including leveraged recapitalizations, that would increase the level of our indebtedness, would not constitute a "Change of Control" under the indenture. See "Description of Registered Notes -- Repurchase Upon a Change of Control."

NO PRIOR MARKET FOR NOTES -- YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THESE REGISTERED NOTES.

     The registered notes are a new issue of securities for which there is currently no trading market. The registered notes will not be listed on any securities exchange. The registered notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, our performance and other factors. Prior to the May offering of unregistered notes, there had been no market for the unregistered notes. Since the issuance of the unregistered notes, there has been a limited trading market for the notes and we cannot guarantee that this market will provide adequate liquidity for holders who want to sell their notes. We have been informed by the lead broker-dealer who participated in the offering of the unregistered notes as an initial purchaser that they intend to make a market in the registered notes, as well as the unregistered notes, as permitted by applicable laws and regulations. However, the initial purchasers may cease their market-making at any time. In addition, their market making activities may be limited during the exchange offer and the pendency of a shelf registration statement. Therefore, an active market for the registered notes may not develop. See "The Exchange Offer" and "Plan of Distribution."

MANDATORY DISPOSITION -- YOU MAY BE REQUIRED TO DISPOSE OF OR REDEEM THE NOTES PURSUANT TO GAMING LAWS.

     The New Jersey and Nevada gaming authorities may currently require a holder of the registered notes to be licensed or found qualified or suitable under applicable laws and regulations. Missouri gaming authorities also have broad authority to require some persons or entities, including the holders of registered notes, to submit license applications and be licensed or found qualified or suitable. It is possible that gaming authorities in other jurisdictions could impose similar requirements. If, at any time, a holder of registered notes is required to be licensed or found qualified under any applicable gaming laws or regulations and that holder does not become so licensed or found qualified or suitable, we will have the right, at our option,

     - to require that holder of registered notes to dispose of all or a portion of those registered notes within 120 days after the holder receives notice of that finding, or at some other time as prescribed by the applicable gaming authorities, or

     - to redeem the registered notes of that holder upon not less than 30 nor more than 60 days prior notice, or some other time period as may be prescribed by the applicable gaming authorities.

TROPICANA ATLANTIC CITY -- WE DEPEND ON THE RESULTS OF TROPICANA ATLANTIC CITY. ANY MATERIAL ADVERSE EFFECT ON THE OPERATIONS OF TROPICANA ATLANTIC CITY WOULD HAVE A MATERIAL ADVERSE EFFECT ON US.

     Approximately 52% of our consolidated revenues and 81% of our operating income for the year ended December 31, 1998 were derived from the operations of Tropicana Atlantic City. Because of the importance of the Tropicana Atlantic City to our consolidated operating results, poor performance at Tropicana Atlantic City could have a material adverse effect on us. Tropicana Atlantic City experiences seasonal fluctuations in casino play that management believes are typical of casino hotel operations in Atlantic City. Operating results indicate that casino play is seasonally higher from May through October. Consequently, our revenues during the first and fourth quarters have generally been lower than for the second and third quarters, and from time to time we have experienced losses in the first and fourth quarters. Any event that adversely affects the operating results of Tropicana Atlantic City could have a material adverse effect on our operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Operating Results." In addition, competition is expected to intensify in the Atlantic City market in light of recent and proposed expansion and new development activities. See "-- Competition."

TROPICANA LAS VEGAS -- OUR POTENTIAL REDEVELOPMENT OPPORTUNITY AT TROPICANA LAS VEGAS IS HIGHLY UNCERTAIN, WOULD REQUIRE THIRD PARTY FINANCING AND ENTAILS SIGNIFICANT RISKS.

     While the redevelopment of Tropicana Las Vegas could present a good opportunity in the future, we believe that current market conditions do not justify this redevelopment. Moreover, we cannot assure you that we will ever redevelop Tropicana Las Vegas. If market conditions change and we decide to move forward with this redevelopment, the project would be risky. Any large scale development activities would require financing from third parties, which we may not be able to obtain on satisfactory terms, if at all. A project of this nature can entail significant development and construction risks which can give rise to delays or cost overruns, cause major disruptions to existing operations and might require a temporary closing of part or all of the operations of Tropicana Las Vegas. In addition, we would need to obtain state and local approvals. We would need to restructure our relationship with Tropicana Enterprises and perhaps exercise our option to purchase the remaining 50% partnership interest of Tropicana Enterprises which we do not own. If we undertook this redevelopment project we could not assure you that we could complete these or other steps necessary to complete the project in a timely manner, or at all.

COMPETITION -- INTENSE COMPETITION COULD RESULT IN OUR LOSING MARKET SHARE OR PROFITABILITY.

     We face intense competition in each of the markets in which our land-based gaming facilities are located. All of our casinos primarily compete with other casinos in their geographic market and, to a lesser extent, with casinos in other locations, including on Native American lands and on cruise ships, and with other forms of legalized gaming in the United States, including state sponsored lotteries, off-track wagering and card parlors. We expect this competition to intensify as new gaming operators enter our markets and existing competitors expand their operations. Some of our competitors have significantly greater financial resources than us and as a result we may not be able to successfully compete against them in the future. Several states have considered legalizing casino gaming and others may in the future. Legalization of large-scale, unlimited casino gaming in or near any major metropolitan area or increased gaming in other areas could have an adverse economic impact on the business of any or all of our gaming facilities, by diverting our customers to competitors in those areas. In particular, the expansion of casino gaming in or near any geographic area from which we attract or expect to attract a significant number of our customers could have a material adverse effect on us. Legislation is currently pending in Illinois that would allow riverboat operators to conduct dockside gaming, lifting the cruising requirement for Illinois riverboats. If this legislation is enacted, it will allow customers to board at will, while customers at riverboat casinos in neighboring states, including Missouri and Indiana, have to wait for boarding intervals. This added flexibility could enhance the ability of Illinois riverboats to compete with Aztar's facilities in Evansville and Caruthersville.

     Atlantic City. Tropicana Atlantic City competes with 11 other casinos in Atlantic City. It also competes with two large Native American casinos in Connecticut. Several companies have announced a desire to open new casino hotels or expand existing properties in Atlantic City. The Atlantic City market also faces additional future competition from the growing Native American casinos in Connecticut and the possibility of competition from the potential legalization of casino gaming in Delaware, Maryland, New York and Pennsylvania.

     Las Vegas. Tropicana Las Vegas operates in the intensely competitive Las Vegas market. There have recently been several major new casino hotels opened on the Las Vegas strip and additional major casinos are under development, one of which is expected to open in 1999. We cannot assure you that we will be able to compete successfully with this additional capacity in this active market of mega-casinos.

     Laughlin. We compete with several other casinos in Laughlin. We also compete with casinos outside of Laughlin, including the Mojave tribe's casino hotel located approximately 8 miles south of Laughlin. The Laughlin market is also affected by the Native American casinos in Arizona and California and additional capacity in Las Vegas and the surrounding area.

     Evansville. Casino Aztar Evansville competes primarily with an Indiana riverboat in the Louisville, Kentucky market area that opened in November 1998 and a riverboat casino in Metropolis, Illinois. Casino Aztar Evansville also competes with other Indiana riverboat casinos on the Ohio River in the Cincinnati, Ohio market area and to a lesser extent with riverboat casinos in other Indiana locations, none of which are in its primary 50-mile radius market area. In fiscal December 1998, Casino Aztar Evansville had an 18% decrease in casino revenue compared with fiscal December 1997 and in the first quarter of 1999 Casino Aztar Evansville had a 16% decrease in casino revenue compared with the first quarter of 1998. We believe that these decreases were due to the increased competition and severe winter weather in Evansville's feeder markets in the last week of December 1998 and in January 1999. We anticipate a decrease in casino revenue in 1999 compared with 1998 as a result of competition from a new riverboat in the Louisville, Kentucky market area. In addition, the Indiana Gaming Commission recently granted another operator a certificate of suitability to operate a casino 35 miles southwest of Cincinnati, which is expected to open in mid- to late-2000. Casino Aztar Evansville may also face additional future competition from the potential legalization of casino gaming in Kentucky.

     Caruthersville. Casino Aztar Caruthersville competes primarily with other riverboat casinos in nearby states, including a riverboat in Metropolis, Illinois and riverboat casinos in Mississippi. Casino Aztar Caruthersville also competes to a lesser extent with riverboat casinos in other cities in Missouri, none of which are in its primary 60-mile radius market area. Casino Aztar Caruthersville may also face additional future competition from the potential legalization of casino gaming in Arkansas.

YEAR 2000 READINESS -- OUR YEAR 2000 COMPLIANCE EFFORTS MAY REQUIRE SUBSTANTIAL RESOURCES AND THE POSSIBLE FAILURE BY US OR OTHER THIRD PARTIES TO BE YEAR 2000 COMPLIANT POSES RISKS.

     We depend on our computer software programs and operating systems to conduct virtually all aspects of our business. The inability of these programs and systems to function correctly after December 31, 1999, particularly in our hotel or casino systems, could disrupt our operations and have a material adverse effect on us. We are also exposed to the risk that one or more of our suppliers could experience year 2000 problems that impact the ability of these suppliers to provide goods and services to us. Though we may obtain alternative suppliers, the disruption of some services, including utilities, could, depending upon the extent of the disruption, have a material adverse impact on our operations.

     We have established a year 2000 readiness program based on a coordinated effort between our corporate level and responsible parties at each of our locations. We cannot assure you that our year 2000 program will be effective, that our estimates about the timing and cost of completing our program will be accurate, or that our third party suppliers will timely resolve any or all year 2000 problems with their systems. We are currently in the final phase of our year 2000 readiness program for all critical information technology systems. We have identified year 2000 problems with our non-information technology systems and are currently analyzing and correcting or replacing these systems.

     We estimate that the total cost of addressing our year 2000 issues will be approximately $7.9 million. This cost estimate is based on numerous assumptions, including the assumptions that we have already identified our most significant year 2000 issues and that our third party suppliers will timely complete their year 2000 programs without cost to us. However, we cannot guarantee that these assumptions are accurate, and actual results could differ materially from those anticipated. Contingency plans are being developed by property, considering risk levels of year 2000 noncompliance.

REGULATION -- WE ARE SUBJECT TO EXTENSIVE REGULATION. OUR FAILURE TO COMPLY MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS.

     Regulation by gaming authorities. We face extensive state and local regulation on our ownership and operation of gaming facilities. The states and localities in which we conduct gaming operations require us to hold various licenses, findings of suitability, registrations, permits and approvals. The various gaming regulatory authorities, including the Nevada Gaming Commission, the Nevada State Gaming Control Board, the New Jersey Casino Control Commission, the New Jersey Division of Gaming Enforcement, the Missouri Gaming Commission and the Indiana Gaming Commission may, among other things, limit, condition, suspend or revoke our gaming authorizations, including our ability to own the securities of any of our gaming subsidiaries for any cause deemed reasonable by these licensing authorities. Substantial fines or forfeiture of assets for violations of gaming laws or regulations may be levied against us, our subsidiaries and the persons involved. If we are ever precluded from operating one of our gaming facilities, we cannot assure you that we would be able to recover our full investment.

     To date, we have obtained all governmental licenses, findings of suitability, registrations, permits and approvals necessary for the operation of our gaming facilities. However, there can be no assurance that we can obtain any new licenses, findings of suitability, registrations, permits or approvals that may be required in the future or that existing ones will not be suspended or revoked. If we expand any of our current gaming facilities in New Jersey, Nevada, Indiana, or Missouri or into new jurisdictions we must obtain all additional licenses, findings of suitability, registrations, permits and approvals of the gaming authorities. The approval process can be time consuming and costly and has no assurance of success. See "Regulation and Licensing."

     Regulation of our riverboats. The riverboat gaming and support facilities that we operate must comply with U.S. Coast Guard requirements as to boat design, on-board facilities, equipment, personnel and safety or requirements of state and local law, including the requirements of state gaming authorities, or both. If any of our riverboat gaming and support facilities fail to meet these requirements, we might be forced to stop operating the casino on it or connected with it. Each of the floating riverboat facilities must hold a Certificate of Inspection or must be approved by the American Bureau of Shipping for stabilization and flotation, and may also be subject to local zoning and building codes, as well as additional requirements mandated by state law or by the gaming regulatory authority with jurisdiction over the facilities. The U.S. Coast Guard requirements establish design standards, set limits on the operation of the cruising vessels and require individual licensing of all personnel involved with the operation of the cruising vessels. Loss of a Certificate of Inspection or American Bureau of Shipping approval or other approval mandated by state law or by the gaming regulatory authority with respect to our riverboat facilities would preclude its use as a floating casino. In addition, U.S. Coast Guard regulations require a hull inspection at a U.S. Coast Guard-approved dry docking facility or an underwater hull survey for all cruising riverboats at five-year intervals and state and local authorities may have additional inspection requirements. The travel to and from this docking facility, as well as the time required for inspections, could be significant. The loss of a dockside casino or riverboat casino from service for any period of time could adversely affect our business, financial condition and results of operations.

ENVIRONMENTAL RISKS -- WE ARE SUBJECT TO VARIOUS ENVIRONMENTAL REGULATIONS. OUR FAILURE TO COMPLY MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS.

     We are subject to federal, state and local environmental, safety and health laws, regulations and ordinances that apply to non-gaming businesses generally, including:

     - the Clean Air Act;

     - the Clean Water Act,

     - the Occupational Safety and Health Act; and

     - the Comprehensive Environmental Response, Compensation, and Liability
       Act.

     We have not made, and do not anticipate making, material expenditures with respect to environmental, safety and health laws, regulations and ordinances. However, the insurance coverage and attendant compliance costs associated with these laws, regulations and ordinances may result in future additional costs to our operations. For example, in

1990 the U.S. Congress enacted the Oil Pollution Act to establish a comprehensive federal oil spill response and liability framework. Pursuant to the Oil Pollution Act, the Department of Transportation implemented regulations requiring owners and operators of specific vessels, including Aztar, to establish and maintain through the U.S. Coast Guard evidence of financial responsibility sufficient to meet their potential liability under both the Oil Pollution Act and the Comprehensive Environmental Response, Compensation, and Liability Act for discharges or threatened discharges of oil or hazardous substances. This requirement may be satisfied by either proof of adequate insurance, including self-insurance, or the posting of a surety bond or guaranty. Some of our properties currently have or had underground fuel storage tanks and asbestos containing construction materials.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT.

     We sold the unregistered notes on May 3, 1999. In connection with that placement, we entered into the exchange and registration rights agreement dated May 3, 1999, with the broker-dealers that participated in the May 1999 offering as initial purchasers, which requires us to file a registration statement under the Securities Act with respect to the registered notes. Upon the effectiveness of that registration statement, we are required to offer to the holders of the unregistered notes the opportunity to exchange their unregistered notes for a like principal amount of registered notes, which will be issued without a restrictive legend and which generally may be reoffered and resold by the holder without registration under the Securities Act.

     The registration rights agreement further provides that we must use our best efforts to:

     - cause the registration statement with respect to the exchange offer to become effective under the Securities Act by October 30, 1999; and

     - complete the exchange offer by December 14, 1999.

     Except as provided below, upon the completion of the exchange offer, our obligations with respect to the registration of the unregistered notes and the registered notes will terminate. A copy of the exchange and registration rights agreement has been filed as an exhibit to the registration statement, of which this prospectus is a part, and this summary of the material provisions of the exchange and registration rights agreement does not purport to be complete and is qualified in its entirety by reference to the exchange and registration rights agreement. As a result of the timely filing and the effectiveness of the registration statement, Aztar will not have to pay specified additional interest on the unregistered notes provided in the exchange and registration rights agreement. Following the completion of the exchange offer, holders of unregistered notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and those unregistered notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for the unregistered notes could be adversely affected upon consummation of the exchange offer.

     In order to participate in the exchange offer, a holder must represent to us, among other things, that:

     - the registered notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving the notes, whether or not that person is the registered holder of the unregistered notes;

     - the holder is not engaging in and does not intend to engage in a distribution of the registered notes;

     - the holder does not have an arrangement or understanding with any person to participate in a distribution of the registered notes; and

     - the holder is not our "affiliate," as defined under Rule 405 promulgated under the Securities Act.

     Under some circumstances specified in the exchange and registration rights agreement, Aztar may be required to file a "shelf" registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the unregistered notes. See "-- Procedure for Tendering" and "Registration Rights."

     Based on an interpretation by the Commission's staff set forth in no-action letters issued to third parties unrelated to Aztar, Aztar believes that, with the exceptions set forth below, registered notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by holders of the registered notes without compliance with the registration and prospectus delivery provisions of the Securities Act; unless the holder:

     - is an "affiliate" of Aztar within the meaning of Rule 405 promulgated under the Securities Act;

     - is a broker-dealer who purchased unregistered notes directly from Aztar for resale pursuant to Rule 144A or any other available exemption under the Securities Act;

     - acquired the registered notes in the exchange offer other than in the ordinary course of the holder's business; or

     - has an arrangement or understanding with any person to engage in the distribution of the registered notes.

     Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the registered notes cannot rely on this interpretation by the Commission's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives registered notes for its own account in exchange for unregistered notes, where the unregistered notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those registered notes. See "Plan of Distribution." Broker-dealers who acquired unregistered notes directly from us and not as a result of market-making activities or other trading activities may not rely on the staff's interpretations discussed above or participate in the exchange offer and must comply with the prospectus delivery requirements of the Securities Act in order to sell the unregistered notes.

CONSEQUENCES OF FAILURE TO EXCHANGE.

     Following the completion of the exchange offer (except as set forth under "-- Purpose and Effect" above), holders of unregistered notes not tendered will not have any further registration rights and those unregistered notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for a holder's unregistered notes could be adversely affected upon completion of the exchange offer if the holder does not participate in the exchange offer.

TERMS OF THE EXCHANGE OFFER.

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, Aztar will accept any and all unregistered notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time,
on              , 1999, or another date and time to which Aztar extends the offer. Aztar will issue $1,000 principal amount of registered notes in exchange for each $1,000 principal amount of outstanding unregistered notes accepted in the exchange offer. Holders may tender some or all of their unregistered notes pursuant to the exchange offer. However, unregistered notes may be tendered only in integral multiples of $1,000 in principal amount.

     The form and terms of the registered notes are substantially the same as the form and terms of the unregistered notes except that the registered notes have been registered under the Securities Act and will not bear legends restricting their transfer. The registered notes will evidence the same debt as the unregistered notes and will be issued pursuant to, and entitled to the benefits of, the indenture pursuant to which the unregistered notes were issued.

     As of the date of this prospectus, unregistered notes representing $235.0 million in aggregate principal amount were outstanding and there was one registered holder, a nominee of the Depository Trust Company. This prospectus, together with the letter of transmittal, is being sent to that registered holder and to others believed to have beneficial interests in the unregistered notes. Aztar intends to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated under the Exchange Act.

     Aztar will be deemed to have accepted validly tendered unregistered notes when, as, and if it has given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the registered notes from Aztar. If any tendered unregistered notes are not accepted for exchange because of an invalid tender, the occurrence of other events set forth under the heading "-- Conditions to the Exchange Offer" or otherwise, certificates for any of these unaccepted unregistered notes will be returned, without expense, to the tendering holder of
those unregistered notes as promptly as practicable after              , 1999,
unless the exchange offer is extended.

     Holders who tender unregistered notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of unregistered notes in the exchange offer. We will pay all charges and expenses, other than some applicable taxes, applicable to the exchange offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS.

     The expiration date will be 5:00 p.m., New York City time, on
               , 1999, unless Aztar, in its sole discretion, extends the exchange offer, in which case the expiration date will mean the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, Aztar will notify the exchange agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     Aztar reserves the right, in its sole discretion:

     - to delay accepting any unregistered notes, to extend the exchange offer or, if any of the conditions set forth under "-- Conditions to Exchange Offer" have not been satisfied, to terminate the exchange offer, by giving oral or written notice of the delay, extension or termination to the exchange agent; or

     - to amend the terms of the exchange offer in any manner.

     In order to keep the registration statement effective for the period required by the exchange and registration rights agreement, Aztar may file post-effective amendments to the registration statement.

PROCEDURES FOR TENDERING

     Only a holder of unregistered notes may tender the unregistered notes in the exchange offer. Except as set forth under "-- Book Entry Transfer," to tender in the exchange offer a holder must complete, sign, and date the letter of transmittal, or a copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the expiration date. In addition:

     - the exchange agent must receive certificates for the unregistered notes along with the letter of transmittal prior to the expiration date;

     - the exchange agent must receive prior to the expiration date a timely confirmation of a book-entry transfer of the unregistered notes, if that procedure is available, into the exchange agent's account at the Depository Trust Company (the "Book-Entry Transfer Facility") following the procedure for book-entry transfer described below; or

     - you must comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the exchange agent must receive the letter of transmittal and other required documents at the address set forth under "-- Exchange Agent" prior to the expiration date.

     Your tender, if not withdrawn before the expiration date, will constitute an agreement between you and Aztar in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

     THE METHOD OF DELIVERY OF UNREGISTERED NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. YOU SHOULD NOT SEND ANY LETTER OF TRANSMITTAL OR UNREGISTERED NOTES TO AZTAR. YOU MAY REQUEST YOUR BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THESE TRANSACTIONS FOR YOU.

     Any beneficial owner whose unregistered notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing the letter of transmittal and delivering the owner's unregistered notes, either make appropriate arrangements to register ownership of the unregistered notes in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act unless unregistered notes tendered pursuant thereto are tendered:

     - by a registered holder who has not completed the box entitled "Special Registration Instruction" or "Special Delivery Instructions" on the letter of transmittal; or

     - for the account of an eligible guarantor institution.

     If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an eligible guarantor institution.

     If the letter of transmittal is signed by a person other than the registered holder of any unregistered notes listed in the letter of transmittal, the unregistered notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the unregistered notes.

     If the letter of transmittal or any unregistered notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing, and evidence satisfactory to Aztar of their authority to so act must be submitted with the letter of transmittal unless waived by Aztar.

     All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered unregistered notes will be determined by Aztar in its sole discretion, which determination will be final and binding. Aztar reserves the absolute right to reject any and all unregistered notes not properly tendered or any unregistered notes that would, in the opinion of counsel, be unlawful to accept. Aztar also reserves the right to waive any defects, irregularities or conditions of tender as to particular unregistered notes. Aztar's interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of unregistered notes must be cured within the time that Aztar will determine. Although Aztar intends to notify holders of defects or irregularities with respect to tenders of unregistered notes, neither Aztar, the exchange agent, nor any other person will incur any liability for failure to give the notification. Tenders of unregistered notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Any unregistered notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following
             , 1999, unless the exchange offer is extended.

     In addition, Aztar reserves the right in its sole discretion to purchase or make offers for any unregistered notes that remain outstanding after the expiration date or, as set forth under "-- Conditions to the exchange offer," to terminate the exchange offer and, to the extent permitted by applicable law, purchase unregistered notes in the open market, in privately negotiated transactions, or otherwise. The terms of any of these purchases or offers could differ from the terms of the exchange offer.

     By tendering, each holder will represent to Aztar that, among other things:

     - the registered notes acquired in the exchange offer are being obtained in the ordinary course of business of the person receiving these registered notes, whether or not that person is the registered holder;

     - the holder is not engaging in and does not intend to engage in a distribution of the registered notes;

     - the holder does not have any arrangement or understanding with any person to participate in the distribution of the registered notes; and

     - the holder is not an "affiliate," as defined under Rule 405 of the Securities Act, of Aztar.

     In all cases, issuance of registered notes for unregistered notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates for these unregistered notes or a timely book-entry confirmation of these unregistered notes into the exchange agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed letter of transmittal or, with respect to the DTC and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal and all other required documents. If any tendered unregistered notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if unregistered notes are submitted for a greater principal amount than the holder desires to exchange, these unaccepted or non-exchanged unregistered notes will be returned without expense to the tendering Holder thereof or, in the case of unregistered notes tendered by book-entry transfer into the exchange agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, these nonexchanged unregistered notes will be credited to an account maintained with that Book-Entry Transfer Facility, in each case, as promptly as practicable after the expiration or termination of the exchange offer.

     Each broker-dealer that receives registered notes for its own account in exchange for unregistered notes, where those unregistered notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those registered notes. See "Plan of Distribution."

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account for the unregistered notes at the Book-Entry Transfer Facility for the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of unregistered notes being tendered by causing the Book-Entry Transfer Facility to transfer those unregistered notes into the exchange agent's account at the Book-Entry Transfer Facility in accordance with that Book-Entry Transfer Facility's procedures for transfer. However, although delivery of unregistered notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the letter of transmittal or copy of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under "-- Exchange Agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

     DTC's Automated Tender Offer Program is the only method of processing exchange offers through DTC. To accept the exchange offer through this program, participants in DTC must send electronic instructions to DTC through DTC's communication system in lieu of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender unregistered notes through this program, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of the unregistered notes desires to tender unregistered notes and the unregistered notes are not immediately available, or time will not permit that holder's unregistered notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

     - the tender is made through an eligible guarantor institution;

     - prior to the expiration date, the exchange agent receives from that eligible guarantor institution a properly completed and duly executed letter of transmittal or a facsimile duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by Aztar by telegram, telex, facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of unregistered notes and the amount of unregistered notes tendered, stating that the tender is being made by guaranteed delivery and guaranteeing that within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered unregistered notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by the eligible institution with the exchange agent; and

     - the certificates for all physically tendered unregistered notes, in proper form for transfer, or confirmation of a book-entry transfer, as the case may be, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

     Tenders of unregistered notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

     For a withdrawal of a tender of unregistered notes to be effective, a written or, for DTC participants, electronic Automated Tender Offer Program transmission, notice of withdrawal must be received by the exchange agent at its address set forth under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

     - specify the name of the person having deposited the unregistered notes to be withdrawn;

     - identify the unregistered notes to be withdrawn, including the certificate number or numbers and principal amount of the unregistered notes;

     - in the case of a written notice of withdrawal, be signed by the holder in the same manner as the original signature on the letter of transmittal by which the unregistered notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of the unregistered notes into the name of the person withdrawing the tender; and

     - specify the name in which these unregistered notes are to be registered, if different from that of the person having deposited the unregistered notes to be withdrawn.

     All questions as to the validity, form, eligibility, and time of receipt of these notices will be determined by Aztar. This determination will be final and binding on all parties. Any unregistered notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any unregistered notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder of the unregistered notes without cost to that holder as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn unregistered notes may be retendered by following one of the procedures under "-- Procedures for Tendering" at any time on or prior to the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the exchange offer, Aztar is not required to accept for exchange, or to issue registered notes in exchange for, any unregistered notes and may terminate or amend the exchange offer if, at any time before the acceptance of those unregistered notes for exchange or the exchange of the registered notes for those unregistered notes, it determines that the exchange offer violates applicable law, any applicable interpretation of the staff of the Commission or any order of any governmental agency or court of competent jurisdiction.

     The foregoing conditions are for Aztar's sole benefit and may be asserted by Aztar regardless of the circumstances giving rise to any of these conditions or may be waived by Aztar in whole or in part at any time and from time to time in its sole discretion. Aztar's failure to exercise any of the foregoing rights at any time is not a waiver of any of these rights and each of these rights will be an ongoing right which may be asserted at any time and from time to time.

     In addition, Aztar will not accept for exchange any unregistered notes tendered, and no registered notes will be issued in exchange for those unregistered notes, if at the time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended. In any of those events Aztar will use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

EXCHANGE AGENT

     All executed letters of transmittal should be directed to the exchange agent. The U.S. Bank National Association has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

                         U.S. Bank National Association
                             180 East Fifth Street
                           St. Paul, Minnesota 55101
                   Attention: Specialized Finance Department

                                 BY FACSIMILE:
                          (ELIGIBLE INSTITUTIONS ONLY)
                                 (651) 244-1537
                               FOR INFORMATION OR
                           CONFIRMATION BY TELEPHONE:
                                 (651) 244-5011

     Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

FEES AND EXPENSES

     Aztar will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees. Aztar will pay the estimated cash expenses to be incurred in connection with the exchange offer, which include fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.

TRANSFER TAXES

     Holders who tender their unregistered notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct Aztar to register registered notes in the name of, or request that unregistered notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those unregistered notes.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the registered notes. In consideration for issuing the registered notes as contemplated in this prospectus, we will receive in exchange unregistered notes in like principal amount, which will be canceled. Accordingly, there will not be any increase in our outstanding indebtedness.

                                 CAPITALIZATION

     The following table sets forth the total consolidated capitalization of Aztar as of April 1, 1999, and as adjusted to give effect to our April 7, 1999 redemption of $75 million of our 11% Notes, the May 3, 1999 offering of the unregistered notes and the application of the net proceeds from the May offering to redeem the remaining $125 million of our 11% Notes and repay a portion of the outstanding borrowings under our revolving bank credit facility. See "Use of Proceeds." You should read this information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Aztar's consolidated financial statements and accompanying notes thereto included elsewhere in this prospectus.

                                                                  APRIL 1, 1999
                                                              ----------------------
                                                              ACTUAL    AS ADJUSTED
                                                              -------   ------------
                                                              (DOLLARS IN MILLIONS)
Cash and cash equivalents...................................  $ 40.6       $ 40.6
                                                              ======       ======
Current maturities of long-term debt........................  $  2.5       $  2.5
                                                              ------       ------
Long-term debt (excluding current portion)
  8 7/8% Senior Subordinated Notes Due 2007.................      --        235.0
  11% Senior Subordinated Notes Due 2002....................   200.0           --
  13 3/4% Senior Subordinated Notes Due 2004(a).............   178.3        178.3
  Reducing revolving credit note (floating rate); matures
     June 30, 2003..........................................    45.0         19.4
  Term loan (floating rate); matures June 30, 2005..........    49.6         49.6
  Other notes payable; 7% to 14.6%; maturities to 2002......      .6           .6
  Obligations under capital leases..........................     5.3          5.3
                                                              ------       ------
  Total long-term debt......................................   478.8        488.2
                                                              ------       ------
          Total debt........................................   481.3        490.7
Preferred stock.............................................     7.3          7.3
Shareholders' equity........................................   456.8        452.7(b)
                                                              ------       ------
          Total capitalization..............................  $945.4       $950.7
                                                              ======       ======

-------------------------
(a) Represents $180 million principal amount outstanding less unamortized discount of $1.7 million.

(b) The reduction reflects the payment of a redemption premium and the write-off of the unamortized deferred financing charges in connection with the redemption of the 11% Notes net of income tax benefit.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OPERATING RESULTS.

     The following table sets forth our revenues, EBITDAR and operating income on a consolidated basis and the portions thereof generated by each of our five casino properties.

                                          YEAR ENDED                  QUARTER ENDED
                                   ------------------------   -----------------------------
                                    1996     1997     1998    APRIL 2, 1998   APRIL 1, 1999
                                   ------   ------   ------   -------------   -------------
                                                        (IN MILLIONS)
REVENUES:
  Tropicana Atlantic City........  $385.9   $399.2   $418.9      $100.1          $ 97.3
  Tropicana Las Vegas............   167.4    156.4    154.2        37.6            35.8
  Ramada Express.................    82.5     83.4     85.3        21.3            25.2
  Casino Aztar Evansville........   115.2    119.3    123.6        31.3            26.4
  Casino Aztar Caruthersville....    26.5     24.1     24.1         6.5             5.8
                                   ------   ------   ------      ------          ------
     Consolidated................   777.5    782.4    806.1       196.8           190.5
EBITDAR(1):
  Tropicana Atlantic City........  $ 62.9   $ 80.1   $ 95.3      $ 21.3          $ 21.5
  Tropicana Las Vegas............    18.5     10.0      9.2         1.5             3.0
  Ramada Express.................    18.6     18.2     17.4         4.7             6.6
  Casino Aztar Evansville........    39.5     41.5     43.5        11.2             8.2
  Casino Aztar Caruthersville....     (.2)      .5      1.7          .5              .8
  Corporate......................   (12.3)   (10.0)   (12.6)       (3.9)           (3.2)
                                   ------   ------   ------      ------          ------
     Consolidated................   127.0    140.3    154.5        35.3            36.9
OPERATING INCOME (LOSS):
  Tropicana Atlantic City........  $ 36.0   $ 50.7   $ 66.5      $ 13.9          $ 14.7
  Tropicana Las Vegas............      .8     (9.3)   (10.6)       (3.5)           (1.9)
  Ramada Express.................    11.2     10.6     10.6         2.9             5.3
  Casino Aztar Evansville........    27.5     28.8     29.8         8.0             5.0
  Casino Aztar Caruthersville....    (3.7)    (2.8)    (1.5)        (.3)             --
  Corporate......................   (12.9)   (10.6)   (13.2)       (4.1)           (3.4)
                                   ------   ------   ------      ------          ------
     Consolidated................    58.9     67.4     81.6        16.9            19.7

-------------------------
(1) EBITDAR means operating income before depreciation and amortization, rent and preopening costs. EBITDAR should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of Aztar's operating performance, or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity. EBITDAR information has been included to facilitate comprehension of financial covenants in the indenture for the notes which are based, in part, on EBITDAR. Our calculation of EBITDAR may not be comparable to similarly titled measures reported by other companies.

QUARTER ENDED APRIL 1, 1999 COMPARED TO QUARTER ENDED APRIL 2, 1998.

     Our consolidated revenues in the 1999 first quarter were $190.5 million compared to $196.8 million in the 1998 first quarter. Consolidated casino revenue was $10.1 million or 6% lower in the 1999 versus 1998 first quarter, reflecting decreases at all properties except for Ramada Express, which had an increase. The declines in casino revenue at Tropicana Atlantic City and our riverboat properties were due in part to bad winter weather. Consolidated rooms revenue was $3.5 million or 29% higher in the 1999 versus 1998 first quarter, primarily reflecting increases at our properties in Nevada. Consolidated operating income was $19.7 million in the 1999 first quarter, a 17% improvement over $16.9 million in the 1998 first quarter. Consolidated rent expense was $1.4 million or 27% lower in the 1999 versus 1998 first quarter due to a decreased number of operating leases at Tropicana Atlantic City as a result of a shift from operating leases to capital leases or ownership. The consolidated provision for doubtful accounts was $1.2 million or 39% lower in the 1999 versus 1998 first quarter, reflecting decreases in the allowance for potential uncollectible markers at Tropicana Atlantic City and Tropicana Las Vegas as a result of a lower volume of table games play at those properties.

     Consolidated interest expense was $0.9 million or 6% lower in the 1999 versus 1998 first quarter primarily as a result of lower levels of debt outstanding.

     Tropicana Atlantic City. Total revenues at Tropicana Atlantic City were $97.3 million in the 1999 first quarter, down 3% from $100.1 million in the 1998 first quarter. Casino revenue was 3% lower in the 1999 versus 1998 first quarter, primarily reflecting an 11% decrease in games revenue, partially offset by a 2% increase in slot revenue. The decline in games revenue was a result of a decrease in the volume of play due in large part to bad winter weather in January.

     Tropicana Atlantic City had operating income of $14.7 million in the 1999 first quarter, a 6% improvement over $13.9 million in the 1998 first quarter. Casino costs were 2% lower in the 1999 versus 1998 first quarter due to the decrease in casino revenue. The provision for doubtful accounts was $0.7 million lower in the 1999 versus 1998 first quarter, reflecting a decrease as a result of the lower volume of table games play. Operating income is after rent and depreciation and amortization expenses. Rent expense decreased to $0.5 million in the 1999 first quarter from $1.9 million in the 1998 first quarter due to a decreased number of operating leases as a result of a shift from operating leases to capital leases or ownership. Depreciation and amortization was $6.3 million in the first quarter of 1999 compared to $5.5 million in the first quarter of last year.

     Tropicana Las Vegas. At Tropicana Las Vegas, total revenues were $35.8 million in the 1999 first quarter, a 5% decrease from $37.6 million in the 1998 first quarter. Casino revenue was 21% lower in the 1999 versus 1998 first quarter, primarily due to a 45% decrease in games revenue combined with a 6% decrease in slot revenue. Almost half of the decrease in games revenue was attributable to lower baccarat revenue, which decreased as a result of an 89% decline in the volume of play as the Las Vegas Tropicana continued its program to reduce the increasingly expensive high-end games business. Rooms revenue was $2.8 million or 41% higher in the 1999 versus 1998 first quarter as a result of increased occupancy and average daily rate.

     Tropicana Las Vegas had an operating loss of $1.9 million in the 1999 first quarter compared to $3.5 million in the 1998 first quarter. Casino costs were 25% lower in the 1999 versus 1998 first quarter, primarily due to the decrease in casino revenues. Consistent with the increase in rooms revenue, rooms costs were 16% higher in the 1999 versus 1998 first quarter. The provision for doubtful accounts was $0.5 million lower in the 1999 versus 1998 first quarter as a result of a lower volume of baccarat play. Operating loss is after rent and depreciation and amortization expenses. Rent expense was $2.4 million in the 1999 first quarter compared with $2.5 million in the 1998 first quarter. Depreciation and amortization was $2.5 million in both periods.

     Ramada Express. At Ramada Express, total revenues were $25.2 million in the 1999 first quarter, up 18% from $21.3 million in the 1998 first quarter. Operating income was $5.3 million in the 1999 first quarter, an 84% improvement over $2.9 million in the 1998 first quarter. Operating income is after rent and depreciation and amortization expenses. Rent expense was $0.2 million in the 1999 first quarter compared to $0.1 million in the 1998 first quarter. Depreciation and amortization was $1.1 million in the 1999 first quarter compared to $1.7 million in the 1998 first quarter.

     Casino Aztar Evansville. Total revenues at Casino Aztar Evansville were $26.4 million in the 1999 first quarter, down 16% from $31.3 million in last year's first quarter. Casino revenue was down 16% in the 1999 versus 1998 first quarter. The introduction in November 1998 of a riverboat casino in the Louisville, Kentucky area, in combination with severe winter weather in January and March of 1999, negatively impacted results at Casino Aztar Evansville. Operating income was $5.0 million in the 1999 first quarter, a 37% decrease from $8.0 million in the 1998 first quarter. Operating income is after rent and depreciation and amortization expenses. Rent expense was $0.8 million in both periods and depreciation and amortization was $2.4 million in both periods.

     Casino Aztar Caruthersville. Total revenues at Casino Aztar Caruthersville were $5.8 million in the 1999 first quarter, a 10% decrease from $6.5 million in the 1998 first quarter due in large part to unfavorable weather. Casino Aztar Caruthersville had an operating loss of $41,000 in the first quarter of 1999 compared to $0.3 million in the first quarter of 1998. Operating loss is after depreciation and amortization of $0.8 million in both periods.

FISCAL YEAR 1998 COMPARED WITH FISCAL YEAR 1997.

     Our consolidated revenues were $806.1 million for 1998, an increase of 3% from $782.4 million in 1997. Casino revenue was the primary source of the increase and the Atlantic City Tropicana was the principal location providing the increase.

     Consolidated operating income in 1998 was $81.6 million compared with $67.4 million in 1997. The consolidated provision for doubtful accounts increased by $2.0 million in 1998 compared with 1997 as a result of increasing the allowance for potential uncollectible markers associated with the emphasis on the games segment of the market at the Atlantic City Tropicana. Excluding the increase in the consolidated provision for doubtful accounts, operating costs increased by only 1% in 1998. Consolidated rent expense decreased $2.0 million in 1998 compared with 1997 primarily as a result of buying out operating leases or converting them to capital leases at the Atlantic City Tropicana. The analysis of the performance of each of our properties follows.

     Tropicana Atlantic City. Tropicana Casino and Resort in Atlantic City, New Jersey had total revenues of $418.9 million in 1998 compared with $399.2 million in 1997 and operating income of $66.5 million in 1998 compared with $50.7 million in 1997. Casino revenue was up $18.2 million in 1998 from 1997. Tropicana Atlantic City continued its emphasis that began in 1995 on the games revenue segment of the business and benefited from an increase in the table games hold percentage to 15.8% in 1998 from 14.5% in 1997. Games revenue increased by $10.2 million or 8% in 1998 compared with 1997. Slot revenue also increased in 1998 compared with 1997. Slot revenue was up 3% in 1998. The slot revenue percentage of total casino revenue decreased to 65% in 1998 from 66% in 1997. The percentage was 71% in 1996 and 76% in the 1995 to 1993 time frame. Rooms revenue increased 21% in 1998 compared with 1997 as a result of an increase in rooms occupied on a non-complimentary basis and an increase in the average daily room rate.

     Rooms costs were 18% higher in 1998 compared with 1997 primarily due to the increase in rooms revenue. The provision for doubtful accounts was $3.8 million higher in 1998 compared with 1997 as a result of the emphasis on the games business. Excluding the provision for doubtful accounts, operating costs in 1998 were essentially even with 1997. Utilities expense was $1.1 million lower in 1998 compared with 1997 primarily due to a favorable electrical power contract that began in November 1997. Operating income is after depreciation and amortization of $24.3 million in 1998 compared with $22.1 million in 1997 and rent expense of $4.5 million in 1998 compared with $7.3 million in 1997. Rent expense decreased as a result of a shift away from operating leases to capital leases or ownership.

     Tropicana Las Vegas. Tropicana Resort and Casino in Las Vegas, Nevada had total revenues of $154.2 million in 1998 compared with $156.4 million in 1997 and an operating loss of $10.6 million in 1998 compared with an operating loss of $9.3 million in 1997. Operating loss is after rent expense of $10.0 million in 1998 compared with $9.8 million in 1997 and depreciation and amortization of $9.8 million in 1998 compared with $9.5 million in 1997.

     Casino revenue decreased by $3.6 million in 1998 from 1997 as a result of a decrease in table games revenue. Table games revenue other than baccarat decreased as a result of a decrease in the hold percentage, which decreased to 15.6% from 18.6% in 1997. The volume of baccarat play decreased by 35% in 1998 from 1997 on top of a 40% decrease in 1997 from 1996 as we experienced a decrease in baccarat play by Asian guests as a result of economic turmoil in Asia and a strategic decision to place less emphasis on Asian players. The volume of baccarat play was much higher in 1996 than it had been in recent prior years. Baccarat revenue as a percent of casino revenue declined to 9% in 1998 and 1997 compared with 14% in 1996. Baccarat revenue was only 1% of casino revenue in 1995. Baccarat revenue in 1998 benefited from an increase in the hold percentage, which increased to 28.8% from 18.6% in 1997. Slot revenue increased by 5% in 1998 over 1997. Casino costs were substantially unchanged in 1998 from 1997. The hotel occupancy rate increased to 92% in 1998 from 88% in 1997 in spite of the increased competition in the Las Vegas market.

     Ramada Express. Ramada Express Hotel and Casino in Laughlin, Nevada had total revenues of $85.3 million in 1998 compared with $83.4 million in 1997. Casino revenue increased by $2.0 million in 1998 compared with 1997. The trends in 1998 were similar to those experienced in 1997 and 1996 with the exception of the overall market. The overall market was slightly up in 1998 from 1997, which is in contrast to the last several years of decreases in the overall market. However, the overall market remains weak as competition continues from Indian casinos and expansions in Las Vegas. Casino costs and marketing costs were higher as Aztar incurred increased costs in order to increase market share in this market. As a result, the operating margin, as measured by operating income before depreciation and amortization, declined to 20% in 1998 from 21% in 1997, compared with 22% in 1996 and 24% in 1995.

     Operating income at Ramada Express was $10.6 million in 1998 compared with $10.6 million in 1997. Operating income is after depreciation and amortization of $6.2 million in 1998 compared with $7.1 million in 1997 and rent expense of $0.6 million in 1998 compared with $0.5 million in 1997.

     Casino Aztar Evansville. Casino Aztar Evansville in Evansville, Indiana had total revenues of $123.6 million in 1998 compared with $119.3 million in 1997. Casino revenue was up 4% in 1998 from 1997 in spite of increased competition from expanded riverboat capacity in the Cincinnati, Ohio market area and a new riverboat in the Louisville, Kentucky market area. The admissions in 1998 and 1997 were 2.1 million and the win per admission was $52.83 in 1998 compared with $51.18 in 1997. The new riverboat in the Louisville area opened in November 1998. In fiscal December 1998, Casino Aztar Evansville had an 18% decrease in casino revenue compared with fiscal December 1997 due to the increased competition and severe winter weather in Evansville's feeder markets in the last week of December 1998. We anticipate a decrease in casino revenue in 1999 compared with 1998 as a result of competition from a new riverboat in the Louisville, Kentucky market area. In addition, a certificate of suitability was granted to operate a riverboat casino on the Ohio River to be located in Indiana between the Louisville area and the Cincinnati area. This riverboat is anticipated to open in mid- to late-2000.

     Operating income was $29.8 million in 1998 compared with $28.8 million in 1997. Operating income is after depreciation and amortization of $9.8 million in 1998 compared with $9.3 million in 1997 and rent expense of $3.9 million in 1998 compared with $3.4 million in 1997.

     Casino Aztar Caruthersville. Casino Aztar Caruthersville in Caruthersville, Missouri had total revenues of $24.1 million in 1998 and 1997 and an operating loss of $1.5 million in 1998 compared with an operating loss of $2.8 million in 1997. The operating losses are after depreciation and amortization of $3.2 million in 1998 compared with $3.3 million in 1997. During 1998, we focused on reducing our operating costs and were able to reduce these costs by 5% compared with 1997 and at the same time were able to maintain our revenue stream. We have some unused land at this site and we are encouraging third party developers to develop facilities on this land that would complement our operations.

     Development Costs. In connection with pursuing the development of our business in specific gaming jurisdictions, we expensed approximately $0.5 million in 1998 compared with $0.1 million in 1997.

     Interest Expense. Interest expense was $59.6 million in 1998 compared with $62.5 million in 1997. The decrease in interest expense was primarily a result of lower levels of debt outstanding.

     Income Taxes. We are responsible, with some exceptions, for the taxes of Ramada Inc. through December 20, 1989. See "Note 1. Significant Accounting Policies -- Basis of Consolidated Statements" of the Notes to Consolidated Financial Statements for the year ended December 31, 1998. Income taxes for 1997 included a non-recurring tax benefit of $2.3 million primarily related to cash received as a result of a settlement between the IRS and Ramada Inc. Income taxes for 1996 included a benefit of approximately $21 million related to this settlement.

     Extraordinary Items. During 1998, we expensed the remaining unamortized deferred financing costs in connection with the extinguishment of our prior credit facility and our prior supplemental credit facility. These items were reflected as an extraordinary loss of $1.3 million, which was net of an income tax benefit of $0.7 million.

FISCAL YEAR 1997 COMPARED WITH FISCAL YEAR 1996.

     Our consolidated revenues were $782.4 million for 1997, an increase of 1% from $777.5 million in 1996. Rooms revenue was higher in 1997 than in 1996 because the new hotel tower at the Atlantic City Tropicana that opened in late April 1996 added approximately 60% to the room capacity at that property and we opened our 250-room hotel at Casino Aztar Evansville in December 1996. A factor that limited the increase in consolidated revenues was that the 1997 fiscal year included 52 weeks whereas the 1996 fiscal year included 53 weeks.

     Consolidated operating income in 1997 was $67.4 million. Consolidated operating income in 1996 was $58.9 million after the effects of $3.0 million in preopening cost write-offs in connection with the new hotel tower at the Atlantic City Tropicana and the fourth-quarter 1996 opening of a pavilion, parking garage and hotel at Casino Aztar Evansville. The consolidated provision for doubtful accounts increased by $7.1 million in 1997 compared with 1996 as a result of increasing the allowance for potential uncollectible markers associated with Asian guests at the Las Vegas Tropicana and the premium table game business at both Tropicanas. Consolidated rent expense increased $5.7 million in 1997 compared with 1996 primarily as a result of an increased number of operating leases associated with expanded casino facilities at the Atlantic City Tropicana. The analysis of the performance of each of Aztar's properties follows.

     Tropicana Atlantic City. Tropicana Casino and Resort had total revenues of $399.2 million in 1997 compared with $385.9 million in 1996 and operating income of $50.7 million in 1997 compared with $36.0 million in 1996. The 1996 operating income is after the write-off of $2.3 million of preopening costs associated with the opening of a new hotel tower, an expanded casino and a name change from TropWorld to Tropicana. The 1996 operating margin was negatively impacted by severe winter weather and disruption from the construction of the new hotel tower and improvements made to the casino.

     Casino revenue was up $6.7 million in 1997 compared with 1996. Tropicana Atlantic City continued its emphasis on the games revenue segment of the business and had a full-year benefit of the improvements made to the casino in 1996. As a result of this, games revenue increased by $21.1 million or 21% in 1997 over 1996 in spite of a slight decline in the table games hold percentage. Slot revenue decreased in 1997 compared with 1996 as a result of a decrease in coin offers to slot players. Rooms revenue increased 39% in 1997 compared with 1996 as a result of a 30% increase in rooms occupied on a non-complimentary basis and an increase in the average daily room rate. The availability of rooms increased in late April 1996 when the new hotel tower increased capacity by 60%.

     Casino costs were $13.4 million lower in 1997 than in 1996. A $20.5 million reduction in coin offers to slot players was partially offset by increased costs associated with the games segment of the business. The reduction in coin offers consisted of a $14.3 million reduction in direct mail and cash-back coin offers and a $6.2 million reduction in line and charter bus coin. Marketing costs were $6.9 million higher and the provision for doubtful accounts was $1.9 million higher in 1997 compared with 1996 as a result of the emphasis on the games business. Rooms costs were 26% higher in 1997 compared with 1996 primarily due to increased direct costs associated with the increase in occupied rooms.

     Operating income is after depreciation and amortization of $22.1 million in 1997 compared with $21.7 million in 1996 and rent expense of $7.3 million in 1997 compared with $2.9 million in 1996. Rent expense increased as a result of an increased number of equipment operating leases associated with the improved facilities.

     Tropicana Las Vegas. Tropicana Resort and Casino had total revenues of $156.4 million in 1997 compared with $167.4 million in 1996 and an operating loss of $9.3 million in 1997 compared with operating income of $0.8 million in 1996. Operating loss or income is after rent expense of $9.8 million in 1997 compared with $9.1 million in 1996 and depreciation and amortization of $9.5 million in 1997 compared with $8.6 million in 1996.

     Casino revenue decreased by 12% in 1997 from 1996 primarily as a result of a decrease in baccarat revenue. The volume of baccarat play decreased by 40% in 1997 compared with 1996 as we experienced a decrease in baccarat play by Asian guests. Slot revenue decreased by 10% in 1997 compared with 1996 due to a supply increase in the market. Casino costs were 6% lower in 1997 than in 1996 as a result of the lower casino revenue. The provision for doubtful accounts increased by $5.0 million in 1997 compared with 1996 as a result of increasing the allowance for uncollectible markers associated with Asian guests and the premium table game business.

     Ramada Express. Ramada Express Hotel and Casino had total revenues of $83.4 million in 1997 compared with $82.5 million in 1996. Casino revenue increased in an overall market that again declined in 1997. Casino costs and marketing costs were higher as we incurred increased costs in order to increase market share in this declining market.

     Operating income at Ramada Express was $10.6 million in 1997 compared with $11.2 million in 1996. Operating income is after depreciation and amortization of $7.1 million in both 1997 and 1996 and rent expense of $0.5 million in 1997 compared with $0.3 million in 1996.

     Casino Aztar Evansville. Casino Aztar Evansville had total revenues of $119.3 million in 1997 compared with $115.2 million in 1996 and operating income of $28.8 million in 1997 compared with $27.5 million in 1996. The 1996 operating income is after the write-off of $0.7 million of preopening costs associated with the opening of the passenger pavilion, parking garage and 250-room hotel. Casino revenue was down only slightly in 1997 from 1996 as a decrease in admissions as a result of the increased competition from other riverboats in Indiana was offset by an increase in win per admission. The admissions in 1997 were 2.1 million compared with 2.4 million in 1996 and the win per admission was $51.18 in 1997 compared with $45.85 in 1996. Rooms revenue was $2.7 million in 1997, an increase of $2.6 million over 1996 as the hotel opened in December 1996. Food and beverage revenue increased $3.0 million over 1996 as the passenger pavilion containing expanded food and beverage facilities opened in the fourth quarter of 1996.

     Rooms costs and food and beverage costs increased with the increase in revenues. As a result of the expanded facilities, property taxes and insurance, along with depreciation and amortization, also increased. Casino Aztar Evansville reduced marketing costs by 20% in 1997 from 1996. These costs were higher in 1996 as the operation established itself in the market. Operating income is after depreciation and amortization of $9.3 million in 1997 compared with $8.3 million in 1996 and rent expense of $3.4 million in 1997 compared with $3.0 million in 1996.

     Casino Aztar Caruthersville. Casino Aztar Caruthersville had total revenues of $24.1 million in 1997 compared with $26.5 million in 1996 and an operating loss of

$2.8 million in 1997 compared with an operating loss of $3.7 million in 1996. The operating losses are after depreciation and amortization of $3.3 million in 1997 compared with $3.5 million in 1996. During 1997, we eliminated some marginal business, which resulted in lower revenues and reduced costs. In addition, we opened a climate-controlled pavilion and an outdoor arena. These facilities are used for exhibitions, entertainment, rodeo competitions and other events.

     Development Costs. In connection with pursuing the development of our business in specific gaming jurisdictions, as well as in jurisdictions in which gaming has not been approved, we expensed approximately $0.1 million in 1997 compared with $2.1 million in 1996.

     Interest Expense. Interest expense was $62.5 million in 1997 compared with $58.6 million in 1996. The increase in interest expense was primarily a result of discontinuing the capitalization of interest as our major construction projects were completed in phases in 1996.

LIQUIDITY AND CAPITAL RESOURCES.

SOURCES AND USES.

     During 1998, we obtained our new "bank credit facility" financing consisting of a $250 million reducing revolving credit facility maturing on June 30, 2003 and a $50 million term loan maturing on June 30, 2005. Effective April 30, 1999, Aztar and the lenders under the revolving bank credit facility agreed to expand the maximum amount available under that facility from $250 million to $300 million. The revolving credit facility and the term loan bear interest at a floating rate. The new financing is an improvement over our prior credit facilities because it increases the availability of funds, provides more flexibility, reduces interest margins and extends the maturity. The initial funds borrowed under the revolving credit facility were used to prepay the balance outstanding and extinguish our prior reducing revolving credit facility maturing on December 31, 1999. The balance outstanding under the prior revolving credit facility at the time of prepayment was $135 million. The funds received under the term loan were used to repay a portion of the new revolving credit facility. Our $25 million supplemental reducing revolving loan agreement maturing on March 15, 1999 was extinguished concurrently with our prior revolving credit facility. There were no borrowings under the supplemental credit facility from its inception through the date it was extinguished.

     At April 1, 1999, the outstanding balance under our revolving credit facility was $45 million. The maximum amount available under the revolving credit facility will be reduced quarterly by $12 million commencing on September 30, 2000. The revolving credit facility imposes various restrictions on us, including limitations on our ability to incur additional debt, commit funds to capital expenditures, merge or sell assets. The revolving credit facility prohibits dividends on our common stock (other than dividends payable in common stock) and repurchases of our common stock in excess of $30 million with limited exceptions. In addition, the revolving credit facility contains quarterly financial tests, including a minimum requirement for operating cash flow, a minimum ratio of fixed charge coverage and maximum ratios of total debt and senior debt to operating cash flow. At April 1, 1999, the ratio of total debt to operating cash flow was 3.37 to 1 and the maximum ratio allowable was 5.25 to 1. This maximum ratio allowable decreases to 5.00 to 1 at June 30, 1999 and continues to decrease periodically, beginning June 30, 2000, in increments of
 .25 or .50, until it is 4.00 to 1 at June 30, 2002 and thereafter. At April 1,

1999, the ratio of senior debt to operating cash flow was 1.03 to 1 and the maximum ratio allowable was 3.50 to 1. This maximum ratio allowable decreases to
3.00 to 1 at June 30, 1999 and thereafter.

     The $50 million term loan calls for quarterly principal payments of $125,000 beginning on September 30, 1999 through June 30, 2004, and $11,875,000 beginning on September 30, 2004 through maturity. The term loan imposes restrictions on us that are similar to those imposed by our subordinated debt.

     During 1998, our cash flow from operating activities was principally used to pay down debt and to purchase property and equipment that was primarily routine in nature.

     On April 7, 1999, we redeemed $75 million principal amount of our 11% Notes at 101.571% of the face amount plus accrued interest. On June 2, 1999 we redeemed the remaining $125 million of our 11% Notes at 101.571% of the face amount plus accrued interest. This redemption was funded with a portion of the proceeds from the May offering of the unregistered notes. Our 13 3/4% Notes become callable at a premium on October 1, 1999. If credit is available at favorable rates, we may pursue a refinancing of our 13 3/4% Notes during 1999. The unamortized deferred financing charges associated with the 11% Notes and the premium paid to retire this debt were written-off as extraordinary charges. If we are successful in refinancing the 13 3/4% Notes, the unamortized deferred financing charges and unamortized discount associated with these notes, and any premium paid to retire these notes, would also be written-off as an extraordinary charge. At April 1, 1999, the unamortized items relating to the 11% Notes and the 13 3/4% Notes totaled $9.1 million.

FUTURE DEVELOPMENT.

     Tropicana Enterprises, a Nevada general partnership in which Aztar is a noncontrolling 50% partner, owns the real property and a portion of the personal property that Aztar leases in the operation of Tropicana Las Vegas. On February 2, 1998, Aztar acquired an option to purchase the 50% partnership interest that it does not own. The option agreement gives Aztar an unconditional right, but not the obligation, to purchase the partnership interest for $120 million. The option agreement was amended in February 1999 to extend the option until February 2002. We currently have no plans to redevelop Tropicana Las Vegas. Current market conditions do not warrant redevelopment. We expect that redevelopment of Tropicana Las Vegas could present a good opportunity when market conditions improve. The amount and timing of any future expenditure, and the extent of any impact on existing operations, will depend on the nature of the redevelopment ultimately undertaken by us.

     We own land that is next to our facilities in Atlantic City. This land could be used in the future for additional development.

COMMITMENTS.

     Aztar is committed to making rent payments that service Tropicana Enterprises' bank term loan. During 1998, the maturity of this bank term loan was extended to June 30, 2003 from December 31, 1999. The Tropicana Enterprises' bank term loan calls for monthly principal payments of $0.3 million to $0.4 million, with a final payment of approximately $43 million due at maturity. At April 1, 1999, the balance of the Tropicana Enterprise loan was approximately $59.4 million.

     The Tropicana Las Vegas lease agreement contains a provision that requires Aztar to maintain an additional security deposit with the lessor of approximately $21 million in cash or a letter of credit if the Tropicana Las Vegas operation fails to meet financial tests. The financial tests are calculated quarterly based on the preceding twelve months of operations. A determination was made for the year ended December 31, 1998, that the additional security deposit would be required by May 15, 1999. However, the lessor waived the requirement of this additional security deposit. For the period ended April 1, 1999, a determination was made that no additional security deposit is required because the Tropicana Las Vegas operation met financial tests under the lease agreement.

MARKET RISK.

     Market risk is the risk of loss arising from adverse changes in market rates and prices, including interest rates, foreign currency exchange rates, commodity prices and equity prices. Our primary exposure to market risk is interest rate risk associated with our Casino Reinvestment Development Authority investments, long-term debt and Series B ESOP convertible preferred stock. We do not utilize these financial instruments for trading purposes. We manage our interest rate risk on long-term debt by managing the mix of our fixed-rate and variable-rate debt.

     The following table provides information at December 31, 1998, about our financial instruments that are sensitive to changes in interest rates. The table presents principal cash flows (in millions) and related weighted average interest rates by expected maturity dates.

                                                                                                       FAIR
                                          1999   2000   2001    2002    2003    THEREAFTER   TOTAL    VALUE
                                          ----   ----   ----   ------   -----   ----------   ------   ------
Assets
  Other investments
    Fixed rate..........................    --     --     --       --      --     $ 21.0     $ 21.0   $ 21.0
    Average interest rate...............    --     --     --       --      --        4.9%
Liabilities
  Long-term debt, including current
    portion
    Fixed rate..........................  $2.4   $3.1   $2.0   $200.9   $ 0.2     $178.4     $387.0   $411.6
    Average interest rate...............   9.8%   9.4%   9.7%    11.0%   10.6%      14.0%
    Variable rate.......................  $0.1   $0.5   $0.6   $  0.5   $53.6     $ 47.8     $103.1   $103.1
    Average interest rate*
Series B ESOP convertible preferred
  stock
  Fixed rate............................    --     --     --       --      --     $  7.1     $  7.1   $  7.1
  Average dividend rate.................    --     --     --       --      --        8.0%

-------------------------
* Interest is based upon, at our option, a one-, two-, three- or six-month Eurodollar rate plus a margin of 2.5% for our $50 million term loan and a one-, two-, three- or six-month Eurodollar rate plus a margin ranging from 1.00% to 2.25%, or the prime rate plus a margin ranging from zero to 1.00% for our revolving bank credit facility. The applicable margin is dependent upon Aztar's outstanding indebtedness and operating cash flow.

     On April 7, 1999, we redeemed $75 million principal amount of our 11% Notes at 101.571% of the face amount plus accrued interest. This redemption was funded with borrowings under our revolving bank credit facility. On May 3, 1999 we issued $235 million principal amount of 8 7/8% unregistered notes due May 15, 2007. A portion of the net proceeds from the issuance of the unregistered notes was used to redeem the remaining $125 million principal amount of the 11% Notes at 101.571% of the face amount plus accrued interest on June 2, 1999. The balance of the net proceeds from the issuance of the unregistered notes was used to repay a portion of the outstanding borrowings under our revolving bank credit facility.

YEAR 2000.

     Background. In the past, many computer software programs were written using two digits rather than four to define the applicable year. As a result, date-sensitive computer software may recognize a date using "00" as the year 1900 rather than the year 2000. This is generally referred to as the year 2000 issue. If this situation occurs, the potential exists for computer system failures or miscalculations by computer programs, which could disrupt operations.

     We use computer systems in virtually all aspects of our business. Year 2000 problems in the hotel or casino systems at our properties could disrupt operations at the affected properties and have a material adverse impact upon our operating results. We are also exposed to the risk that one or more of our suppliers could experience year 2000 problems that impact the ability of these suppliers to provide goods and services. Though this is not considered as significant a risk with respect to the suppliers of goods, due to the availability of alternative suppliers, the disruption of some services, including utilities, could, depending upon the extent of the disruption, have a material adverse impact on our operations.

     Approach. We have established a coordinated effort between our corporate level and responsible parties at each of our properties to address year 2000 issues. We require each property to submit a monthly status report to the corporate office, which is then reviewed with each property. The audit committee of Aztar's board of directors discusses the status of each property's year 2000 readiness at least quarterly. Our year 2000 readiness program consists of four phases:

     Phase 1 Compile information about technology (IT) and non-IT systems that may be sensitive to the year 2000 problem.

     Phase 2 Identify and prioritize the critical systems from the inventory of systems compiled in Phase 1 and inquire of third parties with whom we do significant business, including vendors and suppliers, as to the state of their year 2000 readiness.

     Phase 3 Analyze the critical systems to determine which systems are not year 2000 compliant and evaluate the costs to repair or replace those systems.

     Phase 4 Repair or replace noncompliant systems and test those systems for which representation as to year 2000 compliance has not been received or for which representation was received but has not been confirmed.

     Status of IT Systems. We use software purchased from vendors in virtually all critical technology systems at our properties. In some instances, we modify vendor-supplied software systems to enhance them. In many cases, the solution to the year 2000 issue is simply to install a vendor-tested software upgrade and further test the upgrade through internally generated test data. In other cases, the solution is to purchase and install new vendor software that is year 2000 compliant. The cost and effort of installing and testing new software systems is more extensive than merely upgrading them and therefore contains a greater risk to us.

     We are currently in Phase 4 of our year 2000 readiness program for all critical IT systems at all properties. Some of these IT systems require internal programming rather than upgrades. The more programming required, the greater the risk to our year 2000 readiness. The following chart shows for each critical IT system at each of our properties whether an upgrade or conversion is underway and the date when installation and testing of these systems is expected to be completed. In addition, the chart identifies the IT systems where internal programming is required and the extent of these programming requirements. We expect to complete year 2000 compliance on IT systems by September 1999. We cannot assure you that we will be able to achieve these goals by the dates indicated or at all.

                         TROPICANA      TROPICANA      RAMADA      CASINO AZTAR     CASINO AZTAR
       SYSTEM          ATLANTIC CITY    LAS VEGAS     EXPRESS       EVANSVILLE     CARUTHERSVILLE
       ------          -------------    ---------    ----------    ------------    --------------
CASINO                 Conversion *     Upgrade **    Upgrade       Upgrade         Upgrade
                          6/99            Done          7/99         7/99             7/99
SLOTS                    Upgrade        Upgrade **   Conversion*    Upgrade         Upgrade
                          Done            Done          9/99         6/99             Done
HOTEL                  Conversion **    Upgrade      Conversion     Upgrade           N/A
                          Done            Done          Done         Done
FINANCIAL              Conversion       Upgrade       Upgrade       Upgrade         Upgrade
                          Done            Done          6/99         6/99             6/99
POINT OF SALE/           Upgrade        Upgrade      Conversion     Upgrade         Upgrade
INVENTORY                 Done            7/99          6/99         Done             5/99

-------------------------
 * Indicates more significant internal programming also required

** Indicates minor internal programming also required

     Status of Non-IT Systems. We use embedded technology including microcontrollers or date-sensitive computer chips in our facilities, including fire safety and security systems, elevators, heating and cooling monitoring systems and surveillance systems. We are in Phase 3 and 4 in our process of ensuring year 2000 readiness in these non-IT systems. Our program for ensuring year 2000 compliance for our non-IT systems includes

          (1) sending letters to vendors of critical non-IT systems asking for the year 2000 status for each embedded chip or technology,

          (2) meeting with vendors who provide maintenance for these non-IT systems to assess year 2000 readiness and

          (3) testing these systems using test data wherever possible.

     We expect to substantially complete year 2000 compliance on critical non-IT systems by June 1999.

     Costs. The total cost of making our systems year 2000 compliant is estimated to be approximately $7.9 million. Approximately $7.5 million of this amount relates to the acquisition of new computer hardware and software systems as follows: new hardware and software at Tropicana Atlantic City ($5.7 million); new software at Ramada Express ($1.2 million) and personal computer upgrades and other systems company-wide ($0.6 million). These costs will be capitalized and depreciated over their expected useful lives.

     The estimated costs related to internal programming modifications and the administration of our year 2000 project are approximately $0.4 million, and these costs are being expensed as incurred. Approximately $40,000 of these costs were expensed in the quarter ended April 1, 1999 and approximately $0.2 million were expensed in 1998.

     As of April 1, 1999, approximately $6.5 million has been spent on year 2000 issues. The year 2000 issue has not caused other Aztar IT system projects to be deferred; in fact, it has accelerated the spending on IT systems overall.

     Risk Assessment. The greatest risk is if one or more of our properties' critical IT systems, including casino or hotel, or non-IT Systems, including cooling or heating, experience problems due to year 2000 issues which cause business interruptions or customer service problems. We are also exposed to the risk of possible failure of systems external to our operations. These external risk factors arise from the fact that our operations, like most businesses, are dependent upon numerous other private, public and governmental entities. While these external risk factors are not our responsibility and the remediation of these factors is beyond our control, we are attempting to monitor these risks and form contingency plans as warranted. As a result of these external risk factors, we may be adversely impacted even if our own IT systems and non-IT Systems are year 2000 compliant. External risk factors being monitored include utility service to our properties; banking networks which may affect our or our customers' access to cash and travel service disruptions to our properties. We believe that any year 2000 problems, should they arise, would be short-term in nature and not affect our liquidity or financial condition. However, because New Year's week is a very busy period for our properties, year 2000 problems at a given property could negatively impact first-quarter 2000 results.

     Contingency Plans. Contingency plans are being developed for each property. We will consider risk levels of non-compliance as the year 2000 implementation and testing process continues. On an on-going basis, each property maintains specific emergency manual procedures and back-up plans and these plans are being enhanced to deal with potential year 2000 problems should they arise.

OTHER MATTERS.

     In June 1998, the Financial Accounting Standards Board adopted Statement of Financial Accounting Standards No. 133 entitled "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If specific conditions are met, a derivative may be specifically designated as a hedge of specific financial exposures. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and, if it is used in hedging activities, it depends on its effectiveness as a hedge. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. SFAS 133 should not be applied retroactively to financial statements of prior periods. Aztar will adopt SFAS 133 when required. Because of our minimal use of derivatives, we do not anticipate that the adoption of SFAS 133 will have a significant effect on Aztar's earnings or financial position.

     In accordance with the FASB Statement of Financial Accounting Standards No. 121 entitled "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," we performed a review of whether anticipated net cash flows in connection with our Casino Aztar Caruthersville operation will be sufficient to recover our investment in that operation. At December 31, 1998, we had approximately $43 million in carrying value of long-lived assets and some identifiable intangibles associated with Casino Aztar Caruthersville. In performing this review, we considered a number of factors, including, but not limited to, anticipated revenues and the duration thereof, expected operating costs, the competitive environment and future legislative and regulatory changes. Although the results of our review did not have an effect on the carrying value for Casino Aztar Caruthersville at December 31, 1998 there can be no assurance that this will be true in the future.

                                    BUSINESS

AZTAR.

     Aztar is a publicly traded gaming company that owns and operates three land-based and two riverboat casinos in five distinct domestic gaming markets. Four of these are core operating properties -- the Tropicana Casino and Resort in Atlantic City, the Ramada Express in Laughlin, Nevada and our two riverboat properties in Evansville, Indiana and Caruthersville, Missouri. The fifth property, the Tropicana Resort and Casino in Las Vegas, is being operated pending eventual redevelopment.

     Here is an overview of our properties as of April 1, 1999:

                                                     GAMING
                                                ----------------    APPROXIMATE
                                  NUMBER OF       SLOT     TABLE   CASINO SQUARE   APPROXIMATE
  PROPERTY NAME AND LOCATION     ROOMS/SUITES   MACHINES   GAMES      FOOTAGE        PARKING
  --------------------------     ------------   --------   -----   -------------   -----------
NEW JERSEY
  Tropicana Casino and
     Resort....................     1,624        3,705      172       124,000         3,300
NEVADA
  Tropicana Resort and
     Casino(1).................     1,873        1,641       41        61,000         2,300
  Ramada Express Hotel and
     Casino....................     1,500        1,580       33        55,000         2,400
INDIANA
  Casino Aztar Evansville......       250        1,291       73        37,250         1,700
MISSOURI
  Casino Aztar
     Caruthersville............        --          461       22        10,400         1,000
                                    -----        -----      ---       -------        ------
TOTALS.........................     5,247        8,678      341       287,650        10,700
                                    =====        =====      ===       =======        ======

-------------------------
(1) We lease the Tropicana Las Vegas from a partnership in which we own a 50% partnership interest and have an option to purchase the remaining 50% partnership interest.

BUSINESS STRATEGY.

     - IMPROVING CASH FLOW. During 1998, our five properties produced EBITDAR of $154.5 million, an increase of 10.1% from 1997. The 1998 results represent the third consecutive year of double- digit growth in EBITDAR, and a 53% increase from the $101.2 million generated in 1995. We accomplished this cash flow improvement through a combination of revenue growth and tight cost controls. We drive revenue growth through targeted marketing expenditures that have a clear and measurable purpose. We also incentivize our property managers to achieve higher labor productivity and other savings that can improve operating margins. Management is committed to continuing this EBITDAR growth trend.

                                  [BAR GRAPH]

                  YEAR                                 EBITDAR(1)
                  ----                                 ----------
                  1996................................  $ 127.0
                  1997................................  $ 140.3
                  1998................................  $ 154.5

(1) EBITDAR means operating income before depreciation and amortization, rent and preopening costs. EBITDAR should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of Aztar's operating performance, or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity. EBITDAR information has been included to facilitate comprehension of financial covenants in the indenture for the notes which are based, in part, on EBITDAR. Our calculation of EBITDAR may not be comparable to similarly titled measures reported by other companies.

     - STRENGTHENING BALANCE SHEET. One of our primary goals has been to deleverage our balance sheet and significantly reduce our cost of borrowing. In 1998, we reduced our outstanding long-term debt including current portion by $29 million and increased our cash position by $13 million from a year earlier, yielding a $42 million reduction in net long-term debt minus cash.

                                  [BAR GRAPH]

                  YEAR                                 LONG-TERM DEBT
                  ----                                 --------------
                  1996................................     $ 540.0
                  1997................................     $ 519.1
                  1998................................     $ 490.1

      Our plan is to replace our higher-coupon public debt that will be callable later this year with borrowings under our existing lower-cost bank credit facility. The result will be to both significantly reduce interest expense and provide flexibility to reduce further outstanding debt. In 1998, we put in place a bank credit facility with larger borrowing capacity on more favorable terms and with improved interest rates. Effective April 30, 1999, Aztar and the lenders under the revolving bank credit facility agreed to expand the maximum amount available under that facility from $250 million to $300 million. We also recently amended its terms to provide for up to $205 million to be used toward the replacement of subordinated debt.

     - DISCIPLINED CAPITAL DECISIONS. Throughout our history, we have used a disciplined return-on-invested-capital analysis in making decisions about capital allocation. We continually evaluate whether capital should be allocated to our core operating assets, to development and acquisition activities, or to strengthen our balance sheet. Our standard has been to undertake only capital projects that produce returns on invested capital substantially in excess of our weighted average cost of capital. We will continue to pursue capital opportunities that meet our strict criteria for economic returns. In the event that we do not identify acquisition or development opportunities that meet our criteria, we intend to continue to reduce our outstanding indebtedness.

     - ATTRACTIVE DEVELOPMENT OPPORTUNITIES. We regularly identify and evaluate opportunities for further development of our existing properties, potential acquisitions, and participation in emerging gaming markets. Although we think that these opportunities are currently limited, our strategy is to add strategic assets to our portfolio if we believe that they will produce returns that meet our strict criteria. Future development opportunities include:

      Atlantic City. We own land next to the Tropicana Atlantic City. The 1996 expansion of the Tropicana Atlantic City created significant economic value and we believe there may be additional opportunity for further strategic development.

      Las Vegas. Our most promising longer-term opportunity is the redevelopment of the Tropicana Las Vegas. This 34-acre site at the southeast corner of Tropicana Avenue and the Las Vegas Strip is widely considered to be one of the best development opportunities in Las Vegas. We currently lease the Tropicana Las Vegas from a partnership in which we own a 50% interest. We hold an option, exercisable until February 2002, to acquire the remaining 50% interest in the partnership that is owned by a third party. This option provides us up to three years to assess market conditions in Las Vegas and the rate of absorption of the latest round of new casino supply. While we expect that redevelopment of Tropicana Las Vegas could present an attractive opportunity when market conditions improve, we have no current plans in place for redevelopment.

OPERATING STRATEGY.

     We strive to provide our customers with an entertaining adult casino experience. We emphasize creating environments that are both friendly and fun and that have a high perceived value to our customers. Our goal is to create loyal repeat customers. Key components of our operating strategy include:

     - EFFECTIVE MARKETING. Our marketing efforts are directed primarily at customers from the local and nearby drive-in markets. We target the middle to upper end player with particular emphasis on the higher margin premium slot customer. We actively track customer casino activity and engage in direct mail and telemarketing to encourage our more valuable customers to frequent our properties. These database marketing systems play an important role in our targeting efforts.

     - OPERATING DISCIPLINE AND TIGHT COST CONTROLS. We emphasize in our operations the importance of serving our customers, maintaining our properties and providing a quality guest experience. We are, however, continually mindful of the operating discipline required to do all of this on a cost-effective basis. We work towards the optimal balance: providing a great time for our customers while maintaining an attractive operating margin.

     - PROPERTY SPECIFIC STRATEGIES. We believe that each of our properties operates in a unique market environment. We tailor the operating strategy of each property to capitalize on these distinctive market dynamics.

TROPICANA ATLANTIC CITY.

     Description. Tropicana Casino and Resort is located on approximately 10 acres of land with 220 yards of ocean frontage along the boardwalk in Atlantic City. The Tropicana Atlantic City features 1,624 hotel rooms and a 124,000 square foot casino with 3,705 slot machines, 172 table games, a baccarat lounge, a poker room and keno. This facility has parking facilities to accommodate 3,300 vehicles. The Tropicana Atlantic City also features:

     - a 1,700 seat theatrical showroom which regularly presents headliner entertainment;

     - approximately 47,000 square feet of meeting, convention and banquet space;

     - four gourmet restaurants and several medium-priced restaurants; and

     - other amenities including indoor and outdoor swimming pools, tennis courts, a health and fitness club and a jogging track.

     We expanded and renovated Tropicana Atlantic City during 1995 and the first half of 1996 to capitalize on the recent and anticipated growth of the Atlantic City market. The expansion included a 604-room hotel tower with a concierge floor consisting of six large penthouse suites. We also constructed a new hotel lobby, refurbished all of the existing hotel rooms and developed a new entrance designed to improve traffic circulation throughout the casino. In addition, we made extensive improvements to the casino, including introducing a new baccarat room and a new Asian games room. The new games room caters to the domestic Asian gaming community, offering pai gow, tile games and mini-baccarat.

     During 1997, we added new casino facilities at the Tropicana Atlantic City. The Change Your Life Casino offers a variety of the most popular reel and video game machines with denominations and payouts geared to provide high jackpots and attract the retail customer. The Crystal Room has an elegant decor, furnishings and service and is geared to appeal to the premium slot player. We also recently constructed a new parking lot that accommodates 381 vehicles directly across from our existing parking structure.

     Operating Strategy. Our operating strategy is to focus on frequent visitors to Atlantic City. We utilize our Atlantic City Tropicana database as the cornerstone of our marketing efforts. Over 400,000 customers in our database were active in 1998, providing approximately 1.8 million gaming patron days, an average of 4.5 gaming days per player. These players generated in excess of $150 of revenue per gaming day and accounted for approximately 73% of the Tropicana Atlantic City's casino revenue in 1998. In addition, during weekends and peak demand periods, the property has been reserving rooms for non-database cash paying patrons, insuring availability of rooms for patrons who are new visitors to Atlantic City.

     Market Overview. The Atlantic City gaming market has historically demonstrated continued growth despite the emergence of new gaming venues across the country. The 12 hotel casinos in Atlantic City generated approximately $4.0 billion in gaming revenues in 1998. There are several infrastructure developments that have recently been completed or which are underway that may attract additional people to Atlantic City. These developments include new housing and retail development, an upgrade and expansion of the Atlantic City International Airport and a new convention center with the largest exhibition space between New York and Washington D.C.

     The primary target market for Tropicana Atlantic City is the area consisting of New Jersey, New York, and Pennsylvania. Based on the most recent census data, there are approximately 25 million persons within a 120-mile radius of Atlantic City and 58 million persons within a 300-mile radius. Several major casino operators have announced plans to develop projects or expand existing facilities in the marina or the boardwalk areas. The marina projects are not expected to open for a number of years. When these projects open they will create increased competition in Atlantic City. However, our view is that these new projects, if well-designed and executed, may also attract new patrons to the Atlantic City gaming market. If so, this will mitigate concern about the ultimate impact of those projects on our existing Atlantic City operations. Our view is based on our experience following the opening of our 604-room expansion at the Tropicana Atlantic City. Within a short period of time, those rooms experienced a high level of occupancy and proved to be productive in generating incremental revenue and cash flow. Cash rooms revenue in 1998 has increased by almost 150% over the pre-expansion levels, indicating that we are reaching beyond our regular casinos customers who would customarily be provided with complimentary rooms. This lends support to our belief that the Atlantic City market is supply constrained, not demand constrained and that the increase of hotel rooms and "must see" attractions will expand the market, capturing more of the 58 million people within the 300-mile radius.

TROPICANA LAS VEGAS.

     Description. Tropicana Resort and Casino is located on an approximately 34-acre site on the "Strip" in Las Vegas, Nevada. The Tropicana has 1,873 hotel rooms and suites and a 61,000 square foot casino containing 1,641 slot machines and 41 table games. The facility also has parking to accommodate approximately 2,300 vehicles. Tropicana Las Vegas also features:

     - one of the world's largest indoor/outdoor swimming pools;

     - a five-acre water park and tropical garden;

     - approximately 100,000 square feet of convention and exhibit space;

     - seven restaurants; and

     - the Folies Bergere, the longest running production show in Las Vegas.

     Together with the MGM Grand, Excalibur, Luxor, Monte Carlo and New York-New York mega-resorts, the Tropicana Las Vegas is located at the intersection known as the "New Four Corners" at Las Vegas Boulevard and Tropicana Avenue. We made modifications in 1996 and 1997 to enhance the Tropicana Las Vegas' attractiveness to new visitors, including opening more direct access to the property from surrounding casinos. We also renovated the appearance of the front of the property tying into the pedestrian bridges that connect the four corners of the intersection. In addition, we enhanced the look and the feel of the casino and renovated our casino lounge. In 1997, we replaced a large number of our slot machines with models featuring newer technology.

     Lease Description. Aztar leases the Tropicana Las Vegas, through our wholly-owned subsidiary, from an unconsolidated partnership in which we have a noncontrolling 50% interest. The lease payment in 1998 was approximately $12.8 million, which includes third party rent and principal and interest servicing the Tropicana Las Vegas partnership debt. The partnership's debt was approximately $59.4 million at April 1, 1999 and is not consolidated on Aztar's balance sheet. On February 2, 1998, we acquired an option to purchase the 50% partnership interest that we do not own. The option agreement gives us an unconditional right, but not the obligation, to purchase the partnership interest for $120 million. This option agreement was amended on February 1, 1999 to extend the option until February 1, 2002.

     Operating strategy. The operating strategy at Tropicana Las Vegas is to exploit its unique location in the "New Four Corners" area on the Las Vegas Strip where there are over 18,000 hotel rooms in addition to ours. Our focus is on the mid-level gaming business generated by these hotel rooms. We also continue to market to drive-in customers from Southern California and to the convention and tour-and-travel segments. Our goal is to maximize the operating cash flow of the property while limiting capital expenditures.

     Long-term development opportunity. While the Tropicana Las Vegas property provided less than 6% of our EBITDAR in 1998, leaving us with limited current exposure in the Las Vegas market, it offers an attractive long-term development opportunity. Ultimately, our goal is to take advantage of the Tropicana Las Vegas' premier location at the "New Four Corners" and its proximity to McCarran International Airport. We currently have no plan in place to redevelop the Tropicana Las Vegas as current market conditions do not warrant a redevelopment. We expect that redevelopment of Tropicana Las Vegas could present a good opportunity when market conditions improve. The amount and timing of any future expenditure, and the extent of any impact on existing operations, will depend on the nature of the redevelopment that we ultimately undertake.

     Market Overview. The Las Vegas gaming market consisted of approximately 110,000 hotel rooms at the end of 1998. Gaming revenue in Las Vegas grew to $5.0 billion in 1998, a 2% increase over 1997.

RAMADA EXPRESS.

     Description. Ramada Express Hotel and Casino is located on approximately 28 acres in Laughlin, Nevada. Laughlin is situated on the Colorado River at Nevada's southern tip. The Ramada Express features a Victorian-era railroad theme, which includes a train that carries guests between the parking areas and the casino hotel. The property has 1,500 hotel rooms and a 55,000 square foot casino containing 1,580 slot machines and 33 table games. The facility also has parking to accommodate 2,400 vehicles. Ramada Express also features:

     - three restaurants;

     - a lounge; and

     - special events and retail space.

     Operating Strategy. The largest component of the Laughlin market is comprised of customers over age 50. Accordingly, Ramada Express is focused on providing an atmosphere that attracts these older customers and, in particular, those who are retired or semi-retired. These customers make up the fastest growing segment of gaming customers in Laughlin. One of the two guest towers is for adults-only and our hotel room pricing program tends to discourage families with children. We create events and programs specifically geared to this older customer segment. For example, we have had success with nostalgic entertainment shows that harken back to the 1940's and 1950's and celebrate the heroism of military veterans from World War II and the Korean and Vietnam conflicts.

     Market Overview. The Laughlin gaming market consists of approximately 11,000 rooms and its gaming revenue for 1998 was $0.5 billion, a 2% increase over 1997. This increase in 1998 reverses a trend of declining gaming revenues during the prior four years.

CASINO AZTAR EVANSVILLE.

     Description. Casino Aztar Evansville was the first gaming facility to open in Indiana. It operates on the Ohio River in Evansville. The facility contains approximately 37,250 square feet of casino space with 1,291 slot machines and 73 table games. In December 1996, we opened a 250-room hotel. The casino riverboat is certified to carry 2,700 passengers and a crew of 300 and has parking for 1,700 vehicles. The 40,000 square foot pavilion which accompanies the riverboat contains passenger ticketing and pre-boarding facilities, including:

     - three restaurants;

     - a sidewalk cafe;

     - an entertainment lounge; and

     - a gift shop.

     Operating Strategy. Casino Aztar Evansville is marketed to capture the patronage of the locals market. Since the opening of our Evansville property in 1995, the property has developed a strong base of loyal repeat customers and a reputation for good food and lively entertainment. The property's convenient location and parking structure provide customers with easy access to the hotel and casino, a factor that we believe is particularly important in attracting and retaining our customers.

     Market Overview. Casino Aztar Evansville is located in the heart of metropolitan Evansville and has developed strong brand recognition in Southwest Indiana. The closest casino property is approximately 100 miles and over a two-hour drive away. Based on the most recent census data, approximately 400,000 persons reside within a 30-mile radius of the property, approximately 850,000 persons live within a 60-mile radius, and almost four million persons live within a 120-mile radius, which includes the metropolitan Louisville, Kentucky area. Additionally, the economy in the Evansville area is vibrant, fueled most recently by the opening of a large Toyota truck manufacturing facility for which Toyota has already announced expansion plans. Gaming revenue in the Southern Indiana market (four riverboats) grew by 46% in 1998 to $0.5 billion. Although, we believe that Casino Aztar Evansville has a strong base of loyal customers, the property operates in a more competitive environment due to the opening of a new riverboat near Louisville, Kentucky.

CASINO AZTAR CARUTHERSVILLE.

     Description. Casino Aztar Caruthersville operates on a 37-acre site on the Mississippi River in Caruthersville, Missouri, strategically located near Interstates 55 and 155. The casino riverboat has a capacity of 800 passengers plus crew. It contains approximately 10,400 square feet of casino space with 461 slot machines and 22 table games. The facility has parking for 1,000 vehicles including recreational vehicles. The property's passenger pavilion provides ticketing and pre-boarding facilities, including:

     - a restaurant;

     - a sports lounge; and

     - a snack bar and other amenities.

     During 1997, we opened a climate-controlled pavilion and an outdoor arena which we use for exhibitions, entertainment, rodeo competitions and other events. We have obtained consent from the Missouri Gaming Commission to utilize our pre-boarding barge area as additional permitted gaming space under our license. This will permit us to increase the number of slot machines at the property by 40%. Should there be a relaxation of simulated cruising restrictions and individual loss limits, our competitive position would significantly improve in relation to riverboats in neighboring jurisdictions, most notably Tunica, Mississippi, which is over 100 miles away.

     Operating Strategy. We have positioned the property as the local's community entertainment center, providing numerous targeted attractions in addition to the casino. We have been successful at staging country western and other concerts, rodeos, truck and tractor pulls and similar popular events. The pavilion also houses an attractive and popular sports bar.

     Market Overview. Casino Aztar Caruthersville is located in the "boot heel" of Missouri in close proximity to I-55, the major north-south interstate running along the Mississippi River. It serves the southeast Missouri market including the neighboring states of Illinois, Kentucky, Tennessee and Arkansas. Based on the most recent census data, there are approximately 634,000 persons within a 60-mile radius of the property and three million persons within a 120-mile radius, which includes metropolitan Memphis.

EMPLOYEES.

     Aztar employs approximately 10,800 people. Approximately 3,300 Aztar employees are represented by unions. Of the approximately 5,000 employees at Tropicana Atlantic City, approximately 1,800 are covered by collective bargaining contracts. Substantially all of these employees are covered by a contract that expires on September 14, 1999 and a small number are covered by contracts that expire in 2001. At Tropicana Las Vegas, approximately 1,500 of the 2,600 employees are covered by collective bargaining contracts. Substantially all of these employees are covered by contracts that expire in 2002. A small number of these employees are covered by a contract that expired on March 31, 1999 and these employees are working under an extension agreement until a new contract is negotiated. Of the remaining employees, a few are covered by a contract that expires on July 31, 1999 and the remainder are covered by contracts that expire in 2000 or 2003. At Ramada Express there are approximately 1,500 employees, none of which are covered by collective bargaining agreements. Aztar has approximately 1,200 employees and 400 employees, respectively, at Casino Aztar Evansville and Casino Aztar Caruthersville, none of which are covered by collective bargaining agreements.

PROPERTIES.

     Tropicana Atlantic City. Tropicana Atlantic City is located on an approximately 10-acre site in Atlantic City, New Jersey. In addition, we have accumulated approximately

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 1/2 acres next to our operating site for future development. In July 1993,
Tropicana Atlantic City became wholly-owned by Aztar.

     Tropicana Las Vegas. Tropicana Las Vegas is located on a 34-acre site in Las Vegas, Nevada. Tropicana Enterprises owns the Tropicana Las Vegas and leases it to Hotel Ramada of Nevada, a wholly-owned subsidiary of Aztar. Hotel Ramada of Nevada operates the casino and hotel under the lease which expires in 2011. Adamar of Nevada owns a noncontrolling 50% general partnership interest in Tropicana Enterprises. The remaining 50% general partnership interest in Tropicana Enterprises is held by various individuals and trusts associated with the Jaffe family subject to preferences on liquidation. On February 2, 1998, we acquired an option to purchase the 50% partnership interest that we do not own. The option agreement gives us an unconditional right, but not the obligation, to purchase the partnership interest for $120 million. This option agreement was amended on February 1, 1999 to extend the option until February 1, 2002. The amount and timing of any future expenditure, and the extent of any impact on existing operations, will depend on the nature of the redevelopment that we ultimately undertake.

     Ramada Express. Ramada Express is located on an approximate 28-acre site in Laughlin, Nevada. Ramada Express is wholly-owned by Aztar.

     Casino Aztar Evansville. Casino Aztar Evansville operates on and from a base 8-acre site next to the Ohio River in downtown Evansville, Indiana. Approximately 4 1/2 acres are leased. The lease was entered into in 1995 for 10 years. The lease has 3 options to renew for 5 years each. The remaining approximately 3 1/2 acres are wholly-owned by us.

     Casino Aztar Caruthersville. Casino Aztar Caruthersville operates on and from a 37-acre site next to the Mississippi River in downtown Caruthersville, Missouri. The site and facilities are wholly-owned by us. We have some unused land at this site and we are encouraging third party developers to develop facilities on this land that would complement our operations.

     General. We lease our corporate headquarters located in Phoenix, Arizona and own or lease some other facilities which are not material to our operations.

     Substantially all land, casino hotel buildings, casino riverboats, pavilions, furnishings and equipment owned by us are pledged as collateral under our bank credit facility.

LEGAL PROCEEDINGS.

     Aztar is a defendant in an action originally filed in the United States District Court for the Middle District of Florida, Orlando Division entitled William H. Poulos, On Behalf of Himself and All Others Similarly Situated vs. Caesars World, Inc., et al., filed on April 26, 1994. This action was consolidated with another subsequently filed action in that court entitled William Ahearn, On Behalf of Himself and All Others Similarly Situated v. Caesars World, Inc., et al., (the "Actions" or collectively, the "Poulos/Ahearn Case"). Both Actions were brought under RICO and state common law and seek compensatory and punitive damages in excess of $1 billion from the defendants. The complaints allege that the defendants took part in a scheme intended to induce people to play video poker and electronic slot machines based on false beliefs concerning how those machines actually operate as well as the extent to which there is actually an opportunity to win on any given play. The precise nature of Aztar's role in the alleged fraud and the conspiracy to defraud is not discernible from the complaint.

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     On September 26, 1995, an action entitled Larry Schreier, On Behalf of
Himself and All Others Similarly Situated vs. Caesars World, Inc., et al. Case No. CV-S-95-00923-DWH(RJJ) (the "Schreier Case") was commenced in the United States District Court for the District of Nevada. The Schreier Case is identical to the Poulos/Ahearn Case in all material respects, except that the named plaintiff in the Schreier case purports to represent a smaller and more precisely defined class of persons than the plaintiffs in the Poulos/Ahearn Case. The defendants (including Aztar) moved to dismiss the Schreier complaint on the same grounds as in the previously described Poulos/ Ahearn case, as well as on the ground that this case was filed for an improper purpose, an attempt to circumvent prior rulings of the Court in the Poulos/Ahearn Case. On August 15, 1996, District Judge Lloyd D. George granted the motion to dismiss, without prejudice. An amended complaint containing the same principal allegations was filed on September 30, 1996. The defendants (including Aztar) filed motions to dismiss the amended complaint for failure to state a claim and on other grounds. The Plaintiff opposed these motions.

     The Poulos/Ahearn Case and the Schreier Case were consolidated, as was the action entitled William H. Poulos, On behalf of Himself and All Others Similarly Situated vs. Ambassador Cruise Lines, Inc., et al., Case No. CV-S-95-936 LDG(RLH) (the "Cruise Ship" case). (The allegations in the Cruise Ship case are nearly identical to those made in the Poulos/Ahearn and Schreier cases, and are made against a group of defendants consisting of several manufacturers and distributors of gaming devices, as well as numerous cruise ship operators and companies which operate cruise ship casinos.) The Poulos/ Ahearn Case, the Schreier Case and the Cruise Ship Case are collectively referred to as the "Consolidated Cases."

     On February 14, 1997, the Plaintiffs filed a consolidated amended complaint in the Consolidated Cases. On March 21, 1997, the Defendants moved to dismiss the consolidated amended complaint for failure to state a claim and on other grounds. The Plaintiffs opposed these motions. The defendants filed reply memoranda in support of the motions. The motions were argued on November 3, 1997.

     On December 19, 1997, the court entered orders deciding the motions in the Consolidated Cases. The substance of those orders is as follows:

          1. The motion to dismiss was granted as to the "wire fraud" allegation in the RICO claim; the balance of the motion to dismiss the RICO claims was denied.

          2. The motion to strike some parts of the consolidated amended complaint was granted in part.

          3. The remaining motions (to dismiss and to stay or abstain) were denied.

          4. The plaintiffs were permitted to delete Mr. Ahearn, and add Ms. McElmore as a class representative.

     The plaintiffs in the Consolidated Cases filed a second consolidated amended complaint on January 9, 1998. The Second Consolidated Amended Complaint contains claims which are nearly identical to those in the previously dismissed complaints. The defendants answered, denying the substantive allegations of the Second Consolidated Amended Complaint. On March 18, 1998, the plaintiffs filed a motion for class certification. On March 19, 1998, the Magistrate Judge granted defendants' motion seeking to bifurcate discovery into "class" and "merits" phases, and to stay "merits" discovery

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

pending a decision on plaintiffs' motion for class certification. On August 7, 1998, the defendants filed their opposition to the motion for class certification. The plaintiffs' reply memorandum was filed on August 25, 1998, and the matter has been submitted to the judge for decision. The stay of merits discovery remains in effect until the court decides the motion for class certification.

     We believe that plaintiffs' allegations are without merit, and we intend to defend the actions vigorously.

     We are a party to various claims, legal actions and complaints arising in the ordinary course of business or asserted by way of defense or counterclaim in actions filed by us. Management believes that its defenses are substantial in each of these matters and that our legal posture can be successfully defended or satisfactorily settled without material adverse effect on our consolidated financial statements.

TRADEMARKS.

     We use a variety of trade names, service marks and trademarks and believe that we have all the licenses necessary to conduct our business. We have registered several service marks and trademarks with the United States Patent and Trademark Office or otherwise acquired the licenses to use those which are material to the conduct of our business.

     Substantially all of our trademarks and service names have been assigned to the lenders under Aztar's bank credit facility.

     Aztar, Hotel Ramada of Nevada and Adamar of New Jersey, Inc. are the beneficiaries of an agreement with Tropicana Enterprises, which owns some properties related to Tropicana Las Vegas, and the Jaffe family regarding the use of the name "Tropicana" for the operation of a casino hotel in New York State if gaming were to be authorized in New York State. Pursuant to that agreement, Aztar has registered the name under the Lanham Act. Under some events, the right to use the name reverts to Tropicana Enterprises.

     Ramada Inc. has licensed Aztar to use the name "Ramada" in conjunction with the operation of Ramada Express, and will not use or permit the use of the name "Ramada" in Laughlin, Nevada by any other person or entity.

     We have registered the following important trademarks or service marks:
Aztar, Casino Aztar, Trop, Trop Park, and The Island of Las Vegas. Aztar believes there are no other trademarks or service marks the use of which is material to the conduct of our business as a whole.

COMPETITION.

     We face intense competition in each of the markets in which our land-based gaming facilities are located. All of our casinos primarily compete with other casinos in their geographic market. Our properties compete to a lesser extent with casinos in other locations, including on Native American lands and on cruise ships, and with other forms of legalized gaming in the United States, including state-sponsored lotteries, off-track wagering and card parlors. Some of our competitors have significantly greater financial resources than we do. Several states have considered legalizing casino gaming and others may in the future. Legalization of large-scale, unlimited casino gaming in or near any major metropolitan area or increased gaming in other areas could have an adverse

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economic impact on the business of any or all of our gaming facilities.
Legislation is currently pending in Illinois that would allow riverboat operators to conduct dockside gaming, lifting the cruising requirement for Illinois riverboats. If this legislation is enacted, it will allow customers to board at will, while customers at riverboat casinos in neighboring states, including Missouri and Indiana, have to wait for boarding intervals. This added flexibility could enhance the ability of Illinois riverboats to compete with Aztar's facilities in Evansville and Caruthersville.

     Tropicana Atlantic City. There are 11 casino hotel facilities operating in Atlantic City which compete with Tropicana Atlantic City. No new casinos have opened in Atlantic City since April 1990 but many of the existing casinos increased their gaming capacities between 1994 and 1996 and a few casino hotels have had major expansions. Other companies have announced a desire to open or expand casinos in the future. Accordingly, we expect that there will be a substantial increase in the number of hotel rooms and casinos in Atlantic City in the next few years. This expansion will likely increase competition, although it may also expand the overall market for gaming in Atlantic City.

     Tropicana Atlantic City also competes with casinos on Native American lands in Connecticut. In 1992, the Mashantucket Pequot tribe began operating the Foxwoods High Stakes Casino and Bingo Hall, one of the largest casinos in the United States, in Ledyard, Connecticut. The Mohegan tribe began operating a casino in Connecticut in 1996 and is currently working on a significant expansion. In addition, slot machines have been added to race tracks in Delaware and West Virginia. The adoption of legislation approving casino gaming in any jurisdiction near New Jersey, particularly Delaware, Maryland, New York or Pennsylvania, could have a material adverse effect on the Atlantic City market, depending on the form and scope of this gaming.

     Tropicana Las Vegas. Our Las Vegas property operates on the intensely competitive Las Vegas strip. Several major casino hotels opened on the Las Vegas strip during the last several years, including Monte Carlo, Mandalay Bay, Venetian, Bellagio, and New York-New York. Two major casino hotels on the strip are under construction, of which Paris is expected to open in 1999, and announcements have been made for other new developments. In addition, several casino hotels have opened or have been expanded in other parts of Las Vegas or near Las Vegas. New developments appear to have expanded the Las Vegas market. We cannot assure you, however, that the increased competition from the new casinos will not have an adverse effect on Tropicana Las Vegas.

     Ramada Express. In the Laughlin market, there have been expansions of existing casino hotels. In addition, the Mojave tribe operates a casino hotel in Nevada approximately 8 miles south of Laughlin. The Laughlin market has also been affected by the Native American casinos in Arizona and California and additional capacity in Las Vegas and the surrounding area.

     Casino Aztar Evansville. Casino Aztar Evansville competes primarily with an Indiana riverboat in the Louisville, Kentucky market area and the riverboat casino in Metropolis, Illinois. The new riverboat in the Louisville area opened in November 1998. We suffered an 18% decrease in casino revenue at Casino Aztar Evansville in December 1998 compared with December 1997 and in the first quarter of 1999, Casino Aztar Evansville had a 16% decrease in casino revenue compared with the first quarter of 1998. We believe that these decreases were due to the increased competition and severe winter weather in Evansville's feeder markets in the last week of December 1998 and in January 1999. We expect that casino revenues will decrease in 1999 as compared with 1998 as a result of

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competition from this new riverboat. Casino Aztar Evansville also competes with two other Indiana riverboat casinos on the Ohio River in the Cincinnati, Ohio market area. It also competes with riverboat casinos in other Indiana locations, none of which are in its primary 50-mile radius market area. In addition, the Indiana Gaming Commission recently granted another operator a certificate of suitability to operate a casino 35 miles southwest of Cincinnati, which is expected to open in mid- to late-2000. Casino Aztar Evansville may also face additional future competition from the potential legalization of casino gaming in Kentucky.

     Casino Aztar Caruthersville. Casino Aztar Caruthersville competes primarily with other riverboat casinos in nearby states, including a riverboat in Metropolis, Illinois and riverboat casinos in Mississippi that attract residents of Casino Aztar Caruthersville's secondary Memphis, Tennessee market. Casino Aztar Caruthersville also competes to a lesser extent with riverboat casinos in other cities in Missouri, none of which are in its primary 60-mile radius market area. Casino Aztar Cartersville may also face additional future competition from the potential legalization of casino gaming in Arkansas.

     General. Competition involves not only the quality of casino, room, restaurant, entertainment and convention facilities, but also room, food and beverage prices. The level of gaming activity at our properties also varies significantly from time to time depending on factors including:

     - general economic conditions;

     - offering of special events and promotions;

     - hotel occupancies;

     - the extent and quality of complimentary services to attract high-stakes players;

     - in Atlantic City, casino customers arriving under bus programs;

     - personal attention offered to guests and casino customers;

     - advertising;

     - entertainment;

     - slot machine pay-out rates; and

     - credit policies with respect to high-stakes players.

     As a result, our operating results can be adversely affected by significant cash outlays for advertising and promotion and complimentary services to patrons, the amount and timing of which are partially dictated by the policies of competitors. If our operating revenues are insufficient to allow management the flexibility to match the promotions of competitors, the number of our casino patrons may decline, which may have an adverse effect on our financial performance.

SEASONALITY.

     We experience significant fluctuations in our operating results due to seasonality. Tropicana Atlantic City experiences seasonal fluctuations in casino play that is higher during the months of May through October. As a result, our revenues during the first and fourth quarters have generally been lower than for the second and third quarters and from

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time to time we have experienced losses in the first and fourth quarters.
Because Atlantic City Tropicana's operating results especially depend upon operations in the summer months, any event that adversely affects the operating results of Tropicana Atlantic City during that period could have a material adverse effect on our operations and financial condition. Given Atlantic City's location, it is also subject to occasional adverse weather conditions including storms and hurricanes that would impede access to Atlantic City and adversely impact our operations.

     The gaming markets in Las Vegas and Laughlin experience a slight decrease in gaming activity in the hot summer months and during the holiday period between Thanksgiving and Christmas. Our casino riverboats experience higher casino revenues in the spring and summer months than in the fall and winter months.

PLAYER CREDIT.

     We conduct our gaming activities on a credit as well as a cash basis, except in Missouri, which prohibits gaming on a credit basis. Table games players are typically extended more credit than slot players, and high-stakes players are typically extended more credit than patrons who tend to wager lower amounts. We currently market to customers in all gaming segments. Our credit policy varies from facility to facility based upon the various types of customers at each facility. Gaming debts are legally enforceable under the current laws of Indiana, New Jersey and Nevada, however, it is not clear that all other states or that foreign countries will honor these policies. We have made provisions for estimated uncollectible gaming receivables in order to reduce gaming receivables to amounts deemed to be collectible. However, our inability to collect gaming receivables could have a material adverse effect on our results of operations.

SECURITY AND SURVEILLANCE.

     Gaming operations at our casinos are also subject to risk of substantial loss as a result of employee or patron dishonesty, credit fraud or illegal slot machine manipulation. We have in place stringent control procedures to minimize these risks, including supervision of employees, monitoring by electronic surveillance equipment and use of two-way mirrors. However, we cannot assure you that losses will not occur. In New Jersey, our activities are observed and monitored on an ongoing basis by agents of both the New Jersey Casino Control Commission and the New Jersey Division of Gaming Enforcement, each of which maintains a staff on the premises of Tropicana Atlantic City. Similarly, in Nevada our gaming subsidiaries must comply with specific regulatory requirements concerning casino and game security and surveillance. The gaming operations of Tropicana Las Vegas and Ramada Express are subject to routine audit and supervision by agents of the Nevada State Gaming Control Board. In Missouri and Indiana, our casino riverboat operations are subject to the control procedures of the Missouri Gaming Commission and the Indiana Gaming Commission, respectively. The Missouri Gaming Commission maintains a staff at Casino Aztar Caruthersville and the Indiana Gaming Commission maintains a staff at Casino Aztar Evansville.

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                            REGULATION AND LICENSING

GENERAL.

     Regulatory aspects of the gaming business are pervasive in nature and the following description should not be construed as a complete summary of all the regulatory requirements faced by Aztar. Gaming authorizations, once obtained, can be suspended or revoked for a variety of reasons. If Aztar is ever precluded from operating one of its gaming facilities, it would, to the extent permitted by law, seek to recover its investment by sale of the property affected, but Aztar cannot guarantee that it would recover its full investment.

     From time to time, legislative and regulatory changes are proposed, and court decisions rendered, that could be adverse to Aztar. In addition, from time to time, investigations are conducted relating to the gaming industry. Tropicana Atlantic City, Casino Aztar Caruthersville and Casino Aztar Evansville are required to report particular cash transactions to the U.S. Department of the Treasury pursuant to the Bank Secrecy Act. Violation of the reporting requirements of the Bank Secrecy Act could result in civil as well as criminal penalties, including fines, imprisonment or both, which in turn could result in the revocation, suspension, imposition of conditions upon or failure to renew the casino license of the affected facility. The States of Nevada and Indiana have adopted regulations similar to the Bank Secrecy Act that require the Nevada and Indiana facilities to document and report specific currency transactions to the Nevada State Gaming Control Board and the Indiana Gaming Commission, respectively. Violation of these regulations could result in action by Nevada or Indiana authorities to fine or revoke, suspend, impose conditions upon or fail to renew the Nevada or Indiana facilities' licenses and Aztar's licensing approval. Except to the extent of a violation as noted above, these reporting requirements are not expected to have any adverse effects on Aztar's casino operations.

NEVADA.

     The ownership and operation of casino gaming facilities in Nevada are subject to (a) the Nevada Gaming Control Act and the regulations promulgated under that Act, referred to collectively as the "Nevada Act" and (b) various local regulations. The gaming operations of the Tropicana Las Vegas and Ramada Express are subject to the licensing and regulatory control of the Nevada Gaming Commission, the Nevada State Gaming Control Board and the Clark County Liquor and Gaming Licensing Board. Each of the Nevada Commission, Nevada Control Board and Clark County Board are collectively referred to as the "Nevada Gaming Authorities."

     The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things:

     - the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity;

     - the establishment and maintenance of responsible accounting practices and procedures;

     - the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and

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

       the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities;

     - the prevention of cheating and fraudulent practices; and

     - the provision of a source of state and local revenues through taxation and licensing fees.

     Change in these or other laws, regulations and procedures that apply to Aztar could have an adverse effect on Aztar.

     Hotel Ramada of Nevada is Aztar's wholly-owned subsidiary which operates the casino at Tropicana Las Vegas. Ramada Express, Inc., is Aztar's wholly-owned subsidiary which operates the Ramada Express casino in Laughlin. Hotel Ramada of Nevada and Ramada Express, Inc. are both required to be licensed by the Nevada Gaming Authorities. The gaming licenses require the periodic payment of fees and taxes and are not transferable. Aztar is registered by the Nevada Commission as a publicly traded corporation ("Registered Corporation") and is therefore required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information which the Nevada Commission may require. No person may become a stockholder of, or receive any percentage of profits from, Hotel Ramada of Nevada or Ramada Express, Inc. without first obtaining licenses and approvals from the Nevada Gaming Authorities. Aztar, Hotel Ramada of Nevada, and Ramada Express, Inc. have obtained from the Nevada Gaming Authorities the various registrations, approvals, permits and licenses required in order to engage in gaming activities in Nevada.

     The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, Aztar, Hotel Ramada of Nevada or Ramada Express, Inc. in order to determine whether the individual is suitable or should be licensed as a business associate of a gaming licensee. Officers, directors and some key employees of Hotel Ramada of Nevada and Ramada Express, Inc. must file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. Some officers, directors and key employees of Aztar who are actively and directly involved in gaming activities of Hotel Ramada of Nevada and Ramada Express, Inc. may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.

     If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with Aztar, Hotel Ramada of Nevada or Ramada Express, Inc., the companies involved would have to sever all relationships with this person. In addition, the Nevada Commission may require Aztar, Hotel Ramada of Nevada or Ramada Express, Inc. to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

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     Aztar, Hotel Ramada of Nevada and Ramada Express, Inc. are required to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities and similar financing transactions by Hotel Ramada of Nevada and Ramada Express, Inc. must be reported to, or approved by, the Nevada Commission.

     If it were determined that the Nevada Act was violated by Hotel Ramada of Nevada or Ramada Express, Inc., the gaming licenses held by Hotel Ramada of Nevada or Ramada Express, Inc. could be limited, conditioned, suspended or revoked, subject to compliance with particular statutory and regulatory procedures. In addition, Hotel Ramada of Nevada, Ramada Express, Inc., Aztar and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Further, a supervisor could be appointed by the Nevada Commission to operate Aztar's Nevada gaming properties and, under some circumstances, earnings generated during the supervisor's appointment (except for the reasonable rental value of Aztar's Nevada gaming properties) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of any gaming license or the appointment of a supervisor could (and revocation of any gaming license would) materially adversely affect Aztar.

     Any beneficial holder of Aztar's voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and have his suitability as a beneficial holder of Aztar's voting securities determined if the Nevada Commission has reason to believe that this ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting this investigation.

     The Nevada Act requires any person who acquires more than 5% of Aztar's voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of Aztar's voting securities apply to the Nevada Commission for a finding of suitability within thirty days after the chairman of the Nevada Control Board mails the written notice requiring this filing. Under some circumstances, an "institutional investor," as defined in the Nevada Act, which acquires more than 10%, but not more than 15%, of Aztar's voting securities may apply to the Nevada Commission for a waiver of the finding of suitability if the institutional investor holds the voting securities for investment purposes only. An institutional investor will not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of Aztar, any change in Aztar's corporate charter, bylaws, management, policies or operations of Aztar, or any of its gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding Aztar's voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include:

     - voting on all matters voted on by stockholders;

     - making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and

     - other activities as the Nevada Commission may determine to be consistent with this investment intent.

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     If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

     Any person who fails or refuses to apply for a finding of suitability or a license within thirty days after being ordered to do so by the Nevada Commission or the chairman of the Nevada Control Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock of a Registered Corporation beyond the period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. Aztar is subject to disciplinary action if, after it receives notice that a person is unsuitable to be a stockholder or to have any other relationship with Aztar, Hotel Ramada of Nevada or Ramada Express, Inc., Aztar

     - pays that person any dividend or interest upon its voting securities,

     - allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person,

     - pays remuneration in any form to that person for services rendered or otherwise, or

     - fails to pursue all lawful efforts to require the unsuitable person to relinquish his voting securities for cash at fair market value.

     Additionally, the Clark County Board has taken the position that it has the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming license.

     The Nevada Commission may, in its discretion, require the holder of any debt security of a Registered Corporation, including Aztar, to file applications, be investigated and be found suitable to own the debt security of a Registered Corporation. If the Nevada Commission determines that a person is unsuitable to own the security, then pursuant to the Nevada Act, the Registered Corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it:

     - pays to the unsuitable person any dividend, interest, or any distribution whatsoever;

     - recognizes any voting right by the unsuitable person in connection with the securities;

     - pays the unsuitable person remuneration in any form; or

     - makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

     Aztar is required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make this disclosure may be grounds for finding the record holder unsuitable. Aztar is also required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to require Aztar's stock certificates to bear a legend

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indicating that the securities are subject to the Nevada Act. However, to date, the Nevada Commission has not imposed this requirement on Aztar.

     Aztar may not make a public offering of any securities without the prior approval of the Nevada Commission if the securities or the proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for these purposes. This approval, if given, does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Control Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities. Any representation to the contrary is unlawful.

     On May 22, 1997, the Nevada Commission granted Aztar prior approval to make public offerings for a period of two years subject to some conditions (the "Shelf Approval"). However, the Shelf Approval may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the chairman of the Nevada Control Board. The Shelf Approval does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Control Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities offered. Any representation to the contrary is unlawful.

     The exchange offer will constitute a public offering that will require the prior approval of the Nevada Commission. Aztar has filed an application with the Nevada Control Board and Nevada Commission for a new Shelf Approval which will be considered in May 1999. On May 12, 1999, the Nevada Control Board took action to recommend to the Nevada Commission that Aztar's application for a new Shelf Approval be approved. On May 27, 1999, the Nevada Commission is scheduled to consider the Nevada Control Board's recommendation that it approve Aztar's application for a new Shelf Approval. If a new Shelf Approval is granted by the Nevada Commission, then the exchange offer will be able to be made pursuant to the new Shelf Approval. However, if a new Shelf Approval is not granted by the Nevada Commission, then the exchange offer will require the separate prior approval of the Nevada Commission. There can be no assurance that a new Shelf Approval or the exchange offer will be approved by the Nevada Commission in a timely fashion, if at all.

     Changes in control of Aztar through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby he obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Control Board and Nevada Commission in a variety of stringent standards prior to assuming control of the Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

     The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada gaming licensees and Registered Corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse

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

effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to:

     - assure the financial stability of corporate gaming operators and their affiliates;

     - preserve the beneficial aspects of conducting business in the corporate form; and

     - promote a neutral environment for the orderly governance of corporate affairs.

     Approvals are, in some circumstances, required from the Nevada Commission before Aztar can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by Aztar's board of directors in response to a tender offer made directly to the Registered Corporation's stockholders for the purposes of acquiring control of the Registered Corporation.

     License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the counties and cities in which the Nevada licensee's respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either:

     - a percentage of the gross revenues received;

     - the number of gaming devices operated; or

     - the number of table games operated.

     A casino entertainment tax is also paid by Hotel Ramada of Nevada and Ramada Express, Inc. where entertainment is furnished in connection with the selling of food, refreshments or merchandise in a cabaret, nightclub, cocktail lounge or casino showroom.

     Any person who is licensed, required to be licensed, registered, required to be registered or is under common control with these persons (a "Licensee", or collectively, "Licensees"), and who proposes to become involved in a gaming venture outside of Nevada is required to deposit with the Nevada Control Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation of the Nevada Control Board of their participation in this foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Commission. Thereafter, Licensees are required to comply with specific reporting requirements imposed by the Nevada Act. A Licensee is also subject to disciplinary action by the Nevada Commission if it knowingly violates any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fails to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engages in activities that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employs a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the ground of personal unsuitability.

     The sale of alcoholic beverages by Hotel Ramada of Nevada and Ramada Express, Inc. is subject to licensing, control and regulation by the Clark County Board. All licenses are revocable and are not transferable. The Clark County Board has full power to limit, condition, suspend or revoke any license, and any this disciplinary action could (and

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

revocation would) have a material adverse effect upon the operations of Aztar, Hotel Ramada of Nevada or Ramada Express, Inc.

NEW JERSEY.

     The ownership and operation of casino hotel facilities and gaming activities in Atlantic City, New Jersey, are subject to extensive state regulation under the New Jersey Casino Control Act and the regulations of the New Jersey Casino Control Commission. In general, the New Jersey Act and regulations provide for more extensive controls over a broader scope of gaming-related activities than does the Nevada regulatory system.

     The New Jersey Act and regulations concern primarily the financial stability and character of casino licensees, their intermediary and holding companies, their employees, their security holders and others financially interested in casino operations, the nature of hotel and casino facilities and a wide range of gaming and non-gaming related operations. The New Jersey Act and regulations include detailed provisions concerning, among other things:

     - financial and accounting practices used in connection with casino operations;

     - residence and equal employment opportunities for employees of casino operators, contractors for casino facilities and others;

     - rules of games, levels of supervision of games and methods of selling and redeeming chips;

     - manner of granting credit, duration of credit and enforceability of gaming debts;

     - manufacture, distribution and sale of gaming equipment;

     - security standards;

     - management control procedures;

     - accounting and cash control methods;

     - reports to gaming authorities;

     - advertising of casinos; and

     - standards for entertainment and distribution of alcoholic beverages in casinos.

     A number of these provisions require practices which are different from those in Nevada and some of them result in casino operating costs being higher than those in comparable facilities in Nevada.

     The New Jersey Act also established the New Jersey Division of Gaming Enforcement (the "New Jersey Division") to investigate all license applications, enforce the provisions of the New Jersey Act and attendant regulations and prosecute all proceedings for violations of the New Jersey Act and regulations before the New Jersey Commission. The New Jersey Division also conducts audits and continuing reviews of all casino operations.

     Adamar of New Jersey, Inc., a wholly-owned subsidiary of Aztar, has been licensed (subject to quadrennial renewal) by the New Jersey Commission to operate Tropicana Atlantic City. In November 1982, the New Jersey Commission granted a plenary license

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to Adamar of New Jersey, Inc. In November 1995, the license was renewed for a period of four years. Aztar and Ramada New Jersey Holdings Corporation, another of Aztar's New Jersey gaming subsidiaries, have been approved as qualified holding companies for Adamar of New Jersey, Inc.'s casino license. Officers and directors of Aztar, Ramada New Jersey Holdings Corporation and Adamar of New Jersey, Inc. and employees who work at casino hotel facilities operated by Adamar of New Jersey, Inc. also have been or must be qualified, licensed or registered. In addition, all contracts affecting the facilities are subject to approval, and all enterprises that conduct business with Adamar of New Jersey, Inc. must register with the New Jersey Commission and those enterprises that conduct gaming related businesses or that conduct business on a regular and continuing basis, as defined by the regulations under the New Jersey Act, must be licensed by the New Jersey Commission.

     The New Jersey Commission has broad discretion regarding the issuance, renewal, revocation and suspension of casino licenses. Casino licenses are not transferable. A casino hotel facility must also continually satisfy specific requirements concerning, among other things, the number of qualifying sleeping units and the relationship between the number of qualifying sleeping units and the square footage of casino space. Aztar believes that Tropicana Atlantic City continues to meet these requirements.

     The New Jersey Act further provides that each person who directly or indirectly holds any beneficial interest or ownership of the securities issued by a casino licensee or any of its intermediary or holding companies, those persons who, in the opinion of the New Jersey Commission, have the ability to control the casino licensee or its intermediary or holding companies or elect a majority of the board of directors of said companies, other than a banking or other licensed lending institution which makes a loan or holds a mortgage or other lien acquired in the ordinary course of business, and lenders and underwriters of said companies may be required to seek qualification from the New Jersey Commission. However, because Aztar is a publicly traded holding company, in accordance with the provisions of the New Jersey Act, a waiver of qualification may be granted by the New Jersey Commission, with the concurrence of the director of the New Jersey Division, if it is determined that said persons or entities are not significantly involved in the activities of Adamar of New Jersey, Inc. and, in the case of security holders, do not have the ability to control Aztar or elect one or more of its directors. There exists a rebuttable presumption that any person holding 5% or more of the equity securities of a casino licensee's intermediary or holding company or a person having the ability to elect one or more of the directors of such a company has the ability to control the company and thus must obtain qualification from the New Jersey Commission.

     Notwithstanding this presumption of control, the New Jersey Act provides for a waiver of qualification for passive "institutional investors," as defined by the New Jersey Act, if the institutional investor purchased the securities for investment purposes only and where the securities constitute

     - less than 10% of the equity securities of a casino licensee's holding or intermediary company or

     - debt securities of a casino licensee's holding or intermediary company representing a percentage of the outstanding debt of the company not exceeding 20% or a percentage of any issue of the outstanding debt of the company not exceeding 50%.

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

     The waiver of qualification is subject to some conditions including, upon request of the New Jersey Commission, filing a certified statement that the institutional investor has no intention of influencing or affecting the affairs of the issuer. A waiver of qualification may also be granted to institutional investors holding a higher percentage of securities of a casino licensee's holding or intermediary company upon a showing of good cause.

     If the institutional investor is granted a waiver and subsequently determines to influence or affect the affairs of the issuer, it must provide not less than 30 days notice of this intent and file with the New Jersey Commission an application for qualification before taking any action which may influence or affect the affairs of the issuer, except that an institutional investor holding voting securities will be permitted to vote on matters put to the vote of the holders of outstanding voting securities. If an institutional investor that has been granted a waiver subsequently changes its investment intent, or if the New Jersey Commission finds reasonable cause to believe that the institutional investor may be found unqualified, no action other than divestiture will be taken by the investor with respect to the security holdings until the investor complies with the provisions of the New Jersey Act concerning Interim Casino Authorization. The provisions of the New Jersey Act concerning Interim Casino Authorization provide that whenever a security holder of either equity or debt is required to qualify pursuant to the New Jersey Act, the security holder will, within 30 days after the New Jersey Commission determines that qualification is required or declines to waive qualification,

     - file a completed application for qualification, along with an executed and approved Trust Agreement, wherein all securities of the holding or intermediary company held by that security holder are placed in trust pending qualification, or

     - file a notice of intent to divest itself of the securities as the New Jersey Commission may require so as to remove the need for qualification, which securities must be divested within 120 days from the date the determination was made.

     The New Jersey Act further requires that corporate licensees and their subsidiaries, intermediaries and holding companies adopt specific provisions in their certificates of incorporation that require some remedial action in the event that an individual owner of any security of such company is found disqualified under the New Jersey Act. The required certificate of incorporation provisions vary depending on whether the stock of the company subject to the requirements of the New Jersey Act is publicly or privately traded. Pursuant to the New Jersey Act, the certificate of incorporation of a publicly held company must provide that any securities of the corporation are held subject to the condition that if a holder is found to be disqualified by the New Jersey Commission pursuant to the New Jersey Act the holder will dispose of his interest in the company. The certificate of incorporation of a privately held company must create the absolute right of the company to repurchase at the market price or purchase price, whichever is the lesser, any security, share or other interest in the company in the event the New Jersey Commission disapproves a transfer in accordance with the provisions of the New Jersey Act.

     Aztar is a publicly held company and, accordingly, a provision has been placed in its restated certificate of incorporation which provides that a holder of its securities must dispose of the securities if the holder is found disqualified under the New Jersey Act. In addition, Aztar's restated certificate of incorporation provides that it may redeem the stock of any holder found to be disqualified.

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     If, at any time, it is determined that Adamar of New Jersey, Inc. has violated the New Jersey Act or regulations, or if any security holder of Aztar, Adamar of New Jersey, Inc. or Ramada New Jersey Holdings Corporation who is required to be qualified under the New Jersey Act is found disqualified but does not dispose of the securities, Adamar of New Jersey, Inc. could be subject to fines or its license could be suspended or revoked. If Adamar of New Jersey, Inc.'s license is revoked, the New Jersey Commission could appoint a conservator to operate and to dispose of any casino hotel facilities of Adamar of New Jersey, Inc. Net proceeds of a sale by a conservator and net profits of operations by a conservator (at least up to an amount equal to a fair return on Adamar of New Jersey, Inc.'s investment which is reasonable for casinos or hotels) would be paid to Adamar of New Jersey, Inc.

     In addition to compliance with the New Jersey Act and regulations relating to gaming, any facility built in Atlantic City by Adamar of New Jersey, Inc. or any other subsidiary of Aztar must comply with the New Jersey and Atlantic City laws and regulations relating to, among other things, the Coastal Area Facilities Review Act, construction of buildings, environmental considerations, operation of hotels and the sale of alcoholic beverages.

     The New Jersey Commission is authorized to establish fees for the issuance or renewal of casino licenses. Yearly casino hotel alcoholic beverage license fees are payable for each facility in any of five specified categories in any licensed casino hotel. There is also an annual license fee on each slot machine. The New Jersey Commission is also authorized by regulation to establish annual fees for the issuance and renewal of licenses other than casino licenses.

     The New Jersey Act imposes an annual tax of eight percent on gross revenues (as defined in the New Jersey Act). In addition, casino licensees are required to invest one and one-quarter percent of gross casino revenues for the purchase of bonds to be issued by the Casino Reinvestment Development Authority or make other approved investments equal to that amount; in the event the investment requirement is not met, the casino licensee is subject to a tax in the amount of two and one-half percent on gross revenues.

MISSOURI.

     On November 3, 1992, a statewide referendum authorized gaming in the state of Missouri on the Missouri and the Mississippi Rivers. Local approval from the home dock municipality, as required by the legislation, was also obtained from the City of Caruthersville in the November 3, 1992 election. On April 29, 1993, Missouri enacted revised legislation (the "Missouri Gaming Law") which amended the existing legislation. The Missouri Gaming Law established the Missouri Gaming Commission, which is responsible for the licensing and regulation, and enforcement with respect to some aspects, of riverboat gaming in Missouri and has the discretion to approve license applications for riverboat gaming facilities. In July 1993, Aztar was chosen by the City of Caruthersville as the preferred applicant to develop a gaming facility, and on September 20, 1993, Aztar's subsidiary, Aztar Missouri Gaming Corporation, filed its initial application with the Missouri Gaming Commission. The Missouri Gaming Commission conducted a formal investigation of Aztar Missouri Gaming Corporation's application and granted an owner/operator gaming license to Aztar Missouri Gaming Corporation on April 26, 1995.

     In a decision handed down on January 25, 1994, the Missouri Supreme Court held that games of chance were prohibited under the Missouri constitution. On April 5, 1994,

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Missouri voters narrowly defeated the adoption of a constitutional amendment that would have excepted excursion boats and floating facilities from the constitutional prohibition on lotteries. Local voters did re-approve gaming in the City of Caruthersville in the April 5, 1994 election. Following the April 5, 1994 election, the Missouri legislature amended the existing Missouri Gaming Law to clarify some definitions and to resolve some constitutional questions raised in the Missouri Supreme Court decision. Pursuant to the Missouri Gaming Law, as revised, the Missouri Gaming Commission has issued eleven gaming licenses throughout the state: one in Caruthersville, four in the St. Louis area, five in the Kansas City area, and one in St. Joseph.

     In a statewide election held on November 8, 1994, Missouri voters approved the adoption of an amendment to the Missouri Constitution which permits the legislature to allow games of chance to be conducted on excursion boats and floating facilities on the Mississippi River and the Missouri River. As a result of the amendment, full-scale gaming, subject to Missouri Gaming Law, is now available in Missouri.

     Opponents of gaming in Missouri have brought several legal challenges to gaming in the past and may possibly bring similar challenges in the future. On November 25, 1997, the Missouri Supreme Court overturned a state lower court and held that a portion of the Missouri Gaming Law that authorized excursion gaming facilities in "artificial basins" up to 1,000 feet from the Mississippi or Missouri rivers was unconstitutional. This ruling created uncertainty as to the legal status of several excursion gaming riverboat facilities in the state; however, as Aztar Missouri Gaming Corporation facilities were fully on the Mississippi River, they did not appear to be affected. On November 3, 1998, a statewide referendum was held, whereby the voters amended the constitution to allow "artificial basins" for existing facilities, effectively overturning the above Missouri Supreme Court decision. There can be no assurances that any future challenges, if brought, would not further interfere with full-scale gaming operations in Missouri, including the operations of Aztar Missouri Gaming Corporation.

     Under the Missouri Gaming Law, the ownership and operation of riverboat gaming facilities in Missouri are subject to extensive state and local regulation. Aztar, Aztar Missouri Gaming Corporation, any subsidiaries, and some of their officers and employees are and will be subject to specific regulations. As part of the application and licensing process for a gaming license, the applicant must submit detailed financial, operating and other reports to the Missouri Gaming Commission. Each applicant has an ongoing duty to update the information provided to the Missouri Gaming Commission in the application. Aztar Missouri Gaming Corporation has frequently updated its application materials since it was initially licensed. In addition to the information required of the applicant, directors, officers and other key persons must submit Personal Disclosure Forms, which include detailed personal financial information, and are subject to thorough investigations. In addition, some officers and directors of Aztar, as well as Aztar itself, have submitted Personal Disclosure Forms and applications to the Missouri Gaming Commission. All gaming employees must obtain an occupational license issued by the Missouri Gaming Commission.

     The operators' licenses are issued through application to the Missouri Gaming Commission, which requires, among other things:

     - investigations into an applicant's character, financial responsibility and experience qualifications and

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     - that applicants furnish:

        S financial information, referenced above;

        S detailed information about the applicant's history, business, affiliations, officers, directors and owners;

        S an affirmative action plan for the hiring and training of minorities and women; and

        S an economic development or impact report.

     License fees are a minimum of $50,000 for the initial application and $25,000 annually thereafter. Licenses are to last for a term of two to three years, except that the initial license and first renewal granted to each gaming operator are to be for terms of one year. Aztar Missouri Gaming Corporation was relicensed in March 1999 for a period of two years.

     Aztar and Aztar Missouri Gaming Corporation have requested approval from the Missouri Gaming Commission to restructure the licensee entity in Missouri, and that request is presently before the Missouri Gaming Commission.

     The Missouri Gaming Commission may revoke or suspend gaming licenses and impose other penalties for violations of the Missouri Gaming Law and the rules and regulations promulgated thereunder, including without limitation, forfeiture of all gaming equipment used for improper gaming and fines of up to three times a licensee's highest daily gross adjusted receipts during the preceding twelve months. The gaming licenses may not be transferred nor pledged as collateral, and the Missouri Gaming Law regulations bar a licensee from taking any of the following actions without prior notice to, and approval by, the Missouri Gaming
Commission:

     - any issuance of an ownership interest of five percent or more of the issued and outstanding ownership interest;

     - any private incurrence of debt by the licensee or any holding company of $1,000,000 or more;

     - any public issuance of debt by a licensee or its holding company; and

     - defined "significant related party transactions".

     In addition, the licensee must notify the Missouri Gaming Commission of other transactions, including the transfer of five percent or more of an ownership interest in the licensee or holding company and any transaction of at least $1,000,000. The restrictions on transfer of ownership apply to Aztar as well as the direct licensee, Aztar Missouri Gaming Corporation. Gaming equipment and corporate stock of some licensees may not be pledged except in narrow circumstances and subject to some regulatory conditions.

     Missouri statutes and administrative rules contain detailed requirements concerning the operation of a licensed excursion gaming boat facility, including:

     - a charge of two dollars per gaming customer that licensees must pay to the Missouri Gaming Commission;

     - requirements regarding minimum payouts;

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

     - a 20% tax on adjusted gross receipts;

     - prohibitions against providing credit to gaming customers, except for the use of credit cards and cashing checks; and

     - a requirement that each licensee reimburse the Missouri Gaming Commission for all costs of any Missouri Gaming Commission staff necessary to protect the public on the licensee's riverboat.

     Licensees also must submit audited quarterly financial reports to the Missouri Gaming Commission and pay the associated auditing fees. Other areas of operation which are subject to regulation under the Missouri rules are the size, denomination and handling of chips and tokens; the surveillance methods and computer monitoring of electronic games; accounting and audit methods and procedures; and approval of an extensive internal control system. The Missouri rules also require that all of an operator's purchases must be from suppliers licensed by the Missouri Gaming Commission, or after the effective date of new legislation, another entity approved by the Commission.

     Although the Missouri Gaming Law provides no limit on the amount of riverboat space that may be used for gaming, the Missouri Gaming Commission is empowered to impose space limitations through the adoption of rules and regulations. In addition, the Missouri Gaming Law imposes a $500 loss limit per cruise and requires licensees to maintain scheduled cruises or excursions with boarding and de-boarding times, regardless of whether a gaming riverboat actually cruises the river, or has been granted continuous docking status pursuant to the Missouri Gaming Law, as described below.

     With respect to the availability of dockside gaming, which may be more profitable than cruise gaming, the Missouri Gaming Commission is empowered to determine on a city and county-specific basis where this gaming is appropriate and will be permitted. Dockside gaming in Missouri may differ from dockside gaming in other states, because the Missouri Gaming Commission has the ability to require "simulated cruising." This requirement would permit customers to board dockside riverboats only at specified times and would prohibit boarding during the period of a simulated cruise, which is expected to last for two to three hours. However, customers are permitted to leave the facility at any time. The Missouri Gaming Commission has authorized all eleven licensees to operate all or a portion of their facilities on a continuously docked basis with a "simulated cruise" schedule. On February 15, 1996, the Commission granted Aztar Missouri Gaming Corporation the authority to, if licensed, operate gambling games on part of its floating facility, previously used for non-gaming activities, including ticketing, under the continuous docking provision of the Missouri Gaming Law. On February 15, 1997, the Commission granted Aztar Missouri Gaming Corporation the authority to permanently dock the excursion gambling riverboat facility, known as the "City of Caruthersville."

INDIANA.

     The ownership and operation of riverboat casinos in specific designated waters are subject to extensive state regulation under the Indiana Riverboat Gambling Act (the "Indiana Act") and regulations which the Indiana Gaming Commission is authorized to adopt under the Indiana Act. The Indiana Act and the regulations of the Indiana Gaming Commission are significant to Aztar's prospects for successfully operating its Evansville, Indiana based riverboat casino and associated developments.

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

     The Indiana Act extends broad and pervasive regulatory powers and authority to the Indiana Gaming Commission. The Indiana Gaming Commission took office in September 1993, and its activities have been predominantly directed toward establishing a regulatory and administrative infrastructure for licensing of prospective applicants for the limited number of riverboat owner's licenses authorized by the Indiana Act (five for operations docking on Lake Michigan, one on a landlocked lake in Southwestern Indiana and five on the Ohio River, including Aztar's facility in Evansville, Indiana), and on developing systems and "rules of the game" for the actual operation of riverboat casinos. The Indiana Gaming Commission has issued

     - the five authorized riverboat owner's licenses on Lake Michigan,

     - four riverboat owner's licenses on the Ohio River, including Aztar's facility, and

     - a certificate of suitability to another applicant for a fifth facility, subject to final licensure, on the Ohio River.

     The Indiana Gaming Commission has not considered applicants for the license on Patoka Lake in Southwestern Indiana, since that site has been determined by the United States Army Corp of Engineers to be unsuitable for a riverboat casino project. A licensee may own no more than a 10% interest in any other owner's license under the Indiana Act. The Indiana Commission has adopted regulations under the Indiana Act which covers numerous operational matters concerning riverboat casinos licensed by the Commission, including rules for

     - authorized games,

     - internal control procedures,

     - accounting records,

     - security,

     - gaming equipment, and

     - extensions of credit.

     Among regulations adopted is one dealing with riverboat excursions, routes and public safety. The Indiana Act requires licensed riverboat casinos to be cruising vessels and the regulations carry out the legislative intent with appropriate recognition of public safety needs. The Indiana Act and the regulations explicitly preclude "dockside gambling". Riverboat gaming excursions are limited to a duration of up to four hours unless expressly approved by the Indiana Gaming Commission. No gaming may be conducted while the boat is docked except:

     - for 30-minute time periods at the beginning and end of a cruise while the passengers are embarking and disembarking;

     - if the master of the riverboat reasonably determines that specific weather or water conditions present a danger to the riverboat, its passengers and crew;

     - if either the vessel or the docking facility is undergoing mechanical or structural repair;

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

     - if water traffic conditions present a danger to

        S the riverboat, riverboat passengers and crew or

        S other vessels on the water, or

     - if the master has been notified that a condition exists that would cause a violation of Federal law if the riverboat were to cruise.

     However, a riverboat licensee must allow patrons to disembark at anytime the riverboat remains at the dock and gambling continues.

     For Ohio River excursions, including those Aztar is conducting through its Evansville operation, "full excursions" must be conducted at all times during a year unless the master determines otherwise, for the above-stated reasons. A "full excursion" is a cruise on the Ohio River.

     Aztar, through an Indiana subsidiary ("Aztar Indiana"), has received from the Indiana Gaming Commission a riverboat owner's license for the Evansville, Indiana market. Aztar Indiana completed requirements for formal licensing and commenced operations in Evansville on December 7, 1995. The Ohio River has waters in both Indiana and Kentucky in the Evansville vicinity. Because riverboat casino gambling is illegal in Kentucky, authorities of that state have raised issues about Indiana-licensed riverboats operating in Kentucky waters. Aztar's Evansville riverboat cruises from its dock without entering Kentucky waters, under its currently approved cruising route, thereby avoiding those issues.

     A riverboat owner's license has an initial effective period of five years but is subject to an annual renewal thereafter. The Indiana Gaming Commission has broad discretion with respect to the initial issuance of licenses and also with respect to the renewal, revocation, suspension and control of riverboat owner's licenses. The Indiana Gaming Commission has adopted a rule which requires, in the event a riverboat owner's license is terminated, the riverboat licensee to secure all the assets of the riverboat gambling operation, and the licensee may not dispose of any of these assets without the written approval of the Indiana Gaming Commission. The Indiana Act requires a reinvestigation after three years to ensure the owner continues to be suitable for licensure. Officers, directors and principal owners of the actual license holder and employees who are to work on the riverboat are subject to substantial disclosure requirements as a part of securing and maintaining necessary licenses. Significant contracts are subject to disclosure. A riverboat owner licensee may not enter into or perform any contract or transaction in which it transfers or receives consideration which is not commercially reasonable or which does not reflect the fair market value of the goods or services rendered or received. All contracts are subject to disapproval by the Indiana Gaming Commission. Suppliers of gaming equipment and materials must also be licensed under the Indiana Act. The present license expires in December 2000.

     The Indiana Act requires licensees to disclose to the Indiana Gaming Commission the identity of all directors, officers and persons holding direct or indirect beneficial interests of 1% or greater. The Indiana Gaming Commission also requires a broad and comprehensive disclosure of financial and operating information on licensees and their principal officers. Aztar has provided full information and documentation to the Indiana Gaming Commission, and it must continue to do so, during the term of the license. The Indiana Act prohibits, among other things:

     - a key person or a person holding an ownership interest in a riverboat licensee, or an employee of a riverboat licensee, from participating in a game conducted on a riverboat which is the subject of a license and

     - contributions to a candidate for a state, legislative, or local office, or to a candidate's committee or to a regular party committee by the holder of a riverboat owner's license or a supplier's license, by an officer of a licensee, by an officer of a person that holds at least a 1% interest in the licensee, or by a person holding at least a 1% interest in the licensee.

     The Indiana Gaming Commission has adopted a rule requiring quarterly reporting by the holder of a riverboat owner's license, including Aztar Indiana, or a holder of a supplier's license, of the officers of the licensee, officers of persons that hold at least a 1% interest in the licensee, including Aztar, and of persons who directly or indirectly own a 1% interest in the licensee, including beneficial owners of Aztar.

     The Indiana Gaming Commission has adopted a rule which prohibits the distribution by a riverboat licensee, including Aztar Indiana, to its partners, shareholders, itself, or any affiliated entity, if the distribution would impair the financial viability of the riverboat gambling operation. The Indiana Gaming Commission has adopted another rule which requires riverboat licensees, including Aztar Indiana, to maintain on a quarterly basis a cash reserve in the amount of the actual payout for three days, and the cash reserve would include cash in the casino cage, cash in a bank account in Indiana, or cash equivalents not committed or obligated.

     In addition to receiving a license to conduct riverboat casino operations from the Indiana Gaming Commission, Aztar Indiana has secured permits and approvals from the United States Army Corps of Engineers to develop the facilities it is using to conduct operations. Aztar Indiana has received three alcoholic beverage permits which are subject to annual renewal: one for riverboat excursions and two for land support facilities. All building permits and other approvals for the permanent facilities have been received, and the project is complete.

     The Indiana Act prescribes a tax on adjusted gross receipts from gambling games authorized under the Indiana Act at the rate of 20% on adjusted gross receipts. For this purpose, adjusted gross receipts means the total of all cash and property received from gaming operations less cash paid out as winnings and uncollectible gaming receivables (not to exceed 2%). The Indiana Act also prescribes an additional tax for admissions, based upon $3 for each person admitted to a gaming excursion. The admissions tax is paid for each excursion or part of an excursion for which the person remains on board. Riverboats are assessed for property tax purposes as real property at rates to be determined by local taxing authorities. Indiana corporations are also subject to the Indiana gross income tax, the Indiana adjusted gross income tax and the Indiana supplemental corporate net income tax. Sales on a riverboat are subject to applicable use, excise and retail taxes. The Indiana

Act requires a riverboat owner licensee to directly reimburse the Indiana Gaming Commission for the costs of inspectors and agents required to be present during the conduct of gaming operations.

     The Indiana Act places special emphasis upon minority and women's business enterprise participation in the riverboat industry. Any person issued a riverboat owner's license must establish goals of at least 10% of the total dollar value of the licensee's contracts for goods and services with minority business enterprises and 5% of the total dollar value of the licensee's contracts for goods and services with women's business enterprises. The Indiana Gaming Commission may suspend, limit or revoke the owner's license or impose a fine for failure to comply with the statutory requirements.

     Minimum and maximum wagers on games on the riverboat are left to the discretion of the licensee. Wagering may not be conducted with money or other negotiable currency. No person under the age of 21 is permitted to wager on a riverboat.

     An institutional investor which acquires 5% or more of any class of voting securities of a holding company of a licensee is required to notify the Indiana Gaming Commission and to provide additional information, and may be subject to a finding of suitability. A person who acquires 5% or more of any class of voting securities of a holding company of a licensee is required to apply to the Indiana Gaming Commission for a finding of suitability. A riverboat licensee or an affiliate may not enter into a debt transaction of $1 million or more without approval of the Indiana Gaming Commission. Aztar received approval from the Indiana Gaming Commission in March 1998 for a senior secured reducing revolving credit facility and for a senior secured term loan for a combined total of up to $350 million. On March 29, 1999, the Indiana Gaming Commission approved the issuance of the notes, subject to Staff review of the final loan documents. On April 30, 1999, the Staff completed its review and approved the final loan documents. A riverboat owner's license is a revocable privilege and is not a property right under the Indiana Act. A riverboat owner licensee or any other person may not lease, hypothecate, borrow money against or loan money against a riverboat owner's license.

     The Governor of Indiana has appointed a Gaming Impact Study Commission, chaired by the Attorney General, to review the impact of all forms of gaming in Indiana, and to issue a final report by December 31, 1999.

     A lawsuit was filed on October 25, 1996, by three individuals in Harrison County, Indiana, which challenges the constitutionality of the Indiana Act. The lawsuit alleges that the Indiana Act:

     - creates an unequal privilege because supporters of riverboat gambling, having lost a county-wide referendum, are permitted to resubmit a proposal to county voters for approval of riverboat gambling, while opponents, having lost a county-wide referendum, are not allowed to resubmit a proposal; and

     - was enacted as part of a state budget bill allegedly in violation of a state constitutional requirement that legislation be confined to a single subject and matters connected to this subject.

     The State of Indiana has filed an answer to the complaint. The State of Indiana, on behalf of the Indiana Commission, has also filed a motion to dismiss the complaint. The Supreme Court of Indiana has previously upheld the constitutionality of the Indiana Act, although the prior challenge involved different grounds than those alleged in this recent lawsuit.

ENVIRONMENTAL MATTERS.

     Aztar is subject to federal, state and local environmental laws, regulations and ordinances that (a) govern activities or operations that may have adverse environmental effects, including discharges to air and water as well as handling and disposal practices for solid and hazardous wastes, and (b) impose liability for the costs of cleaning up, and some damages resulting from, past spills, disposals or other releases of hazardous substances. Aztar uses some substances and generates some wastes that are regulated or may be deemed hazardous under applicable environmental laws. From time to time, its operations have resulted, or may result, in some non-compliance with applicable requirements under environmental laws. Aztar has also incurred, and in the future may incur, costs related to cleaning up contamination relating to historical uses of some of its current or former properties. Specifically, the riverboat properties have been used for various industrial purposes in the past. Any noncompliance with applicable requirements or liability under environmental laws has not had, and is not expected to have, a material adverse effect on Aztar's results of operations or its financial condition.

OTHER REGULATIONS.

     Aztar's businesses are subject to various federal, state and local laws and regulations in addition to those discussed above. These laws and regulations include but are not limited to restrictions and conditions concerning employees, taxation, zoning and building codes, and marketing and advertising. These laws and regulations could change or could be interpreted differently in the future, or new laws and regulations could be enacted. Material changes, new laws or regulations, or material differences in interpretations by courts or governmental authorities could adversely affect Aztar.

                                   MANAGEMENT

AZTAR'S BOARD OF DIRECTORS AND EXECUTIVE OFFICERS.

                   NAME                     AGE                POSITIONS HELD
                   ----                     ---                --------------
Paul E. Rubeli............................  55    Chairman of the Board, President and
                                                  Chief Executive Officer
Robert M. Haddock.........................  54    Executive Vice President, Chief
                                                  Financial Officer and Director
Nelson W. Armstrong, Jr. .................  58    Vice President, Administration and
                                                  Secretary
Joe C. Cole...............................  60    Vice President, Corporate Communications
Meridith P. Sipek.........................  53    Controller
Neil A. Ciarfalia.........................  51    Treasurer
John B. Bohle.............................  55    Director
Gordon M. Burns...........................  47    Director
Edward M. Carson..........................  69    Director
Linda C. Faiss............................  56    Director
James L. Kunkel...........................  61    Director
Robert S. Rosow...........................  80    Director
Richard Snell.............................  68    Director
Terence W. Thomas.........................  68    Director

     Paul E. Rubeli. Mr. Rubeli joined Ramada Inc. in 1979 as group vice president, industrial operations. He served as executive vice president, gaming, of Ramada Inc. from 1982 to December 1989, when he was appointed president and chief operating officer of Aztar. He was appointed president and chief executive officer in February 1990 and was appointed chairman of the board in addition to his other positions in February 1992. His current term as a director expires in 2002.

     Robert M. Haddock. Mr. Haddock joined Ramada Inc. in 1980 and held various positions before becoming executive vice president and chief financial officer in March 1987, serving in that capacity until 1989, when he assumed the same position with Aztar. He became our director in 1989. His current term as a director expires in 2000.

     Nelson W. Armstrong, Jr. Mr. Armstrong joined Ramada Inc. in 1973 as an accounting supervisor and held various positions on the corporate accounting staff, serving as vice president and controller, of Ramada Inc. In 1989, Mr. Armstrong became vice president and controller of Aztar until he was appointed vice president, administration, and secretary of Aztar in March 1990.

     Joe C. Cole. Mr. Cole joined Ramada Inc. in March 1988 as vice president, corporate communications, after having been affiliated with Phoenix Newspapers Inc. for 26 years as a reporter, columnist and editor. He became vice president, corporate communications of Aztar in 1989.

     Meridith P. Sipek. Mr. Sipek joined Ramada Inc.'s corporate accounting staff in 1977 as a manager and held various positions in corporate and hotel accounting, serving as hotel group controller, before being named assistant corporate controller. Mr. Sipek became Aztar's assistant corporate controller in 1989 and he was appointed controller in March 1990.

     Neil A. Ciarfalia. Mr. Ciarfalia joined Aztar in 1995 as treasurer. Prior to joining Aztar, Mr. Ciarfalia spent 11 years with the commercial aircraft division of Saab-Scania AB. During that time, he served Saab as president of the various divisional finance companies which arranged or provided financing for the acquisition of Saab aircraft and related products.

     John B. Bohle. Mr. Bohle has been senior vice president and partner of Ray & Berndston, an executive recruiting services firm since 1981. He has served as our director since 1992. His current term expires in 2002.

     Gordon M. Burns. Mr. Burns has been president of Katama Capital, L.L.C., an investment firm since 1998. Mr. Burns was previously senior managing director of the United Bank of Switzerland and was a wall street investment banker for 25 years, including 10 years at Solomon Brothers. He has served as our director since 1998. His current term expires in 2001.

     Edward M. Carson. Mr. Carson is retired. He was formerly the chairman of First Interstate Bancorp from 1990 to 1995 and president of First Interstate Bancorp from 1985 to 1990. He also serves as a director of Castle & Cooke, Inc., a real estate and resort company, Schuff Steel Company, and Terra Industries, Inc., an agribusiness products company, and Wells Fargo Bank. He has served as our director since 1975. His current term expires in 2001.

     Linda C. Faiss. Mrs. Faiss has been a partner at Faiss Foley Merica LLC, a public relations and government affairs firm since 1998. From 1989 until 1998, Ms. Faiss was senior vice president of Dunn Reber Glenn Marz, an advertising and public relations agency. She has served as our director since 1997. Her current term expires in 2002.

     James L. Kunkel. Since 1997, Mr. Kunkel has been vice president of Pinnacle West Capital Corporation, a holding company, and president of its Eldorado Investment Company subsidiary. Mr. Kunkel was previously a partner at Coopers & Lybrand, where he had served in various capacities for 35 years, including 12 years as managing partner of Coopers & Lybrand's Phoenix office. He has served as our director since 1998. His current term expires in 2001.

     Robert S. Rosow. Mr. Rosow has been an independent Certified Public Accountant since 1953. He has served as our director since 1969. His current term expires in 2001.

     Richard Snell. Mr. Snell is chairman of Pinnacle West Capital Corporation, a holding company and chairman of Arizona Public Service Company, an electric utility, positions he has held since 1990. He is also a director of Pinnacle West, Arizona Public Service, and Central Newspapers, Inc. Mr. Snell was previously chairman, president and chief executive officer of Ramada Inc. from 1981 to December 1989, chairman of Aztar from December 1989 to February 1992 and chairman and chief executive officer of Aztar from December 1989 to February 1990. He first served as our director in 1981. His current term expires in 2001.

     Terence W. Thomas. Mr. Thomas has been chairman of the board of Arizona Wholesale Supply Company and National Brands, Inc., a wholesale distributor of consumer products, since 1984. He has served as our director since 1978. His current term expires in 2000.

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

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth the name, address (address is provided for persons listed as beneficial owners of 5% or more of the outstanding Aztar common stock) and number of shares and percent of the outstanding Aztar common stock beneficially owned as of May 15, 1999, by each person known to Aztar's board of directors to be the beneficial owner of 5% or more of the outstanding shares of our common stock, each director, each named officer and all current directors and executive officers as a group. Unless otherwise indicated, the address of each of the listed stockholders is in care of our address in Phoenix, Arizona.

                                              SHARES OF COMMON
                                             STOCK BENEFICIALLY    APPROXIMATE PERCENT
   NAME AND ADDRESS OF BENEFICIAL OWNER            OWNED*            OF COMMON STOCK
   ------------------------------------      ------------------    -------------------
Franklin Resources, Inc....................      4,030,100                 8.9%
  777 Mariners Island Boulevard
  San Mateo, CA 94404
Gabelli Funds, Inc.........................      6,124,733                13.5%
  One Corporate Center
  Rye, NY 10580
DIRECTORS
John B. Bohle..............................         19,000                  **
Gordon M. Burns............................          8,000                  **
Edward M. Carson...........................         20,400                  **
Linda C. Faiss.............................         14,000                  **
Robert M. Haddock..........................        756,611                 1.7%
James L. Kunkel............................          9,000                  **
Robert S. Rosow............................         40,596                  **
Paul E. Rubeli.............................      1,063,688                 2.3%
Richard Snell..............................         60,000                  **
Terence W. Thomas..........................         22,200                  **
NAMED EXECUTIVE OFFICERS
Nelson W. Armstrong, Jr. ..................         92,731                  **
Neil A. Ciarfalia..........................         37,666                  **
Meridith P. Sipek..........................         36,000                  **
All Directors and Executive Officers as a
  group (14 persons).......................      2,228,870                 4.9%

-------------------------
 * Including, for Mr. Rosow, 400 shares held in an estate of which Mr. Rosow is the independent executor and in which he disclaims any beneficial interest; for Messrs. Carson, Rosow, Snell and Thomas 20,000 shares each, for Mr. Bohle 19,000 shares, for Mrs. Faiss 14,000 shares, and for Messrs. Burns and Kunkel 8,000 shares each, which they may acquire by the exercise of stock options within 60 days; for Messrs. Haddock, Rubeli, Armstrong, Ciarfalia and Sipek, 740,944, 872,610, 83,334, 31,666 and 30,000 shares, respectively, which they may acquire by the exercise of stock options within 60 days; and for the directors and executive officers as a group (14 persons), 1,925,054 shares, which they may acquire by the exercise of options within 60 days.

** Less than 1% of the outstanding shares of Aztar's common stock.

                      DESCRIPTION OF SPECIFIC INDEBTEDNESS

BANK CREDIT FACILITY.

     Aztar completed a new financing on May 28, 1998 consisting of a $250 million reducing revolving credit facility and a $50 million term loan, as described below. Aztar used the funds borrowed under the $250 million revolving line of credit to prepay the balance outstanding and extinguish a prior reducing revolving credit facility maturing on December 31, 1999. Aztar used the funds received under the term loan to repay a portion of the new $250 million revolving credit facility. Effective April 30, 1999, Aztar and the lenders under the revolving bank credit facility agreed to expand the maximum amount available under that facility from $250 million to $300 million.

REVOLVING CREDIT FACILITY.

     Aztar entered into a $250 million revolving line of credit with a group of banks for which Bank of America National Trust and Savings Association acts as administrative agent. The $250 million revolving line of credit matures June 30, 2003. However, the banks may terminate the line of credit upon a "Change in Control," as defined in the revolving loan agreement. At April 1, 1999, the revolving credit facility had an outstanding balance of $45 million. The maximum amount available under the revolving line of credit will be reduced quarterly by $12 million until maturity commencing on September 30, 2000.

     The interest rate under the revolving credit facility is computed on the outstanding balance based upon, at Aztar's election, (1) a one-, two-, three- or six-month Eurodollar rate plus a margin ranging from 1% to 2.25%, or (2) the prime rate plus a margin ranging from zero to 1%. The applicable margin is dependent upon Aztar's outstanding indebtedness and operating cash flow.

     As of April 1, 1999, the margin was at 0.625% less than the highest level. Interest computed based upon the Eurodollar rate is payable quarterly or on the last day of the applicable Eurodollar interest period, if earlier. Interest computed based upon the prime rate is payable quarterly. Aztar incurs a commitment fee ranging from 0.225% to 0.4375% per annum on the unused portion of the revolving line of credit depending upon Aztar's outstanding indebtedness and operating cash flow.

     The revolving loan agreement has quarterly financial tests, including a minimum requirement for operating cash flow, a minimum ratio of fixed charge coverage and maximum ratios of total debt and senior debt to operating cash flow. At April 1, 1999, the ratio of total debt to operating cash flow was 3.37 to 1.00 and the maximum allowable ratio was 5.25 to 1.00. The maximum allowable ratio decreases to 5.00 to 1.00 at June 30, 1999 and continues to decrease periodically, beginning June 30, 2000 and thereafter. At April 1, 1999, the ratio of senior debt to operating cash flow was 1.03 to 1.00 and the maximum ratio allowable was 3.50 to 1.00. The maximum allowable ratio decreases to 3.00 to 1.00 at June 30, 1999 and thereafter.

     Aztar's obligations under the revolving loan agreement are guaranteed by all of its significant subsidiaries, except Adamar of Nevada, and are secured by all the property of Tropicana Atlantic City, Ramada Express, Inc. and the riverboat casino operations and, with some exceptions, the stock of its subsidiaries.

     The revolving loan agreement also imposes various affirmative covenants on Aztar and its subsidiaries, including among others, covenants to report financial and business information, maintain insurance, comply with laws, maintain properties and other covenants customary in commercial bank financings of this type.

     The revolving loan agreement imposes various negative covenants on Aztar and its subsidiaries including, without limitation, restrictions on:

          (1) the payment of subordinated obligations,

          (2) disposition of property,

          (3) mergers,

          (4) hostile acquisitions,

          (5) payment of dividends and other distributions,

          (6) change in the nature of our business,

          (7) the incurrence of additional debt and guaranties of debt,

          (8) capital expenditures and capital leases,

          (9) investments and acquisitions,

          (10) transactions with affiliates,

          (11) liens and negative pledges, and

          (12) amendments and modifications of subordinated indebtedness.

     Events of default under the revolving loan agreement include, among other things:

          (1) failure to make payments when due,

          (2) breach of representations or warranties,

          (3) events of bankruptcy,

          (4) failure to pay any principal payment on other debt for borrowed money of $10 million or more when due, or other breach or default under agreements for this other debt allowing the holder or lender to accelerate its maturity, or require the other debt to be redeemed or repurchased,

          (5) final judgment in an amount in excess of $1.0 million which has not been stayed or satisfied within 30 days,

          (6) revocation of the licenses that lasts for three consecutive calendar days affecting gaming operations accounting for 5% or more of consolidated gross revenues, and

          (7) failure to comply with covenants.

TERM LOAN.

     Aztar entered into a $50 million term loan agreement with a group of lenders for which Bank of America NT&SA acts as administrative agent. The term loan agreement matures June 30, 2005. However, the lenders may terminate the term loan upon a "change in control," as defined in the term loan agreement.

     The term loan agreement calls for quarterly principal payments of $125,000 beginning on September 30, 1999 through June 30, 2004, and $11,875,000 beginning on September 30, 2004 through maturity. The annual interest rate under the term loan agreement is determined based upon, at Aztar's election, a one-, two-, three- or six-month Eurodollar rate plus a margin of 2.5%. Interest is payable quarterly or on the last day of the applicable Eurodollar interest period, if earlier.

     Aztar's obligations under the term loan agreement are guaranteed by all of its significant subsidiaries, except Adamar of Nevada, and are secured by all the property of Tropicana Atlantic City, Ramada Express, Inc. and the riverboat casino operations and, with some exceptions, the stock of its subsidiaries.

     The term loan agreement imposes various affirmative covenants on Aztar and its subsidiaries, including among others, reporting covenants, covenants to maintain insurance, comply with laws, maintain properties and other covenants customary in financings of this type.

     The term loan agreement imposes various negative covenants on Aztar and its subsidiaries including, without limitation, restrictions on:

          (1) disposition of property,

          (2) mergers,

          (3) payments,

          (4) the incurrence of additional debt,

          (5) liens,

          (6) transactions with affiliates,

          (7) amendments or modifications of subordinated indebtedness, and

          (8) amendments or modifications of the revolving loan agreement.

     Events of default under the term loan agreement include, among other things:

          (1) failure to make payments when due,

          (2) breach of representations or warranties,

          (3) events of bankruptcy,

          (4) failure to pay other debt for borrowed money of $25 million or more, or other breach or default under agreements for this other debt allowing the holder or lender to accelerate its maturity, or require the other debt to be redeemed or repurchased,

          (5) final judgment in an amount in excess of $1.0 million which has not been stayed or satisfied within 30 days,

          (6) revocation of the licenses that lasts for three consecutive calendar days affecting gaming operations accounting for 5% or more of consolidated gross revenues, and

          (7) failure to comply with covenants.

13 3/4% SENIOR SUBORDINATED NOTES.

     On October 4, 1994, Aztar issued $180 million aggregate principal amount of 13 3/4% Senior Subordinated Notes due on October 1, 2004. These notes bear interest at 13 3/4% per year, and interest is payable each April 1 and October
1. The 13 3/4% Notes are redeemable at Aztar's option, in whole or in part, on or after October 1, 1999, at prices from 106.875% of the principal amount plus interest declining to 100% plus interest beginning October 1, 2003.

     The 13 3/4% Notes are governed by an indenture dated October 1, 1994. The indenture imposes various covenants limiting the ability of Aztar and its respective subsidiaries to, among other things:

          (1) declare or pay any dividend or make any distribution,

          (2) repurchase or redeem stock or indebtedness,

          (3) incur or guarantee additional debt,

          (4) enter into some transactions with affiliates,

          (5) issue preferred stock,

          (6) change the control of the business, or

          (7) engage in mergers, consolidations or sales of assets.

     The indenture also requires Aztar to offer to purchase the 13 3/4% Notes at par plus accrued interest upon a change of control, as defined in the indenture.

     Events of default under the indenture include:

          (1) failure to make payments on the 13 3/4% Notes when due,

          (2) failure to comply with covenants,

          (3) failure to pay other debt of $5 million or more, or default under this other debt resulting in acceleration of the maturity of the other debt,

          (4) occurrence of some insolvency events,

          (5) failure to satisfy or discharge any final judgment in excess of $5 million, and

          (6) the revocation, termination or suspension of any gaming license resulting in the cessation or suspension of operation of any casino business for a period of 90 days.

                        DESCRIPTION OF REGISTERED NOTES

     You can find the definitions of some terms used in this description under the subheading "Definitions." In this description, the word "Aztar" refers only to Aztar Corporation and not to any of its subsidiaries or affiliates. Sometimes we refer to the unregistered notes and the registered notes, collectively as the notes.

     Aztar will issue the registered notes under an indenture between itself and U.S. Bank National Association, as trustee, which is the same indenture that governs the unregistered notes. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

     The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it, and not this description, define your rights as Holders of these notes. The form and terms of the registered notes will be the same as the form and terms of the unregistered notes, except that the registered notes will be readily transferable by you except as otherwise provided in this prospectus. See "The Exchange Offer -- Purpose and Effect". We have made copies of the indenture and the registration rights agreement available as set forth under "-- Available Information."

BRIEF DESCRIPTION OF THE NOTES

     These notes:

     - are general unsecured senior subordinated obligations of Aztar;

     - are subordinated in right of payment to all existing and future Senior Indebtedness of Aztar;

     - are effectively subordinated to all secured Indebtedness of Aztar;

     - rank equally with Aztar's 13 3/4% Senior Subordinated Notes due 2004;

     - are effectively subordinated to all liabilities of Aztar's subsidiaries, including trade and construction payables; and

     - are senior in right of payment to any future Indebtedness of Aztar that is specifically subordinated to the notes.

     As of April 1, 1999, on a pro forma basis after giving effect to our redemption on April 7, 1999 of $75 million of our 11% Notes, the May 3, 1999 offering of the unregistered notes, and the application of the net proceeds of our May offering to redeem the remaining $125 million of our 11% Notes and repay a portion of the outstanding borrowings under our revolving bank credit facility, we would have had outstanding $71 million of senior indebtedness that ranked prior to the notes, $180 million of senior subordinated indebtedness that ranked equally with the notes and our subsidiaries would have had outstanding $66 million of other liabilities. As indicated above and as discussed in detail below under the subheading "Subordination," payments on the notes will be subordinated to the payment of Senior Indebtedness. The indenture permits us to incur additional Senior Indebtedness.

     All of our Subsidiaries are currently "Restricted Subsidiaries." However, under the circumstances described below, we will be permitted to designate some of our subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. See the definition of "Unrestricted Subsidiary" under the caption "Definitions."

PRINCIPAL, MATURITY AND INTEREST

     Aztar will issue registered notes in an aggregate principal amount of up to $235 million, maturing on May 15, 2007. Subject to the covenants described below and applicable law, Aztar may issue additional notes under the indenture in an aggregate principal amount of up to $100 million. The unregistered notes, the registered notes offered by this prospectus and any additional notes subsequently issued will be treated as a single class for all purposes under the indenture.

     Interest on these registered notes will accrue at the rate of 8 7/8% per annum and will be payable semi-annually in arrears on May 15 and November 15, commencing on November 15, 1999. Aztar will make each interest payment to the Holders of record of these registered notes on the immediately preceding May 1 and November 1.

     Interest on these registered notes will accrue from the date of original issuance of the unregistered notes or, if interest has already been paid, from the date of the last payment of interest on the unregistered notes, interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES.

     If a Holder has given wire transfer instructions to Aztar, Aztar will make all principal, premium and interest payments on these notes in accordance with those instructions. All other payments on these notes will be made at the office or agency of Aztar maintained for that purpose within the City and State of New York unless Aztar elects to make interest payments by check mailed to the Holders at their address set forth in the Register of Holders; provided that all payments with respect to Global notes, and any definitive notes the Holder of which has given wire instructions to Aztar will be made by wire-transfer. Until otherwise designated by Aztar, Aztar's office or agency in New York will be the office of the Trustee maintained for that purpose.

OPTIONAL REDEMPTION

     At any time prior to May 15, 2003, the notes will be redeemable at the election of Aztar, in whole at any time or in part from time to time, on not less than 30 nor more than 60 days prior notice, mailed by first-class mail to the Holders' last addresses as they appear in the Register, at a redemption price, expressed as a percentage of the principal amount, equal to 100% of the principal amount thereof plus the Applicable Premium as of, plus accrued and unpaid interest, if any, to the date of redemption (the "Redemption Date").

     On or after May 15, 2003, the notes will be redeemable at the election of Aztar, in whole at any time or in part from time to time, on not less than 30 nor more than 60 days prior notice, mailed by first-class mail to the Holders' last addresses as they appear in the Register, at the redemption prices, expressed in percentages of principal amount, specified below plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period beginning May 15 of the years indicated below:

                    YEAR                      PERCENTAGE
                    ----                      ----------
2003........................................   104.438%
2004........................................   102.958
2005........................................   101.479
2006 and thereafter.........................   100.000

     If less than all the notes are to be redeemed, selection of notes for redemption will be made by the trustee, pro rata or by lot or by any other means the trustee determines to be fair and appropriate. The indenture provides that if any note is to be redeemed in part only, the notice of redemption relating to that note will state the portion of the principal amount in integral multiples of $1,000 to be redeemed and that, on and after the date fixed for redemption, upon surrender of that note, a new note or notes in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof. On and after the date set for redemption interest will cease to accrue on notes or portions of them called for redemption.

SUBORDINATION OF THE REGISTERED NOTES

     The payment of the principal of and interest on the notes is subordinated in right of payment, as set forth in the indenture, to the prior payment in full of all Senior Indebtedness, whether outstanding on the date of the indenture or thereafter created, incurred, issued, assumed or guaranteed. Upon any distribution of the assets of Aztar upon any liquidation, dissolution, bankruptcy, reorganization or similar proceeding, the holders of Senior Indebtedness will be entitled to receive payment in full before the Holders of the notes are entitled to receive any payment. See "Risk
Factors -- Subordination."

     In the event of any default in the payment of principal of or interest on Designated Senior Indebtedness pursuant to which the maturity of that Designated Senior Indebtedness may be accelerated, no payment may be made on or in respect of the notes until that default has been cured or waived. During the continuance of any other event of default with respect to Designated Senior Indebtedness that permits acceleration of the maturity thereof, no payment may be made on or in respect of the notes for a period of 180 days (the "Payment Blockage Period") commencing on the earlier of:

          (1) the date the trustee receives written notice of that default from the Representative with respect to, or from the holders of a majority in aggregate principal amount of, that Designated Senior Indebtedness then outstanding; or

          (2) if this event of default results from the acceleration of the notes, the date of the acceleration (unless the Payment Blockage Period is terminated by written notice to the trustee from the Representative or those holders).

     Not more than one Payment Blockage Period may be commenced with respect to the notes during any period of 360 consecutive days. In no event will a Payment Blockage Period extend beyond 179 days from the date the payment on the notes was due, and there must be 180 days in any 360-day period in which no Payment Blockage Period is in effect. For all purposes of this paragraph, no default or event of default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating that Payment Blockage Period will be, or be made, the basis for the commencement of a subsequent Payment Blockage Period by the Representative or requisite holders of the Designated Senior Indebtedness whether or not within a period of 360 consecutive days unless that default or event of default will have been cured or waived for a period of not less than 90 consecutive days. The failure to make a payment of the principal of or interest on the notes because of these restrictions will not be construed as preventing the occurrence of an Event of Default and the right to accelerate the maturity of the notes upon the occurrence thereof.

REPURCHASE UPON A CHANGE OF CONTROL

     Upon a Change of Control of Aztar each Holder of the notes will have the right to require that Aztar repurchase each of the Holder's notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of repurchase, as provided in, and subject to the terms of, the indenture. Within 30 days following any Change of Control, Aztar will mail a notice to each Holder stating, among other things:

          (1) that the Holder has the right to require Aztar to repurchase the Holder's notes at a purchase price in cash equal to the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase and that all notes tendered to Aztar by the Holder will be accepted for payment;

          (2) the purchase price and the repurchase date which will be no earlier than 30 days and no later than 60 days from the date the notice is mailed; and

          (3) the instructions determined by Aztar consistent with this covenant that a Holder must follow in order to have its notes repurchased.

     In the event of a Change of Control, each Holder of the notes will have the right to require Aztar to repurchase that Holder's notes at 101%, plus accrued interest. Under the terms of some Indebtedness of Aztar, including its current bank Credit Facility, the Holders thereof may require repayment or its acceleration upon a Change of Control. In the event that Holders of the notes exercised the right to require repurchase of the notes upon a Change of Control, that right would be subordinated to the right of the banks that are party to the bank Credit Facility to receive payment, if those banks exercise their right to require repayment upon a Change of Control. The subordination of the notes may limit the ability of Aztar to repurchase the notes, depending upon the funds available to Aztar at that time. The Change of Control provision may also have the effect of deterring or delaying some unsolicited acquisition attempts.

     The conveyance, transfer or lease of all or substantially all of Aztar's assets, among other things, would constitute a Change of Control. Although the amount of assets that will constitute "all or substantially all" of Aztar's assets is not readily quantifiable, a determination as to whether a Change of Control has occurred will depend on the percentage of operating assets and total assets transferred, among other measurements, and the other facts and circumstances of the transaction. In any particular transfer, the determination of whether a Change of Control has occurred will be made by Aztar, and Aztar will give notice to the Holders of the notes of the occurrence of a Change of Control.

     Aztar will comply with all applicable rules governing tender offers for the notes, including but not limited to, Section 14(e) of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

MANDATORY DISPOSITION OR REDEMPTION PURSUANT TO GAMING LAWS

     The New Jersey and Nevada gaming authorities currently have the authority to require a Holder or beneficial owner of the notes to be licensed or found qualified or suitable under applicable laws and regulations. Missouri gaming authorities also have broad authority to require some persons or entities, including the Holders of notes, to submit license applications and be licensed or found qualified or suitable. It is possible that gaming authorities in other jurisdictions could impose similar requirements. If, at any time, a Holder or beneficial owner of notes is required to be licensed or found qualified or suitable under any gaming laws or regulations applicable to Aztar and that Holder or beneficial owner does not become so licensed or is not found qualified or suitable, Aztar will have the right, at its option to:

          (1) require that Holder or beneficial owner to dispose of all or a portion of that Holder's or beneficial owner's notes within 120 days after that Holder or beneficial owner receives notice of the finding by the applicable gaming authorities, or any other different time period as may be prescribed by those authorities; or

          (2) redeem the notes of that Holder upon not less than 30 nor more than 60 days prior notice by Aztar, or any other different time period as may be prescribed by those applicable gaming authorities.

     If that Holder or beneficial owner fails to dispose of that Holder's or beneficial owner's notes within the prescribed time period, Aztar will have the right to redeem that Holder's or beneficial owner's notes on five days notice. Any redemption by Aztar pursuant to this paragraph will be without premium and at the lower of:

          (1) the Holder's or beneficial owner's original purchase price for the notes and, if permitted by the gaming authorities or by applicable Gaming Jurisdiction Law, accrued interest to the redemption date; and

          (2) unless some other price or terms are required by the gaming authorities, the lowest closing sale price of the notes between the date of the notice given by the applicable gaming authorities and the date ten days after that date.

     Each Holder and beneficial owner by accepting the notes will agree to those provisions as set forth in the notes and the indenture and will agree to inform Aztar upon request of the price at which that Holder or beneficial owner acquired those notes. See "Regulation and Licensing -- Nevada," "Regulation and Licensing -- New Jersey" and "Regulation and Licensing -- Missouri".

DEFINITIONS

     Set forth is a summary of some defined terms used in the indenture. Reference is made to the indenture for the full definition of all these terms, as well as any other terms used in this prospectus for which no definition is provided.

     "Affiliate" means, with respect to any Person, a Person:

          (1) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, that Person;

          (2) which beneficially owns or holds 10% or more of any class of the Voting Stock of that Person (or a 10% or greater equity interest in a Person which is not a corporation); or

          (3) of which 10% or more of any class of the Voting Stock (or in the case of a Person which is not a corporation, 10% or more of the equity interest) is beneficially owned or held by that Person or any Subsidiary of that Person.

     The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Applicable Premium" means, with respect to any note on any Redemption Date, the greater of:

          (1) 1.0% of the principal amount of the note; or

          (2) the excess of:

             (A) the sum of the present values at such Redemption Date of (i) the redemption price of the Note at May 15, 2003 (such redemption price being set forth in the table appearing above under the caption
        "-- Optional Redemption") and (ii) all required interest payments due on the note through May 15, 2003 (excluding accrued but unpaid interest), computed in each case using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

             (B) the principal amount of the note.

     "Asset Sale" means the sale or other disposition, including, without limitation, dispositions pursuant to Sale and Leaseback Transactions, by Aztar or one of its Subsidiaries to any Person other than Aztar or one of its Subsidiaries of:

          (1) any of the Capital Stock of any of the Subsidiaries of Aztar; or

          (2) any other assets of Aztar or any assets of its Subsidiaries outside the ordinary course of business of Aztar or that Subsidiary.

     "Average Life" means, as of the date of determination, with respect to any debt security, the quotient obtained by dividing:

          (1) the sum of the products of

             (A) the numbers of years from the date of determination to the dates of each successive scheduled principal payment of that debt security multiplied by

             (B) the amount of that principal payment by

          (2) the sum of all those principal payments.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents, however designated, of capital stock of that Person and any rights (other than debt securities convertible into capital stock), warrants or options to acquire that capital stock.

     "Capitalized Lease Obligation" means, with respect to any Person, the obligation of that Person to pay rent or other amounts under a lease of, or other agreement conveying the right to use, real or personal Property, which obligation is required to be classified and accounted for as a capital lease obligation on a balance sheet of that Person under generally accepted accounting principles. For purposes of the indenture, the amount of that obligation at any date will be the outstanding amount of that obligation at that date, determined in accordance with generally accepted accounting principles.

     "Change of Control" means any one or more of the following:

          (1) Aztar consolidates with or merges into any other corporation or any other corporation consolidates with or merges into Aztar (in either case, other than a consolidation or merger with a Wholly Owned Subsidiary in which all of the Voting Stock of Aztar outstanding immediately prior to the effectiveness thereof is changed into or exchanged for substantially the same consideration), in either case pursuant to a transaction in which substantially all of the Voting Stock of Aztar outstanding immediately prior to the effectiveness thereof is changed into or exchanged for cash, securities (other than Voting Stock of Aztar) or other property; provided, however, that the term "Change of Control" does not include any such consolidation or merger if, with respect to that consolidation or merger:

             (A) substantially all of the Voting Stock of Aztar outstanding immediately prior to the effectiveness thereof is changed into or exchanged for Voting Stock of the surviving corporation or the ultimate parent of the surviving corporation (the "Merger Common Stock");

             (B) the Merger Common Stock, immediately following the effectiveness thereof, is listed for trading on the New York Stock Exchange or the American Stock Exchange or is quoted on the National Association of Securities Dealers Automated Quotation System and is designated as a "national market system security;" and

             (C) immediately after the effectiveness thereof, the Persons who were holders of Voting Stock of Aztar immediately prior to the effectiveness thereof (excluding Persons who immediately prior to the effectiveness thereof were Affiliates of the corporation consolidated or merged with Aztar in that consolidation or merger (other than Persons who were Affiliates solely as a result of the ownership by Aztar of Capital Stock in that consolidated or merged corporation)) hold in the aggregate more than 50% of the then outstanding Voting Stock of the surviving corporation (or the ultimate parent of the surviving corporation);

          (2) Aztar conveys, transfers or leases all or substantially all its assets to any Person or Persons (other than to a Wholly Owned Subsidiary); provided, however, that the term "Change of Control" does not include any conveyance, transfer or lease of assets:

             (A) pursuant to a Sale and Leaseback Transaction; or

             (B) if immediately after the effectiveness thereof, the Persons who were holders of Voting Stock of Aztar immediately prior to the effectiveness thereof (excluding Persons who immediately prior to the effectiveness thereof were Affiliates of the transferee of those assets (other than Persons who were Affiliates solely as a result of the ownership by Aztar of Capital Stock in that transferee)) hold in the aggregate more than 50% of the then outstanding common stock of that transferee; or

          (3) any Person (other than Aztar) or group acquires, directly or indirectly, beneficial ownership, in the aggregate, of 50% or more of the outstanding shares of Voting Stock of Aztar or securities representing 50% or more of the combined Voting Power of Aztar's Voting Stock (the "Controlling Securities"), in either case outstanding on the date immediately prior to the date of the last such acquisition by that Person or group; provided, however, that the term "Change of Control" does not include any such acquisition that results in Aztar Employee Stock Option Plan and members of management of Aztar who have been employed in a management capacity with Aztar for at least eighteen months owning 50% or more of the Voting Stock of Aztar or 50% or more of the Controlling Securities.

     "Consolidated Amortization Expense" means, for any period, amortization expense of Aztar and its Restricted Subsidiaries, on a consolidated basis, for that period, including, without limitation, any amortization or write-offs of deferred financing costs by Aztar and its Restricted Subsidiaries during that period.

     "Consolidated Depreciation Expense" means, for any period, depreciation expense of Aztar and its Restricted Subsidiaries, on a consolidated basis, for that period.

     "Consolidated Fixed Charge Coverage Ratio" means, as of any Transaction Date, the ratio of:

          (1) Consolidated Operating Cash Flow for the four consecutive fiscal quarters for which financial information in respect thereof is available immediately prior to that Transaction Date to

          (2) Consolidated Fixed Charges which will accrue during the then current fiscal quarter in which that Transaction Date occurs (beginning on the first day of that quarter) and the three fiscal quarters immediately subsequent to the end of that current fiscal quarter, provided that, for the purpose of calculating Consolidated Fixed Charges for the period described in this clause (2):

             (A) the interest rate on any Indebtedness bearing interest at a rate that is adjustable based on market rate levels will be calculated based on the assumption that the applicable market rate level in effect on the Transaction Date will remain constant throughout that period at the market rate level in effect on the Transaction Date;

             (B) adjustments that are reasonably anticipated to occur during that period to Consolidated Fixed Charges will be included in that calculation (including those adjustments that result from the scheduled maturity of Indebtedness of Aztar and its Restricted Subsidiaries); and

             (C) Indebtedness will be included in that calculation that is reasonably anticipated to be created, incurred, assumed or guaranteed by, or to otherwise become the obligation of, Aztar or any Restricted Subsidiary;

provided, however, that, for purposes of calculating the Consolidated Fixed Charge Coverage Ratio, Consolidated Operating Cash Flow and Consolidated Fixed Charges will:

          (x) include the consolidated operating cash flow and consolidated fixed charges of any Person to be acquired by Aztar or any of its Restricted Subsidiaries as a Restricted Subsidiary in connection with the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio;

          (y) include the consolidated operating cash flow and consolidated fixed charges of any other Person acquired during the period described in clause (1) above by Aztar or by any of its Restricted Subsidiaries as a Restricted Subsidiary; and

          (z) exclude the consolidated operating cash flow of any Person directly attributable to the Property of that Person that was the subject of an Asset Sale, on a pro forma basis for the four consecutive fiscal quarters for which financial information in respect thereof is available immediately prior to that Transaction Date, in the case of calculating Consolidated Operating Cash Flow, and for the then current fiscal quarter in which that Transaction Date occurs and the three fiscal quarters immediately subsequent to the end of that fiscal quarter (on the same basis as described in clause (2) above), in the case of calculating Consolidated Fixed Charges.

     For purposes of the foregoing proviso, the consolidated operating cash flow and consolidated fixed charges of any such Person will be determined on the same basis as those items are determined for Aztar.

     For purposes of each pro forma determination of the Consolidated Fixed Charge Coverage Ratio in connection with the "Limitation on Indebtedness" covenant, the proposed new Indebtedness will be deemed to be incurred on the first day of the fiscal quarter in which the relevant Transaction Date occurs.

     "Consolidated Fixed Charges" means, for any period, the sum of Consolidated Interest Expense plus the Tropicana Payments.

     "Consolidated Income Tax Expense" means, for any period, the income tax expense of Aztar and its Restricted Subsidiaries, on a consolidated basis, for that period, other than income tax expense attributable to Asset Sales.

     "Consolidated Interest Expense" means, for any period, without duplication:

          (1) the sum of:

             (A) the aggregate amount of interest recognized by Aztar and its Restricted Subsidiaries during that period in respect of Aztar's Indebtedness and its Restricted Subsidiaries (including, without limitation, all interest capitalized by Aztar and its Restricted Subsidiaries during that period and all commissions, discounts and other fees and charges owed by Aztar and its Restricted Subsidiaries with respect to letters of credit and bankers' acceptance financing and the net costs associated with Interest Swap Obligations of Aztar and its Restricted Subsidiaries);

             (B) the aggregate amount of the interest component of rentals in respect of Capitalized Lease Obligations recognized by Aztar and its Restricted Subsidiaries during that period;

             (C) to the extent any indebtedness of any Person is guaranteed by Aztar or any of its Restricted Subsidiaries, the aggregate amount of interest paid or accrued by that Person during that period attributable to any such Indebtedness;

             (D) one-third of the rent expense incurred under noncancelable operating leases, excluding the Tropicana Lease, during that period; and

             (E) the aggregate amount of Redeemable Dividends recognized by Aztar and its Restricted Subsidiaries, whether or not declared during that period, less

          (2) any amortization or write-off of deferred financing costs by Aztar and its Restricted Subsidiaries during that period; in each case after elimination of intercompany accounts among Aztar and its Restricted Subsidiaries and as determined in accordance with generally accepted accounting principles.

     "Consolidated Interest Income" means, for any period, interest income from all sources of Aztar and its Restricted Subsidiaries, on a consolidated basis, for that period.

     "Consolidated Net Income" means, for any period, the aggregate net income of Aztar and its Subsidiaries for that period on a consolidated basis, determined in accordance with generally accepted accounting principles, provided that the following items will be excluded from Consolidated Net Income:

          (1) gains and losses from Asset Sales or reserves relating to Asset Sales;

          (2) items classified as extraordinary or nonrecurring;

          (3) the income (or loss) of any Unrestricted Subsidiary or Joint Venture, except to the extent that the aggregate amount of cash dividends or other distributions actually paid during that period to Aztar or any Restricted Subsidiary by that Unrestricted Subsidiary or Joint Venture in respect of its Capital Stock out of funds legally available therefor exceeds the aggregate amount of new Investments in that Unrestricted Subsidiary or Joint Venture by Aztar or any Restricted Subsidiary during that period;

          (4) except to the extent includable pursuant to clause (3), the income (or loss) of any Person accrued or attributable to any period prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with Aztar or any of its Restricted Subsidiaries or that Person's assets (or a portion thereof) are acquired by Aztar or any of its Restricted Subsidiaries; and

          (5) the income of any Restricted Subsidiary to the extent that the Restricted Subsidiary is prevented by any legal requirement from paying that income to Aztar or another Restricted Subsidiary.

     Notwithstanding the foregoing, Consolidated Net Income as used in the "Limitation on Restricted Payments" covenant will include gains (or losses) on the sale by Aztar or a Restricted Subsidiary of an Unrestricted Subsidiary.

     "Consolidated Net Rent" means, for any period, without duplication, an amount equal to the total of:

          (1) the rent expense, net of intercompany rent, incurred by Hotel Ramada of Nevada pursuant to the Tropicana Lease; plus

          (2) two-thirds of the rent expense incurred under other noncancelable operating leases.

     "Consolidated Net Worth" means, as of any date, with respect to any Person, the sum of the Capital Stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) of that Person and its Subsidiaries on a consolidated basis at that date, each item determined in accordance with generally accepted accounting principles, less amounts attributable to Redeemable Stock of that Person and its Subsidiaries.

     "Consolidated Operating Cash Flow" means, for any period, without duplication

          (1) Consolidated Net Income, plus

          (2) Consolidated Interest Expense, plus

          (3) Consolidated Income Tax Expense, plus

          (4) Consolidated Depreciation Expense, plus

          (5) Consolidated Amortization Expense, plus

          (6) Consolidated Net Rent, plus

          (7) equity in unconsolidated partnerships' losses, minus

          (8) Consolidated Interest Income, plus

          (9) other non-cash items reducing that Consolidated Net Income, minus

          (10) other non-cash items increasing that Consolidated Net Income, for that period, all as determined in accordance with generally accepted accounting principles.

     "Credit Facility" means any agreement between Aztar and/or any of its Restricted Subsidiaries and one or more banks or other financial institutions providing for the making of term loans or loans on a revolving basis (including, in either case, construction loans and lines of credit), the issuance of letters of credit and the creation of bankers' acceptances, as any such agreement may be amended (including any amendment and restatement thereof), supplemented or otherwise modified, including any agreement extending the maturity, refinancing or restructuring of all or any portion of the Indebtedness and other obligations under that agreement or any successor agreement.

     "Currency Agreement" means, with respect to any Person, any foreign exchange contract, currency swap agreement, option or futures contract or other similar agreement or arrangement designed to protect that Person or any of its Subsidiaries against fluctuations in currency values.

     "Designated Senior Indebtedness" means each issue of Senior Indebtedness that:

          (1) has an outstanding principal amount of not less than $25,000,000; and

          (2) has been designated as Designated Senior Indebtedness pursuant to an Officers' Certificate of Aztar received by the trustee.

     "Effective Date" means May 3, 1999.

     "Gaming Authority" means the United States federal government or any state, county, municipality or other political subdivision or any agency or other governmental authority thereof that now or hereafter has jurisdiction over all or any portion of the gaming activities of Aztar or any of its Subsidiaries.

     "Gaming Jurisdiction Law" means any law, statute, ordinance, code, regulation, constitutional provision, rule, order, directive or other enforceable requirement now or hereafter in existence of any Gaming Authority.

     "Governmental Authority" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature, whatsoever of any governmental or quasi-government unit, whether federal, state, county, district, city or other political subdivision or otherwise and whether now or hereafter in existence, or any officer or official of any thereof, including, without limitation, the New Jersey Casino Control Commission, the New Jersey Division of Gaming Enforcement, the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Clark County (Nevada) Liquor and Gaming Licensing Board, the Missouri Gaming Commission and the Indiana Gaming Commission.

     "Holder" means, the Person in whose name a note is registered in the Register.

     "Indebtedness" means, with respect to any Person, without duplication:

          (1) any obligation, contingent or otherwise, for borrowed money (whether or not the recourse of the lender is to the whole of the assets of that Person or only to a portion thereof);

          (2) any obligation evidenced by bonds, debentures, notes or other similar instruments;

          (3) any obligation owed for all or any part of the purchase price of Property, other assets or services or for the cost of Property or other assets constructed or of improvements thereto (including any obligation under or in connection with any letter of credit related thereto), other than accounts payable included in current liabilities and incurred in respect of Property or services purchased in the ordinary course of business;

          (4) any obligation of that Person under or in connection with any letter of credit issued for the account of that Person and all drafts drawn or demands for payment honored thereunder;

          (5) any obligation under conditional sale or other title retention agreements relating to purchased Property;

          (6) any obligation issued or assumed as the deferred purchase price of Property (other than accounts payable incurred in the ordinary course of business);

          (7) any obligation, contingent or otherwise, as set forth in subclauses (1), (2) and (3) of this definition of any other Person secured by any Lien in respect of Property of that Person even though that Person has not assumed or become liable for payment of that obligation;

          (8) any Capitalized Lease Obligation or any other obligation pursuant to any Sale and Leaseback Transaction;

          (9) any note payable or draft accepted representing an extension of credit (other than extensions of credit for Property and services purchased in the ordinary course of business) whether or not representing an obligation for borrowed money;

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          (10) the maximum fixed repurchase price of any Redeemable Stock;

          (11) obligations in respect of Interest Swap Obligations and Currency Agreements; and

          (12) any obligation which is a guarantee with respect to Indebtedness (of a kind otherwise described in this definition) of another Person.

     For purposes of the preceding sentence, the maximum fixed repurchase price of any Redeemable Stock which does not have a fixed repurchase price will be calculated in accordance with the terms of that Redeemable Stock as if that Redeemable Stock were repurchased on any date on which Indebtedness is required to be determined pursuant to the indenture; provided, however, that if that Redeemable stock is not then permitted to be repurchased, the repurchase price will be the book value of that Redeemable Stock. The amount of Indebtedness of any Person at any date will be the outstanding balance at that date of all unconditional obligations as described above, the maximum liability of those contingent obligations at that date and, in the case of clause (7), the lesser of the fair market value at that date of any asset subject to a Lien securing the Indebtedness of others and the amount of the Indebtedness secured.

     "Interest Swap Obligation" means the obligations of any Person pursuant to any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect that Person or any of its Subsidiaries against fluctuations in interest rates.

     "Investment" means, with respect to any Person (the Person being referred to in this definition as the "Investor"), any amount paid by the Investor, directly or indirectly, or any Transfer of Property, directly or indirectly (the amount to be the fair market value of that Property at the time of transfer as determined in good faith by the Board of Directors of the Investor, whose determination will be conclusive) by the Investor to any other Person:

          (1) for Capital Stock of, or other equity interest in, or as a capital contribution to, that other Person; or

          (2) as a direct or indirect loan or advance to that other Person, other than accounts receivable of the Investor arising in the ordinary course of business.

     "Jaffe Partnership Interest" means the general partnership interest in Tropicana Enterprises held by members of the Jaffe family pursuant to the Amended and Restated Partnership Agreement dated as of November 1, 1984 between the Jaffe family and Adamar of Nevada, as amended.

     "Joint Venture" means any Person (other than a Subsidiary of Aztar) in which any Person other than Aztar or any of its Subsidiaries has a joint or shared equity interest with Aztar or any of its Subsidiaries.

     "Lien" means any mortgage, pledge, lien, charge, deed of trust, security interest, conditional sale or other title retention agreement or any other similar encumbrance, including any agreement to give any security interest.

     "Permitted Liens" means, with respect to any Person:

          (1) Liens for taxes, assessments, governmental charges or claims which are not yet due and payable or are being contested in good faith by that Person by appropriate

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     proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as is required in accordance with generally accepted accounting principles is made by that Person;

          (2) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen, or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as is required in accordance with generally accepted accounting principles is made by that Person;

          (3) Liens incurred or deposits made by that Person in the ordinary course of business in connection with worker's compensation, unemployment insurance, medical insurance and other types of social security and deposits made by that Person in the ordinary course of business in connection with other kinds of insurance;

          (4) Liens incurred or deposits made by that Person to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

          (5) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of that Person or any of its Subsidiaries incurred in the ordinary course of business;

          (6) Liens (including extensions and renewals thereof) upon real or tangible personal property acquired by that Person after the date of the indenture; provided that

             (A) any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, all costs (including the cost of construction) of the item of Property subject thereto,

             (B) the principal amount of the Indebtedness secured by that Lien does not exceed 100% of that cost,

             (C) that Lien does not extend to or cover any other Property other than that item of Property and any improvements on that item, and

             (D) the incurrence of that Indebtedness is permitted by the "Limitation on Indebtedness" covenant;

          (7) Liens upon specific items of inventory or other goods and proceeds of that Person securing that Person's obligations in respect of bankers' acceptances issued or created for the account of that Person in the ordinary course of business to facilitate the purchase, shipment or storage of that inventory or other goods;

          (8) Liens securing reimbursement obligations with respect to commercial letters of credit issued for the account of that Person which encumber documents and other Property relating to those commercial letters of credit and the products and proceeds thereof;

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          (9) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods by that Person;

          (10) licenses, leases or subleases granted to others not interfering in any material adverse respect with the business of that Person or any of its Subsidiaries;

          (11) Liens encumbering Property or assets of that Person under construction arising from progress or partial payments by a customer of that Person or one of its Subsidiaries relating to that Property or assets;

          (12) Liens encumbering customary initial deposits and margin accounts, and other Liens incurred in the ordinary course of business and which are within the general parameters customary in the gaming industry, in each case securing Interest Swap Obligations or Currency Agreements;

          (13) Liens encumbering deposits made to secure obligations arising from statutory or regulatory requirements of that Person or its Subsidiaries;

          (14) any interest or title of a lessor in the Property subject to any Capitalized Lease Obligation or operating lease which, in each case, is permitted under the indenture;

          (15) Liens securing obligations to the trustee pursuant to the compensation and indemnity provisions of the indenture;

          (16) purchase money liens securing payables arising from the purchase by that Person or any of its Subsidiaries of any equipment or goods in the ordinary course of business, provided that these payables do not constitute Indebtedness;

          (17) Liens arising out of consignment or similar arrangements for the sale of goods entered into by that Person or any of its Subsidiaries in the ordinary course of business;

          (18) Liens for judgments or orders not giving rise to a Default or Event of Default; and

          (19) Liens not specified in the foregoing and not otherwise permitted by the covenant on "Limitation on Liens," provided that the aggregate Indebtedness secured by the Liens under this clause (19) will not exceed $5,000,000 at any time.

     "Person" means any individual, partnership, corporation, venture, joint venture, unincorporated organization, association, joint-stock company, trust or Governmental Authority.

     "principal" means, with respect to any debt security (including any note), the principal of that debt security plus the premium, if any, on any such debt security.

     "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

     "Qualified Capital Stock" means Capital Stock not constituting Redeemable Stock.

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     "Redeemable Dividend" means, for any dividend payable with respect to
Redeemable Stock:

          (1) to the extent that dividend is fully deductible for federal income tax purposes, the amount of that dividend; and

          (2) to the extent that dividend may not be deductible, the quotient of the amount of that dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of that Redeemable Stock.

     "Redeemable Stock" means, with respect to any Person, any equity security issued by that Person that by its terms or otherwise is required to be redeemed (other than a security that is required to be redeemed only in the event that a holder of that security fails to qualify or to be found suitable or otherwise eligible under a Gaming Jurisdiction Law to remain as a holder of that security) or is redeemable at the option of the holder of that security at any time prior to the maturity of the notes.

     "Register" means the register in which Aztar provides for the registration of notes and the registration for the transfer of notes.

     "Representative" means the indenture trustee or other trustee, agent or representative for an issue of Senior Indebtedness.

     "Restricted Subsidiary" means any Subsidiary of Aztar that:

          (1) has not been designated by the Board of Directors of Aztar as an Unrestricted Subsidiary; or

          (2) was an Unrestricted Subsidiary but has been redesignated by the Board of Directors of Aztar as a Restricted Subsidiary, in each case as provided under the definition of Unrestricted Subsidiary.

     "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to Aztar or a Subsidiary of Aztar of any Property, whether owned at the date of the indenture or thereafter acquired, which has been or is to be sold or transferred by Aztar or that Subsidiary to that Person or to any other Person to whom funds have been or are to be advanced by that Person on the security of that Property if, after giving effect to that arrangement, Aztar or a Subsidiary of Aztar operates the business, if any, located on that Property.

     "Senior Indebtedness" means the principal of, interest (including without limitation, interest at the contract rate subsequent to the commencement of any bankruptcy, insolvency or similar proceeding with respect to Aztar) on and other amounts due on or in connection with any Indebtedness of Aztar for money borrowed from others, whether outstanding on the date of the indenture or thereafter created, incurred, assumed or guaranteed, which, at the date of the indenture or at the time of any such creation, incurrence, assumption or guarantee:

          (1) is by its terms expressly senior to and not subordinate or subject in right of payment to any other Indebtedness of Aztar; or

          (2) is secured by a lien on any Property of Aztar or any of its Subsidiaries; provided, however, that Senior Indebtedness will not include any such Indebtedness if:

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

             (A) the value of the collateral securing that Indebtedness at time of incurrence is less than the amount of that Indebtedness; or

             (B) the value of any Property substituted for the collateral securing that Indebtedness is less than the value of the collateral so released, in either case as determined by Aztar and set forth in an Officers' Certificate of Aztar received by the trustee, which certificate will be conclusive evidence of the correctness of the matters set forth herein; or

          (3) has been designated Senior Indebtedness pursuant to an Officers' Certificate of Aztar received by the trustee.

     Notwithstanding anything herein to the contrary, Senior Indebtedness does not mean:

          (1) Indebtedness of Aztar to a Subsidiary of Aztar for money borrowed or advances from that Subsidiary;

          (2) Indebtedness representing the maximum fixed repurchase price of any Capital Stock of Aztar which by its terms or otherwise is or may be required to be redeemed or repurchased prior to the Stated Maturity of the notes or at the option of the holder thereof;

          (3) Indebtedness of Aztar to any officer or director thereof;

          (4) obligations owing under judgments arising out of obligations that are not Indebtedness for borrowed money;

          (5) accounts payable or any other Indebtedness to trade creditors created or assumed by Aztar in the ordinary course of business in connection with the obtaining of materials or services; and

          (6) any liability for federal, state, local or other taxes owed or owing by Aztar.

     Notwithstanding anything in the indenture to the contrary, Senior Indebtedness does not include the 11% Notes or the 13 3/4% Notes. The indenture will expressly provide that the notes will be on parity with the 11% Notes and the 13 3/4% Notes in right of payment.

     "Significant Subsidiary" means any Subsidiary of Aztar:

          (1) the revenues attributable to which for the then most recently completed four fiscal quarters constituted 5% or more of the consolidated revenues of Aztar and its Subsidiaries for that period;

          (2) the assets of which as of the end of that period constituted 5% or more of the consolidated assets of Aztar and its Subsidiaries as of the end of that period; or

          (3) that operates, owns or leases any Property that is material to the business operations of Aztar or any Restricted Subsidiary.

     "Stated Maturity" means, with respect to any note or any installment of interest thereon, the date specified in that note as the fixed day on which the principal on that note or that installment of interest is due.

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     "Subsidiary" means, with respect to any Person:

          (1) a corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by that Person, by one or more Subsidiaries of that Person or by that Person and one or more Subsidiaries thereof; or

          (2) any other Person (other than a corporation) in which that Person, one or more Subsidiaries thereof, or that Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof has at least majority ownership interest and the power to direct the policies, management and affairs thereof. For purposes of this definition, any directors' qualifying shares mandated by applicable law will be disregarded in determining the ownership of a Subsidiary.

     "Transaction Date" means the date of the transaction giving rise to the need to calculate Consolidated Fixed Charge Coverage Ratio or to make any other determination for purposes of complying with the provisions of the indenture, provided that if that transaction is related to or in connection with any acquisition of any Person, the Transaction Date will be the date on which Aztar or any of its Subsidiaries enters into an agreement with that Person to effect that acquisition; provided, however, that if subsequent to the entering of that agreement Aztar or any of its Subsidiaries amend the terms of that acquisition with respect to the consideration payable by Aztar or any of its Subsidiaries in connection with that acquisition, the Transaction Date will be the date on which Aztar or any of its Subsidiaries enters into an agreement with that Person to effect that amendment. The second proviso above will not be applicable if, as of the Transaction Date with respect to any acquisition, Aztar could incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the "Limitation on Indebtedness" covenant when the Consolidated Fixed Charge Coverage Ratio of Aztar is calculated on the basis of the amended terms of that acquisition and the Indebtedness to be incurred by Aztar and its Restricted Subsidiaries in connection with that acquisition.

     "Treasury Rate" means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to May 15, 2003; provided, however, that if the period from the Redemption Date to May 15, 2003 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

     "Tropicana Enterprises" means Tropicana Enterprises, a Nevada general partnership.

     "Tropicana Lease" means the Amended and Restated Lease (Tropicana Hotel/ Casino) dated November 1, 1984 between Tropicana Enterprises and Hotel Ramada of Nevada, as amended.

     "Tropicana Loan" means the Second Amended and Restated Loan Agreement by and between Tropicana Enterprises, Hotel Ramada of Nevada and the Lenders named in that Loan Agreement dated October 4, 1994, as amended through the Effective Date.

     "Tropicana Loan Refinancings" means any refinancings or financings of, or related to, the Tropicana Loan or any refinancings thereof (including, but not limited to, any

Indebtedness owed to Aztar or any Restricted Subsidiary in connection with the Tropicana Loan or any refinancings thereof), to the extent that the aggregate amount of that Indebtedness incurred pursuant to those refinancings or financings or does not exceed the outstanding principal amount under the Tropicana Loan at the Effective Date.

     "Tropicana Payments" means, for any period, that portion of the lease payments made by Hotel Ramada of Nevada to Tropicana Enterprises pursuant to the Tropicana Lease that represents the sum of interest expense on Indebtedness of Tropicana Enterprises payable to Persons other than Aztar plus amounts distributed in respect of the Jaffe Partnership Interest.

     "Tropicana Security Deposit" means the additional security deposit that Hotel Ramada of Nevada may be required to provide from time to time pursuant to the Tropicana Lease as in effect on the Effective Date.

     "Unrestricted Subsidiary" means:

          (1) any Subsidiary of Aztar which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of Aztar, as provided below); and

          (2) any Subsidiary of an Unrestricted Subsidiary.

     The Board of Directors of Aztar may designate any Subsidiary of Aztar (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary (unless that Subsidiary owns any Capital Stock of or owns or holds any Lien on any Property of Aztar or any other Subsidiary of Aztar which is not a Subsidiary of the Subsidiary to be so designated), provided that either

          (1) the Subsidiary to be so designated has total assets of $1,000 or less or

          (2) immediately after giving pro forma effect to that designation Aztar could incur $1.00 of additional Indebtedness pursuant to the first paragraph of the "Limitation on Indebtedness" covenant; and provided, further, that a Subsidiary may not be designated as an Unrestricted Subsidiary if Aztar or a Restricted Subsidiary creates, incurs, issues, assumes, guarantees or in any other manner becomes liable with respect to any obligation of that Subsidiary.

     The Board of Directors of Aztar may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that immediately after giving pro forma effect to that redesignation, Aztar could incur $1.00 of additional Indebtedness pursuant to the first paragraph of the "Limitation on Indebtedness" covenant. Any such designation or elimination thereof by the Board of Directors of Aztar will be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of Aztar giving effect to that designation and an Officers' Certificate certifying that that designation complies with the foregoing conditions.

     "U.S. Government Obligations" are direct noncallable obligations of the United States of America or guaranteed by the United States of America for the payment of which the full faith and credit of the United States is pledged.

     "Voting Stock" means securities of any class or classes of a corporation the holders of which are ordinarily, in the absence of contingencies, entitled to vote for corporate directors (or Persons performing equivalent functions).

                                       108
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     "Wholly Owned Subsidiary" means any Restricted Subsidiary of Aztar of which
100% of the Capital Stock of, or other ownership interest in, that Restricted Subsidiary is at the time owned by Aztar or a Wholly Owned Subsidiary.

COVENANTS

     The indenture contains covenants including, among others, the following:

     Limitation on Indebtedness. The indenture provides that Aztar will not, and will not permit any Restricted Subsidiary to, create, incur, assume, guarantee or otherwise become liable with respect to, or become responsible for the payment of, any Indebtedness unless, after giving effect thereto, the Consolidated Fixed Charge Coverage Ratio of Aztar is greater than 1.9 to 1. As of April 1, 1999, calculated on a pro forma basis after giving effect to the redemption of $75 million of the 11% Notes on April 7, 1999, the May 3, 1999 offering of the unregistered notes and the use of proceeds from that offering to redeem the remaining $125 million of the 11% Notes and repay a portion of the outstanding borrowings under our revolving bank credit facility, the Consolidated Fixed Charge Coverage Ratio would have been 2.5 to 1.

     Notwithstanding the foregoing, Aztar and its Restricted Subsidiaries may incur, create, assume, guarantee, or otherwise become liable with respect to any or all of the following:

          (1) Indebtedness not otherwise permitted pursuant to clauses (2) through (11) below in an aggregate amount at any time outstanding of up to $20,000,000;

          (2) Indebtedness evidenced by the notes (exclusive of any additional notes issued under the indenture), the 11% Notes or the 13 3/4% Notes;

          (3) Indebtedness of Aztar and its Restricted Subsidiaries remaining outstanding immediately after the issuance of the notes (exclusive of any additional notes issued under the indenture) and application of the proceeds thereof;

          (4) Indebtedness to Aztar or to a Restricted Subsidiary;

          (5) Indebtedness incurred by Aztar or any Restricted Subsidiary in connection with:

             (A) the construction of any new facility or facilities related to the gaming business or any related business of Aztar or any Restricted Subsidiary or in connection with the expansion by Aztar or any Restricted Subsidiary of any of its existing facilities, provided, however, that the aggregate principal amount of all that Indebtedness incurred on and subsequent to the Effective Date will not exceed $100,000,000;

             (B) the maintenance, refurbishment or replacement by Aztar or any Restricted Subsidiary in the ordinary course of business of assets related to the gaming business or any related business of Aztar or any Restricted Subsidiary; or

             (C) the acquisition of slot machines, gaming tables or other similar gaming equipment;

          (6) Indebtedness under any Credit Facilities in an aggregate amount of up to $350,000,000;

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          (7) Indebtedness incurred to purchase Tropicana Las Vegas or the Jaffe
     Partnership Interest or in connection with any Tropicana Loan Refinancings;

          (8) Indebtedness incurred in respect of the Tropicana Security
     Deposit;

          (9) Indebtedness under Currency Agreements or Interest Swap Obligations (including any Interest Swap Obligation, the purpose of which is to alter or replace, or lengthen or shorten the maturity of, any Interest Swap Obligation previously incurred pursuant to this clause (9)), provided that these Currency Agreements or Interest Swap Obligations are related to payment obligations on Indebtedness otherwise permitted under the indenture;

          (10) Indebtedness incurred in respect of performance bonds, bankers' acceptances, letters of credit and surety bonds provided by Aztar or any Restricted Subsidiary in the ordinary course of business; and

          (11) Indebtedness ("Replacement Indebtedness") the proceeds of which are used to refinance:

             (A) all or a portion of the notes;

             (B) any other permitted Indebtedness of Aztar and its Restricted Subsidiaries; or

             (C) permitted successor or replacement Indebtedness;

in each case in a principal amount (or, if that Replacement Indebtedness does not require cash payments prior to maturity, with an original issue price) not to exceed an amount equal to the aggregate of the principal amount plus any prepayment penalties, premiums and accrued and unpaid interest on the Indebtedness so refinanced and customary fees, expenses and costs related to the incurrence of that Replacement Indebtedness, provided that, in the case of this clause (11),

             (A) if the notes are refinanced in part, that Replacement Indebtedness is expressly made pari passu or subordinate in right of payment to the remaining notes;

             (B) if the Indebtedness to be refinanced is subordinate in right of payment to the notes, that Replacement Indebtedness is subordinate in right of payment to the notes at least to the extent that the Indebtedness to be refinanced is subordinate to the notes;

             (C) if the Indebtedness to be refinanced is pari passu in right of payment to the notes, that Replacement Indebtedness is pari passu or subordinate in right of payment to the notes at least to the extent that the Indebtedness to be refinanced is pari passu to the notes; and

             (D) if the notes are refinanced in part or if the Indebtedness to be refinanced is subordinate in right of payment to the notes and scheduled to mature after the maturity date of the notes, that Replacement Indebtedness determined as of the date of incurrence does not mature prior to the final scheduled maturity date of the notes and the Average Life of that Replacement Indebtedness is equal to or greater than the Average Life of the remaining notes.

     Limitation on Restricted Payments. The indenture provides that Aztar will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

          (1) declare or pay any dividend on or make any distribution or payment on its Capital Stock or to its stockholders (in their capacity as stockholders) (other than dividends or distributions payable solely in its Qualified Capital Stock and, in the case of a Restricted Subsidiary, dividends or distributions payable to Aztar or a Wholly Owned Subsidiary);

          (2) purchase, redeem or otherwise acquire or retire for value, any shares of Capital Stock of Aztar (except, in the case of a Restricted Subsidiary, from Aztar) or any Subsidiary of Aztar (other than a Wholly Owned Subsidiary);

          (3) acquire, retire or redeem any Indebtedness of or otherwise make any Investment in any Affiliate of Aztar (other than a Wholly Owned Subsidiary); or

          (4) purchase, redeem or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund or mandatory redemption payment, Indebtedness of Aztar or of any Affiliate of Aztar that is subordinated (whether pursuant to its terms or by operation of law) in right of payment to the notes and which is scheduled to mature (after giving effect to any and all unconditional (other than as to the giving of notice) options to extend the maturity thereof) on or after the maturity date of the notes;

if at the time of any such declaration, distribution, payment, purchase, redemption, acquisition or retirement (collectively, the "Restricted Payments") and after giving effect thereto (including, without limitation, in calculating on a pro forma basis, as if that proposed Restricted Payment had been made, the Consolidated Fixed Charge Coverage Ratio of Aztar for purposes of clause (B) below):

          (A) any Event of Default has occurred and be continuing; or

          (B) Aztar could not incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the "Limitation on Indebtedness" covenant; or

          (C) the aggregate amount of Restricted Payments for all those purposes made subsequent to September 28, 1994 would exceed an amount equal to the sum of:

             (x) 50% of aggregate Consolidated Net Income (or if that aggregate Consolidated Net Income is a deficit, minus 100% of that deficit) accrued on a cumulative basis in the period commencing on September 28, 1994 and ending on the last day of the fiscal quarter immediately preceding the relevant Transaction Date;

             (y) the aggregate net proceeds, including cash and the fair market value of Property other than cash (as determined in good faith by the Board of Directors of Aztar, whose determination will be conclusive, and evidenced by a resolution of that Board of Directors filed with the trustee) received by Aztar from the issuance or sale to any Person (other than a Subsidiary of Aztar) during the period commencing on September 28, 1994 and ending on that Transaction Date of Qualified Capital Stock of Aztar (other than Capital Stock of Aztar issued upon conversion of or in exchange for securities of Aztar, except to the extent of any payment to Aztar in addition to the securities of Aztar surrendered); and

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             (z) to the extent not included in (y) above, the aggregate net proceeds, including cash and the fair market value of Property other than cash (as determined in good faith by the Board of Directors of Aztar, whose determination will be conclusive, and evidenced by a resolution of that Board of Directors filed with the trustee) received by Aztar from the issuance or sale to any Person (other than a Subsidiary of Aztar) during the period commencing on September 28, 1994 and ending on that Transaction Date, of any debt securities evidencing Indebtedness of Aztar or of any Redeemable Stock of Aztar, if, and to the extent that, as of that Transaction Date those debt securities or Redeemable Stock, as the case may be, have been converted into, exchanged for or satisfied by the issuance of Qualified Capital Stock of Aztar; provided, however, that if Aztar and its Restricted Subsidiaries have made any Investments during the period commencing on September 28, 1994 and ending on that Transaction Date, the proceeds of which Investments were used, directly or indirectly, by the recipients thereof to purchase Qualified Capital Stock of Aztar or other securities that have been converted into, exchanged for or satisfied by the issuance of Qualified Capital Stock of Aztar, the aggregate amount determined under clauses (y) and (z) will be net of the aggregate amount of those Investments.

     The indenture does not prohibit:

          (1) Aztar or any Restricted Subsidiary from paying a dividend on its own Capital Stock within 60 days after the declaration thereof if, on the date when the dividend was declared, Aztar or that Restricted Subsidiary, as the case may be, could have paid that dividend in compliance with the other provisions of this covenant;

          (2) Aztar or any Restricted Subsidiary from redeeming or repurchasing its securities in the event that the holder of those securities has failed to qualify or to be found suitable or otherwise eligible under a Gaming Jurisdiction Law to remain as a holder of those securities;

          (3) Ramada New Jersey Holdings Corporation from redeeming, or Aztar or any Restricted Subsidiary from purchasing, for an amount not exceeding $750,000 in the aggregate, all or a portion of the shares of preferred stock, Series A, of Ramada New Jersey Holdings Corporation outstanding on the Effective Date; or

          (4) Aztar and its Restricted Subsidiaries from acquiring shares of Capital Stock of Aztar solely in exchange for other shares of Capital Stock of Aztar that are not Redeemable Stock and that are not exchangeable for Redeemable Stock whether upon conversion or otherwise;

provided, however, that the aggregate amount of any payment, dividend, acquisition, redemption or distribution made by Aztar or any Restricted Subsidiary pursuant to clauses (1) or (2) is included in any computation pursuant to the first paragraph of this covenant of the aggregate amount of Restricted Payments made by Aztar and its Restricted Subsidiaries, and the aggregate amount of any payment, dividend, acquisition, redemption or distribution made by Aztar or any Restricted Subsidiary pursuant to clauses (3) or (4) is not included in any such computation.

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     So long as no Event of Default has occurred and is continuing, the indenture does not prohibit Aztar and its Restricted Subsidiaries from:

          (1) acquiring shares of Capital Stock of Aztar

             (A) to eliminate fractional shares;

             (B) from an employee who has purchased or otherwise acquired shares of Capital Stock of Aztar under an employee stock option or employee stock purchase agreement or other plan or agreement reserving to Aztar the option to repurchase the shares but in no event for a price greater than the higher of fair market value or the price at which those securities were sold by Aztar, and

             (C) pursuant to a court order,

provided that the aggregate consideration paid by Aztar and its Restricted Subsidiaries pursuant to subclauses (A) and (B) above will not exceed $250,000 in any fiscal year of Aztar,

          (2) declaring or paying any dividend on, or redeeming or repurchasing, shares of the currently outstanding Series B Preferred Stock;

          (3) redeeming or purchasing the Preferred Share Purchase Rights of Aztar at a price not exceeding $0.01 per right and $2,000,000 in the aggregate;

          (4) acquiring, retiring or redeeming any Indebtedness of, or otherwise making any Investment in, Tropicana Enterprises in connection with the Tropicana Security Deposit or the Tropicana Loan, except to the extent that the aggregate amount of that Investment in Tropicana Enterprises in connection with the Tropicana Loan exceeds the outstanding principal amount owed to third parties under the Tropicana Loan at the Effective Date;

          (5) purchasing Tropicana Las Vegas or the Jaffe Partnership Interest;
     or

          (6) making any Restricted Payment not otherwise permitted by the foregoing limitations in an aggregate amount not to exceed $30,000,000 from and after the Effective Date;

provided, however, that the aggregate amount of any payment, dividend, acquisition, redemption or distribution made by Aztar or any Restricted Subsidiary pursuant to clauses (1), (2), (3) or (6) is included in any computation pursuant to the first paragraph of this covenant of the aggregate amount of Restricted Payments made by Aztar and its Restricted Subsidiaries, and the aggregate amount of any payment, dividend, acquisition, redemption or distribution made by Aztar or any Restricted Subsidiary pursuant to clauses (4) or (5) is not included in any such computation.

     Limitation on Liens. Aztar will not, directly or indirectly, create, incur, assume or suffer to exist, or permit any Restricted Subsidiary to create, incur, assume or suffer to exist, any Lien on or with respect to any of its Property or Capital Stock, whether now owned or hereafter acquired, or assign, or permit any Restricted Subsidiary to assign, any right to receive income, other than:

          (1) Liens existing as of the date of the indenture or arising hereafter pursuant to the Credit Facility;

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          (2) Liens securing Senior Indebtedness;

          (3) Liens in favor of Aztar;

          (4) Liens securing Indebtedness (including, without limitation, any obligation, contingent or otherwise, for borrowed money of any Person secured by any Lien in respect of Property of Aztar or any Restricted Subsidiary, even though neither Aztar nor any Restricted Subsidiary has assumed or become liable for the payment of that obligation) of Aztar (other than Senior Indebtedness) or any Restricted Subsidiary, provided that, with respect to any Indebtedness that is pari passu with the notes, the notes are secured by Liens equal and ratable to those Liens and, with respect to Indebtedness that is subordinated to the notes, the notes are secured by Liens that are senior to those Liens; and

          (5) Permitted Liens.

     Notwithstanding the foregoing, this provision will not be applicable to any Lien on Capital Stock issued by any Restricted Subsidiary that holds, directly or indirectly, a license, or is a holding company, under the Nevada Gaming Control Act. Hotel Ramada of Nevada and Ramada Express, Inc. each hold a license under the Nevada Gaming Control Act.

     Limitation on Payment Restrictions Affecting Restricted Subsidiaries. The indenture provides that Aztar will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction which by its terms expressly restricts the ability of any Restricted Subsidiary to:

          (1) pay dividends or make any other distributions on that Restricted Subsidiary's Capital Stock or pay any Indebtedness owed to Aztar or any Restricted Subsidiary except that payment of dividends by Adamar of Nevada may be suspended if required in connection with the Tropicana Lease;

          (2) make any loans or advances to Aztar or any Restricted Subsidiary;
     or

          (3) transfer any of its Property to Aztar or any Restricted
     Subsidiary,

except that:

          (A) clauses (2) and (3) will be deemed not to apply to those encumbrances or restrictions contained in any agreement or instrument

             (i) relating to any Indebtedness of Aztar or any Restricted Subsidiary existing on the Effective Date or to the Credit Facility,

             (ii) relating to any Property acquired by Aztar or any Restricted Subsidiary after the Effective Date, provided that the encumbrance or restriction relates only to the Property which is acquired,

             (iii) relating to:

                  (x) any industrial revenue or development bonds,

                  (y) any obligation of Aztar or any Restricted Subsidiary
             incurred in the ordinary course of business to pay the purchase price of Property acquired by Aztar or that Restricted Subsidiary and

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                  (z) any lease of Property by Aztar or any Restricted
             Subsidiary in the ordinary course of business, provided that the encumbrance or restriction relates only to the Property which is the subject of that industrial revenue or development bond, the Property purchased or the Property leased and any such lease, as the case may be,

             (iv) relating to any Indebtedness of any Restricted Subsidiary at the date of acquisition of that Restricted Subsidiary by Aztar or any Restricted Subsidiary, provided that this Indebtedness was not incurred in connection with or in anticipation of that acquisition, and

             (v) replacing or refinancing agreements or instruments referred to in clauses (i), (ii) and (iii), provided that the provisions relating to that encumbrance or restriction contained in that replacing or refinancing agreement or instrument are no more restrictive than the provisions relating to that encumbrance or restriction contained in the original agreement or instrument,

          (B) clauses (1), (2) and (3) will be deemed not to apply to those encumbrances or restrictions imposed by the New Jersey Casino Control Commission, the New Jersey Division of Gaming Enforcement, the Nevada Gaming Commission, the Nevada State Gaming Control Board or any other Gaming Authority; and

          (C) clause (3) will be deemed not to apply to the transfer of Property that is used to secure Indebtedness, provided that the Indebtedness is permitted to be incurred under the indenture.

     Restriction on Incurrence of Some Indebtedness. The indenture provides that Aztar will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to Senior Indebtedness and senior in any respect in right of payment to the notes. The indenture also provides that the notes will not be subordinate in right of payment to any other Indebtedness of Aztar, other than Senior Indebtedness.

     Investment Company Act. The indenture provides that Aztar will not, and Aztar will not permit any of its Subsidiaries to, become an investment company within the meaning of the Investment Company Act of 1940, unless Aztar or that Subsidiary is exempt under that Act from any requirement to register as an "investment company."

     Mergers and Consolidations. The indenture provides that Aztar may not consolidate or merge with or into any Person or transfer, sell, lease or otherwise dispose of all or substantially all of its assets as an entirety to any Person unless:

          (1) the entity formed by or surviving that consolidation or merger (if other than Aztar), or to which that sale or conveyance has been made, is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and unconditionally assumes by a supplemental indenture all of the obligations of Aztar under the notes and the indenture and has all gaming licenses required to operate the casino hotels to be owned by the surviving entity;

          (2) immediately before and immediately after giving effect to that transaction, no Default or Event of Default (as defined below) exists;

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          (3) immediately after giving effect to that transaction on a pro formabasis, the Consolidated Net Worth of the surviving entity (including Aztar) is at least equal to the Consolidated Net Worth of Aztar immediately prior to that transaction; and

          (4) immediately after giving effect to that transaction involving the incurrence by Aztar or any Subsidiary, directly or indirectly, of additional Indebtedness (and treating any Indebtedness not previously an obligation of Aztar or any of its Subsidiaries incurred in connection with or as a result of that transaction as having been incurred at the time of that transaction), Aztar (if it is the continuing corporation) or that other entity could incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the "Limitation on Indebtedness" covenant.

     In connection with any consolidation, merger, transfer or lease contemplated by this provision, Aztar will deliver, or cause to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an Officers' Certificate and an Opinion of Counsel stating that the consolidation, merger, transfer or lease and the supplemental indenture in respect to the consolidation, merger, transfer or lease, comply with this provision and that all conditions precedent herein provided for relating to that transaction have been complied with and an Accountants' Certificate with respect to the calculation of Consolidated Net Worth and Aztar's ability to incur at least $1.00 of additional Indebtedness as described in the preceding paragraph.

     Upon any consolidation or merger or any transfer of all or substantially all of the assets of Aztar, the successor corporation formed by that consolidation or into which Aztar is merged or to which that transfer is made, will succeed to, and be substituted for, and may exercise every right and power of Aztar under the indenture with the same effect as if that successor corporation had been named as Aztar in the indenture. When a successor corporation assumes all of the obligations of Aztar under the notes and the indenture, the applicable predecessor corporation will be released from the obligations so assumed.

     Limitation on Capital Stock of Restricted Subsidiaries. The indenture provides that Aztar will not:

          (1) permit any of its Restricted Subsidiaries to issue any Capital Stock to any Person (other than Aztar or any Wholly Owned Subsidiary) that will entitle the holder of that Capital Stock to a preference in right of payment in the event of liquidation, dissolution or winding-up of that Restricted Subsidiary or with respect to dividends of that Restricted Subsidiary;

          (2) permit any Subsidiary that holds a license under the Nevada Gaming Control Act to issue any such Capital Stock to Aztar or any Wholly Owned Subsidiary unless and until the covenant contained in clause (3) below has been approved by the Nevada Gaming Commission, all of the unregistered notes have been exchanged for registered notes pursuant to the exchange offer (as such terms are defined below), which has been approved by the Nevada Gaming Commission pursuant to a Shelf Approval or otherwise, or the shelf registration statement, which has been approved by the Nevada Gaming Commission pursuant to a Shelf Approval or otherwise, has been declared effective under the Securities Act; See "Registration Rights; Liquidated Damages"; or

          (3) permit any Person (other than Aztar or any Wholly Owned Subsidiary) to hold any such Capital Stock.

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     Transactions with Affiliates. The indenture provides that Aztar will not, and will not permit any of its Restricted Subsidiaries to, enter into any transaction (including, without limitation, the purchase, sale or exchange of Property, the making of any Investment, the giving of any guarantee or the rendering of any service) with any Affiliate of Aztar or any Subsidiary of Aztar (other than a Restricted Subsidiary) unless:

          (1) the Board of Directors of Aztar believes, in its reasonable good faith judgment, based on full disclosure of all relevant facts and circumstances, that the transaction is in the best interests of Aztar or that Restricted Subsidiary; and

          (2) that transaction is on terms no less favorable to Aztar or that Restricted Subsidiary than those that could be obtained in a comparable arm's length transaction with an entity that is not an Affiliate of Aztar or that Restricted Subsidiary;

provided, however, that the foregoing limitation will not apply for so long as Aztar's common stock is listed for trading on the New York Stock Exchange or the American Stock Exchange or is quoted on the National Association of Securities Dealers Automated Quotation System and designated as a "national market system security."

EVENTS OF DEFAULT

     The following events are defined in the indenture as "Events of Default":

          (1) default in the payment of interest on any note for a period of 30 days after that interest becomes due and payable;

          (2) default in the payment of the principal of any note when that principal becomes due and payable at maturity, upon redemption, repayment pursuant to the "Change of Control" covenant or otherwise, whether or not that payment is prohibited by the subordination provisions of the indenture;

          (3) failure to observe, conform or comply with any other covenant contained in the notes or the indenture that continues for 60 days after Aztar has received written notice of the default from the trustee or the Holders of 25% in principal amount of the then outstanding notes;

          (4) a default on Indebtedness of Aztar or any of its Restricted Subsidiaries having an outstanding principal amount of more than $5,000,000 individually or in the aggregate if that Indebtedness has been accelerated (or has matured);

          (5) some events of bankruptcy, insolvency or reorganization affecting Aztar or any Significant Subsidiary;

          (6) judgments in an aggregate amount in excess of $5,000,000 have been rendered against Aztar or a Restricted Subsidiary and have not been discharged and either an enforcement proceeding has been commenced by any creditor upon any such judgment or there has been a period of 90 consecutive days during which a stay of enforcement of those judgments has not been in effect; or

          (7) any gaming license of Aztar or any of its Subsidiaries is revoked, terminated or suspended or otherwise ceases to be effective, resulting in the cessation or suspension of operation for a period of more than 90 days of the casino business of any casino hotel owned, leased or operated directly or indirectly by Aztar or any of its Subsidiaries (other than any voluntary relinquishment of a gaming license if that

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

     relinquishment is, in the judgment of Aztar, both desirable in the conduct of the business of Aztar and its Subsidiaries, taken as a whole, and not disadvantageous in any material respect to the Holders).

     The indenture provides that the trustee, within 90 days after the occurrence of any continuing Default or Event of Default that is known to the trustee, will give notice thereof to the Holders of the notes; provided, however, that, except in the case of a default in payment of principal of or interest on the notes, the trustee may withhold that notice as long as it in good faith determines that the withholding is in the interest of the Holders of the notes.

     If an Event of Default (other than an Event of Default resulting from bankruptcy, insolvency or reorganization) has occurred and be continuing, the trustee or the Holders of at least 25% in principal amount of the outstanding notes, by notice in writing to Aztar, may declare the principal amount of the notes, plus accrued but unpaid interest, to be due and payable immediately. In case an Event of Default resulting from bankruptcy, insolvency or reorganization occurs, that amount will be immediately due and payable without any declaration or any act on the part of the trustee or the Holders of the notes. That declaration or acceleration may be rescinded and some past defaults may be waived (except, unless theretofore cured or waived, a default in payment of principal of or interest on the notes) by the Holders of a majority in principal amount of the notes upon conditions provided in the indenture. In the event of a declaration of acceleration because an Event of Default set forth in clause (4) above has occurred, and is continuing, that declaration and its consequences will be automatically rescinded and annulled if:

          (1) in the case of Indebtedness that has been accelerated, within 10 days of that declaration, the holders of that Indebtedness have rescinded that declaration and its consequences or in the case of Indebtedness that has matured, that Indebtedness has been discharged in full, within 10 days following maturity;

          (2) Aztar has delivered an Officers' Certificate certifying that rescission or discharge to the trustee; and

          (3) no other Event of Default has occurred and is continuing.

     Except to enforce the right to receive payment of principal or interest when due, no Holder of a Note may institute any proceeding with respect to the indenture or for any remedy thereunder unless that Holder has previously given to the trustee written notice of a continuing Event of Default, the Holders of at least 25% in principal amount of the outstanding notes have made written request of the trustee to institute proceedings in respect of that Event of Default, those Holders have offered the trustee reasonable indemnity against loss, liability or expense to be incurred thereby, the trustee has failed so to act for 60 days after the receipt of that notice and no direction inconsistent with that written request has been given to the trustee by those Holders during that 60-day period. Subject to some restrictions, the Holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture, that is unduly prejudicial to the rights of any Holder of a Note or that would subject the trustee to personal liability.

     Aztar is required to deliver to the trustee, within 90 days after the end of each fiscal quarter and within 120 days after the end of each fiscal year, an Officers' Certificate

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indicating whether Aztar has complied with the terms of the indenture and whether an Event of Default exists. In addition, Aztar will promptly deliver to the trustee notice of any Default or Event of Default.

SATISFACTION AND DISCHARGE OF INDENTURE; DEFEASANCE

     Aztar may terminate its obligations under the indenture at any time by delivering all outstanding notes to the trustee for cancellation and paying all other sums payable by Aztar under the indenture. Aztar, at its option:

          (1) will be discharged, from any and all obligations with respect to the notes (except for some obligations of Aztar to register the transfer or exchange of the notes, replace stolen, lost or mutilated notes, maintain paying agencies, and hold moneys for payment in trust) on the 123rd day after the satisfaction of the conditions set forth below; or

          (2) need not comply with some restrictive covenants and will not be subject to some nonpayment defaults in the indenture (including those described under "Covenants" and "Events of Default"), in each case if Aztar irrevocably deposits with the trustee, in trust, money or U.S. Government Obligations which, through the payment of interest thereon and principal thereof in accordance with their terms, will provide money, or a combination of money and U.S. Government Obligations, in an amount sufficient to pay all the principal of and interest on the notes not later than one day before the dates those payments are due in accordance with the terms of the notes. To exercise any such option, Aztar is required to deliver to the trustee:

             (A) irrevocable instructions to apply that money or the proceeds of those U.S. Government Obligations to the payment of principal of and interest on the notes;

             (B) an Officers' Certificate and an Opinion of Counsel to the effect that all conditions precedent to the discharge or defeasance have been complied with;

             (C) an Officers' Certificate certifying as to whether the notes are then listed on the New York Stock Exchange;

             (D) an Opinion of Counsel to the effect that, among other things, the deposit and related defeasance would not cause the Holders of the notes to recognize income, gain or loss for federal income tax purposes and, in the case of a discharge pursuant to clause (1) above, accompanied by a revenue or private ruling to that effect received from or published by the Internal Revenue Service; and

             (E) an Opinion of Counsel regarding specific matters, including a bankruptcy of Aztar and, in the case of a discharge pursuant to clause
        (1), the irrevocability of the trust.

REPORTS TO HOLDERS OF THE NOTES

     Aztar will file with the trustee copies of the annual reports and of the information, documents and other reports that Aztar is required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act within five days after those annual reports, information, documents and other reports are required to

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be filed with the Securities and Exchange Commission. Upon the request of any
Holder, Aztar will promptly mail these annual reports, information, documents and other reports to the requesting Holder. In the event Aztar is not required to file any annual reports, information or documents with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act, Aztar will nonetheless file these annual reports, information or documents, with the Securities and Exchange Commission and the trustee on a timely basis, and upon the request of any Holder will promptly mail these annual reports, information or documents to the requesting Holder.

MODIFICATION OF THE INDENTURE

     From time to time, Aztar and the trustee, without the consent of the Holders of the notes, may amend or supplement the indenture or the notes for specified purposes, including curing ambiguities, defects or inconsistencies and making changes that do not adversely affect the rights of any Holder. Other modifications and amendments of the indenture or the notes may be made with the written consent of the Holders of a majority in principal amount of the outstanding notes, except that, without the consent of each Holder of notes affected thereby, no amendment may reduce the amount of notes whose Holders must consent to an amendment; reduce the rate of or change the time for or manner of, payment of interest on any Note; reduce the principal, or change the Stated Maturity for the payment of principal, of any Note, or reduce the Redemption Price of or change the date of redemption or alter any provision with respect to redemption of the notes; waive a Default in the payment of the principal of or interest on or redemption of any Note; make any Note payable in money other than that stated in the Note; or make any change to provisions of the indenture regarding the unconditional right of Holders to receive principal and interest on the notes, waiver of past defaults or these provisions for modification of the indenture.

THE TRUSTEE

     The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only those duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise those rights and powers vested in it under the indenture and use the same degree of care and skill in their exercise as a prudent Person would exercise under the circumstances in the conduct of that Person's own affairs.

     The indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of Aztar to obtain payment of claims in particular cases or to realize on particular property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act) it must eliminate that conflict or resign.

BOOK-ENTRY, DELIVERY AND FORM

     The certificates representing the registered notes will be issued in fully registered form without interest coupons. Except as described herein under the heading "-Certificated Securities," registered notes will initially be represented by a permanent global registered note in fully registered form without interest coupons (the "Global Note") and will be

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deposited with the trustee as custodian for DTC and registered in the name of
DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC.

     Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "-- Exchange of Book-Entry Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes (as defined below).

     In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Cedel), which may change from time to time.

     Initially, the trustee will act as Paying Agent and Registrar. The notes may be presented for registration of transfer and exchange at the offices of the Registrar.

DEPOSITORY PROCEDURES

     The following description of the operations and procedures of DTC, Euroclear and Cedel are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. Aztar takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

     DTC has advised Aztar that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and some other organizations. Access to DTC's system is also available to other entities like banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not the Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised Aztar that, pursuant to procedures established by it ownership of those interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTEREST IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR "HOLDERS" THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

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     Payments in respect of the principal of, and premium, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, Aztar and the trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving those payments and for any and all other purposes whatsoever. Consequently, neither Aztar, the trustee nor any agent of Aztar or the trustee has or will have any responsibility or liability for:

          (1) any aspect of DTC's records or any of the Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any of the Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

          (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

     DTC has advised Aztar that its current practice, upon receipt of any payment in respect of securities such as the notes, including principal and interest, is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on that payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Aztar. Neither Aztar nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and Aztar and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Except for trades involving only Euroclear and Cedel participants, interest in the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in those interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants. See "-- Same Day Settlement and Payment."

     Subject to the transfer restrictions set forth under "Notice to Investors," transfers between the Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same day funds, and transfers between participants in Euroclear and Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Cedel participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel, as the case may be, by its respective depositary; however, those cross-market transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedel participants may not deliver instructions directly to the depositories for Euroclear or Cedel.

     DTC has advised Aztar that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more of the Participants to whose account DTC has credited the interests in the Global Notes and only in respect of that portion of the aggregate principal amount of the notes as to which that Participant or Participants has or have given that direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute those notes to its Participants.

     Although DTC, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among the Participants in DTC, Euroclear and Cedel, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued at any time. Neither Aztar nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF BOOK-ENTRY NOTES FOR CERTIFICATED NOTES

     A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

          (1) DTC

             (A) notifies Aztar that it is unwilling or unable to continue as depositary for the Global Notes or that it has ceased to be a clearing agency registered under the Exchange Act, and

             (B) Aztar does not appoint a successor depositary within 120 days, or

          (2) Aztar, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes.

     In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon satisfaction of the conditions for that exchange set forth in the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

EXCHANGE OF CERTIFICATED NOTES FOR BOOK-ENTRY NOTES

     Notes issued in certificated form may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate, in the form provided in the indenture, to the effect that the transfer will comply with the appropriate transfer restrictions applicable to the notes.

SAME DAY SETTLEMENT AND PAYMENT

     The indenture will require that payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to notes in certificated form, Aztar will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no account is specified, by mailing a check to each of the Holder's registered address. The Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in those notes will, therefore, be required by the Depositary to be settled in immediately available funds. Aztar expects that secondary trading in any certificated notes will also be settled in immediately available funds.

     Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any of that crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day (which must be a business day for Euroclear and Cedel) immediately following the settlement date of DTC. DTC has advised Aztar that cash received in Euroclear or Cedel as a result of sales of interests in a Global Note by or through a Euroclear or Cedel participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following DTC's settlement date.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     The following summary of the registration rights provided in the exchange and registration rights agreement is not complete. You should refer to the exchange and registration rights agreement for a full description of the registration rights that apply to the notes.

     Aztar and the broker-dealers who participated in the offering of the unregistered notes as initial purchasers entered into the exchange and registration rights agreement on May 3, 1999 under the terms of which Aztar agreed to file with the Commission the registration statement of which this prospectus forms a part, on the appropriate form under the Securities Act with respect to the exchange offer described in this prospectus.

     If:

          (1) we are not

             (A) required to file the exchange offer registration statement of which this prospectus forms a part; or

             (B) permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or Commission policy; or

          (2) any Holder of Transfer Restricted Securities notifies us prior to the 20th day following consummation of the exchange offer that:

             (A) it is prohibited by law or Commission policy from participating in the exchange offer; or

             (B) it may not resell the registered notes acquired by it in the exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for these resales; or

             (C) it is a broker-dealer and owns unregistered notes acquired directly from Aztar or an affiliate of Aztar,

we will file with the Commission a shelf registration statement to cover resales of the notes by the Holders who satisfy conditions relating to the provision of information in connection with the shelf registration statement. We will use our best efforts to cause the applicable registration statement to be declared effective as promptly as practicable by the Commission.

     For purposes of the preceding, "Transfer Restricted Securities" means each unregistered note until:

          (1) the date on which that unregistered note has been exchanged by a person other than a broker-dealer for a registered note in the exchange offer;

          (2) following the exchange by a broker-dealer in the exchange offer of a unregistered note for a registered note, the date on which that registered note is sold to a purchaser who receives from the broker-dealer on or prior to the date of the sale a copy of this prospectus;

          (3) the date on which that unregistered note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

          (4) the date on which that unregistered note is distributed to the public pursuant to Rule 144 under the Securities Act.

     The exchange and registration rights agreement provides that:

          (1) we will file the exchange offer registration statement of which this prospectus forms a part with the Commission by July 2, 1999;

          (2) we will use our best efforts to have the exchange offer registration statement of which this prospectus forms a part declared effective by the Commission by October 30, 1999;

          (3) Unless the exchange offer would not be permitted by applicable law or Commission policy, we will use our best efforts to commence and complete the exchange offer promptly, but not later than 45 days after the registration statement of which this prospectus forms a part has become effective, and issue registered notes in exchange for all unregistered notes tendered in the exchange offer; and

          (4) if obligated to file the shelf registration statement, we will use our best efforts to file the shelf registration statement with the Commission as promptly as practicable after our filing obligation arises and to cause the shelf registration to be declared effective by the Commission within 120 days after the filing of our shelf registration statement.

     If, with respect to the unregistered notes:

          (1) We had failed to file the registration statement of which this prospectus forms a part with the Commission by July 2, 1999;

          (2) the registration statement of which this prospectus forms a part is not declared effective by October 30, 1999 or the shelf registration statement is not declared effective within 120 days from the date our shelf registration statement is filed;

          (3) we fail to complete the exchange offer within the specified time frame; or

          (4) the registration statement of which this prospectus forms a part or the shelf registration statement is filed and declared effective but is thereafter either withdrawn or becomes subject to an effective stop order suspending the effectiveness (except as specifically permitted in the registration rights agreement) during the periods specified in the registration rights agreement without being succeeded immediately by an additional registration statement which becomes effective (each of these events referred to in clauses (1) through (4) above a "Registration Default"), then we will pay, as liquidated damages for our default, special interest (in addition to the base interest) to each holder of the unregistered notes.

     Special interest will accrue from:

          (1) the date specified for such filing, in the case of clause (1) above,

          (2) the date specified for effectiveness in the case of clause (2) above,

          (3) the date specified for completion of the exchange offer, in the case of clause (3) above or

          (4) the date the registration statement of which this prospectus forms a part or shelf registration statement ceases to be effective, in the case of clause (3) above (each period referred to in clauses (1) - (4), a "Registration Default Period"), with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of unregistered notes held by that Holder. The amount of the liquidated damages will increase by an additional $.05 per week per $1,000 principal amount of unregistered notes with respect to each subsequent 90-day period until all Registration Defaults have been cured up to a maximum amount of liquidated damages of $.50 per week per $1,000 principal amount of unregistered notes. Following the cure of all Registration Defaults, the accrual of special interest will cease.

     Holders of unregistered notes must make representations to us as described in this prospectus and in the letter of transmittal in order to participate in the exchange offer or have their unregistered notes included in the shelf registration statement. Holders must deliver information to be used in connection with the shelf registration statement and provide comments on the shelf registration statement within specified time periods in order to have their unregistered notes included in the shelf registration statement.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives registered notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus together with any resale of those registered notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in the resales of registered notes received in exchange for unregistered notes where those unregistered notes were acquired as a result of market-making activities or other trading activities. Aztar has agreed that for a period of up to 180 days after the consummation of the exchange offer, it will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it in the letter of transmittal for use in these resales.

     Aztar will not receive any proceeds from any sale of registered notes by broker-dealers or any other persons. Registered notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. Any of these resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such registered notes. Any broker-dealer that resells registered notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of those registered notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of registered notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     Aztar has agreed to pay all expenses incident to Aztar's performance of, or compliance with, the Registration Rights Agreement and will indemnify the holders of unregistered notes including any broker-dealers, and specified parties related to holders of unregistered notes, against some types of liabilities, including liabilities under the Securities Act.

               MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

     The following is a general discussion of the material federal income tax consequences expected to result to holders whose unregistered notes are exchanged for registered notes in the exchange offer. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service will not take a contrary view, and no ruling from the Internal Revenue Service has been or will be sought with respect to the exchange offer. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any of these changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Some holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. Each holder of unregistered notes should consult its tax advisor as to the particular tax consequences of exchanging unregistered notes for registered notes, including the applicability and effect of any state, local or foreign laws.

     The exchange of unregistered notes for registered notes will be treated as a "non-event" for federal income tax purposes because the registered notes will not be considered to differ materially in kind or extent from the unregistered notes. As a result, no material federal income tax consequences will result to holders exchanging unregistered notes for registered notes.

                                 LEGAL MATTERS

     The validity of the registered notes offered by this prospectus will be passed upon for Aztar Corporation by Latham & Watkins, Los Angeles, California.

                                    EXPERTS

     The financial statements for Aztar Corporation and for Tropicana Enterprises as of December 31, 1998 and as of January 1, 1998 and for each of the three years in the period ended December 31, 1998 included in this Prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accounts, given on the authority of said firm as experts in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
1. Aztar Corporation and Subsidiaries
   Consolidated Balance Sheets at April 1, 1999 and December
     31, 1998...............................................  F-2
   Consolidated Statements of Operations for the quarters
     ended April 1, 1999 and April 2, 1998..................  F-3
   Consolidated Statements of Cash Flows for the quarters
     ended April 1, 1999 and April 2, 1998..................  F-4
   Consolidated Statements of Shareholders' Equity for the
     quarters ended April 1, 1999 and April 2, 1998.........  F-5
   Notes to Consolidated Financial Statements...............  F-6
   Report of Independent Accountants........................  F-10
   Consolidated Balance Sheets at December 31, 1998 and
     January 1, 1998........................................  F-11
   Consolidated Statements of Operations for the years ended
     December 31, 1998, January 1, 1998 and January 2,
     1997...................................................  F-12
   Consolidated Statements of Cash Flows for the years ended
     December 31, 1998, January 1, 1998 and January 2,
     1997...................................................  F-13
   Consolidated Statements of Shareholders' Equity for the
     years ended December 31, 1998, January 1, 1998 and
     January 2, 1997........................................  F-14
   Notes to Consolidated Financial Statements...............  F-15
2. Tropicana Enterprises
   Report of Independent Accountants........................  F-35
   Balance Sheets at December 31, 1998 and January 1,
     1998...................................................  F-36
   Statements of Operations for the years ended December 31,
     1998, January 1, 1998 and January 2, 1997..............  F-37
   Statements of Cash Flows for the years ended December 31,
     1998, January 1, 1998 and January 2, 1997..............  F-38
   Statements of Partners' Capital for the years ended
     December 31, 1998, January 1, 1998 and January 2,
     1997...................................................  F-39
   Notes to Financial Statements............................  F-40

                       AZTAR CORPORATION AND SUBSIDIARIES

                    CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                             APRIL 1,     DECEMBER 31,
                                                               1999           1998
                                                            ----------    ------------
Current assets:
  Cash and cash equivalents...............................  $   40,606     $   58,600
  Accounts receivable, net................................      28,097         31,496
  Inventories.............................................       6,718          6,496
  Prepaid expenses........................................      10,585          9,234
  Deferred income taxes, net..............................      15,957         15,957
                                                            ----------     ----------
     Total current assets.................................     101,963        121,783
Investments in and advances to unconsolidated
  partnership.............................................       8,222          8,437
Other investments.........................................      21,762         21,005
Property and equipment:
  Buildings, riverboats and equipment, net................     770,287        778,420
  Land....................................................      99,035         99,035
  Construction in progress................................       4,530          2,153
  Leased under capital leases, net........................       6,890          7,782
                                                            ----------     ----------
                                                               880,742        887,390
Deferred charges and other assets.........................      40,122         39,087
                                                            ----------     ----------
                                                            $1,052,811     $1,077,702
                                                            ==========     ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accruals...........................  $   49,221     $   52,935
  Accrued payroll and employee benefits...................      23,666         26,208
  Accrued interest payable................................         877         12,608
  Income taxes payable....................................       2,248          3,185
  Current portion of long-term debt.......................       2,505          2,537
  Current portion of other long-term liabilities..........       2,918          2,921
                                                            ----------     ----------
     Total current liabilities............................      81,435        100,394
Long-term debt............................................     478,831        487,543
Other long-term liabilities...............................      22,480         22,882
Deferred income taxes.....................................       6,014          5,635
Contingencies and commitments.............................
Series B ESOP convertible preferred stock (redemption
  value $7,252 and $7,147)................................       7,252          7,147
Shareholders' equity:
  Common stock, $.01 par value (45,342,745 and 45,337,834
     shares outstanding)..................................         492            492
  Paid-in capital.........................................     412,528        412,528
  Retained earnings.......................................      60,905         58,207
  Less: Treasury stock....................................     (17,126)       (17,126)
                                                            ----------     ----------
     Total shareholders' equity...........................     456,799        454,101
                                                            ----------     ----------
                                                            $1,052,811     $1,077,702
                                                            ==========     ==========

   The accompanying notes are an integral part of these financial statements.

                       AZTAR CORPORATION AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
             FOR THE PERIODS ENDED APRIL 1, 1999 AND APRIL 2, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              FIRST QUARTER
                                                           --------------------
                                                             1999        1998
                                                           --------    --------
Revenues
  Casino.................................................  $154,185    $164,291
  Rooms..................................................    15,565      12,052
  Food and beverage......................................    13,239      13,047
  Other..................................................     7,555       7,435
                                                           --------    --------
                                                            190,544     196,825
Costs and expenses
  Casino.................................................    70,038      76,192
  Rooms..................................................     8,229       7,140
  Food and beverage......................................    13,607      13,089
  Other..................................................     7,171       6,399
  Marketing..............................................    19,616      21,211
  General and administrative.............................    17,959      19,521
  Utilities..............................................     3,069       2,883
  Repairs and maintenance................................     6,212       5,985
  Provision for doubtful accounts........................     1,824       2,992
  Property taxes and insurance...........................     5,909       6,064
  Rent...................................................     3,996       5,439
  Depreciation and amortization..........................    13,244      13,044
                                                           --------    --------
                                                            170,874     179,959
                                                           --------    --------
Operating income.........................................    19,670      16,866
  Interest income........................................       417         416
  Interest expense.......................................   (14,285)    (15,136)
                                                           --------    --------
Income before other items and income taxes...............     5,802       2,146
  Equity in unconsolidated partnership's loss............    (1,008)     (1,125)
                                                           --------    --------
Income before income taxes...............................     4,794       1,021
  Income taxes...........................................    (1,942)       (403)
                                                           --------    --------
Net income...............................................  $  2,852    $    618
                                                           ========    ========
Net income per common share..............................  $    .06    $    .01
Net income per common share assuming dilution............  $    .06    $    .01
Weighted-average common shares applicable to:
  Net income per common share............................    45,340      45,202
  Net income per common share assuming dilution..........    46,467      46,942

   The accompanying notes are an integral part of these financial statements.

                       AZTAR CORPORATION AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
             FOR THE PERIODS ENDED APRIL 1, 1999 AND APRIL 2, 1998
                                 (IN THOUSANDS)

                                                              FIRST QUARTER
                                                           --------------------
                                                             1999        1998
                                                           --------    --------
Cash Flows from Operating Activities
Net income...............................................  $  2,852    $    618
Adjustments to reconcile net income to net cash provided
  by operating activities:
     Depreciation and amortization.......................    13,698      13,732
     Provision for losses on accounts receivable.........     1,824       2,992
     Loss on reinvestment obligation.....................        19         219
     Rent expense........................................      (246)       (247)
     Distribution in excess of equity in income of
       partnership.......................................       215         231
     Deferred income taxes...............................       379          89
     Change in assets and liabilities:
       (Increase) decrease in accounts receivable........     1,940       4,386
       (Increase) decrease in inventories and prepaid
          expenses.......................................    (1,613)        782
       Increase (decrease) in accounts payable, accrued
          expenses and income taxes payable..............   (19,333)    (17,102)
       Other items, net..................................        86       1,017
                                                           --------    --------
  Net cash provided by (used in) operating activities....      (179)      6,717
                                                           --------    --------
Cash Flows from Investing Activities
Payments received on notes receivable....................       823         722
Purchases of property and equipment......................    (5,812)     (3,862)
Additions to other long-term assets......................    (3,191)     (3,090)
                                                           --------    --------
  Net cash provided by (used in) investing activities....    (8,180)     (6,230)
                                                           --------    --------
Cash Flows from Financing Activities
Proceeds from issuance of long-term debt.................    58,700      84,700
Proceeds from issuance of common stock...................        --          20
Principal payments on long-term debt.....................   (67,422)    (99,029)
Principal payments on other long-term liabilities........      (325)       (325)
Debt issuance costs......................................      (125)         --
Preferred stock dividend.................................      (312)       (329)
Redemption of preferred stock............................      (151)       (121)
                                                           --------    --------
  Net cash provided by (used in) financing activities....    (9,635)    (15,084)
                                                           --------    --------
Net increase (decrease) in cash and cash equivalents.....   (17,994)    (14,597)
Cash and cash equivalents at beginning of period.........    58,600      46,129
                                                           --------    --------
     Cash and cash equivalents at end of period..........  $ 40,606    $ 31,532
                                                           ========    ========
Supplemental Cash Flow Disclosures
Summary of non-cash investing and financing activities:
  Capital lease obligations incurred for property and
     equipment...........................................  $     16    $  2,322
  Tax benefit from stock options and preferred stock
     dividend............................................         7          18
Cash flow during the period for the following:
  Interest paid, net of amount capitalized...............  $ 25,523    $ 27,307
  Income taxes paid (refunded)...........................     2,493          --

   The accompanying notes are an integral part of these financial statements.

                       AZTAR CORPORATION AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (UNAUDITED)
             FOR THE PERIODS ENDED APRIL 1, 1999 AND APRIL 2, 1998
                    (IN THOUSANDS, EXCEPT NUMBER OF SHARES)

                                                              FIRST QUARTER
                                                           --------------------
                                                             1999        1998
                                                           --------    --------
Common stock:
  Beginning and ending balance...........................  $    492    $    491
                                                           --------    --------
Paid-in capital:
  Beginning balance......................................   412,528     412,029
  Stock options exercised for 3,405 shares in 1998.......        --          20
  Tax benefit from stock options exercised...............        --           4
                                                           --------    --------
     Ending balance......................................   412,528     412,053
                                                           --------    --------
Retained earnings:
  Beginning balance......................................    58,207      48,654
Preferred stock dividend and losses on redemption, net of
  income tax benefit of $7 and $14.......................      (154)       (154)
  Net income.............................................     2,852         618
                                                           --------    --------
     Ending balance......................................    60,905      49,118
                                                           --------    --------
Treasury stock:
  Beginning and ending balance...........................   (17,126)    (17,126)
                                                           --------    --------
Unearned compensation:
  Beginning balance......................................        --         (10)
  Amortization...........................................        --           9
                                                           --------    --------
     Ending balance......................................        --          (1)
                                                           --------    --------
                                                           $456,799    $444,535
                                                           ========    ========

   The accompanying notes are an integral part of these financial statements.

                       AZTAR CORPORATION AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1:  GENERAL

     The consolidated financial statements reflect all adjustments, such adjustments being normal recurring accruals, which are necessary, in the opinion of management, for the fair presentation of the results of the interim periods; interim results, however, may not be indicative of the results for the full year.

     The notes to the interim consolidated financial statements are presented to enhance the understanding of the financial statements and do not necessarily represent complete disclosures required by generally accepted accounting principles. There was no interest capitalized during the quarters ended 1999 or 1998. Capitalized costs related to various development projects, included in deferred charges and other assets, were $4,663,000 and $2,630,000 at April 1, 1999 and December 31, 1998, respectively. For additional information regarding significant accounting policies, Las Vegas Tropicana redevelopment, long-term debt, lease obligations, and other matters applicable to the Company, reference should be made to the Company's Annual Report to Shareholders for the year ended December 31, 1998.

NOTE 2:  INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED PARTNERSHIP

     Following are summarized operating results for the Company's unconsolidated partnership, accounted for using the equity method for the periods ended April 1, 1999 and April 2, 1998 (in thousands):

                                                        FIRST QUARTER
                                                       ----------------
                                                        1999      1998
                                                       ------    ------
  Revenues...........................................  $4,257    $4,122
  Operating expenses.................................    (684)     (684)
                                                       ------    ------
  Operating income...................................   3,573     3,438
  Interest expense...................................  (1,037)   (1,292)
                                                       ------    ------
     Net income......................................  $2,536    $2,146
                                                       ======    ======

     The Company's share of the above operating results, after intercompany eliminations, is as follows (in thousands):

                                               FIRST QUARTER
                                             ------------------
                                              1999       1998
                                             -------    -------
Equity in unconsolidated partnership's
loss.......................................  $(1,008)   $(1,125)

                       AZTAR CORPORATION AND SUBSIDIARIES

NOTE 3:  LONG-TERM DEBT

     Long-term debt consists of the following (in thousands):

                                                 APRIL 1,    DECEMBER 31,
                                                   1999          1998
                                                 --------    ------------
11% Senior Subordinated Notes Due 2002 ("11%
  Notes")......................................  $200,000      $200,000
13 3/4% Senior Subordinated Notes Due 2004
  ("13 3/4% Notes")............................   178,293       178,243
Reducing revolving credit note ("Revolver");
  floating rate, 6.76% at April 1, 1999;
  matures June 30, 2003........................    45,000        53,100
Term loan ("Term Loan"); floating rate, 7.62%
  at April 1, 1999; matures June 30, 2005......    50,000        50,000
Other notes payable; 7% to 14.6%; maturities to
  2002.........................................       847           868
Obligations under capital leases...............     7,196         7,869
                                                 --------      --------
                                                  481,336       490,080
Less current portion...........................    (2,505)       (2,537)
                                                 --------      --------
                                                 $478,831      $487,543
                                                 ========      ========

NOTE 4:  OTHER LONG-TERM LIABILITIES

     Other long-term liabilities consist of the following (in thousands):

                                                 APRIL 1,    DECEMBER 31,
                                                   1999          1998
                                                 --------    ------------
Deferred compensation and retirement plans.....  $ 12,037      $ 11,871
Accrued rent expense...........................    10,181        10,427
Obligation to City of Evansville and other
  civic and community organizations............     2,738         3,050
Las Vegas Boulevard beautification
  assessment...................................       442           455
                                                 --------      --------
                                                   25,398        25,803
Less current portion...........................    (2,918)       (2,921)
                                                 --------      --------
                                                 $ 22,480      $ 22,882
                                                 ========      ========

NOTE 5:  INCOME TAXES

     The Company is responsible, with certain exceptions, for the taxes of Ramada Inc. ("Ramada") through December 20, 1989. The Internal Revenue Service ("IRS") has completed its examinations of the income tax returns for the years 1988 through 1991 and has settled for all but one issue. The IRS is examining the income tax returns for the years 1992 through 1996. The Indiana Department of Revenue is examining the Indiana income

                       AZTAR CORPORATION AND SUBSIDIARIES
tax returns for the years 1995 through 1997. Management believes that adequate provision for income taxes and interest has been made in the financial statements.

NOTE 6:  EARNINGS PER SHARE

     Net income per common share excludes dilution and is computed by dividing income applicable to common shareholders by the weighted-average number of common shares outstanding. Net income per common share, assuming dilution, is computed based on the weighted-average number of common shares outstanding after consideration of the dilutive effect of stock options and the assumed conversion of the preferred stock at the stated rate.

     The computations of net income per common share and net income per common share, assuming dilution, for the periods ended April 1, 1999 and April 2, 1998, are as follows:

                                                        FIRST QUARTER
                                                      -----------------
                                                       1999       1998
                                                      -------    ------
Net income..........................................  $ 2,852    $  618
Less: preferred stock dividends and losses on
  redemption (net of income tax benefits of $7 and
  $14, credited to retained earnings)...............     (154)     (154)
                                                      -------    ------
Net income applicable to computations...............  $ 2,698    $  464
                                                      =======    ======
Weighted-average common shares applicable to net
  income per common share...........................   45,340    45,202
Effect of dilutive securities:
  Stock option incremental shares...................      299       861
  Assumed conversion of preferred stock.............      828       879
                                                      -------    ------
                                                        1,127     1,740
                                                      -------    ------
Weighted-average common shares applicable to net
  income per common share assuming dilution.........   46,467    46,942
                                                      =======    ======
Net income per common share.........................  $   .06    $  .01
                                                      =======    ======
Net income per common share assuming dilution.......  $   .06    $  .01
                                                      =======    ======

NOTE 7:  CONTINGENCIES AND COMMITMENTS

     The Company agreed to indemnify Ramada against all monetary judgments in lawsuits pending against Ramada and its subsidiaries as of the conclusion of the restructuring of Ramada (the "Restructuring") on December 20, 1989, as well as all related attorneys' fees and expenses not paid at that time, except for any judgments, fees or expenses accrued on the hotel business balance sheet and except for any unaccrued and unreserved aggregate amount up to $5,000,000 of judgments, fees or expenses related exclusively to the hotel business. Aztar is entitled to the benefit of any crossclaims or counterclaims related to such lawsuits and of any insurance proceeds received. In addition, the Company agreed to indemnify Ramada for various lease guarantees made by Ramada relating to the restaurant business. In connection with these matters, the Company has an

                       AZTAR CORPORATION AND SUBSIDIARIES
accrued liability of $3,892,000 and $3,894,000 at April 1, 1999 and December 31, 1998, respectively.

     The Company is a party to various other claims, legal actions and complaints arising in the ordinary course of business or asserted by way of defense or counterclaim in actions filed by the Company. Management believes that its defenses are substantial in each of these matters and that the Company's legal posture can be successfully defended without material adverse effect on its consolidated financial statements.

     The Tropicana Las Vegas lease agreement contains a provision that requires the Company to maintain an additional security deposit with the lessor of $21,000,000 in cash or a letter of credit if the Tropicana Las Vegas operation fails to meet certain financial tests. The Company has a 50% partnership interest in the lessor.

     The Company has severance agreements with certain of its senior executives. Severance benefits range from a lump-sum cash payment equal to three times the sum of the executive's annual base salary and the average of the executive's annual bonuses awarded in the preceding three years plus payment of the value in the executive's outstanding stock options and vesting and distribution of any restricted stock to a lump-sum cash payment equal to the executive's annual base salary. In certain agreements, the termination must be as a result of a change in control of the Company. Based upon current salary levels and stock options, the aggregate commitment under the severance agreements should all these executives be terminated was approximately $11,000,000 at April 1, 1999.

NOTE 8:  SUBSEQUENT EVENTS

     On April 7, 1999, the Company redeemed $75,000,000 principal amount of the 11% Notes at 101.571% of the face amount plus accrued interest. The redemption was paid with proceeds from borrowings under the Revolver.

     On May 3, 1999, the Company issued $235,000,000 principal amount of 8 7/8% Senior Subordinated Notes due May 15, 2007 ("Notes"). Interest is payable on May 15 and November 15, beginning on November 15, 1999. The net proceeds from the issuance of the Notes, after payment of the fees and expenses of the issuance, were approximately $228,700,000. A portion of the net proceeds of the Notes will be used to redeem the remaining $125,000,000 principal amount of the 11% Notes at 101.571% of the face amount plus accrued interest. The balance of the net proceeds of the Notes will be used to repay a portion of the outstanding borrowings under the Revolver.

     In connection with the redemptions of the 11% Notes, the Company expects to expense the redemption premiums and the remaining unamortized deferred financing charges associated with the 11% Notes in the 1999 second quarter. This expense will be reflected as an extraordinary loss and shown net of an income tax benefit. The net expense is currently estimated to be approximately $4,100,000.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors
Aztar Corporation

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, cash flows and shareholders' equity present fairly, in all material respects, the financial position of Aztar Corporation and Subsidiaries (the "Company") at December 31, 1998 and January 1, 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

Phoenix, Arizona
February 3, 1999

                       AZTAR CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                            DECEMBER 31,    JANUARY 1,
                                                                1998           1998
                                                            ------------    ----------
Current assets:
  Cash and cash equivalents...............................   $   58,600     $   46,129
  Accounts receivable, net................................       31,496         44,133
  Inventories.............................................        6,496          6,779
  Prepaid expenses........................................        9,234         10,374
  Deferred income taxes, net..............................       15,957         11,403
                                                             ----------     ----------
          Total current assets............................      121,783        118,818
Investments in and advances to unconsolidated
  partnership.............................................        8,437          9,375
Other investments.........................................       21,005         22,319
Property and equipment:
  Buildings, riverboats and equipment, net................      778,420        802,230
  Land....................................................       99,035         98,762
  Construction in progress................................        2,153          1,215
  Leased under capital leases, net........................        7,782            672
                                                             ----------     ----------
                                                                887,390        902,879
Deferred income taxes, net................................           --            331
Other deferred charges and assets.........................       39,087         37,774
                                                             ----------     ----------
                                                             $1,077,702     $1,091,496
                                                             ==========     ==========

                     LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accruals...........................   $   52,935     $   56,939
  Accrued payroll and employee benefits...................       26,208         23,630
  Accrued interest payable................................       12,608         13,167
  Income taxes payable....................................        3,185            896
  Current portion of long-term debt.......................        2,537         27,166
  Current portion of other long-term liabilities..........        2,921          2,931
                                                             ----------     ----------
          Total current liabilities.......................      100,394        124,729
Long-term debt............................................      487,543        491,932
Other long-term liabilities...............................       22,882         24,204
Deferred income taxes.....................................        5,635             --
Contingencies and commitments.............................
Series B ESOP convertible preferred stock (redemption
  value $7,147 and $6,857)................................        7,147          6,593
Shareholders' equity:
  Common stock, $.01 par value (45,337,834 and 45,198,889
     shares outstanding)..................................          492            491
  Paid-in capital.........................................      412,528        412,029
  Retained earnings.......................................       58,207         48,654
  Less: Treasury stock....................................      (17,126)       (17,126)
        Unearned compensation.............................           --            (10)
                                                             ----------     ----------
          Total shareholders' equity......................      454,101        444,038
                                                             ----------     ----------
                                                             $1,077,702     $1,091,496
                                                             ==========     ==========

   The accompanying notes are an integral part of these financial statements.

                       AZTAR CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
   FOR THE YEARS ENDED DECEMBER 31, 1998, JANUARY 1, 1998 AND JANUARY 2, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      1998        1997        1996
                                                    --------    --------    --------
Revenues
  Casino..........................................  $666,360    $645,604    $652,707
  Rooms...........................................    56,064      53,126      47,977
  Food and beverage...............................    52,671      51,776      51,299
  Other...........................................    31,041      31,851      25,489
                                                    --------    --------    --------
                                                     806,136     782,357     777,472
Costs and expenses
  Casino..........................................   300,625     298,104     314,732
  Rooms...........................................    31,912      30,258      27,931
  Food and beverage...............................    53,714      54,736      53,249
  Other...........................................    26,365      25,378      25,300
  Marketing.......................................    86,618      88,360      86,202
  General and administrative......................    76,331      70,215      74,396
  Utilities.......................................    13,322      14,249      15,076
  Repairs and maintenance.........................    24,399      23,741      24,429
  Provision for doubtful accounts.................    14,913      12,944       5,892
  Property taxes and insurance....................    23,425      24,093      23,285
  Rent............................................    19,373      21,379      15,698
  Depreciation and amortization...................    53,493      51,508      49,406
  Preopening costs................................        --          --       2,933
                                                    --------    --------    --------
                                                     724,490     714,965     718,529
                                                    --------    --------    --------
Operating income..................................    81,646      67,392      58,943
  Interest income.................................     2,154       2,026       2,367
  Interest expense................................   (59,588)    (62,543)    (58,577)
                                                    --------    --------    --------
Income before other items, income taxes and
  extraordinary items.............................    24,212       6,875       2,733
  Equity in unconsolidated partnership's loss.....    (4,336)     (4,618)     (4,793)
                                                    --------    --------    --------
Income (loss) before income taxes and
  extraordinary items.............................    19,876       2,257      (2,060)
  Income taxes....................................    (8,368)      2,185      22,699
                                                    --------    --------    --------
Income before extraordinary items.................    11,508       4,442      20,639
  Extraordinary items.............................    (1,346)         --          --
                                                    --------    --------    --------
Net income........................................  $ 10,162    $  4,442    $ 20,639
                                                    ========    ========    ========
Earnings per common share:
  Income before extraordinary items...............  $    .24    $    .08    $    .48
  Extraordinary items.............................      (.03)         --          --
                                                    --------    --------    --------
  Net income......................................  $    .21    $    .08    $    .48
                                                    ========    ========    ========
Earnings per common share assuming dilution:
  Income before extraordinary items...............  $    .23    $    .08    $    .46
  Extraordinary items.............................      (.03)         --          --
                                                    --------    --------    --------
  Net income......................................  $    .20    $    .08    $    .46
                                                    ========    ========    ========
Weighted-average common shares applicable to:
  Earnings per common share.......................    45,230      45,121      41,121
  Earnings per common share assuming dilution.....    46,614      46,687      43,132

   The accompanying notes are an integral part of these financial statements.

                       AZTAR CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
   FOR THE YEARS ENDED DECEMBER 31, 1998, JANUARY 1, 1998 AND JANUARY 2, 1997
                                 (IN THOUSANDS)

                                                                1998         1997         1996
                                                              ---------    ---------    ---------
Cash Flows from Operating Activities
Net income..................................................  $  10,162    $   4,442    $  20,639
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................     55,735       54,216       52,478
  Provision for losses on accounts receivable...............     14,913       12,944        5,892
  Loss on reinvestment obligation...........................         52          569          729
  Rent expense..............................................       (900)        (984)        (732)
  Distribution in excess of equity in income of
     partnership............................................        938          985        1,107
  Deferred income taxes.....................................      1,412         (184)     (22,451)
  Change in assets and liabilities:
     (Increase) decrease in accounts receivable.............       (387)     (15,128)     (23,701)
     (Increase) decrease in refundable income taxes.........         --        1,201           60
     (Increase) decrease in inventories and prepaid
       expenses.............................................        847       (1,141)      (1,787)
     Increase (decrease) in accounts payable, accrued
       expenses and income taxes payable....................         93       (8,324)       8,476
     Other items, net.......................................      3,536          893        7,429
                                                              ---------    ---------    ---------
  Net cash provided by (used in) operating activities.......     86,401       49,489       48,139
                                                              ---------    ---------    ---------
Cash Flows from Investing Activities
Payments received on notes receivable.......................      1,493        1,310        1,150
Reduction in other investments..............................      4,057        8,194        2,427
Purchases of property and equipment.........................    (25,088)     (25,117)    (120,426)
Additions to other long-term assets.........................    (11,102)      (7,714)      (7,623)
                                                              ---------    ---------    ---------
  Net cash provided by (used in) investing activities.......    (30,640)     (23,327)    (124,472)
                                                              ---------    ---------    ---------
Cash Flows from Financing Activities
Proceeds from issuance of long-term debt....................    478,400      237,700      220,200
Proceeds from issuance of common stock......................        402          697       58,051
Principal payments on long-term debt........................   (517,178)    (259,419)    (177,421)
Principal payments on other long-term liabilities...........     (1,527)      (1,777)      (5,126)
Debt issuance costs.........................................     (2,246)        (195)        (478)
Preferred stock dividend....................................       (649)        (689)        (726)
Redemption of preferred stock...............................       (492)        (481)        (563)
                                                              ---------    ---------    ---------
  Net cash provided by (used in) financing activities.......    (43,290)     (24,164)      93,937
                                                              ---------    ---------    ---------
Net increase (decrease) in cash and cash equivalents........     12,471        1,998       17,604
Cash and cash equivalents at beginning of year..............     46,129       44,131       26,527
                                                              ---------    ---------    ---------
  Cash and cash equivalents at end of year..................  $  58,600    $  46,129    $  44,131
                                                              =========    =========    =========
Supplemental Cash Flow Disclosures
Summary of non-cash investing and financing activities:
  Reduction in land and other long-term liabilities.........  $      --    $   2,000    $      --
  Capital lease obligations incurred for property and
     equipment..............................................      9,625          552           --
  Tax benefit from stock options and preferred stock
     dividend...............................................        140          247          916
  Issuance of restricted stock..............................         --           --          136
  Forfeiture of restricted stock............................         --           24           75
Cash flow during the year for the following:
  Interest paid, net of amount capitalized..................  $  57,913    $  60,041    $  58,037
  Income taxes paid (refunded)..............................      3,803       (3,233)       1,086

   The accompanying notes are an integral part of these financial statements.

                       AZTAR CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
   FOR THE YEARS ENDED DECEMBER 31, 1998, JANUARY 1, 1998 AND JANUARY 2, 1997
                                 (IN THOUSANDS)

                                                                        UNEARNED
                              COMMON   PAID-IN    RETAINED   TREASURY   COMPEN-
                              STOCK    CAPITAL    EARNINGS    STOCK      SATION     TOTAL
                              ------   --------   --------   --------   --------   --------
Balance, December 28,
  1995......................   $422    $352,221   $24,922    $(17,027)   $(879)    $359,659
  Issuance of common stock
     in public offering.....     63      55,813                                      55,876
  Stock options exercised...      4       2,171                                       2,175
  Issuance of restricted
     stock..................                136                           (136)          --
  Tax benefit from stock
     options exercised......                817                                         817
  Preferred stock dividend
     and losses on
     redemption, net of
     income tax benefit.....                         (715)                             (715)
  Forfeiture of restricted
     stock..................                                      (75)      75           --
  Amortization of unearned
     compensation...........                                               823          823
  Net income................                       20,639                            20,639
                               ----    --------   -------    --------    -----     --------
Balance, January 2, 1997....    489     411,158    44,846     (17,102)    (117)     439,274
  Stock options exercised...      2         695                                         697
  Tax benefit from stock
     options exercised......                176                                         176
  Preferred stock dividend
     and losses on
     redemption, net of
     income tax benefit.....                         (634)                             (634)
  Forfeiture of restricted
     stock..................                                      (24)      24           --
  Amortization of unearned
     compensation...........                                                83           83
  Net income................                        4,442                             4,442
                               ----    --------   -------    --------    -----     --------
Balance, January 1, 1998....    491     412,029    48,654     (17,126)     (10)     444,038
  Stock options exercised...      1         401                                         402
  Tax benefit from stock
     options exercised......                 98                                          98
  Preferred stock dividend
     and losses on
     redemption, net of
     income tax benefit.....                         (609)                             (609)
  Amortization of unearned
     compensation...........                                                10           10
  Net income................                       10,162                            10,162
                               ----    --------   -------    --------    -----     --------
Balance, December 31,
  1998......................   $492    $412,528   $58,207    $(17,126)   $  --     $454,101
                               ====    ========   =======    ========    =====     ========

   The accompanying notes are an integral part of these financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidated Statements

     Aztar Corporation ("Aztar" or "Company") was incorporated in Delaware in June 1989 to operate the gaming business of Ramada Inc. ("Ramada") after the restructuring of Ramada ("Restructuring"). The Restructuring involved the disposition of Ramada's hotel and restaurant businesses with Ramada's shareholders retaining their interest in the gaming business. As part of the Restructuring, the gaming business and certain other assets and liabilities of Ramada were transferred to Aztar, and a wholly-owned subsidiary of New World Hotels (U.S.A.), Inc. was merged with Ramada ("Merger"). In the Merger, each share of Ramada common stock was converted into the right to receive $1.00 and one share of Aztar common stock.

     The Company operates casino hotels in Atlantic City, New Jersey and Las Vegas, Nevada, under the Tropicana name and in Laughlin, Nevada, as Ramada Express. The Company operates casino riverboats in Caruthersville, Missouri and Evansville, Indiana under the Casino Aztar name. A substantial portion of the Company's consolidated revenues and assets are concentrated at the Atlantic City Tropicana.

     The consolidated financial statements include the accounts of Aztar and all of its controlled subsidiaries and partnerships. All subsidiary companies are wholly owned. In consolidating, all material intercompany transactions are eliminated. The Company uses a 52/53 week fiscal year ending on the Thursday nearest December 31, which included 52 weeks in 1998 and 1997 and 53 weeks in 1996.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

     Highly liquid investments purchased with an original maturity of three months or less are classified as cash equivalents. These instruments are stated at cost, which approximates fair value because of their short maturity.

Short-term Investments

     Short-term investments purchased with an original maturity of over three months but less than one year are stated at cost, which approximates fair value because of their short maturity. There were no short-term investments at December 31, 1998 or January 1, 1998.

Inventories

     Inventories, which consist primarily of food, beverage and operating supplies, are stated at the lower of cost or market value. Costs are determined using the first-in, first-out method.

Advertising Costs

     Costs for advertising are expensed as incurred, except costs for direct-response advertising, which are capitalized and amortized over the period of the related program.

Direct-response advertising costs consist primarily of mailing costs associated with direct-mail programs. Capitalized advertising costs, included in prepaid expenses, were immaterial at December 31, 1998 and January 1, 1998. Advertising costs that were expensed during the year were $17,439,000 in 1998, $18,423,000 in 1997 and $19,699,000 in 1996.

Other Investments

     The Casino Reinvestment Development Authority ("CRDA") bonds are classified as held-to-maturity securities and are carried at amortized cost.

Property and Equipment

     Property and equipment are stated at cost. During construction, the Company capitalizes interest and other direct and indirect development costs. Interest is capitalized monthly by applying the effective interest rate on certain borrowings to the average balance of expenditures. There was no interest capitalized during 1998 or 1997. The interest capitalized during 1996 was $4,503,000.

     Depreciation and amortization are computed by the straight-line method based upon the following useful lives: buildings and improvements, 3-40 years; riverboats, barge, docking facilities and improvements, 3-25 years; furniture and equipment, 3-15 years; and leasehold improvements, shorter of lease term or asset useful life. Accumulated depreciation and amortization on buildings, riverboats and equipment was $307,541,000 at December 31, 1998 and $262,654,000 at January 1, 1998.

     Improvements, renewals and extraordinary repairs that extend the life of the asset are capitalized; other repairs and maintenance are expensed. The cost and accumulated depreciation applicable to assets retired are removed from the accounts and the gain or loss, if any, on disposition is recognized in income as realized.

Deferred Charges

     Debt issuance costs are capitalized as incurred and amortized using the interest method. Capitalized debt issuance costs, net of accumulated amortization of $4,916,000 and $7,301,000, were $9,690,000 and $11,447,000 at
December 31, 1998 and January 1, 1998, respectively.

     Costs incurred to obtain initial gaming licenses to operate a casino are capitalized as incurred and amortized evenly over ten years beginning with the commencement of operations; subsequent renewal costs are amortized evenly over the renewal period. Deferred licensing costs consist primarily of payments or obligations to civic and community organizations, legal and consulting fees, application and selection fees with associated investigative costs and direct internal salaries and related costs of development personnel. Deferred licensing costs in connection with initial gaming licenses, net of accumulated amortization of $8,868,000 and $6,351,000, were $16,567,000 and $17,874,000 at
December 31, 1998 and January 1, 1998, respectively.

     Preopening costs directly related to the opening of a gaming operation or major addition to a gaming operation are capitalized as incurred and expensed in the period the related facility commences operations. Effective January 1, 1999, preopening costs are expensed as incurred. Preopening costs consist primarily of salaries and wages, marketing, temporary office expenses, professional fees and training costs. There were no capitalized preopening costs at December 31, 1998 or January 1, 1998.

     Development costs associated with pursuing opportunities in gaming jurisdictions, as well as in jurisdictions in which gaming has not been approved, are expensed as incurred until a particular opportunity is determined to be viable, generally when the Company has been selected as the operator of a new gaming facility, has applied for a gaming license or has obtained rights to a specific site. Development costs incurred subsequent to these criteria being met are capitalized. Development costs consist of deferred licensing costs and site acquisition costs. In jurisdictions in which gaming has not been approved, only site acquisition costs are capitalized. In the event a project is later determined not to be viable or the Company is not licensed to operate a facility at a site, the capitalized costs related to this project or site would be expensed. At December 31, 1998 and January 1, 1998, the Company had capitalized development costs of $2,630,000 and $954,000, respectively. It is reasonably possible that management's estimate of viability with regard to a development project may change in the near term.

Valuation of Long-Lived Assets

     Long-lived assets and certain identifiable intangibles held and used by the Company are reviewed for impairment whenever events or changes in circumstances warrant such a review. The carrying value of a long-lived or intangible asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost of disposition.

     The Company performed such a review at December 31, 1998, in connection with its riverboat operation in Caruthersville, Missouri. The Company had approximately $42,932,000 in carrying value of long-lived assets and certain identifiable intangibles associated with Casino Aztar Caruthersville at December 31, 1998. A number of factors were considered in the evaluation of recoverability, including, but not limited to, anticipated revenues and the duration thereof, expected operating costs, the competitive environment and future legislative and regulatory changes. Although the results of the Company's analysis did not have an effect on the carrying value for Casino Aztar Caruthersville at December 31, 1998, it is reasonably possible that management's evaluation of recoverability could change in the near term.

Equity Instruments

     The fair-value-based method of accounting is used for equity instruments issued to nonemployees for goods or services. The intrinsic-value-based method of accounting is used for stock-based employee compensation plans.

Revenue Recognition

     Casino revenue consists of gaming win net of losses. Revenues exclude the retail value of complimentary food and beverage, accommodations and other goods and services provided to customers. The estimated costs of providing such complimentaries have been classified as casino expenses through interdepartmental allocations as follows (in thousands):

                                    1998       1997       1996
                                   -------    -------    -------
Rooms............................  $22,172    $22,710    $23,615
Food and beverage................   49,599     47,755     42,765
Other............................    3,053      2,957      2,716
                                   -------    -------    -------
                                   $74,824    $73,422    $69,096
                                   =======    =======    =======

Income Taxes

     Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or income tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted rates expected to apply to taxable income in the years in which those differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Earnings per Share

     Earnings per common share excludes dilution and is computed by dividing income applicable to common shareholders by the weighted-average number of common shares outstanding. Earnings per common share, assuming dilution, is computed based on the weighted-average number of common shares outstanding after consideration of the dilutive effect of stock options and the assumed conversion of the preferred stock at the stated rate.

NOTE 2. CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, long-term investments and trade accounts receivable. The Company places its cash and temporary cash investments with high-credit-quality financial institutions. At times, such investments may be in excess of the FDIC and SIPC insurance limits.

     The Atlantic City Tropicana has a concentration of credit risk in the northeast region of the U.S. Approximately 63% of the receivables at the Nevada operations are concentrated in Asian and Latin American customers and the remainder of their receivables are concentrated in California and the southwest region of the U.S. As a general policy, the Company does not require collateral for these receivables. At December 31, 1998 and January 1, 1998, the net receivables at Tropicana Atlantic City were $16,645,000 and $20,910,000, respectively, and the net receivables at Tropicana Las Vegas and Ramada Express combined were $13,441,000 and $21,778,000, respectively.

     An allowance for doubtful accounts is maintained at a level considered adequate to provide for possible future losses. At December 31, 1998 and January 1, 1998, the allowance for doubtful accounts was $25,296,000 and $17,919,000, respectively.

NOTE 3. INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED PARTNERSHIP

     The Company's investment in unconsolidated partnership is a noncontrolling partnership interest of 50% in Tropicana Enterprises, a Nevada general partnership that owns the real property and certain personal property that the Company leases in the operation of the Las Vegas Tropicana. The Company uses the equity method of accounting for this investment and in connection with the lease expensed rents of $16,540,000 in 1998, $16,554,000 in 1997 and $16,652,000 in
1996, of which 50% was eliminated in consolidation. On February 2, 1998, the Company acquired an option to purchase the 50% partnership interest that it does not own. On February 1, 1999, the Company amended this option. The amended option agreement gives the Company an unconditional right, but not the obligation, to purchase the partnership interest for $120,000,000 until as late as February 1, 2002.

     Summarized balance sheet information and operating results for the unconsolidated partnership are as follows (in thousands):

                                        DECEMBER 31,     JANUARY 1,
                                            1998            1998
                                        ------------    ------------
Income producing properties.........      $52,018         $54,741
Other assets........................       10,891          11,971
Bank term loan payable..............       60,228          63,304
Other liabilities...................          938             884

                                             1998            1997           1996
                                          -------         -------        -------

Revenues............................      $16,568         $16,591        $16,698
Operating expenses..................       (2,743)         (2,743)        (2,797)
                                          -------         -------        -------
Operating income....................       13,825          13,848         13,901
Interest expense....................       (4,833)         (5,397)        (5,693)
                                          -------         -------        -------
Net income..........................      $ 8,992         $ 8,451        $ 8,208
                                          =======         =======        =======

     The Company's share of the above operating results, after intercompany eliminations, is as follows (in thousands):

                                                1998       1997       1996
                                               -------    -------    -------
Equity in unconsolidated partnership's
  loss.......................................  $(4,336)   $(4,618)   $(4,793)

NOTE 4. OTHER INVESTMENTS

     Other investments consist of the following (in thousands):

                                                      DECEMBER 31,    JANUARY 1,
                                                          1998           1998
                                                      ------------    ----------
CRDA deposits, net of a valuation allowance of
  $6,452 and $6,706.................................    $16,645        $17,986
CRDA bonds, net of an unamortized discount of $1,912
  and $1,920........................................      4,360          4,333
                                                        -------        -------
                                                        $21,005        $22,319
                                                        =======        =======

     The Company deposits funds with the CRDA to satisfy a New Jersey assessment based upon its casino revenues. Deposits with the CRDA bear interest at two-thirds of market rates resulting in a fair value lower than cost. If not used for other purposes, the CRDA deposits are used to invest in bonds issued by the CRDA as they become available that also bear interest at two-thirds of market rates. The CRDA bonds have various contractual maturities that range from 16 to 49 years. Actual maturities may differ from contractual maturities because of prepayment rights.

     The Company has an agreement with the CRDA for approximately $24,000,000 in funding in connection with a completed expansion project at the Atlantic City Tropicana. The Company receives funds from the CRDA based on expenditures made for the project to the extent that the Company has available funds on deposit with the CRDA that qualify for this funding. As of December 31, 1998, the Company has received approximately $15,300,000 in funding from the CRDA under this agreement. At December 31, 1998 and January 1, 1998, the Company had approximately $800,000 and $900,000, respectively, in available deposits with the CRDA that qualified and accordingly reclassified these amounts to accounts receivable.

NOTE 5. LAS VEGAS TROPICANA REDEVELOPMENT

     The Company engaged an investment bank to explore alternatives for a major redevelopment of the Las Vegas Tropicana. The amount and timing of any future expenditure, and the extent of any impact on existing operations, will depend on the nature of the redevelopment ultimately undertaken by the Company.

     The net book value of the property and equipment used in the operation of the Las Vegas Tropicana was $34,144,000 at December 31, 1998. It is reasonably possible that the carrying value of some or all of these assets may change in the near term.

NOTE 6. LONG-TERM DEBT

     Long-term debt consists of the following (in thousands):

                                                              DECEMBER 31,   JANUARY 1,
                                                                  1998          1998
                                                              ------------   ----------
11% Senior Subordinated Notes Due 2002; redeemable at
  101.571%..................................................    $200,000      $200,000
13 3/4% Senior Subordinated Notes Due 2004 ($180,000
  principal amount, 14% effective interest rate); redeemable beginning October 1, 1999 at 106.875%; net of unamortized
  discount..................................................     178,243       178,061
Reducing revolving credit note; floating rate; matures
  December 31, 1999.........................................          --       139,000
Reducing revolving credit note; floating rate, 7.36% at
  December 31, 1998; matures June 30, 2003..................      53,100            --
Term loan; floating rate, 8.04% at December 31, 1998;
  matures
  June 30, 2005.............................................      50,000            --
Other notes payable; 7% to 14.6%; maturities to 2002........         868         1,213
Obligations under capital leases............................       7,869           824
                                                                --------      --------
                                                                 490,080       519,098
Less current portion........................................      (2,537)      (27,166)
                                                                --------      --------
                                                                $487,543      $491,932
                                                                ========      ========

     Maturities of long-term debt for the five years subsequent to December 31, 1998 are as follows (in thousands):

1999.............................  $  2,537
2000.............................     3,577
2001.............................     2,598
2002.............................   201,424
2003.............................    53,804

     The 11% Senior Subordinated Notes ("11% Notes") are due on October 1, 2002. Interest on the 11% Notes is payable semiannually on April 1 and October 1. The 11% Notes are redeemable at the option of the Company, in whole or in part, at 101.571% of the principal amount plus interest declining to 100% of the principal amount plus interest beginning October 1, 1999.

     The 13 3/4% Senior Subordinated Notes ("13 3/4% Notes") are due on October 1, 2004. Interest on the 13 3/4% Notes is payable semiannually on April 1 and October 1. The 13 3/4% Notes are redeemable at the option of the Company, in whole or in part, on or after October 1, 1999, at prices from 106.875% of the principal amount plus interest declining to 100% of the principal amount plus interest beginning October 1, 2003.

     The 11% Notes and 13 3/4% Notes, ranked pari passu, are general unsecured obligations of the Company and are subordinated in right of payment to all present and future Senior indebtedness (as defined) of the Company. Upon change of control of the Company, the holders of the 11% Notes and 13 3/4% Notes would have the right to require repurchase of the respective notes at par plus accrued interest. Certain covenants in the 11% Notes and 13 3/4% Notes limit the ability of the Company to incur indebtedness or engage in mergers, consolidations or sales of assets.

     On May 28, 1998, the Company completed new financing consisting of a $250,000,000 reducing revolving credit note maturing on June 30, 2003 ("Revolver") and a $50,000,000 term loan maturing on June 30, 2005 ("Term Loan"). The funds borrowed under the Revolver were used to prepay the balance outstanding and extinguish the prior reducing revolving credit note maturing on December 31, 1999 ("Original Credit Facility"). The funds received under the Term Loan were used to repay a portion of the Revolver. The Company's $25,000,000 supplemental reducing revolving loan agreement maturing on March 15, 1999 ("Supplemental Credit Facility"), was extinguished concurrently with the Original Credit Facility. There were no borrowings outstanding under the Supplemental Credit Facility from its inception through the date it was extinguished.

     The maximum amount available under the Revolver will be reduced quarterly by $10,000,000 commencing on September 30, 2000. Interest is computed on the outstanding principal balance of the Revolver based upon, at the Company's option, a one-, two-, three- or six-month Eurodollar rate plus a margin ranging from 1.00% to 2.25%, or the prime rate plus a margin ranging from zero to 1.00%. The applicable margin is dependent upon the Company's outstanding indebtedness and operating cash flow. As of December 31, 1998, the margin was at 0.5% less than the highest level. Interest computed based upon the Eurodollar rate is payable quarterly or on the last day of the applicable Eurodollar interest period, if earlier. Interest computed based upon the prime rate is payable quarterly. The Company incurs a commitment fee ranging from 0.225% to 0.4375% per annum on the unused portion of the Revolver.

     The Term Loan calls for quarterly principal payments of $125,000 beginning on September 30, 1999 through June 30, 2004, and $11,875,000 beginning on September 30, 2004 through maturity. Interest is computed on the Term Loan based upon, at the Company's option, a one-, two-, three- or six-month Eurodollar rate plus a margin of 2.5%. Interest is payable quarterly or on the last day of the applicable Eurodollar interest period, if earlier.

     The collateral securing the Revolver and the Term Loan, shared on a pari passu basis, consists of all the property of Tropicana Atlantic City, Ramada Express and the casino riverboat operations and, with certain exceptions, the stock of the Company's subsidiaries. The Revolver imposes various restrictions on the Company, including limitations on its ability to incur additional debt, commit funds to capital expenditures and investments, merge or sell assets. The Revolver also prohibits dividends on the Company's common stock, other than those payable in common stock, and repurchases of the Company's common stock in excess of $30,000,000 with certain limited exceptions. In addition, the Revolver has certain quarterly financial tests, including a minimum requirement for operating cash flow, a minimum ratio of debt service coverage and maximum ratios of total debt and senior debt to operating cash flow. The restrictions imposed on the Company by the Term Loan are similar to those imposed by the Company's subordinated debt.

NOTE 7. LEASE OBLIGATIONS

     The Company is a lessee under a number of noncancelable lease agreements involving land, buildings, leasehold improvements and equipment, some of which provide for contingent rentals based on revenues, the consumer price index and/or interest rate fluctuations. The leases extend for various periods up to 12 years and generally provide for the payment of executory costs (taxes, insurance and maintenance) by the Company. Certain of these leases have provisions for renewal options ranging from 1 to 15 years, primarily under similar terms, and/or options to purchase at various dates.

     Properties leased under capital leases are as follows (in thousands):

                                              DECEMBER 31,    JANUARY 1,
                                                  1998           1998
                                              ------------    ----------
Furniture and equipment.....................    $18,714        $ 9,945
Less accumulated amortization...............    (10,932)        (9,273)
                                                -------        -------
                                                $ 7,782        $   672
                                                =======        =======

     Amortization of furniture and equipment leased under capital leases, computed on a straight-line basis, was $2,357,000 in 1998, $269,000 in 1997 and $146,000 in 1996.

     Minimum future lease obligations on long-term, noncancelable leases in effect at December 31, 1998 are as follows (in thousands):

YEAR                                            CAPITAL    OPERATING
----                                            -------    ---------
1999..........................................  $ 2,771    $ 11,879
2000..........................................    3,294      10,132
2001..........................................    1,906       9,034
2002..........................................      781       8,441
2003..........................................      231       8,250
Thereafter....................................      159      52,651
                                                -------    --------
                                                  9,142    $100,387
                                                           ========
Amount representing interest..................   (1,273)
                                                -------
Net present value.............................    7,869
Less current portion..........................   (2,138)
                                                -------
Long-term portion.............................  $ 5,731
                                                =======

     The above net present value is computed based on specific interest rates determined at the inception of the leases.

     Rent expense is detailed as follows (in thousands):

                                        1998       1997       1996
                                       -------    -------    -------
Minimum rentals......................  $15,968    $18,099    $12,379
Contingent rentals...................    3,405      3,280      3,319
                                       -------    -------    -------
                                       $19,373    $21,379    $15,698
                                       =======    =======    =======

NOTE 8. OTHER LONG-TERM LIABILITIES

     Other long-term liabilities consist of the following (in thousands):

                                              DECEMBER 31,    JANUARY 1,
                                                  1998           1998
                                              ------------    ----------
Deferred compensation and retirement
  plans.....................................    $11,871        $10,776
Accrued rent expense........................     10,427         11,327
Obligation to City of Evansville and other
  civic and community organizations.........      3,050          4,550
Las Vegas Boulevard beautification
  assessment................................        455            482
                                                -------        -------
                                                 25,803         27,135
Less current portion........................     (2,921)        (2,931)
                                                -------        -------
                                                $22,882        $24,204
                                                =======        =======

NOTE 9. REDEEMABLE PREFERRED STOCK

     A series of preferred stock consisting of 100,000 shares has been designated Series B ESOP Convertible Preferred Stock ("ESOP Stock") and those shares were issued on December 20, 1989, to the Company's Employee Stock Ownership Plan ("ESOP"). The ESOP purchased the shares for $10,000,000 with funds borrowed from a subsidiary of the Company. These funds are repayable in even semiannual payments of principal and interest at 13 1/2% per year over a 10-year term. During 1998, 1997 and 1996, respectively, 4,737 shares, 4,555 shares and 4,644 shares were redeemed primarily in connection with employee terminations. At December 31, 1998, cumulative redemptions totaled 21,259 shares. The ESOP Stock has an annual dividend rate of $8.00 per share per annum payable semiannually in arrears. These shares have no voting rights except under certain limited, specified conditions. Shares not allocated to participant accounts and those shares not vested may be redeemed at $100 per share. Shares may be converted into common stock at $9.46 per share of common stock and have a liquidation preference of $100 per share.

     The shares that have been allocated to the ESOP participant accounts and have vested are redeemable at the higher of appraised value, conversion value or $100 per share, by the participant upon termination. The excess of the redemption value of the ESOP Stock over the carrying value is charged to retained earnings upon redemption. In the event of default in the payment of dividends on the ESOP Stock for six consecutive semiannual periods, each outstanding share would have one vote per share of common stock into which the preferred stock is convertible.

NOTE 10. CAPITAL STOCK

     The Company is authorized to issue 10,000,000 shares of preferred stock, par value $.01 per share, issuable in series as the Board of Directors may designate. Approximately 50,000 shares of preferred stock have been designated Series A Junior Participating Preferred Stock but none have been issued.

     The Company is authorized to issue 100,000,000 shares of common stock with a par value of $.01 per share. Shares issued were 49,244,268 at December 31, 1998, and 49,120,863 at January 1, 1998. Common stock outstanding was net of 3,906,434 and 3,921,974 treasury shares at December 31, 1998 and January 1, 1998, respectively. One preferred stock purchase right ("Right") is attached to each share of the Company's common stock. Each Right will entitle the holder, subject to the occurrence of certain events, to purchase a unit with no par value ("Unit") consisting of one one-thousandth of a share of Series A Junior Participating Preferred Stock at a purchase price of $40.00 per Unit subject to adjustment. The Rights will expire in December 1999 if not earlier redeemed by the Company at $.01 per Right.

     In 1996, the Company issued 6,279,200 shares of common stock in a public offering. The Company issued shares of restricted common stock in 1995 to certain executive officers and key employees; however, 3,668 and 11,334 of these shares were forfeited in 1997 and 1996, respectively. The restrictions on 122,998 of the unforfeited shares lapsed over a three-year period commencing on the date of issuance. The restrictions on 34,000 of the unforfeited shares lapsed during 1996 after the common stock price hit a certain performance target. Compensation expense in connection with this issuance of restricted common stock was $10,000, $83,000 and $823,000 in 1998, 1997 and 1996,
respectively.

     In accordance with the Merger agreement, 666,572 shares of common stock that had not been claimed by the shareholders of Ramada were returned to the Company in December 1990 to be held as treasury shares until claimed. During 1998, 1997 and 1996, respectively, 15,540, 24,255 and 25,606 shares were claimed; the balance of unclaimed shares was 328,047 as of December 31, 1998.

     During 1990, the Board of Directors authorized the Company to make discretionary repurchases of up to 4,000,000 shares of its common stock from time to time in the open market or otherwise and at December 31, 1998, there remained 591,900 shares that could be repurchased under this authority. No shares were repurchased under this program in 1998, 1997 or 1996. Repurchased and forfeited shares are stated at cost and held as treasury shares to be used for general corporate purposes.

     At December 31, 1998, January 1, 1998 and January 2, 1997, common shares reserved for future grants of stock options under the Company's stock option plans were 122,000, 589,000 and 1,036,000, respectively. At December 31, 1998, common shares reserved for the conversion of the ESOP Stock were 833,000 and shares of preferred stock reserved for exercise of the Rights were 50,000.

NOTE 11. STOCK OPTIONS

     The Company has elected to follow Accounting Principles Board Opinion No. 25 entitled "Accounting for Stock Issued to Employees" ("APB 25") and related Interpretations in accounting for its stock-based employee compensation arrangements because the alternative fair-value-based method of accounting provided for under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 entitled "Accounting for Stock-Based Compensation" ("SFAS 123") requires use of option valuation models that were not developed for use in valuing employee stock options.

     Under APB 25, because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     The Company's 1989 Stock Option and Incentive Plan ("1989 Plan") has authorized the grant of up to 6,000,000 shares of the Company's common stock pursuant to options, restricted shares and performance shares to officers and key employees of the Company. Options granted under the 1989 Plan have 10-year terms and vest and become exercisable at the rate of 1/3 per year on each of the first three anniversary dates of the grant, subject to continued employment on those dates. The Company's 1990 Nonemployee Director Stock Option Plan ("1990 Plan") has authorized the grant of up to 250,000 shares of the Company's common stock pursuant to options granted to nonemployee Directors of the Company. Options granted under the 1990 Plan have 10-year terms and vest and become exercisable on the date of grant.

     Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its stock option plans under the fair-value-based method of that Statement. The fair value for these options was estimated at the date of grant or modification using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 5.1% in 1998, 6.5% in 1997 and 6.4% in 1996, no dividend in 1998, 1997 or 1996, volatility factor of the expected market price of the Company's common stock of .51 in 1998, .29 in 1997 and .42 in 1996, and an expected life of the option of 4.7 years in 1998,
5.2 years in 1997 and 5.3 years in 1996.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting or trading restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The pro forma information for 1998, 1997 and 1996 follows (in thousands except for earnings per share information):

                                          1998      1997      1996
                                         ------    ------    -------
Pro forma net income...................  $8,342    $3,693    $20,122
Pro forma earnings per share:
  Net income per common share..........  $  .17    $  .07    $   .47
  Net income per common share assuming
     dilution..........................  $  .17    $  .07    $   .45

     During 1998, options to purchase 170,220 shares of the Company's common stock at an exercise price of $6.16 that were to expire in 1998 were extended to 2000. In addition, options to purchase 555,000 shares of the Company's common stock at an exercise price of $5.00 that were to expire in 2001 were extended to 2006. In connection with the extension of these option periods, the Company recorded approximately $483,000 of compensation expense.

     A summary of the Company's other stock option activity and related information for the years ended December 31, 1998, January 1, 1998 and January 2, 1997 follows (in thousands of shares):

                                         1998                 1997                 1996
                                  ------------------   ------------------   ------------------
                                           WEIGHTED-            WEIGHTED-            WEIGHTED-
                                  SHARES    AVERAGE    SHARES    AVERAGE    SHARES    AVERAGE
                                  UNDER    EXERCISE    UNDER    EXERCISE    UNDER    EXERCISE
                                  OPTION     PRICE     OPTION     PRICE     OPTION     PRICE
                                  ------   ---------   ------   ---------   ------   ---------
Beginning balance outstanding...   3,503     $5.29      3,230     $5.00      3,687     $4.96
     Granted....................     527     $7.38        514     $7.00         88     $9.44
     Exercised..................    (124)    $3.26       (178)    $3.92       (441)    $4.93
     Forfeited..................     (60)    $8.75        (63)    $8.19        (58)    $7.37
     Expired....................      --     $  --         --     $  --        (46)    $8.15
                                  ------               ------               ------
Ending balance outstanding......   3,846     $5.59      3,503     $5.29      3,230     $5.00
                                  ======               ======               ======
Exercisable at end of year......   3,012     $5.12      2,774     $4.77      2,703     $4.47
                                  ======               ======               ======
Weighted-average fair value of
  options granted during the
  year..........................  $ 3.81               $ 2.39               $ 4.17

     The following table summarizes additional information about the Company's stock options outstanding at December 31, 1998, January 1, 1998 and January 2, 1997 (in thousands of shares):

                                        OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                                -----------------------------------    ---------------------
                                            WEIGHTED-
                                             AVERAGE      WEIGHTED-                WEIGHTED-
                                SHARES      REMAINING      AVERAGE      SHARES      AVERAGE
           RANGE OF              UNDER     CONTRACTUAL    EXERCISE      UNDER      EXERCISE
       EXERCISE PRICES          OPTION        LIFE          PRICE       OPTION       PRICE
       ---------------          -------    -----------    ---------    --------    ---------
1998
$3.19                           1,202..      1.0 year       $3.19       1,202        $3.19
$4.06 to $ 5.06...............     650      7.7 years       $4.94         610        $5.00
$5.50 to $ 7.75...............   1,843      7.1 years       $7.06       1,062        $6.80
$9.13 to $11.00...............     151      6.8 years       $9.48         138        $9.43
                                 -----                                  -----
                                 3,846      5.3 years       $5.59       3,012        $5.12
                                 =====                                  =====
1997
$3.19 to $ 5.00...............   1,922      2.6 years       $3.76       1,922        $3.76
$5.50 to $ 7.75...............   1,390      7.1 years       $6.83         739        $6.68
$9.13 to $11.00...............     191      7.9 years       $9.51         113        $9.46
                                 -----                                  -----
                                 3,503      4.7 years       $5.29       2,774        $4.77
                                 =====                                  =====
1996
$3.19 to $ 5.00...............   2,082      3.6 years       $3.75       2,082        $3.75
$5.50 to $ 7.63...............     917      6.7 years       $6.73         554        $6.57
$8.50 to $11.00...............     231      8.8 years       $9.39          67        $9.36
                                 -----                                  -----
                                 3,230      4.8 years       $5.00       2,703        $4.47
                                 =====                                  =====

NOTE 12. BENEFIT PLANS

     The Company has nonqualified defined benefit pension plans and a deferred compensation plan. These plans are unfunded. The following table shows a reconciliation of the changes in the plans' benefit obligation for the years 1998 and 1997 and a statement of the funded status as of December 31, 1998 and January 1, 1998 (in thousands):

                                                 DEFINED               DEFERRED
                                              BENEFIT PLANS       COMPENSATION PLAN
                                            ------------------    ------------------
                                             1998       1997       1998       1997
                                            -------    -------    -------    -------
Projected benefit obligation at beginning
  of year.................................  $ 6,096    $ 6,050    $ 4,649    $ 4,457
Service cost..............................       --         --         15         17
Interest cost.............................      509        504        387        370
Actuarial gain............................     (130)      (187)       (48)       (16)
Benefits paid.............................     (271)      (271)      (184)      (179)
                                            -------    -------    -------    -------
Projected benefit obligation at end of
  year....................................    6,204      6,096      4,819      4,649
                                            -------    -------    -------    -------
Plan assets...............................       --         --         --         --
                                            -------    -------    -------    -------
Funded status.............................   (6,204)    (6,096)    (4,819)    (4,649)
Unrecognized actuarial gain...............     (533)      (384)      (622)      (588)
Unrecognized prior service cost...........      790        941         --         --
                                            -------    -------    -------    -------
Net amount recognized.....................  $(5,947)   $(5,539)   $(5,441)   $(5,237)
                                            =======    =======    =======    =======

     The following table shows the amounts recognized in the consolidated balance sheets (in thousands):

                                       DEFINED BENEFIT PLANS       DEFERRED COMPENSATION PLAN
                                     --------------------------    --------------------------
                                     DECEMBER 31,    JANUARY 1,    DECEMBER 31,    JANUARY 1,
                                         1998           1998           1998           1998
                                     ------------    ----------    ------------    ----------
Accrued benefit liability..........    $(5,947)       $(5,539)       $(5,441)       $(5,237)

     The components of benefit plan expense are as follows (in thousands):

                                  DEFINED BENEFIT PLANS    DEFERRED COMPENSATION PLAN
                                  ---------------------    --------------------------
                                  1998    1997    1996      1998      1997      1996
                                  ----    ----    -----    ------    ------    ------
Service cost....................  $ --    $ --    $  --    $  16     $  17     $  19
Interest cost...................   509     504      495      387       370       357
Amortization of prior service
  cost..........................   150     166      198       --        --
Recognized net actuarial (gain)
  loss..........................    19      19     (108)     (15)      (16)      (19)
Cash surrender value increase
  net of premium expense........    --      --       --     (219)     (201)     (180)
                                  ----    ----    -----    -----     -----     -----
                                  $678    $689    $ 585    $ 169     $ 170     $ 177
                                  ====    ====    =====    =====     =====     =====

     The assumptions used in the measurement of the Company's benefit obligation are as follows:

                                     DEFINED BENEFIT PLANS     DEFERRED COMPENSATION PLAN
                                    -----------------------    ---------------------------
                                    1998     1997     1996     1998       1997       1996
                                    -----    -----    -----    -----      -----      -----
Discount rate.....................   8.5%     8.5%     8.5%     8.5%       8.5%       8.5%
Rate of compensation increase.....   5.0%     5.0%     5.0%      N/A        N/A        N/A

     The Company has a defined contribution savings plan that covers substantially all employees who are not covered by a collective bargaining unit. The savings account feature of the plan allows employees, at their discretion, to make contributions of their before-tax earnings to the plan up to an annual maximum amount. Effective July 1, 1997, the Company matches 50% of the employee contributions that are based on up to 4% of an employee's before-tax earnings. Compensation expense with regard to Company matching contributions was $1,578,000 and $771,000 in 1998 and 1997, respectively. Additional Company contributions to the savings plan are discretionary and there were none in 1998, 1997 or 1996. The Company contributed $2,840,000, $2,711,000 and $2,563,000 in
1998, 1997 and 1996, respectively, to trusteed pension plans under various collective bargaining agreements.

     The Company's ESOP covers substantially all nonunion employees. The Company makes contributions to the ESOP so that, after the dividends are paid on the Company's ESOP Stock, the ESOP can make its debt service payments to the Company. Cash dividends and contributions, respectively, paid to the ESOP were $649,000 and $1,226,000 in 1998, $689,000 and $1,186,000 in 1997 and $726,000
and $1,149,000 in 1996. Compensation expense recognized in 1998, 1997 and 1996, respectively, was $718,000, $862,000 and $993,000.

NOTE 13. INCOME TAXES

     The (provision) benefit for income taxes is comprised of (in thousands):

                                        1998       1997       1996
                                       -------    -------    -------
Current:
  Federal............................  $(6,057)   $ 1,331    $  (860)
  State..............................     (899)       670      1,108
                                       -------    -------    -------
                                        (6,956)     2,001        248
                                       -------    -------    -------
Deferred:
  Federal............................   (1,188)     2,151     28,700
  State..............................     (224)    (1,967)    (6,249)
                                       -------    -------    -------
                                        (1,412)       184     22,451
                                       -------    -------    -------
                                       $(8,368)   $ 2,185    $22,699
                                       =======    =======    =======

     The Company is responsible, with certain exceptions, for the taxes of Ramada through December 20, 1989. The Internal Revenue Service ("IRS") has completed its examinations of the income tax returns for the years 1988 through 1991 and has settled for all but one issue. The effect on the Company of settling prior years was an income tax benefit of $2,323,000 in 1997, primarily related to cash received as a result of the settlement, and $21,028,000 in 1996 that included a reduction in the beginning-of-year valuation allowance. The IRS is examining the income tax returns for the years 1992 through 1996. Management believes that adequate provision for income taxes and interest has been made in the financial statements.

     General business credits are taken as a reduction of the provision for income taxes during the year such credits become available. The (provision) benefit for income taxes differs from the amount computed by applying the U.S. federal income tax rate (35%) because of the effect of the following items (in thousands):

                                                         1998       1997      1996
                                                        -------    ------    -------
Tax (provision) benefit at U.S. federal income tax
  rate................................................  $(6,957)   $ (790)   $   721
     State income taxes, net..........................     (726)     (788)        29
     Nondeductible business expenses..................   (1,586)     (727)      (640)
     IRS examination..................................      158     1,498      1,158
     General business credits.........................      356       286        237
     Change in valuation allowance....................       --        --      3,641
     Ramada tax sharing agreement.....................       --     2,323     17,387
     Other, net.......................................      387       383        166
                                                        -------    ------    -------
                                                        $(8,368)   $2,185    $22,699
                                                        =======    ======    =======

     The income tax effects of loss carryforwards, tax credit carryforwards and temporary differences between financial and income tax reporting that give rise to the deferred income tax assets and liabilities are as follows (in thousands):

                                                             DECEMBER 31,    JANUARY 1,
                                                                 1998           1998
                                                             ------------    ----------
Net operating loss carryforward............................    $ 16,440       $ 21,739
Accrued rent expense.......................................       6,007          5,795
Accrued bad debt expense...................................      13,002          9,228
Accrued compensation.......................................       6,420          5,695
Accrued liabilities........................................       9,712          7,966
General business credit carryforward.......................      14,350          8,161
                                                               --------       --------
Gross deferred tax assets..................................      65,931         58,584
                                                               --------       --------
Deferred tax asset valuation allowance.....................      (3,343)        (4,881)
                                                               --------       --------
Other......................................................     (12,881)        (5,675)
Partnership investment.....................................      (5,075)        (5,153)
Depreciation and amortization..............................     (34,310)       (31,141)
                                                               --------       --------
Gross deferred tax (liabilities)...........................     (52,266)       (41,969)
                                                               --------       --------
Net deferred tax assets (liabilities)......................    $ 10,322       $ 11,734
                                                               ========       ========

     Gross deferred tax assets are reduced by a valuation allowance. Realization of the net deferred tax asset at December 31, 1998, is dependent on generating sufficient taxable income prior to expiration of the net operating loss carryforward. Although realization is not assured, management believes it is more likely than not that all of the net deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could change in the near future if estimates of future taxable income during the carryforward period are changed. The beginning-of-year valuation allowance was reduced during 1998 and 1996, which caused a decrease in income tax expense of $1,715,000 and $3,641,000, respectively. The beginning-of-year valuation allowance was increased during 1997, which caused an increase in income tax expense of $876,000.

     At December 31, 1998, tax benefits are available for federal income tax purposes as follows (in thousands):

Net operating losses......................  $35,791
General business credits..................    4,742

     These tax benefits will expire in the years 2003 through 2018 if not used. The Company also has alternative minimum tax credit carryforwards of $9,608,000 that can be carried forward indefinitely and offset against the regular federal income tax liability. In addition, the Company has net operating loss carryforwards for state income tax purposes that will expire in the following years if not used (in thousands):

1999......................................  $ 3,258
2000......................................    5,729
2001......................................    9,684
2002......................................      480
2003 to 2018..............................   60,340

NOTE 14. EXTRAORDINARY ITEMS

     During 1998, the Company expensed the remaining unamortized deferred financing costs in connection with the extinguishment of the Original Credit Facility and the Supplemental Credit Facility. These items were reflected in the 1998 Consolidated Statement of Operations as an extraordinary loss of $1,346,000, which was net of an income tax benefit of $725,000.

NOTE 15. EARNINGS PER SHARE

     The computations of earnings per common share and earnings per common share, assuming dilution, are as follows:

                                                          1998      1997      1996
                                                         -------   -------   -------
Income before extraordinary items......................  $11,508   $ 4,442   $20,639
Less: preferred stock dividends and losses on
  redemption (net of income tax benefits of $42, $71
  and $99, credited to retained earnings)..............     (609)     (634)     (715)
                                                         -------   -------   -------
Income before extraordinary items applicable to
  computations.........................................   10,899     3,808    19,924
Extraordinary items....................................   (1,346)       --        --
                                                         -------   -------   -------
Net income applicable to computations..................  $ 9,553   $ 3,808   $19,924
                                                         =======   =======   =======
Weighted-average common shares applicable to earnings
  per common share.....................................   45,230    45,121    41,121
Effect of dilutive securities:
  Stock option incremental shares......................      525       657     1,051
  Assumed conversion of preferred stock................      859       909       960
                                                         -------   -------   -------
                                                           1,384     1,566     2,011
                                                         -------   -------   -------
Weighted-average common shares applicable to earnings
  per common share assuming dilution...................   46,614    46,687    43,132
                                                         =======   =======   =======
Earnings per common share:
  Income before extraordinary items....................  $   .24   $   .08   $   .48
  Extraordinary items..................................     (.03)       --        --
                                                         -------   -------   -------
  Net income...........................................  $   .21   $   .08   $   .48
                                                         =======   =======   =======
Earnings per common share assuming dilution:
  Income before extraordinary items....................  $   .23   $   .08   $   .46
  Extraordinary items..................................     (.03)       --        --
                                                         -------   -------   -------
  Net income...........................................  $   .20   $   .08   $   .46
                                                         =======   =======   =======

NOTE 16. CONTINGENCIES AND COMMITMENTS

     The Company agreed to indemnify Ramada against all monetary judgments in lawsuits pending against Ramada and its subsidiaries as of the conclusion of the Restructuring on December 20, 1989, as well as all related attorneys' fees and expenses not paid at that time, except for any judgments, fees or expenses accrued on the hotel business balance sheet and except for any unaccrued and unreserved aggregate amount up to $5,000,000 of judgments, fees or expenses related exclusively to the hotel business. Aztar is entitled to the benefit of any crossclaims or counterclaims related to such lawsuits and of any insurance proceeds received. In addition, the Company agreed to indemnify Ramada for various lease guarantees made by Ramada relating to the restaurant business. In connection with these matters, the Company has an accrued liability of $3,894,000 and $3,905,000 at December 31, 1998 and January 1, 1998,
respectively.

     The Company is a party to various other claims, legal actions and complaints arising in the ordinary course of business or asserted by way of defense or counterclaim in actions filed by the Company. Management believes that its defenses are substantial in each of these matters and that the Company's legal posture can be successfully defended without material adverse effect on its consolidated financial statements.

     The Tropicana Las Vegas lease agreement contains a provision that requires the Company to maintain an additional security deposit with the lessor of $21,000,000 in cash or a letter of credit if the Tropicana Las Vegas operation fails to meet certain financial tests. A determination was made for the period ended December 31, 1998, that the additional security deposit would be required by May 15, 1999; however, the lessor has waived the requirement. The Company has a 50% partnership interest in the lessor.

     The Company has severance agreements with certain of its senior executives. Severance benefits range from a lump-sum cash payment equal to three times the sum of the executive's annual base salary and the average of the executive's annual bonuses awarded in the preceding three years plus payment of the value in the executive's outstanding stock options and vesting and distribution of any restricted stock to a lump-sum cash payment equal to the executive's annual base salary. In certain agreements, the termination must be as a result of a change in control of the Company. Based upon current salary levels and stock options, the aggregate commitment under the severance agreements should all these executives be terminated was approximately $11,000,000 at December 31, 1998.

NOTE 17. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table presents (in thousands) the carrying amounts and estimated fair values of the Company's financial instruments. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

                                         DECEMBER 31, 1998        JANUARY 1, 1998
                                        --------------------    --------------------
                                        CARRYING      FAIR      CARRYING      FAIR
                                         AMOUNT      VALUE       AMOUNT      VALUE
                                        --------    --------    --------    --------
Assets
  Other investments...................  $ 21,005    $ 21,005    $ 22,319    $ 22,319
Liabilities
  Current portion of long-term debt...     2,537       2,537      27,166      27,166
  Current portion of other long-term
     liabilities......................     1,550       1,482       1,550       1,482
  Long-term debt......................   487,543     512,200     491,932     526,871
  Other long-term liabilities.........     1,500       1,321       3,000       2,542
Series B ESOP convertible preferred
  stock...............................     7,147       7,147       6,593       6,857
Off-Balance-Sheet
  Letters of credit...................        --       5,774          --       8,368

     The carrying amounts shown in the table are included, if applicable, in the Consolidated Balance Sheets under the indicated captions. All of the Company's financial instruments are held or issued for purposes other than trading.

     The following notes summarize the major methods and assumptions used in estimating the fair values of financial instruments.

     Other investments consisted of deposits with the CRDA and CRDA bonds that bear interest at two-thirds of market rates resulting in a fair value lower than cost. The carrying amounts of these deposits and bonds are presented net of a valuation allowance and an unamortized discount that result in an approximation of fair values.

     The fair values of the Company's publicly traded debt were estimated based on the bid prices in the public bond markets. The carrying amounts of the Revolver and the Term Loan are reasonable estimates of fair values because this debt is carried with a floating interest rate.

     The amounts reported for other long-term liabilities relate to the Company's obligation to the City of Evansville and other civic and community organizations. The fair values were estimated by discounting expected cash flows using a discount rate commensurate with the risks involved.

     The fair value reported for the Series B ESOP convertible preferred stock represents the latest appraised fair value as determined by an independent appraisal.

     The fair values of the letters of credit were estimated to be the same as the contract values based on the nature of the fee arrangement with the issuing financial institution.

NOTE 18. LONG-TERM DEBT REFINANCING

     The Company's 11% Notes are callable at a premium and become callable at par on October 1, 1999. The Company's 13 3/4% Notes become callable at a premium on October 1, 1999. If credit is available at favorable rates, the Company may pursue a refinancing of its senior subordinated debt during 1999. If the Company were successful in refinancing this debt, the unamortized deferred financing charges and unamortized discount associated with the existing senior subordinated debt would be written off as an extraordinary charge. At December 31, 1998, these unamortized items totaled $9,500,000. Any premium paid to retire this debt would also be an extraordinary charge.

NOTE 19. UNAUDITED QUARTERLY RESULTS/COMMON STOCK PRICES

     The following unaudited information shows selected items in thousands, except per share data, for each quarter in the years ended December 31, 1998 and January 1, 1998. The Company's common stock is listed on the New York Stock Exchange.

                                            FIRST      SECOND     THIRD      FOURTH
                                           --------   --------   --------   --------
1998
Revenues.................................  $196,825   $203,168   $210,089   $196,054
Operating income.........................    16,866     21,582     25,431     17,767
Income before income taxes and
  extraordinary items....................     1,021      6,146     10,099      2,610
Income taxes.............................      (403)    (2,427)    (4,472)    (1,066)
Extraordinary items......................        --     (1,346)        --         --
Net income...............................       618      2,373      5,627      1,544
Earnings per common share:
  Income before extraordinary items......       .01        .08        .12        .03
  Net income.............................       .01        .05        .12        .03
Earnings per common share assuming
  dilution:
  Income before extraordinary items......       .01        .08        .12        .03
  Net income.............................       .01        .05        .12        .03

1997
Revenues.................................  $189,756   $200,387   $201,874   $190,340
Operating income.........................    17,054     21,750     21,311      7,277
Income (loss) before income taxes........       597      5,355      5,040     (8,735)
Income taxes.............................     2,080     (1,926)    (1,797)     3,828
Net income (loss)........................     2,677      3,429      3,243     (4,907)
Earnings per share:
  Net income (loss) per common share.....       .06        .07        .07       (.11)
  Net income (loss) per common share
     assuming dilution...................       .05        .07        .07       (.11)

COMMON STOCK PRICES
1998 -- High.............................  $   9.94   $   8.56   $   6.88   $   5.88
      -- Low.............................      6.19       6.13       3.69       2.88
1997 -- High.............................      8.50       7.75       7.88       8.00
      -- Low.............................      6.63       6.13       6.50       5.88

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners
Tropicana Enterprises

     In our opinion, the accompanying balance sheets and the related statements of operations, cash flows and partners' capital present fairly, in all material respects, the financial position of Tropicana Enterprises (a Nevada General Partnership)(the "Partnership") at December 31, 1998 and January 1, 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

Phoenix, Arizona
February 3, 1999

                             TROPICANA ENTERPRISES
                         (A NEVADA GENERAL PARTNERSHIP)

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                              DECEMBER 31,    JANUARY 1,
                                                                  1998           1998
                                                              ------------    ----------
  Income producing properties...............................    $52,018        $54,741
  Cash......................................................          1              1
  Other receivable..........................................        904            943
  Other assets..............................................      9,986         11,027
                                                                -------        -------
                                                                $62,909        $66,712
                                                                =======        =======

                           LIABILITIES AND PARTNERS' CAPITAL
  Term loan payable.........................................    $60,228        $63,304
  Unearned rental income....................................        938            884
                                                                -------        -------
                                                                 61,166         64,188
  Partners' capital.........................................      1,743          2,524
                                                                -------        -------
                                                                $62,909        $66,712
                                                                =======        =======

   The accompanying notes are an integral part of these financial statements.

                             TROPICANA ENTERPRISES
                         (A NEVADA GENERAL PARTNERSHIP)

                            STATEMENTS OF OPERATIONS
   FOR THE YEARS ENDED DECEMBER 31, 1998, JANUARY 1, 1998 AND JANUARY 2, 1997
                                 (IN THOUSANDS)

                                                        1998       1997       1996
                                                       -------    -------    -------
Revenues:
  Rent...............................................  $16,540    $16,554    $16,652
  Interest...........................................       28         37         46
                                                       -------    -------    -------
                                                        16,568     16,591     16,698
                                                       -------    -------    -------
Costs and expenses:
  General and administrative.........................        8          8          9
  Interest...........................................    4,833      5,397      5,693
  Depreciation and amortization......................    2,735      2,735      2,788
                                                       -------    -------    -------
                                                         7,576      8,140      8,490
                                                       -------    -------    -------
Net income...........................................  $ 8,992    $ 8,451    $ 8,208
                                                       =======    =======    =======

   The accompanying notes are an integral part of these financial statements.

                             TROPICANA ENTERPRISES
                         (A NEVADA GENERAL PARTNERSHIP)

                            STATEMENTS OF CASH FLOWS
   FOR THE YEARS ENDED DECEMBER 31, 1998, JANUARY 1, 1998 AND JANUARY 2, 1997
                                 (IN THOUSANDS)

                                                      1998        1997        1996
                                                    --------    --------    --------
Cash flows from operating activities:
  Net income......................................  $  8,992    $  8,451    $  8,208
  Adjustments to reconcile net income to net cash
     provided by operating activities:
       Depreciation and amortization..............     2,735       2,735       2,788
       Changes in assets and liabilities:
          Other receivable........................        39          15        (122)
          Other assets............................     1,029       1,037       1,110
          Unearned rental income..................        54         (45)         14
                                                    --------    --------    --------
     Net cash provided by operating activities....    12,849      12,193      11,998
                                                    --------    --------    --------
Cash flows from financing activities:
  Repayment of term loan..........................    (3,076)     (2,867)     (2,674)
  Distribution to partners........................    (9,773)     (9,326)     (9,324)
                                                    --------    --------    --------
     Net cash (used in) provided by financing
       activities.................................   (12,849)    (12,193)    (11,998)
                                                    --------    --------    --------
Net change in cash................................        --          --          --
Cash at beginning of year.........................         1           1           1
                                                    --------    --------    --------
     Cash at end of year..........................  $      1    $      1    $      1
                                                    ========    ========    ========
Supplemental disclosure of cash flow information:
     Interest paid................................  $  4,863    $  5,407    $  5,633
                                                    ========    ========    ========

   The accompanying notes are an integral part of these financial statements.

                             TROPICANA ENTERPRISES
                         (A NEVADA GENERAL PARTNERSHIP)

                        STATEMENTS OF PARTNERS' CAPITAL
   FOR THE YEARS ENDED DECEMBER 31, 1998, JANUARY 1, 1998 AND JANUARY 2, 1997
                                 (IN THOUSANDS)

                                                                               TOTAL
                                                                             PARTNERS'
                                                       ADAMAR      JAFFE      CAPITAL
                                                       -------    -------    ---------
Balance, December 28, 1995...........................  $  (551)   $ 5,066     $ 4,515
  Net income.........................................    4,104      4,104       8,208
  Cash withdrawals...................................   (4,662)    (4,662)     (9,324)
                                                       -------    -------     -------
Balance, January 2, 1997.............................   (1,109)     4,508       3,399
  Net income.........................................    4,225      4,226       8,451
  Cash withdrawals...................................   (4,663)    (4,663)     (9,326)
                                                       -------    -------     -------
Balance January 1, 1998..............................   (1,547)     4,071       2,524
  Net income.........................................    4,496      4,496       8,992
  Cash withdrawals...................................   (4,886)    (4,887)     (9,773)
                                                       -------    -------     -------
Balance, December 31, 1998...........................  $(1,937)   $ 3,680     $ 1,743
                                                       =======    =======     =======

   The accompanying notes are an integral part of these financial statements.

                             TROPICANA ENTERPRISES
                         (A NEVADA GENERAL PARTNERSHIP)

                         NOTES TO FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES:

Basis of Financial Statements

     The financial statements include the accounts of Tropicana Enterprises, a Nevada General Partnership (the "Partnership"). Adamar of Nevada ("Adamar"), a wholly-owned subsidiary of Aztar Corporation ("Aztar"), and the Jaffe Group ("Jaffe") each hold a 50% partnership interest. On February 2, 1998, Aztar acquired an option to purchase the Jaffe partnership interest. On February 1, 1999, Aztar amended this option. The amended option agreement gives Aztar an unconditional right, but not the obligation, to purchase the Jaffe partnership interest until as late as February 1, 2002. The Partnership uses a 52/53 week fiscal year ending on the Thursday nearest to December 31, which included 52 weeks in 1998 and 1997, and 53 weeks in 1996.

     The Partnership owns and leases real property (the "Tropicana Property") to Hotel Ramada of Nevada ("HRN") a wholly-owned subsidiary of Aztar. This property is used in the operation of the Tropicana Resort and Casino in Las Vegas, Nevada. Aztar has engaged an investment bank to explore alternatives for a major redevelopment of the Tropicana Property. It is reasonably possible that the carrying value of some or all of the Partnership's assets may change in the near term.

Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Properties

     Properties are stated at cost. Improvements, renewals, and extraordinary repairs that extend the life of the asset are capitalized; other routine repairs and maintenance are expensed. The cost and accumulated depreciation applicable to assets retired are removed from the accounts and the gain or loss, if any, on disposition is recognized in income as realized.

     Properties are depreciated using the straight line method over 21 to 40 years.

Deferred Lease Costs

     Costs directly related to signed lease agreements are capitalized and amortized over the term of the lease.

Revenue Recognition

     Rental revenue is recorded on a straight line basis over the term of the lease. Accrued rent, recorded in the accompanying balance sheets as other assets, represents cumulative amounts receivable in excess of cash basis rental revenue.

                             TROPICANA ENTERPRISES
                         (A NEVADA GENERAL PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Income Taxes

     No federal or state income taxes are payable by the Partnership; thus, none have been provided for in the accompanying financial statements. The partners are to include their respective share of the Partnership income or loss in their separate tax returns.

2. CUSTOMER CONCENTRATION:

     The Partnership receives all of its income from HRN. Although the Partnership does not anticipate a default by HRN, failure to receive payments on the lease would adversely affect the operating results and ability of the Partnership to service its debt.

3. INCOME PRODUCING PROPERTIES:

     The income producing properties consist of the following (in thousands):

                                             DECEMBER 31,    JANUARY 1,
                                                 1998           1998
                                             ------------    ----------
Buildings..................................    $ 84,226       $ 84,226
  Less accumulated depreciation............     (43,625)       (40,902)
                                               --------       --------
                                                 40,601         43,324
  Land.....................................      11,417         11,417
                                               --------       --------
                                               $ 52,018       $ 54,741
                                               ========       ========

4. OTHER ASSETS:

     Other assets consist of the following (in thousands):

                                             DECEMBER 31,    JANUARY 1,
                                                 1998           1998
                                             ------------    ----------
Accrued rent...............................    $  9,867       $ 10,896
Deferred lease costs.......................         119            131
                                               --------       --------
                                               $  9,986       $ 11,027
                                               ========       ========

5. TERM LOAN PAYABLE:

     On October 5, 1994, the Partnership entered into a term loan of $72,523,000 with a group of banks. During 1998, the maturity of the term loan was extended to June 30, 2003. The term loan was used to refinance a prior loan in the same amount. The term loan is collateralized by the Tropicana Property and is serviced through rent payments made by the Tropicana operation. Interest is computed based upon, at the Partnership's option, a one-, two-, three- or six-month Eurodollar rate plus a margin ranging from 1.00% to 2.25%, or the prime rate plus a margin ranging from zero to 1.00%. The applicable margin to be used in connection with either rate is determined based upon outstanding indebtedness and operating cash flow of Aztar. Interest based on the Eurodollar rate is payable quarterly or on the last day of the applicable Eurodollar interest period, if earlier. Interest based on the prime rate is payable quarterly. The effective interest rate was 7.8% for the year ended December 31, 1998.

                             TROPICANA ENTERPRISES
                         (A NEVADA GENERAL PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     The carrying amounts of the term loan are reasonable estimates of the fair values based on the variable interest rate inherent in the loan.

     Maturities of the term loan for the five years subsequent to December 31, 1998 are as follows (in thousands):

1999..............................  $ 3,297
2000..............................    3,536
2001..............................    3,791
2002..............................    4,101
2003..............................   45,503
                                    -------
                                    $60,228
                                    =======

6. LEASE AGREEMENT:

     In 1984, the Partnership signed an agreement to lease its operating facilities at the Tropicana, which expires in January 2011. The lease agreement provides for contingent rental income based on the consumer price index and/or interest rate fluctuations in the prime or Eurodollar rates. The lease of the facility is treated as an operating lease except for the portion related to the furniture and equipment which was capitalized. The accompanying statements of operations reflect rent revenue on a straight line basis over the term of the lease. Included in the accompanying balance sheets under other assets is accrued rent of $9,867,000 and $10,896,000, as of December 31, 1998 and January 1, 1998,
respectively, which represents future rent payments.

     Minimum future rentals on the non-cancelable operating lease as of December 31, 1998, excluding contingent rental income as described above, are as follows (in thousands):

1999.............................  $ 14,178
2000.............................    14,178
2001.............................    14,288
2002.............................    14,325
2003.............................    14,325
Thereafter.......................   101,468
                                   --------
                                   $172,762
                                   ========

7. RELATED PARTIES:

     The Partnership leases substantially all of the operating facilities at the Tropicana Property to HRN. The Partnership recognized rental income of $16,540,000 in 1998, $16,554,000 in 1997 and $16,652,000 in 1996 related to this lease.

     Aztar performs various accounting and administrative services on behalf of the Partnership. No expense is allocated to the Partnership for these services.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               AZTAR CORPORATION

                               OFFER TO EXCHANGE

                        8 7/8% SENIOR SUBORDINATED NOTES
                      DUE 2007 WHICH HAVE BEEN REGISTERED
                        UNDER THE SECURITIES ACT OF 1933

                                FOR ANY AND ALL
                               OF ITS OUTSTANDING

                        8 7/8% SENIOR SUBORDINATED NOTES
                                    DUE 2007

     We have not authorized anyone to give you any information or to make any representations about the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed or incorporated in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. It also does not mean that the information in this prospectus or in the documents we incorporate in this prospectus by reference is correct after this date.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Aztar is a Delaware corporation. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

     Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation's best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

     Aztar's Restated Certificate of Incorporation provides that directors of Aztar will not be liable to Aztar or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation theories are expressly not permitted under the DGCL, as amended from time to time.

     Aztar's Restated Certificate of Incorporation also provides for indemnification of each director and officer who was or is a party or is threatened to be made a party to any action, suit or proceeding by virtue of his or her position as a director or officer to the fullest extent authorized or permitted by the DGCL, as amended from time to time. In addition, the Registrant has indemnification agreements with its directors and executive officers and has insurance policies that provide liability coverage to directors and officers while acting in that capacity.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) EXHIBITS

     The following exhibits are filed pursuant to Item 601 of Regulation S-K.

      EXHIBIT
       NUMBER                         EXHIBIT DESCRIPTION
      -------                         -------------------
        3.1       Restated Certificate of Incorporation, filed as Exhibit 3.1 to Aztar Corporation's Registration Statement No. 33-32009
                  and incorporated herein by reference.
        3.2       Second Amended and Restated By-Laws of Aztar Corporation, as
                  adopted February 25, 1998, filed as Exhibit 3 to Aztar
                  Corporation's Form 10-Q for the quarter ended April 2, 1998 and incorporated herein by reference.
        4.1       Rights Agreement between Aztar Corporation and First
                  Interstate Bank of Arizona, N.A. as Rights Agent, filed as
                  Exhibit 4.1 to Aztar Corporation's Registration Statement
                  No. 33-51008 and incorporated herein by reference.
        4.2       Indenture, dated as of October 8, 1992, between Aztar
                  Corporation and Bank of America National Trust & Savings
                  Association, as Trustee, relating to the Senior Subordinated
                  Notes due 2002 of Aztar Corporation, filed as Exhibit 4.1 to
                  Aztar Corporation's Form 10-Q for the quarter ended October
                  1, 1992 and incorporated herein by reference.
        4.3       Supplemental Indenture Evidencing Appointment of Successor
                  Trustee, dated January 12, 1995, between Aztar Corporation and First Bank National Association, as successor Trustee, supplementing the Indenture dated as of October 8, 1992,
                  filed as Exhibit 4.3 to Aztar Corporation's 1994 Form 10-K and incorporated herein by reference.
        4.4       Indenture, dated as of October 1, 1994, between Aztar
                  Corporation and American Bank National Association, as
                  Trustee, relating to the 13 3/4% Senior Subordinated Notes
                  Due 2004 of Aztar Corporation, filed as Exhibit 4 to Aztar
                  Corporation's Form 10-Q for the quarter ended September 29,
                  1994 and incorporated herein by reference.
      **4.5       Indenture, dated as of May 3, 1999, between Aztar
                  Corporation and U.S. Bank National Association, as trustee, relating to the 8 7/8% Senior Subordinated Notes due 2007 of
                  Aztar Corporation.
      **4.6       Specimen Certificate of the 8 7/8% Senior Subordinated Notes
                  due 2007 (included in Exhibit 4.5 hereto).
      **4.7       Exchange and Registration Rights Agreement, dated May 3,
                  1999, among Aztar Corporation, Goldman, Sachs & Co.,
                  NationsBanc Montgomery Securities LLC, Credit Suisse First
                  Boston Corporation, Lehman Brothers Inc., Wasserstein
                  Perella Securities Corporation and PNC Capital Markets, Inc.
      **5.1       Opinion of Latham & Watkins as to the validity of the
                  registered notes.
       10.1       Amended and Restated Lease (Tropicana Hotel/Casino) between
                  Tropicana Enterprises and Hotel Ramada of Nevada, dated
                  November 1, 1984, filed as Exhibit 10.20 to Ramada Inc.'s
                  1984 Form 10-K (Commission File Reference Number 1-5440) and
                  incorporated herein by reference.

      EXHIBIT
       NUMBER                         EXHIBIT DESCRIPTION
      -------                         -------------------
        10.2      Amended and Restated Partnership Agreement by and between
                  the Jaffe Group and Adamar of Nevada, entered into as of
                  November 1, 1984, filed as Exhibit 10.22 to Ramada Inc.'s
                  1984 Form 10-K (Commission File Reference Number 1-5440) and
                  incorporated herein by reference.
       *10.3(a)   Severance Agreement, dated July 17, 1995, by and between
                  Aztar Corporation and Paul E. Rubeli, filed as Exhibit 10.1 to Aztar Corporation's Form 10-Q for the quarter ended
                  September 28, 1995 and incorporated herein by reference.
       *10.3(b)   Amendment to Severance Agreement, dated March 23, 1998, by and between Aztar Corporation and Paul E. Rubeli, filed as
                  Exhibit 10.1 to Aztar Corporation's Form 10-Q for the
                  quarter ended April 2, 1998 and incorporated herein by
                  reference.
       *10.3(c)   Severance Agreement, dated July 17, 1995, by and between
                  Aztar Corporation and Robert M. Haddock, filed as Exhibit
                  10.2 to Aztar Corporation's Form 10-Q for the quarter ended
                  September 28, 1995 and incorporated herein by reference.
       *10.3(d)   Amendment to Severance Agreement, dated March 24, 1998, by and between Aztar Corporation and Robert M. Haddock, filed as Exhibit 10.2 to Aztar Corporation's Form 10-Q for the
                  quarter ended April 2, 1998 and incorporated herein by
                  reference.
       *10.3(e)   Severance Agreement, dated July 18, 1995, by and between
                  Aztar Corporation and Nelson W. Armstrong, Jr., filed as
                  Exhibit 10.3 to Aztar Corporation's Form 10-Q for the
                  quarter ended September 28, 1995 and incorporated herein by reference.
       *10.3(f)   Amendment to Severance Agreement, dated March 24, 1998, by and between Aztar Corporation and Nelson W. Armstrong, Jr., filed as Exhibit 10.3 to Aztar Corporation's Form 10-Q for the quarter ended April 2, 1998 and incorporated herein by reference.
       *10.3(g)   Severance Agreement, dated July 24, 1995, by and between
                  Aztar Corporation and Meridith P. Sipek, filed as Exhibit
                  10.4 to Aztar Corporation's Form 10-Q for the quarter ended
                  September 28, 1995 and incorporated herein by reference.
       *10.3(h)   Amendment to Severance Agreement, dated March 24, 1998, by and between Aztar Corporation and Meridith P. Sipek, filed as Exhibit 10.4 to Aztar Corporation's Form 10-Q for the
                  quarter ended April 2, 1998 and incorporated herein by
                  reference.
       *10.3(i)   Severance Agreement, dated July 25, 1995, by and between
                  Aztar Corporation and Joe Cole, filed as Exhibit 10.5 to
                  Aztar Corporation's Form 10-Q for the quarter ended
                  September 28, 1995 and incorporated herein by reference.
       *10.3(j)   Amendment to Severance Agreement, dated March 24, 1998, by and between Aztar Corporation and Joe Cole, filed as Exhibit
                  10.5 to Aztar Corporation's Form 10-Q for the quarter ended
                  April 2, 1998 and incorporated herein by reference.
       *10.3(k)   Severance Agreement, dated July 17, 1995, by and between
                  Aztar Corporation and Neil A. Ciarfalia, filed as Exhibit
                  10.6 to Aztar Corporation's Form 10-Q for the quarter ended
                  September 28, 1995 and incorporated herein by reference.

      EXHIBIT
       NUMBER                         EXHIBIT DESCRIPTION
      -------                         -------------------
       *10.3(l)   Amendment to Severance Agreement, dated March 24, 1998, by and between Aztar Corporation and Neil A. Ciarfalia, filed as Exhibit 10.6 to Aztar Corporation's Form 10-Q for the
                  quarter ended April 2, 1998 and incorporated herein by
                  reference.
        10.4(a)   Amended and Restated Reducing Revolving Loan Agreement,
                  dated as of May 28, 1998, among Aztar Corporation and the
                  lenders therein named; Bankers Trust Company and Societe
                  Generale, as documentation agents; Bank of Scotland, Credit
                  Lyonnais Los Angeles Branch and PNC Bank, National
                  Association, as co-agents; and Bank of America National
                  Trust and Savings Association, as administrative agent,
                  filed as Exhibit 10.1 to Aztar Corporation's Form 10-Q for the quarter ended July 2, 1998 and incorporated herein by
                  reference.
        10.4(b)   Amendment No. 1, dated October 8, 1998, to Amended and
                  Restated Reducing Revolving Loan Agreement, dated as of May
                  28, 1998, among Aztar Corporation and the lenders therein
                  named; Bankers Trust Company and Societe Generale, as
                  documentation agents; Bank of Scotland, Credit Lyonnais Los
                  Angeles Branch and PNC Bank, National Association, as
                  co-agents; and Bank of America National Trust and Savings
                  Association, as administrative agent, filed as Exhibit 10.1 to Aztar Corporation's Form 10-Q for the quarter ended
                  October 1, 1998 and incorporated herein by reference.
        10.4(c)   Amendment No. 2, dated March 5, 1999, to Amended and
                  Restated Reducing Revolving Loan Agreement, dated as of May
                  28, 1998, among Aztar Corporation and the lenders therein
                  named; Bankers Trust Company and Societe Generale, as
                  documentation agents; Bank of Scotland, Credit Lyonnais Los
                  Angeles Branch and PNC Bank, National Association, as
                  co-agents; and Bank of America National Trust and Savings
                  Association, as administrative agent, filed as Exhibit 10.1 to Aztar Corporation's Form 10-Q for the quarter ended April
                  1, 1999 and incorporated herein by reference.
        10.4(d)   Term Loan Agreement, dated as of May 28, 1998, among Aztar
                  Corporation and the lenders therein named; and Bank of
                  America National Trust and Savings Association, as
                  administrative agent, filed as Exhibit 10.2 to Aztar
                  Corporation's Form 10-Q for the quarter ended July 2, 1998 and incorporated herein by reference.
       *10.5      Aztar Corporation 1989 Stock Option and Incentive Plan filed as Exhibit 4 to Aztar Corporation's Registration Statement
                  No. 33-32399 and incorporated herein by reference.
       *10.6(a)   Employee Stock Ownership Plan of Aztar Corporation, as
                  amended and restated effective December 19, 1989, dated
                  December 12, 1990, filed as Exhibit 10.60(a) to Aztar
                  Corporation's 1990 Form 10-K and incorporated herein by
                  reference.
        10.6(b)   Term Loan Agreement, dated as of December 19, 1989, by and among State Street Bank and Trust Company, as Trustee,
                  Adamar Garage Corporation, as lender, and Aztar Corporation, filed as Exhibit 10.50(b) to Aztar Corporation's
                  Registration Statement No. 33-51008 and incorporated herein by reference.

      EXHIBIT
       NUMBER                         EXHIBIT DESCRIPTION
      -------                         -------------------
        10.6(c)   Preferred Stock Purchase Agreement, dated as of December 19,
                  1989, between Ramada Inc. and State Street Bank and Trust
                  Company, as Trustee, filed as Exhibit 10.50(c) to Aztar
                  Corporation's Registration Statement No. 33-51008 and
                  incorporated herein by reference.
        10.6(d)   Letter Agreement, dated as of December 19, 1989, between
                  Aztar Corporation and State Street Bank and Trust Company,
                  as Trustee, relating to the Employee Stock Ownership Plan of
                  Aztar Corporation, filed as Exhibit 10.50(d) to Aztar
                  Corporation's Registration Statement No. 33-51008 and
                  incorporated herein by reference.
        10.7(a)   Agreement and Plan of Merger, dated as of April 17, 1989,
                  among New World Hotels (U.S.A.), Inc., RI Acquiring Corp.
                  and Ramada Inc., as amended and Restated as of October 23,
                  1989, filed as Exhibit 2.1 to Aztar Corporation's
                  Registration Statement No. 33-32009 and incorporated herein by reference.
        10.7(b)   Letter, dated as of October 23, 1989, from Ramada Inc. to
                  New World Hotels (U.S.A.), Inc. regarding certain
                  franchising matters and hotel projects, filed as Exhibit
                  2.1(b) to Aztar Corporation's Registration Statement No.
                  33-32009 and incorporated herein by reference.
        10.8      Reorganization Agreement, dated as of April 17, 1989,
                  between Ramada Inc. and Aztar Corporation, as amended and
                  restated as of October 23, 1989, filed as Exhibit 2.2 to
                  Aztar Corporation's Registration Statement No. 33-32009 and
                  incorporated herein by reference.
        10.9      Tax Sharing Agreement, dated as of April 17, 1989, among New
                  World Hotels (U.S.A.), Inc., Ramada Inc. and Aztar
                  Corporation, as amended and restated as of October 23, 1989, filed as Exhibit 2.3 to Aztar Corporation's Registration
                  Statement No. 33-32009 and incorporated herein by reference.
        10.10     Guaranty and Acknowledgment Agreement, dated as of April 17,
                  1989, among New World Development Company Limited, New World
                  Hotels (Holdings) Limited, New World Hotels (U.S.A.), Inc.
                  and RI Acquiring Corp., filed as Exhibit 2.4 to Aztar
                  Corporation's Registration Statement No. 33-29562 and
                  incorporated herein by reference.
        10.11     Master Consent Agreement, dated July 18, 1989, by and among
                  Ramada Inc., Adamar of Nevada, Hotel Ramada of Nevada,
                  Adamar of New Jersey, Inc., Aztar Corporation, Tropicana
                  Enterprises, Trop C.C. and the Jaffe Group, with attached
                  exhibits, filed as Exhibit 10.50 to Aztar Corporation's
                  Registration Statement No. 33-29562 and incorporated herein by reference.
       *10.12     Aztar Corporation 1990 Nonemployee Directors Stock Option
                  Plan, as amended and restated effective March 15, 1991,
                  filed as Exhibit A to Aztar Corporation's 1991 definitive
                  Proxy Statement and incorporated herein by reference.
       *10.13     Aztar Corporation Nonqualified Retirement Plan for Senior
                  Executives, dated September 5, 1990, filed as Exhibit 10.2 to Aztar Corporation's Form 10-Q for the quarter ended
                  September 27, 1990 and incorporated herein by reference.

      EXHIBIT
       NUMBER                         EXHIBIT DESCRIPTION
      -------                         -------------------
        10.14     Second Amended and Restated Loan Agreement, dated October 4,
                  1994, among Tropicana Enterprises, Hotel Ramada of Nevada
                  and the banks therein named; Societe Generale and Midlantic
                  Bank, N.A., as lead managers; Bank One, Arizona, NA and
                  Credit Lyonnais, as co-agents; Bankers Trust Company, as
                  co-managing agent; and, Bank of America National Trust and
                  Savings Association, as managing agent, filed as Exhibit
                  10.14 to Aztar Corporation's 1994 Form 10-K and incorporated herein by reference.
        10.14(a)  Amendment No. 1, dated as of May 28, 1998, to Second Amended and Restated Loan Agreement dated as of October 4, 1994,
                  among Tropicana Enterprises, Hotel Ramada of Nevada and the banks therein named; Bankers Trust Company and Societe
                  Generale, as documentation agents; Bank of Scotland, Credit
                  Lyonnais Los Angeles Branch and PNC Bank, National
                  Association, as co-agents; and Bank of America National
                  Trust and Savings Association, as administrative agent,
                  filed as Exhibit 10.3 to Aztar Corporation's Form 10-Q for the quarter ended July 2, 1998 and incorporated herein by
                  reference.
       *10.15     Summary of deferred compensation program for designated
                  executives of Ramada, dated November 10, 1983, filed as
                  Exhibit 10(r) to Ramada Inc.'s 1983 Form 10-K (Commission
                  File Reference Number 1-5440) and incorporated herein by
                  reference.
       *10.16     Deferred Compensation Agreements entered into by and between
                  Ramada and designated executives (including each Executive
                  Officer), dated December 1, 1983, 1984 or 1985, filed as
                  Exhibits 10.60(a) through (w) to Aztar Corporation's
                  Registration Statement No. 33-51008 and incorporated herein by reference.
       *10.17     Deferred Compensation Plan for Directors, dated December 1,
                  1983, filed as Exhibit 10(t) to Ramada Inc.'s 1983 Form 10-K
                  (Commission File Reference Number 1-5440) and incorporated herein by reference.
       *10.18     Deferred Compensation Agreements entered into by and between
                  Ramada and certain outside Directors as of December 1, 1983, filed as Exhibits 10.62(a),(b),(c) and (d) to Aztar
                  Corporation's Registration Statement No. 33-51008 and
                  incorporated herein by reference.
        10.19     Option Agreement, dated February 2, 1998, among Adamar of
                  Nevada, parties constituting the Jaffe Group, Aztar
                  Corporation and Hotel Ramada of Nevada, filed as Exhibit
                  99.2 to Aztar Corporation's Form 8-K/A, dated February 3,
                  1998, and incorporated herein by reference.
       *10.19(a)  First Amendment to Option Agreement, dated January 28, 1999, to Option Agreement, dated February 2, 1998, by and among
                  Adamar of Nevada, parties constituting the Jaffe Group,
                  Aztar Corporation and Hotel Ramada of Nevada, filed as
                  Exhibit 10.19(a) to Aztar Corporation's Form 10-K for the
                  year ended December 31, 1998 and incorporated herein by
                  reference.
       *10.20     Aztar Corporation 1999 Employee Stock Option and Incentive
                  Plan, filed as Exhibit A to Aztar Corporation's 1999
                  Definitive Proxy Statement and incorporated herein by
                  reference.
      **12.1      Statement regarding computation of ratios.

      EXHIBIT
       NUMBER                         EXHIBIT DESCRIPTION
      -------                         -------------------
      **21.       Subsidiaries of Aztar Corporation.
      **23.       Consent of PricewaterhouseCoopers LLP
      **23.2      Consent of Latham & Watkins (included in Exhibit 5.1
                  hereto).
      **24.1      Powers of Attorney (included above the signature block to
                  the Registration Statement).
      **25.1      Statement of Eligibility and Qualification (form T-1) under the Trust Indenture Act of 1939 of State Street Bank and
                  Trust Company.
      **99.1      Letter of Transmittal and related documents to be used in
                  conjunction with the exchange offer.

-------------------------
 * Indicates a management contract or compensatory plan or arrangement.

** Filed herewith

(b) FINANCIAL STATEMENT SCHEDULES.

                       REPORT OF INDEPENDENT ACCOUNTANTS
                        ON FINANCIAL STATEMENT SCHEDULE

To the Shareholders and Board of Directors
Aztar Corporation

     Our report on the consolidated financial statements of Aztar Corporation and Subsidiaries is included in this registration statement on Form S-4 on page F-10. In connection with our audits of such consolidated financial statements, we have also audited the accompanying financial statement schedule titled
Schedule II -- Valuation and Qualifying Accounts, Aztar Corporation and Subsidiaries.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

PRICEWATERHOUSECOOPERS LLP

Phoenix, Arizona
February 3, 1999

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                       AZTAR CORPORATION AND SUBSIDIARIES
   FOR THE YEARS ENDED DECEMBER 31, 1998, JANUARY 1, 1998 AND JANUARY 2, 1997
                                 (IN THOUSANDS)

       COLUMN A           COLUMN B     COLUMN C      COLUMN D      COLUMN E
       --------           --------     --------      --------      --------
                         BALANCE AT                               BALANCE AT
                         BEGINNING                                  END OF
      DESCRIPTION         OF YEAR      ADDITIONS    DEDUCTIONS       YEAR
      -----------        ----------    ---------    ----------    ----------
Allowance for doubtful
  accounts receivable:
     1998..............    $17,919      $14,913(a)    $ 7,536(b)    $25,296
     1997..............     11,261       12,944(a)      6,286(b)     17,919
     1996..............      9,905        5,892(a)      4,536(b)     11,261
Deferred income tax
  asset valuation
  allowance:
     1998..............    $ 4,881      $   303(a)    $ 1,841(c)    $ 3,343
     1997..............      4,328        1,206(a)        653(b)      4,881
     1996..............      8,196          718(a)      4,586(c)      4,328
Valuation allowance for
  interest differential
  on CRDA deposits:
     1998..............    $ 6,706      $    52(a)    $     6(d)    $ 6,452
                                                          300(e)
     1997..............      6,425          569(a)        288(d)      6,706
     1996..............      5,927          729(a)        231(d)      6,425

-------------------------

(a)  Charged to costs and expenses.

(b)  Related assets charged against the account.

(c)  Reflects reductions of $1,715,000 and $3,641,000 in 1998 and 1996, respectively, with a corresponding decrease in income tax expense. The remainder of the reductions in 1998 and 1996 represented charges of deferred tax assets against the valuation allowance account.

(d)  Reflects transfer to unamortized discount for the issuance of CRDA bonds.

(e) Reflects reduction with a corresponding decrease in assets in connection with the purchase of assets with funds deposited with the CRDA.

     All other schedules are omitted because the required information is either presented in the financial statements or notes thereto, or is not present in amounts sufficient to require submission of the schedules.

ITEM 22. UNDERTAKINGS.

     A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expense incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's Annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's Annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     D. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and Aztar being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     E. The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona on May 25, 1999.

                                          AZTAR CORPORATION

                                          By:     /s/ ROBERT M. HADDOCK
                                             -----------------------------------
                                          Name: Robert M. Haddock
                                          Title: Executive Vice President and
                                                 Chief Financial Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul E. Rubeli and Robert M. Haddock, or either of them singly, to be his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments thereto (including post-effective amendments and any registration statement pursuant to Rule 462(b)), and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, and every act and thing necessary or desirable to be done, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 25, 1999.


                /s/ PAUL E. RUBELI                     Chairman of the        May 25, 1999
---------------------------------------------------   Board, President
                  Paul E. Rubeli                     and Chief Executive
                                                           Officer

               /s/ ROBERT M. HADDOCK                   Executive Vice         May 25, 1999
---------------------------------------------------   President, Chief
                 Robert M. Haddock                    Financial Officer
                                                        and Director

               /s/ MERIDITH P. SIPEK                     Controller           May 25, 1999
---------------------------------------------------
                 Meridith P. Sipek

                 /s/ JOHN B. BOHLE                        Director            May 25, 1999
---------------------------------------------------
                   John B. Bohle

                /s/ GORDON M. BURNS                       Director            May 25, 1999
---------------------------------------------------
                  Gordon M. Burns

               /s/ EDWARD M. CARSON                       Director            May 25, 1999
---------------------------------------------------
                 Edward M. Carson

                /s/ LINDA C. FAISS                        Director            May 25, 1999
---------------------------------------------------
                  Linda C. Faiss

                /s/ JAMES L. KUNKEL                       Director            May 25, 1999
---------------------------------------------------
                  James L. Kunkel

                /s/ ROBERT S. ROSOW                       Director            May 25, 1999
---------------------------------------------------
                  Robert S. Rosow

                 /s/ RICHARD SNELL                        Director            May 25, 1999
---------------------------------------------------
                   Richard Snell

               /s/ TERENCE W. THOMAS                      Director            May 25, 1999
---------------------------------------------------
                 Terence W. Thomas

                                 EXHIBIT INDEX

  EXHIBIT
   NUMBER                         EXHIBIT DESCRIPTION
  -------                         -------------------
    3.1       Restated Certificate of Incorporation, filed as Exhibit 3.1 to Aztar Corporation's Registration Statement No. 33-32009
              and incorporated herein by reference.
    3.2       Second Amended and Restated By-Laws of Aztar Corporation, as
              adopted February 25, 1998, filed as Exhibit 3 to Aztar
              Corporation's Form 10-Q for the quarter ended April 2, 1998 and incorporated herein by reference.
    4.1       Rights Agreement between Aztar Corporation and First
              Interstate Bank of Arizona, N.A. as Rights Agent, filed as
              Exhibit 4.1 to Aztar Corporation's Registration Statement
              No. 33-51008 and incorporated herein by reference.
    4.2       Indenture, dated as of October 8, 1992, between Aztar
              Corporation and Bank of America National Trust & Savings
              Association, as Trustee, relating to the Senior Subordinated
              Notes due 2002 of Aztar Corporation, filed as Exhibit 4.1 to
              Aztar Corporation's Form 10-Q for the quarter ended October
              1, 1992 and incorporated herein by reference.
    4.3       Supplemental Indenture Evidencing Appointment of Successor
              Trustee, dated January 12, 1995, between Aztar Corporation and First Bank National Association, as successor Trustee, supplementing the Indenture dated as of October 8, 1992,
              filed as Exhibit 4.3 to Aztar Corporation's 1994 Form 10-K and incorporated herein by reference.
    4.4       Indenture, dated as of October 1, 1994, between Aztar
              Corporation and American Bank National Association, as
              Trustee, relating to the 13 3/4% Senior Subordinated Notes
              Due 2004 of Aztar Corporation, filed as Exhibit 4 to Aztar
              Corporation's Form 10-Q for the quarter ended September 29,
              1994 and incorporated herein by reference.
  **4.5       Indenture, dated as of May 3, 1999, between Aztar
              Corporation and U.S. Bank National Association, as trustee, relating to the 8 7/8% Senior Subordinated Notes due 2007 of
              Aztar Corporation.
  **4.6       Specimen Certificate of the 8 7/8 Senior Subordinated Notes
              due 2007 (included in Exhibit 4.5 hereto).
  **4.7       Exchange and Registration Rights Agreement, dated May 3,
              1999, among Aztar Corporation, Goldman, Sachs & Co.,
              NationsBanc Montgomery Securities LLC, Credit Suisse First
              Boston Corporation, Lehman Brothers Inc., Wasserstein
              Perella Securities Corporation and PNC Capital Markets, Inc.
  **5.1       Opinion of Latham & Watkins as to the validity of the
              registered notes.
   10.1       Amended and Restated Lease (Tropicana Hotel/Casino) between
              Tropicana Enterprises and Hotel Ramada of Nevada, dated
              November 1, 1984, filed as Exhibit 10.20 to Ramada Inc.'s
              1984 Form 10-K (Commission File Reference Number 1-5440) and
              incorporated herein by reference.
   10.2       Amended and Restated Partnership Agreement by and between
              the Jaffe Group and Adamar of Nevada, entered into as of
              November 1, 1984, filed as Exhibit 10.22 to Ramada Inc.'s
              1984 Form 10-K (Commission File Reference Number 1-5440) and
              incorporated herein by reference.
  *10.3(a)    Severance Agreement, dated July 17, 1995, by and between
              Aztar Corporation and Paul E. Rubeli, filed as Exhibit 10.1 to Aztar Corporation's Form 10-Q for the quarter ended
              September 28, 1995 and incorporated herein by reference.

  EXHIBIT
   NUMBER                         EXHIBIT DESCRIPTION
  -------                         -------------------
  *10.3(b)    Amendment to Severance Agreement, dated March 23, 1998, by and between Aztar Corporation and Paul E. Rubeli, filed as
              Exhibit 10.1 to Aztar Corporation's Form 10-Q for the
              quarter ended April 2, 1998 and incorporated herein by
              reference.
  *10.3(c)    Severance Agreement, dated July 17, 1995, by and between
              Aztar Corporation and Robert M. Haddock, filed as Exhibit
              10.2 to Aztar Corporation's Form 10-Q for the quarter ended
              September 28, 1995 and incorporated herein by reference.
  *10.3(d)    Amendment to Severance Agreement, dated March 24, 1998, by and between Aztar Corporation and Robert M. Haddock, filed as Exhibit 10.2 to Aztar Corporation's Form 10-Q for the
              quarter ended April 2, 1998 and incorporated herein by
              reference.
  *10.3(e)    Severance Agreement, dated July 18, 1995, by and between
              Aztar Corporation and Nelson W. Armstrong, Jr., filed as
              Exhibit 10.3 to Aztar Corporation's Form 10-Q for the
              quarter ended September 28, 1995 and incorporated herein by reference.
  *10.3(f)    Amendment to Severance Agreement, dated March 24, 1998, by and between Aztar Corporation and Nelson W. Armstrong, Jr., filed as Exhibit 10.3 to Aztar Corporation's Form 10-Q for the quarter ended April 2, 1998 and incorporated herein by reference.
  *10.3(g)    Severance Agreement, dated July 24, 1995, by and between
              Aztar Corporation and Meridith P. Sipek, filed as Exhibit
              10.4 to Aztar Corporation's Form 10-Q for the quarter ended
              September 28, 1995 and incorporated herein by reference.
  *10.3(h)    Amendment to Severance Agreement, dated March 24, 1998, by and between Aztar Corporation and Meridith P. Sipek, filed as Exhibit 10.4 to Aztar Corporation's Form 10-Q for the
              quarter ended April 2, 1998 and incorporated herein by
              reference.
  *10.3(i)    Severance Agreement, dated July 25, 1995, by and between
              Aztar Corporation and Joe Cole, filed as Exhibit 10.5 to
              Aztar Corporation's Form 10-Q for the quarter ended
              September 28, 1995 and incorporated herein by reference.
  *10.3(j)    Amendment to Severance Agreement, dated March 24, 1998, by and between Aztar Corporation and Joe Cole, filed as Exhibit
              10.5 to Aztar Corporation's Form 10-Q for the quarter ended
              April 2, 1998 and incorporated herein by reference.
  *10.3(k)    Severance Agreement, dated July 17, 1995, by and between
              Aztar Corporation and Neil A. Ciarfalia, filed as Exhibit
              10.6 to Aztar Corporation's Form 10-Q for the quarter ended
              September 28, 1995 and incorporated herein by reference.
  *10.3(l)    Amendment to Severance Agreement, dated March 24, 1998, by and between Aztar Corporation and Neil A. Ciarfalia, filed as Exhibit 10.6 to Aztar Corporation's Form 10-Q for the
              quarter ended April 2, 1998 and incorporated herein by
              reference.

  EXHIBIT
   NUMBER                         EXHIBIT DESCRIPTION
  -------                         -------------------
    10.4(a)   Amended and Restated Reducing Revolving Loan Agreement,
              dated as of May 28, 1998, among Aztar Corporation and the
              lenders therein named; Bankers Trust Company and Societe
              Generale, as documentation agents; Bank of Scotland, Credit
              Lyonnais Los Angeles Branch and PNC Bank, National
              Association, as co-agents; and Bank of America National
              Trust and Savings Association, as administrative agent,
              filed as Exhibit 10.1 to Aztar Corporation's Form 10-Q for the quarter ended July 2, 1998 and incorporated herein by
              reference.
    10.4(b)   Amendment No. 1, dated October 8, 1998, to Amended and
              Restated Reducing Revolving Loan Agreement, dated as of May
              28, 1998, among Aztar Corporation and the lenders therein
              named; Bankers Trust Company and Societe Generale, as
              documentation agents; Bank of Scotland, Credit Lyonnais Los
              Angeles Branch and PNC Bank, National Association, as co-
              agents; and Bank of America National Trust and Savings
              Association, as administrative agent, filed as Exhibit 10.1 to Aztar Corporation's Form 10-Q for the quarter ended
              October 1, 1998 and incorporated herein by reference.
    10.4(c)   Amendment No. 2, dated March 5, 1999, to Amended and
              Restated Reducing Revolving Loan Agreement, dated as of May
              28, 1998, among Aztar Corporation and the lenders therein
              named; Bankers Trust Company and Societe Generale, as
              documentation agents; Bank of Scotland, Credit Lyonnais Los
              Angeles Branch and PNC Bank, National Association, as co-
              agents; and Bank of America National Trust and Savings
              Association, as administrative agent, filed as Exhibit 10.1 to Aztar Corporation's Form 10-Q for the quarter ended April
              1, 1999 and incorporated herein by reference.
    10.4(d)   Term Loan Agreement, dated as of May 28, 1998, among Aztar
              Corporation and the lenders therein named; and Bank of
              America National Trust and Savings Association, as
              administrative agent, filed as Exhibit 10.2 to Aztar
              Corporation's Form 10-Q for the quarter ended July 2, 1998 and incorporated herein by reference.
   *10.5      Aztar Corporation 1989 Stock Option and Incentive Plan filed as Exhibit 4 to Aztar Corporation's Registration Statement
              No. 33-32399 and incorporated herein by reference.
   *10.6(a)   Employee Stock Ownership Plan of Aztar Corporation, as
              amended and restated effective December 19, 1989, dated
              December 12, 1990, filed as Exhibit 10.60(a) to Aztar
              Corporation's 1990 Form 10-K and incorporated herein by
              reference.
    10.6(b)   Term Loan Agreement, dated as of December 19, 1989, by and among State Street Bank and Trust Company, as Trustee,
              Adamar Garage Corporation, as lender, and Aztar Corporation, filed as Exhibit 10.50(b) to Aztar Corporation's
              Registration Statement No. 33-51008 and incorporated herein by reference.
    10.6(c)   Preferred Stock Purchase Agreement, dated as of December 19,
              1989, between Ramada Inc. and State Street Bank and Trust
              Company, as Trustee, filed as Exhibit 10.50(c) to Aztar
              Corporation's Registration Statement No. 33-51008 and
              incorporated herein by reference.
    10.6(d)   Letter Agreement, dated as of December 19, 1989, between
              Aztar Corporation and State Street Bank and Trust Company,
              as Trustee, relating to the Employee Stock Ownership Plan of
              Aztar Corporation, filed as Exhibit 10.50(d) to Aztar
              Corporation's Registration Statement No. 33-51008 and
              incorporated herein by reference.

  EXHIBIT
   NUMBER                         EXHIBIT DESCRIPTION
  -------                         -------------------
    10.7(a)   Agreement and Plan of Merger, dated as of April 17, 1989,
              among New World Hotels (U.S.A.), Inc., RI Acquiring Corp.
              and Ramada Inc., as amended and Restated as of October 23,
              1989, filed as Exhibit 2.1 to Aztar Corporation's
              Registration Statement No. 33-32009 and incorporated herein by reference.
    10.7(b)   Letter, dated as of October 23, 1989, from Ramada Inc. to
              New World Hotels (U.S.A.), Inc. regarding certain
              franchising matters and hotel projects, filed as Exhibit
              2.1(b) to Aztar Corporation's Registration Statement No.
              33-32009 and incorporated herein by reference.
    10.8      Reorganization Agreement, dated as of April 17, 1989,
              between Ramada Inc. and Aztar Corporation, as amended and
              restated as of October 23, 1989, filed as Exhibit 2.2 to
              Aztar Corporation's Registration Statement No. 33-32009 and
              incorporated herein by reference.
    10.9      Tax Sharing Agreement, dated as of April 17, 1989, among New
              World Hotels (U.S.A.), Inc., Ramada Inc. and Aztar
              Corporation, as amended and restated as of October 23, 1989, filed as Exhibit 2.3 to Aztar Corporation's Registration
              Statement No. 33-32009 and incorporated herein by reference.
    10.10     Guaranty and Acknowledgment Agreement, dated as of April 17,
              1989, among New World Development Company Limited, New World
              Hotels (Holdings) Limited, New World Hotels (U.S.A.), Inc.
              and RI Acquiring Corp., filed as Exhibit 2.4 to Aztar
              Corporation's Registration Statement No. 33-29562 and
              incorporated herein by reference.
    10.11     Master Consent Agreement, dated July 18, 1989, by and among
              Ramada Inc., Adamar of Nevada, Hotel Ramada of Nevada,
              Adamar of New Jersey, Inc., Aztar Corporation, Tropicana
              Enterprises, Trop C.C. and the Jaffe Group, with attached
              exhibits, filed as Exhibit 10.50 to Aztar Corporation's
              Registration Statement No. 33-29562 and incorporated herein by reference.
   *10.12     Aztar Corporation 1990 Nonemployee Directors Stock Option
              Plan, as amended and restated effective March 15, 1991,
              filed as Exhibit A to Aztar Corporation's 1991 definitive
              Proxy Statement and incorporated herein by reference.
   *10.13     Aztar Corporation Nonqualified Retirement Plan for Senior
              Executives, dated September 5, 1990, filed as Exhibit 10.2 to Aztar Corporation's Form 10-Q for the quarter ended
              September 27, 1990 and incorporated herein by reference.
    10.14     Second Amended and Restated Loan Agreement, dated October 4,
              1994, among Tropicana Enterprises, Hotel Ramada of Nevada
              and the banks therein named; Societe Generale and Midlantic
              Bank, N.A., as lead managers; Bank One, Arizona, N A and
              Credit Lyonnais, as co-agents; Bankers Trust Company, as
              co-managing agent; and, Bank of America National Trust and
              Savings Association, as managing agent, filed as Exhibit
              10.14 to Aztar Corporation's 1994 Form 10-K and incorporated herein by reference.

  EXHIBIT
   NUMBER                         EXHIBIT DESCRIPTION
  -------                         -------------------
    10.14(a)  Amendment No. 1, dated as of May 28, 1998, to Second Amended and Restated Loan Agreement dated as of October 4, 1994,
              among Tropicana Enterprises, Hotel Ramada of Nevada and the banks therein named; Bankers Trust Company and Societe
              Generale, as documentation agents; Bank of Scotland, Credit
              Lyonnais Los Angeles Branch and PNC Bank, National
              Association, as co-agents; and Bank of America National
              Trust and Savings Association, as administrative agent,
              filed as Exhibit 10.3 to Aztar Corporation's Form 10-Q for the quarter ended July 2, 1998 and incorporated herein by
              reference.
   *10.15     Summary of deferred compensation program for designated
              executives of Ramada, dated November 10, 1983, filed as
              Exhibit 10(r) to Ramada Inc.'s 1983 Form 10-K (Commission
              File Reference Number 1-5440) and incorporated herein by
              reference.
   *10.16     Deferred Compensation Agreements entered into by and between
              Ramada and designated executives (including each Executive
              Officer), dated December 1, 1983, 1984 or 1985, filed as
              Exhibits 10.60(a) through (w) to Aztar Corporation's
              Registration Statement No. 33-51008 and incorporated herein by reference.
   *10.17     Deferred Compensation Plan for Directors, dated December 1,
              1983, filed as Exhibit 10(t) to Ramada Inc.'s 1983 Form 10-K
              (Commission File Reference Number 1-5440) and incorporated herein by reference.
   *10.18     Deferred Compensation Agreements entered into by and between
              Ramada and certain outside Directors as of December 1, 1983, filed as Exhibits 10.62(a),(b),(c) and (d) to Aztar
              Corporation's Registration Statement No. 33-51008 and
              incorporated herein by reference.
    10.19     Option Agreement, dated February 2, 1998, among Adamar of
              Nevada, parties constituting the Jaffe Group, Aztar
              Corporation and Hotel Ramada of Nevada, filed as Exhibit
              99.2 to Aztar Corporation's Form 8-K/A, dated February 3,
              1998, and incorporated herein by reference.
   *10.19(a)  First Amendment to Option Agreement, dated January 28, 1999, to Option Agreement, dated February 2, 1998, by and among
              Adamar of Nevada, parties constituting the Jaffe Group,
              Aztar Corporation and Hotel Ramada of Nevada, filed as
              Exhibit 10.19(a) to Aztar Corporation's Form 10-K for the
              year ended December 31, 1998 and incorporated herein by
              reference
   *10.20     Aztar Corporation 1999 Employee Stock Option and Incentive
              Plan, filed as Exhibit A to Aztar Corporation's 1999
              Definitive Proxy Statement and incorporated herein by
              reference.
  **12.1      Statement regarding computation of ratios.
  **21.       Subsidiaries of Aztar Corporation.
  **23.       Consent of PricewaterhouseCoopers LLP
  **23.2      Consent of Latham & Watkins (included in Exhibit 5.1
              hereto).
  **24.1      Powers of Attorney (included above the signature block to
              the Registration Statement).
  **25.1      Statement of Eligibility and Qualification (form T-1) under the Trust Indenture Act of 1939 of State Street Bank and
              Trust Company.
  **99.1      Form of Letter of Transmittal and related documents to be
              used in conjunction with the exchange offer.

-------------------------
 * Indicates a management contract or compensatory plan or arrangement.

** Filed herewith